                                 EXHIBIT 99.1

                          OFFICE OF THRIFT SUPERVISION
                            WASHINGTON, D.C.  20552

                                   FORM 10-K

           [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal year ended:  June 30, 1996
                             OTS file number:  8147

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Florida                                                                                          59-2383531
--------------------------------------------                                                         --------------------
(State or other jurisdiction of                                                                       (I.R.S. Employer
incorporation or organization)                                                                      identification number)

4000 Hollywood Boulevard, Hollywood, Florida                                                                33021
--------------------------------------------                                                         --------------------

(Address of principal executive offices)                                                                    (Zip Code)


Registrant's telephone number, including area code    (305)  981-6400
                                                      -----------------

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:  Common Stock, Par Value $1.10 Per Share
                                                             8% Noncumulative Preferred Stock, Series A, Par Value $5.00
                                                             Per Share


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X   No
                                              -----    -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Registration S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting Common Stock held by non-affiliates of the Registrant as of September 23, 1996, was approximately $11,982,000. (1)

The number of shares outstanding of the Registrant's Common Stock as of September 23, 1996 was 2,195,930.

                     DOCUMENTS INCORPORATED BY REFERENCE

None.

       (1) The aggregate market value of the voting stock set forth equals the amount of Common Stock outstanding at September 23, 1996, reduced by the amount of Common Stock held by all officers and directors of the Registrant multiplied by the NASDAQ closing price for the Common Stock on September 23, 1996.

ITEM 1.   BUSINESS

GENERAL

          Suncoast Savings and Loan Association, FSA ("Suncoast" or "the Association") is a federally chartered stock savings association headquartered in Hollywood, Florida that engages principally in the business of community banking and mortgage loan servicing. Community banking consists primarily of attracting checking and savings deposits from the public and investing such deposits, together with borrowings and other funds, in various types of loans and other permitted investments. In connection with its community banking activities, Suncoast originates and purchases, for its own portfolio, both residential and commercial real estate loans.

          Suncoast's mortgage loan servicing activities include processing loan payments, remitting principal and interest to investors, administering escrow funds and providing other services in the administration of mortgage loans. Suncoast is an approved seller/servicer for the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC") and Fannie Mae ("FNMA"). Suncoast also services loans under contracts with the Federal Deposit Insurance Corporation ("FDIC") and other financial institutions.

          Suncoast operates six savings branches in Broward and Palm Beach County, Florida. It is regulated and examined by the Office of Thrift Supervision ("OTS") and the FDIC and its deposit accounts are insured up to the applicable limits by the FDIC.

PROPOSED MERGER

          On July 15, 1996, Suncoast and BankUnited Financial Corporation, a Florida corporation ("BankUnited"), entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger"), providing for the merger (the "Merger") of Suncoast into BankUnited, FSB, a wholly-owned subsidiary of BankUnited. Pursuant to the terms of the Agreement and Plan of Merger, BankUnited, FSB will be the surviving corporation in the Merger.

          Upon completion of the Merger, (i) each issued and outstanding share of Common Stock, par value $1.10 per share, of Suncoast (the "Suncoast Common Stock") will be converted into the right to receive one share of Series I Class A BankUnited Common Stock ("BankUnited Common Stock") and (ii) each issued and outstanding share of Series A NonCumulative Convertible Preferred Stock of Suncoast (the "Suncoast Preferred Stock") will be converted into the right to receive one share of a new series of preferred stock of BankUnited to be authorized by the Board of Directors of BankUnited and to have rights and preferences substantially similar to those of the Suncoast Preferred Stock ("New BankUnited Preferred Stock").

          Completion of the Merger is subject to certain conditions, including:
(a) approval by the shareholders of Suncoast and BankUnited, (b) approvals of the Office of Thrift Supervision and other regulatory authorities, (c) the effectiveness under the Securities Act of 1933, as amended of the Registration Statement registering the BankUnited Common Stock and the New BankUnited Preferred Stock to be issued in the Merger, (d) receipt by Suncoast of an opinion of counsel that the Merger constitutes a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended,
(e) the absence of any event, occurrence or circumstance that would constitute a Material Adverse Effect (as defined in the Agreement and Plan of Merger) on either Suncoast or BankUnited and (f) other conditions to closing customary in a transaction of this type.

          In order to induce BankUnited to enter into the Agreement and Plan of Merger, Suncoast has agreed in the Agreement and Plan of Merger to pay a termination fee to BankUnited upon the occurrence of certain events. If the Agreement and Plan of Merger is terminated by Suncoast in connection with an Acquisition Proposal (as defined in the Agreement and Plan of Merger),
Suncoast has agreed to pay to BankUnited $1,000,000 plus BankUnited's out-of-pocket expenses up to $300,000. If the Agreement and Plan of Merger is terminated because the shareholders of Suncoast fail to approve the Merger, Suncoast has agreed to pay to BankUnited $100,000 plus BankUnited's out-of-pocket expenses up to $10,000.

          In addition, if the Agreement and Plan of Merger is terminated (i) by BankUnited pursuant to a willful breach by Suncoast and an Acquisition Event (as defined in the Agreement and Plan of Merger) occurs within the twelve months following the termination or (ii) because the shareholders of Suncoast fail to approve the Merger and an Acquisition Event occurs within the four months following the termination, Suncoast has agreed to pay BankUnited $1,000,000 (or $900,000 if Suncoast has already paid the $100,000 termination fee referred to above). One effect of the agreement by Suncoast to pay the termination fees is to increase the likelihood that the Merger will be completed by BankUnited by making it more difficult and more expensive for another party to obtain control of or acquire Suncoast.

          Under the terms of the Agreement and Plan of Merger, if the Agreement and Plan of Merger is terminated (i) because the required regulatory approvals have not been obtained, (ii) because the regulatory approvals contain conditions that in the judgment of BankUnited would restrict the operations or activities of BankUnited or (iii) because the Merger has not been consummated by February 28, 1997, BankUnited has agreed to pay Suncoast $100,000 plus Suncoast's out-of-pocket expenses up to $10,000.


BUSINESS SEGMENTS

          Suncoast's operations consist of activities in three principal business segments: banking, loan servicing and mortgage banking. Revenues in the banking segment consist primarily of interest on mortgage loans and investment securities. Loan servicing activities derive revenues primarily from the collection of fees on loans serviced. During 1995, Suncoast shifted its primary business emphasis from mortgage banking to banking. The following is segment information for the fiscal years ended June 30 (in thousands):

                                                  1996             1995             1994
                                                --------         --------         --------
BANKING

Revenues:
 Interest income                                $ 23,949         $ 25,011         $  9,358
 Gains on the sale of
   mortgage-backed securities                      2,950            1,388                0
 Other income                                        731            1,117            1,154
                                                --------         --------         --------
                                                  27,630           27,516           10,512
                                                --------         --------         --------
Expenses:
 Interest expense                                 16,489           18,499            6,449
 Employee compensation
  and benefits                                     3,048            1,918            1,311
Depreciation                                         396              212              178
Provision for losses on real
 estate                                               95               68              150
Provision for loan losses                            153               95
Other expenses                                     2,700            2,318            1,557
                                                --------         --------         --------
                                                  22,881           23,110            9,645
                                                --------         --------         --------
Banking income before income
 taxes                                          $  4,749          $ 4,406         $    867
                                                ========          =======         ========

MORTGAGE BANKING
Revenues:
 Interest income                                $  1,654          $   300         $  5,526
 Gains on the sale of loans and
 loan servicing assets, net                          304              560           14,963
Loan origination and other income                    331              336            6,212
                                                --------          -------         --------
                                                   2,289            1,196           26,701
                                                --------          -------         --------
Expenses:
 Interest expense                                  1,009              236            3,703
 Employee compensation
 and benefits                                      1,272            2,438           13,347
Depreciation                                         134              412              564
Other expenses                                     1,050            2,667            8,249
                                                --------          -------         --------
                                                   3,465            5,753           25,863
                                                --------          -------         --------
Mortgage banking income (loss)
 before income taxes                            $ (1,176)         $(4,557)        $    838
                                                ========          =======         ========

LOAN SERVICING
Revenues:
 Loan servicing fees                            $  6,016         $  7,450        $  8,088
 Amortization of loan
 servicing assets                                 (1,617)          (1,175)         (3,508)
                                                --------         --------        --------
Loan servicing income                              4,399            6,275           4,580
Interest income                                    2,355            2,544           3,727
Gain on sale of loans and
 loan servicing assets, net                          621
Other income                                         190              254             264
                                                --------         --------        --------
                                                   7,565            9,073           8,571
                                                --------         --------        --------
Expenses:
 Interest expense                                    439              283             758
 Employee compensation
 and benefits                                      2,920            3,649           3,704
 Depreciation                                        610              784             559
 Other expenses                                    3,356            3,275           2,147
                                                --------         --------        --------
                                                   7,325            7,991           7,168
                                                --------         --------        --------
Loan servicing income (loss)
 before income taxes                            $    240         $  1,082        $  1,403
                                                ========         ========        ========

Assets:
 Banking                                        $372,861         $439,175        $297,926
 Mortgage banking                                  8,844            6,356          43,827
 Loan servicing                                   20,864           16,822          17,337
                                                --------         --------        --------
                                                $402,569         $462,353        $359,090
                                                ========         ========        ========

Capital dispositions
(expenditures), net:
 Banking                                        $   (447)        $      8        $    (81)
 Mortgage banking                                   (188)              64          (1,760)
 Loan servicing                                     (860)               8             (86)
                                                --------         --------        --------
                                                $ (1,495)        $     80        $ (1,927)
                                                ========         ========        ========

          References in this document to the fiscal years ended June 30, 1996, 1995 and 1994 are stated as "Fiscal 1996", "Fiscal 1995" and "Fiscal 1994", respectively.


OPERATING STRATEGY

          Suncoast's current operative strategy reflects a fundamental shift in Suncoast's business from a mortgage bank to a community bank. Prior to 1994, Suncoast was primarily engaged in the mortgage banking business. Historically low interest rates in 1992 and 1993 generated record volumes of loan origination and resale activity, primarily refinancings, leading Suncoast to expand its lending operations nationally to fifteen loan production offices.

Beginning in January 1994, rising interest rates halted refinancings making it unprofitable for Suncoast to continue its mortgage banking operation. Suncoast downsized its mortgage banking operation by closing all but one of its on offices and by reducing related staff and overhead expenses.

          During Fiscal 1994 and 1995, Suncoast changed its operating strategy to that of community bank and focused on enhancing its net interest income and servicing revenues. Suncoast initially replaced its mortgage banking assets, primarily its inventory of loans available for sale, with investments in mortgage-backed securities, repurchase agreements, and loans originated for portfolio. Suncoast's strategy was to restructure its assets initially into interest bearing assets with minimal credit risk until Suncoast could reinvest funds previously used to finance its mortgage banking activities into portfolio loans. In addition, this strategy allowed Suncoast to shift its assets to those with lower risk weights under the risk based capital regulations enabling Suncoast to increase both its assets and deposits and, accordingly, its net interest income, while remaining well capitalized under such regulations.

          During Fiscal 1995 and Fiscal 1996, Suncoast sold portions of its mortgage-backed securities portfolio due to its ability to reinvest the proceeds in the purchase and origination of high quality commercial and residential real estate loans for investment. In completing this restructuring, Suncoast not only reduced its interest rate risk, but increased its net interest income by shifting from longer term fixed rate mortgage-backed securities to higher yielding adjustable rate loans receivable. As its assets were shifted into portfolio loans, Suncoast was required to reduce the overall volume of both its interest-earning assets and its interest-bearing liabilities in order to remain well capitalized under the applicable regulations, since its asset mix shifted from mortgage-backed securities and short term liquid investments, generally bearing 0 to 20% risk weights, to commercial and residential loans bearing 50% and 100% risk weights, respectively, for purposes of its risk-based capital ratio.

          From the period January 1990 through June 1995, Suncoast did not purchase or accumulate any servicing assets due in part to regulatory changes which placed restrictions on the amount of servicing rights which could be included in the calculation of regulatory capital. During this period, Suncoast concentrated on expanding its subservicing activities, as subservicing contracts, unlike servicing generally, are not considered an investment in loan servicing rights for financial reporting or regulatory capital purposes.
During Fiscal 1996, however, Suncoast's operating strategy with respect to its servicing business has been to increase its servicing portfolio through the purchase of servicing rights and the retention of servicing rights on loans which have been sold. Despite these efforts to increase the servicing portfolio, loan servicing income declined during Fiscal 1996 primarily due to declines in the volume of loans serviced under government contracts and the repayment of loans in the servicing portfolio. Management intends to continue to acquire and accumulate servicing rights within applicable regulatory limitations as opportunities arise. Investments in servicing rights in excess of $25,000, however, are subject to the consent of BankUnited while the Agreement and Plan of Merger is pending. Loan servicing income may continue to decline as loans in the servicing portfolio are repaid and subservicing contracts are not renewed.

LENDING ACTIVITIES

GENERAL. Prior to January 1994, it was Suncoast's policy, as a mortgage banker, to sell in the secondary market substantially all residential first mortgage loans it originated or purchased. With Suncoast's change in operating strategy from mortgage banking to community banking, the Association has concentrated on the purchase and origination, for its own portfolio of residential first mortgage loans, commercial and multi-family real estate loans and construction loans. During Fiscal 1995, Suncoast originated and purchased for portfolio $7.3 million and $45.0 million of single family residential loans and commercial and multi-family real estate loans, respectively. In comparison, during Fiscal 1996, Suncoast originated and purchased for portfolio $232.8 million and $48.0 million of single family residential loans and commercial and multi-family real estate loans, respectively.

          The following chart describes the composition of Suncoast's loans receivable as of June 30, 1996 and 1995:



                                                        1996            1995
                                                      ---------       ---------
                                                           (in Thousands)
Loans in portfolio:
 Real estate loans:
 Commercial, collateralized by--
  Undeveloped land                                    $  3,115        $  5,256
  Office buildings                                       8,287           7,625
  Hotel property                                        21,692           9,082
  Retail stores                                         21,552          17,245
  Multi-family residential and other                    43,836          34,099
                                                      --------        --------
    Total commercial                                    98,482          73,307
 Residential (one to four family)                      215,044          55,449
 Construction                                            8,491           7,085
 Consumer loans                                          1,917           1,750
                                                      --------        --------
                                                       323,934          137,591
Allowance for loan losses                                 (657)           (504)
Deferred loan fees, net                                   (617)           (493)
Undisbursed portion of loans in process                 (4,354)         (7,137)
Premiums paid on loans held in portfolio                 2,522             329
                                                      --------        --------
                                                      $320,828        $129,786
                                                      ========        ========
Loans held for sale:
 Residential real estate loans                        $  6,675        $  2,962
 Deferred loan fees, net                                   (31)            (19)
 Premiums paid on loans held for sale                       86              35
                                                      --------        --------
                                                      $  6,730        $  2,978
                                                      ========        ========
Total loans receivable, net                           $327,558        $132,764
                                                      ========        ========


          At June 30, 1996, 66.4% of Suncoast's loan portfolio consisted of residential loans, and 33.6% consisted of commercial, construction and consumer loans.

          COMMERCIAL REAL ESTATE LENDING. Suncoast's commercial real estate and construction loan portfolio at June 30, 1996 is comprised of the following percentages by loan type: 41.0% are permanent mortgage loans on multi-family properties, 48.2% commercial property loans, 7.9% are construction loans secured by residential or income producing properties and 2.9% are land loans. Suncoast generally lends not more than 75% of the securing property's appraised value for multi-family loans, 70% of the appraised value for all other commercial real estate loans and 60% for land loans. Construction and permanent commercial real estate lending is generally considered to have higher credit risk than single-family residential lending because repayment typically is dependent on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Construction loans involve additional risks because loan funds are advanced based on the security of the project under construction, which is of uncertain value prior to completion, and because it is relatively difficult to evaluate accurately the total amount required to complete a project. As a general rule, Suncoast also requires that all loans be personally guaranteed by one or more individuals who have made a significant equity investment in the property and that appropriate escrow accounts for the payment of taxes and insurance be maintained at Suncoast. Suncoast's lending area is primarily within the State of Florida, with 91% of its commercial real estate loans collateralized by property located in the State of Florida at June 30, 1996. Suncoast also has originated commercial loans in Maryland, South Carolina and California.

          In making lending decisions, Suncoast generally considers, among other things, the overall quality of the loan, the credit of the borrower, the location of the real estate, the projected income stream of the property and the reputation and quality of management constructing or administering the property. No one factor is determinative and such factors may be accorded different weights in any particular lending decision. Commercial real estate loans generally have shorter terms, adjust more rapidly to interest rate fluctuations and bear higher rates of interest than alternative investments. Income from this type of loan is more responsive to changes in the general level of interest rates.

          SINGLE-FAMILY RESIDENTIAL REAL ESTATE LENDING. A substantial portion of the loans originated and purchased by the Association are conventional mortgage loans (i.e., not guaranteed or insured by agencies of the federal government) which are secured by residential properties and which conform with the requirements for sale to FNMA or FHLMC (i.e., conforming loans), or which would otherwise conform, except that they exceed the maximum amount to qualify for sale to FNMA or FHLMC or they are made to non-resident alien borrowers. Loans which do not comply with FNMA or FHLMC underwriting requirements are referred to as non-conforming loans.

          The majority of loans originated by the Association have been derived from a correspondent program. Participants in the correspondent program are independent and unaffiliated mortgage brokers who must satisfy certain requirements established by the Association pertaining to experience, size of business and the holding of various licenses and approvals.

          The Association also purchases mortgage loans on properties located throughout the United States from other lenders. The Association's loan origination activities have been funded from deposits, loan sales and borrowings. Suncoast originates and purchases for portfolio primarily adjustable rate first mortgage loans and, to a lesser extent, fixed rate loans, generally repayable over 30 years. Residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan. Suncoast's adjustable-rate mortgage loans ("ARMS") generally have interest rates that adjust semi-annually or annually at a margin over the weekly average yield on U.S. Treasury securities adjusted to a constant maturity or at a margin over the one year weekly average of secondary market interest rates on six month negotiable certificates of deposit. Both indices are published by the Federal Reserve.
The maximum interest rate adjustment of the Association's ARMs is generally 1% semi-annually and 6% over the life of the loan, above or below the initial rate of the loan for semi-annual adjustable loans, or 2% annually and 6% over the life of the loan, above or below the initial rate on the loan for annual adjustable loans. Suncoast's policy is to require private mortgage insurance on all residential loans with a loan-to-value ratio in excess of 80%.

          Generally, ARM loans pose credit risks somewhat greater than the risks inherent in fixed rate loans primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In order to minimize these risks, borrowers of ARM loans are qualified at the fully indexed rate. The Association does not originate ARM loans which provide for negative amortization of deferred interest.

          At June 30, 1996 and 1995, loans due after one year with fixed and adjustable interest rates, including loans held for resale, totaled $305.1 million and $129.0 million, respectively. The average remaining term to maturity of the Association's loan portfolio, including loans held for resale, was 20.0 years at June 30, 1996.

          The following table shows the scheduled principal payments of the Association's loans receivable (including loans held for resale) prior to the allowance for loan losses, deferred loan fees, premiums paid on loans and undisbursed portion of loans in process, but without estimation of prepayment expectations, at June 30, 1996:


                                                              For the Year(s) Ending June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                       (In thousands)

                                                                 2000-     2002-     2007-     After               Due After
                                  1997       1998      1999      2001      2006      2011      2011       Total    One Year
                                  ----       ----      ----      ----      ----      ----      ----       -----    --------
Loans held for sale (1):

Residential first mortgage
 loans - adjustable             $    196   $     -   $     -   $     -   $     -   $     -   $      -   $    196  $      -

Residential first mortgage
  loans - fixed                    6,479         -         -         -         -         -          -      6,479         -
                                -------------------------------------------------------------------------------------------
                                   6,675         -         -         -         -         -          -      6,675         -
                                -------------------------------------------------------------------------------------------

Loans in portfolio:

Residential first mortgage
  loans - adjustable               2,460     2,657     2,869     6,446    20,930    27,479    122,433    185,274    182,814

Residential first mortgage
  loans - fixed                      612       662       715     1,608     5,302     7,829     13,042     29,770     29,158

Commercial real estate
  loans - adjustable               7,200    10,209     7,500    14,531    46,929     3,995          0     90,364     83,164

Commercial real estate
  loans - fixed                    1,592     1,680     1,805     1,453     1,588                           8,118      6,526

Construction loans (2)             6,244       750       435       432       630                           8,491      2,247

Consumer loans - adjustable          691        67       456       504                                     1,718      1,027

Consumer loans - fixed                18       181         0                                                 199        181
                                -------------------------------------------------------------------------------------------
                                  18,817    16,206    13,780    24,974    75,379    39,303    135,475    323,934    305,117
                                -------------------------------------------------------------------------------------------
     Total loans receivable     $ 25,492   $16,206   $13,780   $24,974   $75,379   $39,303   $135,475   $330,609   $305,117
                                ===========================================================================================


(1) Since loans held for sale are to be delivered within two months, they are categorized within 1996 and not according to their contractual maturities.

(2)       All loans are adjustable rate.

          The table below shows Suncoast's mortgage and other loan originations by geographic location for the periods indicated:

                                                                            Year ended June 30,
                                                             --------------------------------------------------
                                                                1996                  1995             1994
                                                             -----------           ----------       ----------
                                                                                 (In thousands)


Florida                                                      $   84,362            $   57,889       $  515,511
California                                                                             13,630        1,149,803
North Carolina                                                                                         112,463
Massachusetts                                                                                          340,339
Washington                                                                                              18,531
Virginia                                                                                                 9,641
Nevada                                                                                  1,958              117
                                                             ----------            ----------       ----------
                                                                 84,362                73,477        2,146,405
Streamlined refinances                                                                                  34,258
Other loans originated                                           43,139                45,015           23,176
                                                             ----------            ----------       ----------
                                                             $  127,501            $  118,492       $2,203,839
                                                             ==========            ==========       ==========


          The table below shows Suncoast's conforming and non-conforming mortgage loan originations for the periods indicated:

                                                                         Year ended June 30,
                                                             -------------------------------------------------
                                                                1996                  1995             1994
                                                             ----------            ----------       ----------
                                                                              (In thousands)
Residential one-to-four conforming                           $   65,520            $   25,519       $1,405,167
Non-conforming                                                   18,842                47,958          775,496
                                                             ----------            ----------       ----------
Mortgage loans originated                                    $   84,362            $   73,477       $2,180,663
                                                             ==========            ==========       ==========


          UNDERWRITING STANDARDS AND REVIEW. Suncoast's commercial and residential real estate mortgage lending is subject to its written underwriting standards and to loan origination procedures prescribed by its Board of Directors. These procedures require that detailed loan applications be obtained to determine the prospective borrower's ability to repay the loan, and that the more significant items on the applications be verified through the use of credit reports, financial statements and confirmations. Loan applications are processed and reviewed for approval pursuant to such standards and procedures as well as applicable state and federal laws and regulations. Suncoast uses outside appraisers and requires title insurance with respect to the security property. In addition, residential loans are generally originated and underwritten in accordance with standards established by FNMA, FHLMC and other third party investors in the secondary market. Applications for loans originated by Suncoast are processed by its staff and reviewed by its underwriting department based on the application package presented. Conforming residential loans, those complying with the requirements for sale to FNMA or FHLMC or conversion to mortgage-backed securities and thus readily saleable in the secondary market, may be approved by the underwriting department. Residential loans above prescribed lending limits are referred to Suncoast's Loan Committee, consisting of the Chief Executive Officer, the Executive Vice President-Lending and Servicing, Senior Vice President-Loan Servicing, and the Vice President-Loan Production. All loans referred to Loan Committee must be approved by the Chief Executive Officer and two other members of Loan Committee. Purchases of residential loans that are newly originated are subject to the same documentation requirements and underwriting review and standards as those originated by Suncoast. Purchases of residential loans that are more than one year old are subject to more limited underwriting review which includes a review of a current credit and payment history of the borrower, a current market valuation of the collateral, as well as the original underwriting decision and documentation.

          Commercial and multi-family loans under $2,000,000 are referred to Suncoast's Major Loan Committee consisting of the Chief Executive Officer, General Counsel and the Executive Vice President-Lending and Servicing. Commercial loans in excess of $2,000,000 are approved by the entire Board of Directors. Loan approvals by all loan committees are ratified by the Board of Directors. All approved loans are closed for Suncoast by approved closing agents.

          Suncoast requires title, fire and extended casualty insurance to be obtained by the borrower and, where appropriate, flood insurance. The Association typically requires builders' risk insurance on construction loans. Mortgage loans originated by Suncoast generally include a "due-on-sale" clause giving the Association the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.


ASSET QUALITY

          COLLECTION PROCEDURES. With respect to loans receivable as well as loans in the servicing portfolio, when a borrower fails to make a required payment on a loan, Suncoast attempts to cause the deficiency to be cured. In most cases, deficiencies are cured promptly; however, if a residential loan payment is contractually delinquent for more than 30 days, additional collection procedures are implemented. If the delinquency is not cured, Suncoast will institute appropriate legal action. If foreclosed, the property may be sold at a public or private sale or purchased by Suncoast.


          CLASSIFIED ASSETS. OTS regulations provide for a method of classifying all assets and re-evaluation of real estate owned by the OTS examination staff. Under the regulations, assets may be classified as (i) "Substandard", (ii) "Doubtful" or (iii) "Loss". Assets classified as Substandard or Doubtful may have allowances for loan losses of an appropriate amount and assets classified as Loss must have either valuation allowances up to 100% of the book value of the assets or be charged off. Any such valuation allowance would be drawn from, and thereby lower, the institution's capital as determined under generally accepted accounting principles ("GAAP") which is the foundation for the institution's regulatory capital computation. Assets that do not currently expose a savings association to a sufficient degree of risk to warrant classification but possess credit deficiencies or potential weaknesses deserving management's attention are designated as "special mention". At June 30, 1996, Suncoast had $208,000 in assets designated as "special mention", compared to zero at June 30, 1995. Suncoast currently conducts weekly reviews of (a) its real estate owned in order to determine whether to reduce the carrying value of such real estate and (b) its residential mortgage loan portfolio, its consumer loans and each of its commercial real estate and construction loans, in order to determine whether to establish or increase any allowance for loan losses or charge off loans or portions of loans that are determined to be uncollectible.

          Set forth below is information on classified assets as of the dates indicated:

                                                                          June 30,
                                                                 -----------------------
                                                                 1996              1995
                                                                 ----              ----
                                                                  (Dollars in Thousands)
Substandard                                                     $1,182             $  633
Doubtful                                                            -                 -
Loss                                                                -                 -
                                                                ------             ------
       Total classified assets                                  $1,182             $  633
                                                                ======             ======

       Percent of total assets                                    0.29%              0.14%
                                                                ======             ======


          At June 30, 1996, substandard assets consisted of two residential loans, one residential foreclosed property and one commercial real estate loan in bankruptcy proceedings. At June 30, 1995, all substandard assets were residential loans.

          NON-PERFORMING ASSETS. Suncoast generally ceases accruing interest when a loan is 90 or more days delinquent. The following table sets forth information regarding the Association's non-performing assets as of the dates indicated:

                                                 % of                         % of                     % of
                               June 30,          Total        June 30,        Total       June 30,     Total
                                 1996            Assets         1995          Assets        1994       Assets
                               --------          ------       --------        ------      --------     ------
                                                      (Dollars in Thousands)

Non-accrual loans              $  466            0.12%        $   36          0.01%       $  563       0.16%
Accruing loans
  90 days or more
  past due                         -              -               -            -              -         -
Restructured loans                455            0.11            115          0.03           947       0.26
Real estate
  acquired through
  foreclosure                     261            0.06            523          0.11           428       0.12
In-substance
  foreclosure                     -                -             -             -             -          -
                               ------            ----         ------          ----        ------       ----
                               $1,182            0.29%        $  674          0.15%       $1,938       0.54%
                               ======            ====         ======          ====        ======       ====


          Non-performing assets are generally classified by Suncoast as substandard. Information on classified assets is shown net of specific reserves attributable to such assets while information on non-performing assets is shown before allowances for specific reserves. During the years ended June 30, 1996, 1995 and 1994, interest income of $19,807, $6,700 and $5,100, respectively, was recorded on non-accrual loans prior to their being placed on non-accrual status. If non-accrual loans had been accruing interest, additional interest income of $54,000, $10,000 and $42,000 would have been recorded during Fiscal 1996, 1995 and 1994, respectively.

          ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan and lease losses is maintained at an amount management deems adequate to cover estimated losses.

          The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                  June 30,
                                                            -------------------
                                                            1996           1995
                                                            ----           ----
                                                               (In thousands)
Real estate mortgages:
   One-to-four family residential loans                     $131           $ 48
   Multi-family loans                                         68             38
   Commercial real estate loans                              410            304
   Unimproved land loans                                      31             53
Consumer loans                                                16             14
Unallocated                                                    1             47
                                                            ----           ----
       Total allowance for loan losses                      $657           $504
                                                            ====           ====


          Suncoast provides for future losses based on management's assessment of risk inherent in the portfolio and provides for losses on specific loans, if necessary. Provisions for losses on specific loans are charged to earnings when, in the opinion of management, it is probable that the loan has been impaired and the amount of the loss can be reasonably estimated. Secondly, an allowance for loan losses is established based upon loan type as well as the classification of loans as substandard, doubtful or loss, or their designation as special mention. Provisions for the allowance for loan losses are based on a management analysis that incorporates a number of factors, including historical loss experience, current economic conditions and management's ongoing assessment of risk inherent in each type of loan and in the aggregate portfolio.

          The process of updating the allowance for loan losses begins with the application of a formula developed by Suncoast that calls for a fixed percent to be applied against each loan type as well as loans designated as non-performing, classified or subject to special mention. The percent varies based on the expected risk of loss for each type of loan and level of classification or designation. The allowance for loan losses is increased or decreased with an offsetting charge or credit to earnings when dictated by the formula. When the formula requires less than a minimum allowance balance established by Suncoast's Board of Directors, the difference is labeled as "unallocated". Management reviews the results of this formula-driven approach and where appropriate changes factors used in the formula and amounts produced by the formula to result in an allowance for loan losses that is adequate. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

          The following table sets forth the activity in the Association's allowance for loan losses during the periods indicated:

                                                                                    June 30,
                                                                    ----------------------------------------
                                                                    1996             1995             1994
                                                                    ----             ----             -----
                                                                                 (In thousands)

Balance at beginning of period                                      $504             $504             $521
                                                                    ----             ----             ----

Loans charged-off:
   One-to-four family residential loans                              (0)              (95)             (17)
   Multi-family loans                                                -                -                 -
   Commercial real estate loans                                      -                -                 -
   Unimproved land loans                                             -                -                 -
   Consumer loans                                                    -                -                 -
                                                                    ----             ----             ----
                                                                      (0)             (95)             (17)
                                                                    ----             ----             ----

Recoveries:
   One-to-four family residential loans                              -                -                -
   Multi-family loans                                                -                -                -
   Commercial real estate loans                                      -                -                -
   Land loans                                                        -                -                -
   Consumer loans                                                    -                -                 -
                                                                    ----             ----             ----
                                                                     -                -                 -
                                                                    ----             ----             ----

Net charge-offs: (difference between
   charge-offs and recoveries)                                        (0)             (95)             (17)
                                                                    ----             ----             ----
Provision for loan losses(1)                                         153               95               -
                                                                    ----             ----             ----
Balance at end of period                                            $657             $504             $504
                                                                    ====             ====             ====

Write-downs and reserves for Real Estate Owned:
   Balance at beginning of period                                   $ -              $ -              $ -
   Net charge-offs                                                    (0)             (68)            (150)
   Provision for REO losses                                           80               68              150
                                                                    ----             ----             ----

Balance at end of period                                            $ 80             $ -              $ -
                                                                    ====             ====             ====


(1) The provision for loan losses is the amount required to maintain a total reserve balance that is the result of the current level of loans and classified assets and the percentage reserve factors applied against each type of loan and classified asset as discussed above.

          Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114, ("FAS 114") "Accounting by Creditors for Impairment of a Loan", subsequently amended by FAS 118. Loans within the scope of FAS 114 are measured for impairment based on (a) the present value of expected future cash flows discounted at the loan's effective interest rate,
(b) the market price, or (c) if collateral dependent, the fair value of the collateral. If the value of the loan so determined is less than the loan's recorded value, then the creditor must recognize a loss for the difference by creating a valuation allowance or adjusting an existing valuation allowance with a corresponding charge to bad debt expense. FAS 118 amended certain income recognition and disclosure provisions of FAS 114. The adoption of FAS 114 and FAS 118 did not have a significant effect on Suncoast's financial condition and results of operations due to the composition of its loan portfolio and its policy for establishing its allowance for loan losses. Notwithstanding FAS 114, effective March 31, 1995, OTS policy requires the classification and valuation of troubled, collateral dependent loans for purposes of regulatory reporting to be based on the fair value of the collateral. This change in OTS policy has had an insignificant effect on Suncoast.

LOAN SERVICING ACTIVITIES

          Prior to January 1990, Suncoast emphasized its mortgage servicing activities and developed a substantial loan servicing portfolio by purchasing from various originators the servicing rights to originated or purchased first mortgage residential loans on properties located in all 50 states, although predominantly in California, and retaining servicing rights to loans that it sold in the secondary market. The Association continues to service the loans from these prior years and also subservices loans for others.

          From the period January 1990 through June 1995, Suncoast did not purchase or accumulate any servicing assets due in part to regulatory changes which placed restrictions on the amount of servicing rights which could be included in the calculation of regulatory capital. During this period, Suncoast concentrated on expanding its subservicing activities, as subservicing contracts, unlike servicing generally are not considered an investment in loan servicing rights for financial reporting or regulatory capital purposes.
During Fiscal 1996, however, Suncoast's operating strategy with respect to its servicing business has been to increase its servicing portfolio through the purchase of servicing rights and the retention of servicing rights on loans which have been sold. The principal amount of loans for which Suncoast performed servicing or subservicing as of June 30, 1996 was $1.5 billion. Suncoast has the capacity to service up to $5.0 billion of loans without significantly increasing its operational hardware and other equipment.

          Suncoast's capitalized mortgage servicing rights ("MSRs") consist of purchased mortgage servicing rights ("PMSRs"), originated mortgage servicing rights ("OMSRs"), and premiums on the sale of loans. MSRs generate cash revenues in the form of servicing fees, which are determined based on a percentage of the declining principal amount of the loans serviced, and collected from a portion of each mortgage loan payment received, plus any late charges or other ancillary fees. Servicing income is reduced by the amortization of premiums on the sale of loans and costs incurred to purchase loan servicing rights. Retention or purchase of servicing rights creates a stream of payments which lasts throughout the period during which a mortgage loan remains outstanding. The value of servicing to the Association is dependent upon the expected income stream associated with the underlying loans. Factors which may affect this value include servicing fees, stated mortgage interest rates, loan balances, loan types, estimated average loan life, escrow balances, delinquency and foreclosure history, projected servicing costs and existing or expected liabilities related to borrower delinquencies. See "Item
8. Financial Statements and Supplementary Data - Note A to the Consolidated Financial Statements."

          During the period from January 1990 through June 1995, Suncoast did not accumulate or purchase MSRs resulting in a corresponding decrease in loan principal balances and servicing revenue. To offset this decline in revenue, starting in Fiscal 1992, Suncoast began to utilize its capacity to subservice loans for other financial institutions for a mutually agreed monthly fee per loan. The subservicing of loans utilizes the same operational capabilities as are utilized with normal servicing, but does not require the capital investment necessary for the purchase or retention of a normal servicing asset. It does, however, generate a slightly lower yield than servicing loans directly because an investor in servicing rights also has the ability to realize appreciation of servicing assets and increased servicing income due to lower than expected loan prepayments in periods of rising interest rates. At

June 30, 1996, Suncoast was subservicing approximately 1,400 loans with a principal value of $254.6 million for fifteen other financial institutions. At June 30, 1995, Suncoast was subservicing approximately 3,100 loans with a principal value of $370.2 million for ten other financial institutions. During Fiscal 1996, 1995, and 1994, Suncoast recorded servicing fees related to these contracts of $247,000, $412,000, and $333,000, respectively.

          In addition, during Fiscal 1992, Suncoast expanded its subservicing capabilities by entering into an agreement with the RTC to service residential and commercial mortgage loans that came under the RTC's authority. Although this agreement expired in October 1995, Suncoast entered into another agreement with the RTC to service residential loans. As of December 31, 1995, the RTC ceased operations, and the FDIC assumed responsibility for RTC functions, including the administration of the contract with Suncoast ("the RTC Contract"). Loans under the RTC Contract are serviced for a fixed monthly fee for each loan plus any late charges or other ancillary fees collected. The Association also receives fees under the RTC Contract to perform various other services related to the loans. As of June 30, 1996 and 1995, Suncoast was subservicing over 600 and 6,600 loans, respectively, with a principal value of $43.9 million and $433.7 million, respectively, under the RTC Contract, including $26.9 million and $127.0 million, respectively, under a master subservicing coordination agreement for other FDIC servicers which obligates Suncoast to review reports of other servicers for the FDIC and to consolidate cash remittances to the FDIC.

          In January and October 1995, respectively, Suncoast signed national contracts with the FDIC to service residential real estate loans and consumer loans, respectively. Under the residential contract, Suncoast receives monthly fees based on the declining principal balance of loans which do not exceed certain delinquency requirements. Under the consumer servicing contract, Suncoast receives a fixed monthly fee for certain performing loans and a percentage of amounts collected related to non-performing loans. As of June 30, 1996 and 1995, Suncoast was subservicing approximately 5,000 loans and 2,000 loans, respectively, with a principal value of $164.3 million and $78.1 million, respectively, for the FDIC.

          Loan servicing fees related to RTC Contract and FDIC contracts for the years ended June 30, 1996, 1995 and 1994 amounted to $1.8 million, $2.7 million, and $2.5 million, respectively. The amount of subservicing fees generated by Suncoast from the RTC Contract and the FDIC contracts is dependent upon the amount of assets which come under these entities' control, the length of time which they are owned, and other factors. These factors are based upon economic and other conditions which are generally beyond Suncoast's control. Management anticipates that subservicing fees related to the RTC Contract will continue to decrease as the FDIC continues to liquidate the inventory of loans under its control.

          During Fiscal 1996, in an effort to offset reduced servicing income as a result of repayments of loans underlying the servicing assets and as a result of decreased levels of loans subserviced, Suncoast resumed the purchase and accumulation of servicing rights. Suncoast purchased $2.3 million of PMSRs, representing approximately $286.8 million in principal loan balances.
On July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No 122 ("FAS 122") "Accounting for Mortgage Servicing Rights", as discussed in "Item 8. Financial Statements and Supplementary Data - Notes to the Consolidated Financial Statements." With the adoption of FAS 122, Suncoast has reinitiated its prior practice of retaining the servicing rights on most of the loans it originates and sells and capitalizes as OMSRs the normal servicing fee to be received over the life of each loan at its fair value. During Fiscal 1996, Suncoast capitalized $860,000 of OMSRs representing $62.0 million in loan principal balances. Management intends to continue to acquire PMSRs and generate OMSRs within applicable regulatory guidelines as opportunities arise, subject, however, to those restrictions contained in the Agreement and Plan of Merger.

          The following table sets forth certain information regarding the loan servicing portfolio of Suncoast for the periods indicated:


                                                                       Year ended June 30,
                                                          ---------------------------------------------
                                                             1996              1995             1994
                                                          ----------        ----------       ----------
                                                                       (Dollars in thousands)

Loan servicing portfolio (beginning of period)            $1,639,069        $2,009,762      $ 2,688,629
Servicing for loans originated and purchased                 178,511           118,492        2,203,839
Loan servicing rights purchased                              286,827             7,027             -
Run-off (1)                                                 (186,043)         (169,252)        (398,744)
Sale of servicing rights                                     (55,235)          (90,812)      (2,313,543)
Subservicing added (transferred out) during the year        (318,841)         (142,381)         305,825
Loans serviced under temporary subservicing
  agreements, net (2)                                        (55,235)          (93,767)        (476,244)
Loan servicing portfolio (end of period)                  $1,489,053        $1,639,069      $ 2,009,762
                                                          ==========        ==========      ===========

Number of loans serviced (end of period)                      22,822            22,524           22,421
Average loan balance (end of period)                      $       65        $       73      $        90
Servicing fees (gross)                                    $    6,016        $    7,450      $     8,088
Servicing fees (net) (3)                                  $    4,399        $    6,275      $     4,580


____________________________


(1)       Run-off refers to normal amortization of loans and prepayments.

(2) Represents net change in servicing rights sold prior to fiscal year end which rights were transferred to the purchasers subsequent to the fiscal year end.

(3) Net of amortization of the carrying value of PMSRs, OMSRs and premiums on the sale of loans and of any valuation adjustments due to changes in prepayment assumptions.


          The following table sets forth, by type of servicing rights, the loan principal serviced and related asset balances as of the dates indicated:

                                            June 30, 1996                              June 30, 1995
                                     ---------------------------               -----------------------------
                                                                (In thousands)

                                     Loan               Asset                  Loan                Asset
                                     Principal          Balance                Principal           Balance
                                     ---------          -------                ---------           -------

PMSRs                                $  652,727         $    9,525             $  467,700          $    8,572
Premiums on the sale of loans            55,692              1,359                 65,393               1,533
OMSRs                                    46,148                834
FDIC, as successor to RTC                43,856                                   433,712
FDIC                                    164,299                                    78,112
Private                                  11,323                                    28,425
FHLMC/FNMA                               16,772                                    54,952
Subservicing rights                     199,355                                   370,222
Loans serviced under temporary
  subservicing agreements                55,235
                                     ----------         ----------             ----------          ----------
Subtotal                              1,245,407             11,718              1,498,516              10,105
Suncoast loans serviced                 243,646                                   140,553
                                     ----------         ----------             ----------          ----------
       Total                         $1,489,053         $   11,718             $1,639,069          $   10,105
                                     ==========         ==========             ==========          ==========



          The following tables set forth, by category of investor, the composition of the loan servicing portfolios of Suncoast as of the dates indicated:

                                                                                    June 30,
                                                                       ------------------------------
                                                                          1996                 1995
                                                                       ----------           ----------
                                                                               (In thousands)
Investor:
  FNMA                                                                 $  114,624           $   79,256
  GNMA                                                                    317,280              384,195
  FHLMC                                                                   297,451              107,620
  FDIC, as successor to RTC (1)                                            43,856              433,712
  FDIC (1)                                                                164,299               78,112
  Private                                                                  53,307               45,399
  Other financial institutions(1)                                         254,590              370,222
                                                                       ----------           ----------
Sub-total                                                               1,245,407            1,498,516
Suncoast portfolio loans serviced                                         243,646              140,553
                                                                       ----------           ----------
Total loans serviced                                                   $1,489,053           $1,639,069
                                                                       ==========           ==========


(1)    Consists of subservicing.

          The following table sets forth, by location of the underlying loans, the composition of the servicing portfolio of Suncoast as of June 30, 1996 (principal amounts in thousands):


State                                  Number of Loans     Principal Amounts
-----                                  ---------------     -----------------

Florida                                     4,493              $  477,628
California                                  4,380                 345,648
Texas                                       2,060                  75,730
Massachusetts                               1,563                  68,894
Michigan                                    1,044                  93,032
New Jersey                                    742                  34,544
Pennsylvania                                  532                  24,911
New York                                      498                  25,918
Indiana                                       435                  36,101
Missouri                                      386                  28,661
Illinois                                      343                  24,411
Kentucky                                      315                   5,384
Arizona                                       280                  18,295
Ohio                                          256                  19,247
Maryland                                      241                  17,658
Connecticut                                   238                  10,699
Georgia                                       233                   8,465
Louisiana                                     220                   8,860
Washington                                    194                  11,737
Minnesota                                     165                  14,859
Nevada                                        157                   8,502
Virginia                                      153                  10,719
Kansas                                        152                  12,514
Connecticut                                   127                   8,227
Tennessee                                     105                   3,803
New Hampshire                                 105                   7,802
Oklahoma                                       85                   3,101
North Carolina                                 82                   5,235
Hawaii                                         82                   6,004
Puerto Rico                                    74                     976
Oregon                                         74                   3,714
South Carolina                                 68                   6,158
All others (1)                                636                  32,246
Master Servicing FDIC and others (2)        2,304                  29,370
                                           ------              ----------
  Total                                    22,822              $1,489,053
                                           ======              ==========


____________________


(1)       No other state accounted for more than 50 loans.

(2) Individual loans are serviced by others for FDIC, as successor to RTC. Suncoast acts as coordinator of the servicing functions and reports activity on these loans to FDIC on a combined basis based upon reports from the various servicers.

          Servicing agreements with FNMA, FHLMC and GNMA generally provide for loan servicing fees ranging from 0.25% to 0.50% per annum of the declining principal amount of the loans, plus any late charges or other ancillary fees. Loan servicing fees for loans serviced under mortgage-backed securities programs are either subject to negotiation with the sponsoring agency or in certain instances set by the sponsoring agency. Servicing fees for loans sold to private investors are determined by agreement with the investor, and also range from 0.25% to 0.50% per annum. In addition to the contractual fee, Suncoast also receives excess servicing fees equal to the excess of the stated servicing fee (the difference between the yield paid to the purchaser of the loan and the rate paid by the borrower) over the contractual servicing fee under the servicing agreement. Income from servicing is calculated based upon the contractual servicing fee plus any excess servicing fee, net of amortization of the carrying value of the acquired loan servicing rights or the premiums on the sale of loans. See "Item 8. Financial Statements and Supplementary Data - Note A of the Notes to the Consolidated Financial Statements."

          Suncoast is subject to certain costs and risks related to servicing delinquent loans. Servicing agreements relating to the mortgage-backed security programs of FNMA, FHLMC and GNMA require the servicer to advance funds to make scheduled payments of interest, taxes and insurance, and in some instances principal, if such payments have not been received from the borrowers.
However, Suncoast recovers almost all of the advanced funds related to FNMA and FHLMC servicing agreements upon cure of default by the borrower, or through foreclosure proceedings and claims against agencies or companies that have insured or guaranteed the loans. During the years ended June 30, 1996, 1995, and 1994, Suncoast incurred foreclosure losses related to primarily GNMA servicing of $995,000, $614,000, and $487,000, respectively. The amount of foreclosure losses increased in Fiscal 1996 as compared to 1995 and 1994 due to a higher level of loan foreclosure actions. Certain servicing agreements for loans sold directly to other investors require Suncoast to remit funds to the loan purchaser only upon receipt of payments from the borrower and, accordingly, the investor bears the risk of loss. Suncoast, however, is subject to the risk that declines in the interest rates for mortgage loans or other economic conditions will result in a revaluation of its servicing assets as borrowers refinance or otherwise prepay higher rate loans.

          The following table sets forth certain information for Suncoast by interest rate range, regarding the principal balance and percentage of the total servicing portfolio and the weighted average interest rate of residential first mortgage loans serviced as of the dates indicated:


                                    June 30, 1996                                June 30, 1995
                        --------------------------------------       --------------------------------------
                                                Percent of                                 Percent of
Mortgage loan           Principal               total servicing      Principal             total servicing
interest rate           Balance                 portfolio            Balance               portfolio
----------------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands)

     Below 5.00%         $    3,456               0.2%                 $   17,525             1.1%
  5.0 to   5.99              11,333               0.8                      39,679             2.4
  6.0 to   6.99             132,227               8.9                     122,525             7.5
  7.0 to   7.99             352,879              23.7                     226,115            13.8
  8.0 to   8.99             458,280              30.8                     397,861            24.3
  9.0 to   9.99             264,071              17.7                     382,088            23.3
 10.0 to  10.99             169,090              11.3                     237,342            14.5
 11.0 to  11.99              37,004               2.5                      46,269             2.8
 12.0 to  12.99              16,572               1.1                      20,610             1.3

 13.0 and above              14,771               1.0                      22,083             1.3
                         ----------             -----                  ----------           -----

                          1,459,683              98.0%                  1,512,097            92.3%
Master servicing
  coordinated for
  the FDIC
  and others                 29,370               2.0%                    126,972             7.7%
                         ----------            ------                  ----------           -----

                         $1,489,053            100.00%                 $1,639,069           100.0%
                         ==========            ======                  ==========           =====

Weighted average rate          8.63%                                         8.72%
                         ==========                                    ==========

          At June 30, 1996 and 1995, 12.12% and 9.10%, respectively, of mortgage loans in Suncoast's total servicing portfolio were 30 days or more past due and 4.72% and 3.52%, respectively, were 90 days or more past due. At such dates, 1.17% and 1.88% of mortgage loans, respectively, totaling $18.0 million and $30.9 million, respectively, were in foreclosure. The delinquency ratios in the aggregate servicing portfolio include high delinquency rates on FDIC loans serviced. Suncoast has no risk of loss on these delinquent loans. The above percentages do not include the population of FDIC consumer loans classified by the FDIC as charged-off assets on which Suncoast receives a fee based on a percentage of amounts collected from the borrower. Suncoast's overall loan servicing portfolio, exclusive of subserviced loans, reflected that 2.61% and 1.18% of mortgage loans were 30 days or more past due at June 30, 1996 and 1995, respectively.


MORTGAGE BANKING ACTIVITIES

          Suncoast's mortgage banking activities consist primarily of originating, purchasing, warehousing and selling one-to-four family residential first mortgage loans without recourse. The income derived from mortgage banking activities includes gains on the sale of mortgage loans and servicing rights in the secondary market. Until January 1994, it had been Suncoast's policy to sell in the secondary market substantially all the residential first mortgage loans that it originated or purchased. As previously discussed, Suncoast changed its operating strategy, beginning in January 1994, to emphasize community banking activities over mortgage banking activities.

          Suncoast originates and purchases fixed-rate and adjustable-rate residential first mortgage loans for sale in the secondary market primarily to FHLMC and private investors. To a lesser extent, the Association also periodically originates FHA-insured and VA-guaranteed mortgage loans for sale in the form of pass-through mortgage-backed securities guaranteed by GNMA. The Association and its subsidiary, SCG Mortgage Corporation ("SCG"), are approved Federal Housing Authority ("FHA") and Veterans Administration ("VA") supervised mortgagees and approved seller-servicers with GNMA, FNMA and FHLMC.

          Suncoast sells on a non-recourse basis substantially all fixed rate residential first mortgage loans which it originates or purchases for resale. Loans are held pending their delivery in the secondary market, as discussed below, and sold either in pools through FHLMC participation certificates, FNMA mortgage-backed securities, GNMA-guaranteed mortgage-backed securities or on a loan by loan basis to FHLMC, FNMA or private investors. During Fiscal 1996 and 1995, 82.5% and 34.7%, respectively, of the principal amount of the Association's loan sales were made in pools through FHLMC, FNMA or Residential Funding Corporation, a private investor.

          Loans originated for sale, whether as whole loans or subject to the creation of mortgage-backed securities held for sale, are sold pursuant to agreements which are established while the loans are in the processing stage, thus reducing market risk. Suncoast primarily sells loans under agreements which are binding on the investor, but non-binding on Suncoast, which delivers the loans on a "best efforts" basis.

          In the ordinary course of business, the Association makes representations and warranties to the purchasers and insurers of mortgage loans and the purchasers of servicing rights. When the Association sells mortgage loans to FNMA, FHLMC or independent institutional investors, it makes certain representations and warranties that the mortgage loans comply with applicable eligibility guidelines. The Association may become required to repurchase loans if there has been a breach of representations or warranties. Flaws with respect to repurchased loans may be corrected and, if possible, such loans are resold. In addition, the Association has the right to require the correspondent mortgage broker or seller of a loan for which a repurchase has been requested to repurchase such loan from the Association. The Association attempts to limit its exposure to this risk through appropriate underwriting of mortgages prior to origination.

          The table below shows real estate and other loan origination, purchase, sale and repayment data for Suncoast for the periods indicated:

                                                                            Year ended June 30,
                                                             -------------------------------------------------

                                                                1996                  1995              1994
                                                             -----------           -----------       ----------

                                                                                (In thousands)
Loans originated and purchased:
 Held for sale:
   Mortgage loans originated                                 $   62,962            $   60,334       $2,084,145
   Mortgage loans purchased                                      62,335                  -                -
                                                             ----------            ----------       ----------
         Total held for sale                                 $  125,297                60,334        2,084,145
                                                             ----------            ----------       ----------

 Portfolio:
   Residential mortgage
     loans originated                                            21,400                13,143           96,518
   Other loans originated                                        43,139                45,015           23,176
   Mortgage and other loans purchased                           154,015                  -                -
                                                             ----------            ----------       ----------
         Total portfolio                                        218,554                58,158          119,694
                                                             ----------            ----------       ----------

Total loans originated and purchased                            343,851               118,492        2,203,839
                                                             ----------            ----------       ----------

Mortgage loans, participations and mortgage-
  backed securities sold:
  Residential loans (one-to-four family units)                  111,963                51,081          865,093
  Mortgage-backed securities (1)                                    -                  28,232        1,301,587

  Commercial loans participated                                   5,649                  -                -
                                                             ----------            ----------       ----------
         Total loans sold                                       117,612                79,313        2,166,680
                                                             ----------            ----------       ----------

Portfolio loans securitized (2)                                     -                 (16,596)         (45,461)
Loan principal reductions                                       (43,533)               (8,982)         (16,916)
GNMA early buyouts and transfers                                  7,350
Decrease (increase) in loans in process                           2,783                (5,424)            (865)
Accretion of deferred loan fees                                     223                   178               88
Increase in deferred fees                                          (347)                 (406)            (264)
Increase (decrease) in premiums paid on
   portfolio loans                                                2,193                  (327)             656
Increase (decrease) in premiums paid on
  loans held for sale, net of deferrals                              39                  (122)          (1,799)
(Increase) decrease in provision
  for loan losses                                                  (153)                  -                 17
                                                             ----------            ----------       ----------
Net increase (decrease) in loans receivable                  $  194,794            $    7,500       $  (27,385)
                                                             ==========            ==========       ==========


------------------------
(1) Securities were formed by utilizing loans in the held for sale category originated and purchased by Suncoast.

(2) Securities were formed using loans originated for portfolio which securities were transferred to the mortgage- backed securities asset category.

          In connection with its mortgage banking and servicing operations, the Association is subject to the rules and regulations of, and examinations by, FNMA, FHLMC, FHA, VA and GNMA with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers and in some cases establish maximum interest rates, fees and loan amounts.


INVESTMENT ACTIVITIES

          Suncoast also invests in mortgage-backed securities and, from time to time, related Real Estate Mortgage Investment Conduit ("REMIC") securities, which are derived by reallocating cash flows from mortgage-backed securities held by a trust. Suncoast's REMIC investments were sold during Fiscal 1996.
As discussed in "Item 8. Financial Statements and Supplementary Data - Notes A and E of the Notes to the Consolidated Financial Statements", mortgage- backed securities are classified as either held to maturity, available for sale, or held for trading purposes. At June 30, 1996, all of Suncoast's mortgage-backed securities were adjustable rate instruments classified as available for sale. Due to this classification, fluctuations in the interest rate environment and other factors may cause significant changes in the unrealized gain or loss on mortgage-backed securities which is recorded as an adjustment, net of deferred tax, to stockholders' equity.

          During Fiscal 1996 and 1995, Suncoast sold mortgage-backed securities and REMICs with a book value of $355.7 million and $265.2 million, respectively, and realized net gains of $3.0 million and $1.4 million, respectively. During Fiscal 1995, Suncoast sold its $138.7 million portfolio of fixed-rate mortgage-backed securities previously classified as held to maturity, realizing a gain of approximately $486,000. Mortgage-backed securities were sold due to favorable market conditions, and Suncoast's ability to apply the proceeds to the purchase and origination of primarily adjustable rate residential and commercial loans, increasing Suncoast's yield and reducing its interest rate risk. Due to the dependence of such gains on changes in interest rates, there is no assurance that market conditions will continue to be favorable or that Suncoast will continue to generate such revenue in the future.

          Suncoast maintains an investment in stock of the Federal Home Loan Bank of Atlanta ("FHLB Atlanta"), which is required for membership in the Federal Home Loan Bank ("FHLB") system. Suncoast also periodically invests in short term repurchase agreements to improve the yield on excess cash.

          The following table shows the yields and maturity of Suncoast's investments at June 30, 1996 and 1995:

                                                             Maturity
                                             -------------------------------------------
                                             No Stated          Within         More Than
Type of Investment              Yield        Maturity           One Month      Ten Years        Totals
------------------              -----        ----------         ---------      ---------      ----------

June 30, 1996:
FHLB stock                      7.25%        $3,875,000                                       $ 3,875,000

June 30, 1995:
FHLB stock                      5.94%        $3,758,400                                       $ 3,758,400
Repurchase Agreements           6.04%                           $75,000,000                    75,000,000

DEPOSIT ACTIVITIES

          Suncoast has several types of savings programs designed to attract core checking and both short-term and long-term deposits from the general public by providing an assortment of accounts, terms and rates. The Association attempts to control its cost of funds by adjusting the rates and terms of its accounts. The emphasis on specific accounts, which varies from time-to-time, is intended to permit the Association to take advantage of pre-selected investment opportunities. The Association utilizes newspaper and direct mail advertising to targeted market groups to attract deposits. The communities in which the Association's branch offices are located generally contain a high concentration of retirees and others who have had a history of maintaining substantial deposit balances. In addition, Suncoast is the repository for mortgage escrow trust funds (non-interest-bearing or low-interest-bearing custodial accounts) which relate to the servicing and subservicing of mortgage loans by Suncoast.

          The following table reflects the principal types of deposit accounts offered by the Association, the rates of interest and effective yield as of June 30, 1996:

                                                         Minimum                                Effective
Type of Account                                          Deposit          Rate (1)             Annual Yield
---------------                                          -------          --------             ------------

Non-interest bearing checking account                    $   500              -  %                   - %
NOW account                                                  500            2.03 (2)               2.05
NOW account                                                5,000            3.93 (2)               4.00
Savings account                                               50            2.03 (2)               2.05
Savings account                                            5,000            5.35 (2)               5.50
Daily money market account                                 1,000            2.23 (2)               2.25
Preferred money market account                             5,000            4.17 (2)               4.25
Preferred money market account                            10,000            4.41 (2)               4.50
Preferred money market account                            25,000            4.89 (3)               5.00
3 month certificate                                        1,000            5.02                   5.15
6 month certificate                                        1,000            5.06                   5.20
9 month certificate                                        1,000            5.11                   5.25
12 month certificate                                       1,000            5.35                   5.50
18 month certificate                                       1,000            5.35                   5.50
24 month certificate                                       1,000            5.54                   5.70
30 month certificate                                       1,000            5.63                   5.80
36 month certificate                                       1,000            5.73                   5.90
60 month certificate                                       1,000            5.82                   6.00
Jumbo certificate (4)                                    100,000                 (5)                    (5)

------------------------

(1)       Rates established by the Association based upon market conditions.

(2)       Balances below minimum deposit earn no interest.

(3) Balances from $10,000 to $24,999.99 earn interest at $10,000 minimum balance rate. Balances below $10,000 earn no interest.

(4)       Term set by the Association.

(5) Rates on jumbo certificates correspond to rates on non-jumbo certificates of a similar term.

          The following table sets forth the deposit activities of Suncoast during the following periods:

                                                                           Year ended June 30,
                                                              ----------------------------------------------
                                                                1996                 1995             1994
                                                             ----------            ---------        ---------
                                                                                (In thousands)

Deposits                                                     $  701,442            $  903,374       $1,268,439
Withdrawals                                                     748,238               834,690        1,223,309
                                                             ----------            ----------       ----------
Net (decrease) increase in deposits
  before interest credits                                       (46,796)               68,684           45,130
Interest credited                                                10,143                 8,735            4,220
Beginning balance                                               337,854               260,435          211,085
                                                             ----------            ----------       ----------
Ending balance                                               $  301,201            $  337,854       $  260,435
                                                             ==========            ==========       ==========


          The following table sets forth Suncoast's certificates of deposit by interest rate range at the dates indicated:

                                                              June 30,
                                                   -----------------------------
                                                     1996                1995
                                                   --------            ---------
                                                        (In thousands)
Interest rate:

  2.00% -  2.99%                                   $    204            $      0
  3.00% -  3.99%                                          4                 411
  4.00% -  4.99%                                     29,464              11,212
  5.00% -  5.99%                                    146,965             104,003
  6.00% -  6.99%                                     26,194             108,712
  7.00% -  7.99%                                      2,783               3,801
  8.00% -  8.99%                                        -                     2
                                                   --------            --------
     Total                                         $205,614            $228,141
                                                   ========            ========


          The following table sets forth the scheduled maturities of Suncoast's certificates of deposit at June 30, 1996:


                                    Twelve Months Ended June 30,                  After
                             -----------------------------------------          June 30,
                               1997              1998             1999            2000             Total
                             --------          --------         -------         --------         ---------

                                                                (In thousands)
Interest rate:

  2.00% -  2.99%             $    204          $    -           $    -          $     -          $    204
  3.00% -  3.99%                    4               -                -                 0                4
  4.00% -  4.99%               28,488              625              318               33           29,464
  5.00% -  5.99%              135,089            8,820            2,417              639          146,965
  6.00% -  6.99%               11,317           10,016              220            4,641           26,194
  7.00% -  7.99%                1,856              238                0              689            2,783
                             --------          -------          -------         --------         --------
Total certificates
  of deposit                 $176,958          $19,699          $ 2,955         $  6,002         $205,614
                             ========          =======          =======         ========         ========

          The following table sets forth the terms and weighted-average interest rate of deposit accounts (excluding interest earned and not credited) at the dates indicated:


                                        June 30, 1996                               June 30, 1995
                              ------------------------------------        -----------------------------------
                                                        Contractual                               Contractual
                                           Percent      Weighted                     Percent      Weighted
                                           of Total     Average                      of Total     Average
                              Amount       Deposits     Rate             Amount      Deposits     Rate
                              -------      --------     -----            -------     --------     -----
                                                            (In Thousands)

No minimum term:
Non-interest bearing
  checking accounts           $    874       0.30%       0.00%           $    556      0.16%      0.00%
Custodial accounts              24,198       8.03         .01              37,275     11.03       0.01
NOW accounts                    17,751       5.89        2.42               6,418      1.90       2.42
Passbook accounts               40,959      13.60        4.08              48,605     14.39       5.27
Money market accounts           11,805       3.92        3.19              16,859      4.99       3.57
                              --------     ------       -----            --------     -----       ----
  Total                         95,587      31.74        2.85             109,713     32.47       3.03
                              --------     ------       -----            --------     -----       ----

Fixed term:
Certificates maturing in:
  Six months or less           116,214      38.58        5.36             134,680     39.86       5.61
  More than six months
    to one year                 60,743      20.17        5.51              53,003     15.69       6.10
  More than one year
    to three years              22,654       7.52        6.14              33,304      9.86       6.13
  More than three years
    to five years                6,003       1.99        6.34               7,154      2.12       6.27
                              --------     ------       -----            --------    ------       ----
  Total                        205,614      68.26        5.52             228,141     67.53       5.83
                              --------     ------       -----            --------    ------       ----
Total deposits                $301,201     100.00%       4.55%           $337,854    100.00%      4.92%
                              ========     ======       =====            ========    ======       ====



          The following table presents the dollar amounts of certificate accounts with balances equal to or greater than $100,000 at June 30, 1996, maturing during the periods listed:

                                                       Weighted
                                                       Average
Maturity                                               Amount             Rate
--------                                           --------------      ----------
                                                   (In thousands)

Three months or less                                   $2,998              5.28%
Over three months through six months                    1,599              5.59
Over six months through one year                        2,792              5.60
Over one year                                           1,240              6.04
                                                       ------              ----

  Total                                                $8,629              5.55%
                                                       ======              ====


          Suncoast's deposits are obtained primarily from the communities surrounding its branch offices. Suncoast does not advertise for deposits outside of Florida and has used brokered deposits only to facilitate the matching of asset and liability maturities. At the end of each reporting period, deposits from out-of-state sources represented an insignificant portion of the total deposit accounts. There were no deposits obtained through brokers at either June 30, 1996 or June 30, 1995.

BORROWINGS

          Suncoast borrows funds from the FHLB on the security of mortgage-backed securities which are pledged as collateral and based upon the security of a blanket floating lien on certain eligible residential mortgage loan collateral. The Association also obtains funds through agreements to repurchase securities with broker/dealers, which are considered secured borrowings and typically outstanding from seven to thirty days. See "Item 8. Financial Statements and Supplementary Data - Note L of the Notes to the Consolidated Financial Statements."


SUBSIDIARY ACTIVITIES

          SFC and SCS Management are Delaware corporations formed in connection with the sale of collateralized mortgage obligations. SCG Mortgage Corporation is a Delaware subsidiary corporation through which title to GNMA servicing rights is held. SCG Holdings, Inc., a Florida corporation, serves as the holding company for SFC, SCS Management and SCG Mortgage Corporation.

          SCS Ventures, is a Florida subsidiary corporation through which the Association has participated as a limited partner or otherwise in real estate ventures and through which the Association takes title to certain real estate acquired by foreclosure. This corporation is presently inactive.


COMPETITION

          Suncoast faces substantial competition in attracting and retaining deposits as well as in its lending, servicing and mortgage banking operations. The most direct competition for deposits comes from other savings institutions, commercial banks, out-of-state financial institutions with Florida offices located in the Association's market area and credit unions. Additional competition for deposits comes from government and corporate securities and money market funds. Suncoast competes for deposits through a highly focused marketing program and by offering a wide variety of deposit accounts and deposit incentives. However, the ability of the Association to attract and retain deposits also depends on its ability to provide investment opportunities meeting the requirements of depositors as to rate of return, liquidity, risk and other factors. Generally, Suncoast's rates for both deposits and mortgages and loans are in the mid-range for similar products in its market area.

          Competition for the purchase, origination, sale and servicing of real estate loans continues to intensify and comes predominantly from other savings institutions, commercial banks, mortgage bankers, insurance companies and governmental agencies. Factors that affect competition in the mortgage banking operation include, among other things, the general availability of funds and credit to make real property related investments and the demand therefor; general and local economic conditions; current long-term and short-term interest rates; government regulations; volatility in the mortgage markets; and rates of inflation.

          Legislative developments related to interstate branching and banking are expected to continue the consolidation of small thrifts and banks, and also provide easier access to large financial institutions in the marketplace. Accordingly, Suncoast expects increased competition in the immediate future.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

          Suncoast is a member of the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

          Under the FDIC risk-based deposit insurance assessment system, all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well-capitalized and requiring little supervision would pay the lowest premium while institutions that are classified as undercapitalized and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

          With respect to the SAIF, the FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. In addition, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

          Similarly, with respect to deposits insured by the Bank Insurance Fund ("BIF"), the FDIC is authorized to adjust the assessment rates in order to maintain the reserve ratio at 1.25% of BIF-insured deposits. The FDIC reported that the BIF reached the required reserve ratio during May 1995 and as a result, the FDIC reduced BIF assessment rates. The FDIC initially reduced the BIF assessment rates, effective June 1, 1995 to rates ranging from 0.04% to 0.27% of deposits. Subsequently, having determined that the BIF had sufficient reserves in excess of the required 1.25% ratio, the FDIC further reduced the BIF assessment rates. Effective January 1, 1996, the FDIC reduced the assessment rate for "well capitalized" institutions without any significant supervisory concerns to the statutory minimum of $2,000 annually, and reduced the rates for other BIF-insured institutions to a range from 0.03% to 0.27% of deposits.

          The FDIC has noted that the SAIF is not expected to attain the designated reserve ratio until the year 2001. The SAIF rates were therefore not adjusted. The FDIC has determined that SAIF-insured institutions should continue to pay assessments at the current SAIF assessment rates, which range from 0.23% of deposits to 0.31% of deposits. The Association's assessment rate for Fiscal 1996 was 0.23% of deposits.

          As a result of the revisions to the deposit insurance assessment rates, BIF members will generally pay lower premiums. This disparity is likely to provide institutions paying only the BIF assessments with certain competitive advantages in the pricing of loans and deposits, and in lowered operating costs. In order to eliminate this disparity, a number of proposals to recapitalize the SAIF have been recently considered. The plan under current consideration provides for a one-time assessment, anticipated to range from .85% to .90%, to be imposed on all SAIF assessable deposits of each insured depository institution as of March 31, 1995, and for BIF deposit insurance premiums to be used to pay the FICO bond interest on a pro rata basis together with SAIF premiums. The BIF and SAIF would be merged into one fund as soon as practicable, but no later than January 1, 1998.

EMPLOYEES

          As of June 30, 1996, the Association had 150 employees. Employees are provided with various benefits, including a stock bonus/401(k) plan and life, health and hospital insurance. The employees are not represented by a collective bargaining group, and the Association considers its employee relations to be good.


REGULATION AND SUPERVISION

          Set forth below is a brief description of certain laws and regulations which relate to the regulation of the Association. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

          GENERAL. The Association is a federally chartered stock savings association with its deposits insured through the SAIF by the FDIC up to applicable limits. The Association is also a member of the FHLB system. The Association is subject to supervision, extensive regulation and periodic examination by the OTS and to a lesser extent by the FDIC as the insurer of its deposits. In addition, the Association is subject to certain of the regulations of the Board of Governors of the Federal Reserve System ("FRB") governing reserves to be maintained against deposits and certain other matters. Suncoast must file reports with the OTS concerning its activities and financial condition, in addition to obtaining regulatory approvals from the OTS and the FDIC prior to entering into certain transactions. There are periodic examinations by the OTS and the FDIC to examine Suncoast's compliance with various regulatory requirements.

          The Association's business, operations, financial condition and results of operations are directly affected by the tax, fiscal and monetary policies of the federal government and its agencies, particularly the FRB. These policies affect all financial institutions, and any change in such policies that primarily impacts savings institutions may affect their ability to compete with other financial institutions. The Association is subject to extensive supervision and regulation, which is intended primarily for the protection of depositors rather than the Association's stockholders. As an integral part of their supervisory role, the OTS and FDIC periodically review the Association's policies and practices. As a result of these reviews, the Association could be required to recognize changes in the valuation or classification of its assets or liabilities. In addition, the Association is subject to changes in federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be accurately predicted at this time but could materially adversely affect the Association and its operations.

          REGULATORY CAPITAL. Federally insured savings associations are required to maintain minimum levels of regulatory capital. The OTS has established regulations setting forth three capital standards for savings institutions--a risk-based capital requirement, a leverage or core capital requirement and a tangible capital requirement. At June 30, 1996, Suncoast exceeded all applicable capital requirements.

          RISK- BASED CAPITAL REQUIREMENT. The risk-based standards of the OTS currently require maintenance of core capital equal to at least 4% of risk-weighted assets and total capital equal to at least 8% of risk-weighted assets. Total capital includes core capital plus supplementary capital but supplementary capital that may be included in computing total capital for this purpose may not exceed core capital. Supplementary capital includes cumulative perpetual preferred stock, allowable subordinated debt and general loan loss allowances, within specified limits. Such general loss allowances may not exceed 1.25% of risk-weighted assets. Additionally, since July 1, 1994, investments in non-includable subsidiaries have been subject to a 100% exclusion from risked-based capital.

          In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk-weight based on the risks inherent in the types of assets. The risk-weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one-to-four family first lien mortgage loans and qualifying multi-family mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC; and (iv) 100% for all other loans and investments, including purchased and excess servicing rights, foreclosed property, unsecured consumer loans, commercial loans, and one-to-four family residential loans more than 90 days delinquent.

          At June 30, 1996, the Association's risk-based requirement was $18.5 million and its actual risk-based capital was $25.6 million, or 11.09% of risk-adjusted assets.

          In August 1993, the OTS adopted a final rule incorporating an interest rate risk ("IRR") component into the risk-based capital requirement. Under the final rule, a savings association's risk-based capital requirement would have two components: (i) a credit risk component, and (ii) an IRR component. The credit risk component would remain at 8% and the IRR would be measured in terms of the sensitivity of the market value of portfolio equity ("MVPE") to changes in interest rates. MVPE is defined as the net present value of an association's assets, liabilities and off-balance sheet contracts. Savings associations with "above normal" IRR would be required to have capital in addition to their credit risk capital of 8%. An "above normal" IRR would exist if the decline in the savings association's MVPE would exceed 2% of the savings association's assets in the event of a 200 basis point change in interest rates. The amount of additional capital required of an institution with "above normal" IRR exposure would be equal to (i) one-half of the difference between its measured interest rate risk ("MIRR") and 2%, multiplied by (ii) the market value of its assets. For purposes of this calculation, MIRR means the decline in the institution's MVPE resulting from the 200 basis point change in interest rates, expressed as a percentage of the market value of the assets. The OTS would calculate the MIRR for each institution, and institutions with MIRR of 2% or less would not be required to maintain additional capital for IRR. The rule also authorizes the director of the OTS, or his designee, to waive or defer an institution's IRR component on a case-by-case basis. In August 1995, the OTS again delayed the implementation of an automatic IRR component capital deduction pending the testing of an OTS appeals process for certain institutions subject to such deductions. The appeals process is contained in OTS Thrift Bulletin 67, which describes how and under what circumstances an institution may seek an adjustment to the IRR component generated by the OTS model or, alternatively, may seek prior approval to use its own internal IRR model to calculate its IRR component. At June 30, 1996, Suncoast's interest rate risk exposure was within normal levels as calculated by the OTS model.

          LEVERAGE OR CORE CAPITAL REQUIREMENT. The leverage or core capital requirement mandates that a savings institution maintain "core capital" of not less than 3% of adjusted total assets. "Core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and related surplus, less specified intangible assets (a percentage of MSRs in excess of applicable limits). Generally, a portion of MSRs may be included in core capital equal to the lower of (i) 90% of the fair market value of readily marketable MSRs or (ii) the current amortized book value as determined under GAAP. However, the amount of MSRs included in core capital is limited to a maximum of 50% of core capital. At June 30, 1996, Suncoast's carrying value totaled $10.4 million, and based upon a market valuation of MSR's at that date, Suncoast was required to deduct $720,000 from assets and capital for regulatory capital purposes. At June 30, 1996, the Association's core capital requirement was $12.0 million and its actual core capital was $25.0 million, or 6.22% of its adjusted total assets.

          Additionally, the Office of the Comptroller of the Currency (the "OCC"), which is the primary regulator for national banks, has adopted a final rule increasing the leverage ratio requirements for all but the most highly rated national banks. Pursuant to FIRREA, the OTS is required to issue capital standards for savings institutions that are no less stringent than those applicable to national banks. Accordingly, savings institutions must maintain a leverage ratio (defined as the ratio of core capital to adjusted total assets) of between 4% and 5%.

          TANGIBLE CAPITAL REQUIREMENT. FIRREA requires a savings association to maintain "tangible capital" in an amount not less than 1.5% of adjusted total assets. Tangible capital is defined in the same manner as core capital except that all intangible assets, except MSRs, must be deducted. The percentage of MSRs which may be included in tangible capital is equal to the lesser of i) 100% of the amount of tangible capital that exists before the deduction of any disallowed MSRs or (ii) the amount of MSRs allowed to be included in core capital. At June 30, 1996, the Association's tangible capital requirement was $6.0 million and its actual tangible capital was $25.0 million, or 6.22% of its adjusted total assets.

          PROMPT REGULATORY ACTION. The OTS and other federal banking regulators have established capital levels for institutions to implement the "prompt regulatory action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Capital levels have been established for which an insured institution will be categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. The FDICIA requires federal banking regulators, including the OTS, to take prompt corrective action to solve the problems of those institutions that fail to satisfy their applicable minimum capital requirements. The level of regulatory scrutiny and restrictions imposed become increasingly severe as an institution's capital level falls.

          A "well capitalized" institution must have risk-based capital of 10% or more, core capital of 5% or more and Tier 1 risk-based capital (based on the ratio of core capital to risk-weighted assets) of 6% or more and may not be subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS to meet and maintain a specific capital measure. An institution will be categorized as "adequately capitalized" if it has a total risk-based capital of 8% or more, Tier 1 risk-based capital of 4% or more and core capital of 4% or more; "undercapitalized" if it has total risk-based capital of less than 8%, Tier 1 risk-based capital of less than 4% or core capital of less 4%; "significantly undercapitalized" if it has total risk-based capital of less than 6%, Tier 1 risk-based capital of less than 3% or core capital of less than 3%; and "critically undercapitalized" if it has tangible capital of less than 2%. Any savings institution that fails its regulatory capital requirement is subject to enforcement action by the OTS or the FDIC. At June 30, 1996, Suncoast meets the definition of a "well capitalized" institution.

          At each successive downward level of capital, institutions are subject to more restrictions and regulators are given less flexibility in deciding how to deal with the bank or thrift. For example, undercapitalized institutions will be subject to asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. As to significantly undercapitalized institutions, the appropriate agency must require the institution to sell shares in order to raise capital, must restrict interest rates, and must restrict transactions with affiliates unless the agency determines that such actions would not further the purposes of the prompt corrective action system. In addition, the agency may require prior agency approval for any transaction outside the ordinary course of business. Critically undercapitalized institutions must obtain prior agency approval for transactions outside the ordinary course of business, and must be placed in receivership or conservatorship unless the OTS and the FDIC make certain affirmative findings regarding the viability of the institution, which findings must be reviewed every 90 days.

          FDICIA prohibits any insured institution (regardless of its capitalization category) from making capital distributions to anyone or paying management fees to any persons having control of the institution if after such transaction the institution would be undercapitalized. Any undercapitalized institution must submit an acceptable capital restoration plan to the appropriate agency within 45 days of becoming undercapitalized.

          A capital restoration plan will be acceptable only if each company having control over an undercapitalized institution guarantees that the institution will comply with the capital restoration plan until the institution has been adequately capitalized for four consecutive calendar quarters and provides adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time the institution fails to comply with its capital restoration plan.

          INDIVIDUAL CAPITAL REQUIREMENTS. In addition to the capital requirements set forth in the OTS regulations, the OTS has delegated to its Regional Directors the authority to establish higher individual minimum capital requirements for savings institutions based upon a determination that the institution's capital is or may become inadequate in view of its circumstances. For example, circumstances which may be considered by the Regional Directors include situations where the institution needs special supervisory attention, has or is expected to have losses resulting in capital inadequacy, has a high degree of interest rate risk, prepayment risk, off-balance sheet risk, or has poor liquidity, excessive growth or a portfolio with weak credit quality. No such individual capital requirement has been established for the Association.

          REGULATORY RESTRICTIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. Current regulations applicable to the payment of cash dividends and other capital distributions by savings institutions impose limits on capital distributions based on an institution's regulatory capital levels and net income. An institution that meets or exceeds all of its fully phased-in capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision would be a "Tier 1 Association." A Tier 1 association may make capital distributions during a calendar year up to the greater of (i) 100% of net income for the current calendar year plus 50% of its capital surplus or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval.

          An institution that meets the minimum regulatory capital requirements but does not meet the fully phased-in capital requirements would be a "Tier 2 association," which may make capital distributions of between 25% and 75% of its net income over the most recent four-quarter period, depending on the institution's risk-based capital level. A "Tier 3 association" is defined as an institution that does not meet all of the minimum regulatory capital requirements and therefore may not make any capital distributions without the prior approval of the OTS.

          Savings institutions must provide the OTS with at least 30 days written notice before making any capital distributions. All capital distributions are subject to the OTS' right to object to a distribution on safety and soundness grounds.

          The OTS has proposed amendments to its capital distribution regulations to conform the regulations to the "prompt corrective action" provisions of FDICIA. As proposed, adequately or well capitalized savings associations that (i) are not held by savings and loan holding companies; (ii) have a composite rating of "1" or "2"; (iii) are not deemed to be in "troubled condition"; and (iv) will remain at least adequately capitalized after the proposed capital distribution, will not be required to provide notice to the OTS before making capital distributions.

          LIQUIDITY. OTS regulations currently require a savings institution to maintain for each calendar month an average daily balance of liquid assets (including cash, certain time deposits, bankers' acceptances and specified United States government, state and federal agency obligations) equal to at least 5% of the average daily balance of net withdrawable accounts plus short-term borrowings during the preceding calendar month. This liquidity requirement varies from time to time (between 4% to 10%) by OTS regulation depending upon economic conditions and the deposit flows of savings institutions. OTS regulations also require each member institution to maintain for each calendar month an average daily balance of short-term liquid assets (generally those having maturities of 12 months or less) equal to at least 1% of the average daily balance of net withdrawable accounts plus short-term borrowings during the preceding calendar month. Monetary penalties may be imposed for failure to meet liquidity ratio quirements. The liquidity and short-term liquidity ratios of the Association at June 30, 1996 were each 5.42%, exceeding the applicable requirements.

          QUALIFIED THRIFT LENDER TEST. All savings associations, including the Association, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations.

          The QTL test requires a savings association to have at least 65% of its portfolio assets (which consist of total assets less intangibles, properties used to conduct the savings association's business and liquid assets not exceeding 20% of total assets) in qualified thrift investments and continue to meet that test on a monthly average basis in nine out of every twelve months. Loans and mortgage-backed securities secured by domestic residential housing, as well as certain obligations of the FDIC and certain other related entities, may be included in qualifying thrift investments without limit.

          Certain other housing-related and non-residential real estate loans and investments, including loans to purchase or develop churches, nursing homes, hospitals and schools, and consumer loans and investments in subsidiaries engaged in housing-related activities may also be included, in varying amounts, up to 20% of portfolio assets. The Association was in compliance with the QTL test as of June 30, 1996.

          COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act ("CRA") requires each savings institution, as well as other lenders, to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The CRA also requires the OTS to assess, as part of its examination of a savings institution, the performance of the institution in meeting the credit needs of its community and to take such assessments into consideration in reviewing applications for mergers, acquisitions and other transactions. A less-than-satisfactory CRA rating may be the basis for denying such an application. In connection with the assessment of a savings institution's CRA performance, the OTS will assign a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted as of June 1995, the Association was rated "satisfactory."

          Effective July 1, 1995, the OTS together with the other federal banking agencies, adopted a joint rule amending each of their regulations concerning the CRA. Subject to certain exceptions and elections, the new regulations prescribe three tests for the evaluation of a savings association's performance. The lending test evaluates a savings association's record of helping to meet the credit needs of its assessment area through its lending activities by considering an association's home mortgage, small business, small farm, and community development lending. The investment test evaluates a savings association's record of helping to meet the credit needs of its assessment area through qualified investments that benefit its assessment area or a broader statewide or regional area including the assessment area.
Finally, the service test evaluates a savings association by analyzing both the availability and the effectiveness of the association's systems for delivering retail banking services and the extent and innovativeness of its community development services. Based upon the savings association's performance under the lending, investment, and service tests, and any other tests which may be applicable to the association under the new regulations, the OTS will assign the savings association one of the same four ratings prescribed under current regulations. Additionally, under the new regulations, the OTS will continue to consider an association's record of performance under the CRA in the same manner and for the same purposes as required under current regulations.

          These new regulations, while effective July 1, 1995, will be implemented over a two-year time frame. A savings association may elect to be evaluated under the revised performance tests beginning January 1, 1996. Absent such an election, these revised performance tests will not become mandatory and will not be deemed to replace the current regulations described above until July 1, 1997.

          LOANS TO ONE BORROWER LIMITATIONS. Savings associations are subject to the same loans to one borrower limitations that are applicable to national banks. Savings associations generally are not permitted to make loans to a single borrower in excess of 15% of the association's unimpaired capital and unimpaired surplus (depending upon the type of loan), plus an additional 10% for loans fully secured by readily marketable collateral. A savings association which meets its fully phased-in capital requirements may make loans to one borrower to develop domestic residential housing units, up to the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, if certain other conditions are satisfied. At June 30, 1996, the Association was in compliance with the loans to one borrower limitations. At that same date, its loan to one borrower limit was $3.9 million.

          LIMITATION ON COMMERCIAL REAL ESTATE LOANS. FIRREA provides that, absent an exemption, loans by a federal savings association that are secured by non-residential real property may not exceed 400% of the Association's capital. Such a restriction is not considered to materially affect the Association's operations due to the availability of other loan products.

          CERTAIN INVESTMENTS. In general, savings associations may not invest directly in equity securities, noninvestment grade debt securities, or real estate. Federal savings associations may invest in the stock of subsidiaries that engage in activities reasonably related to the activities of federal associations, including real estate development, subject to limitations based generally on the institution's asset size. Investments in subsidiaries engaged as principals in activities that are not permissible for national banks, such as real estate development, must be deducted from regulatory capital.

          A savings institution seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through an existing subsidiary must provide 30 days prior notice to the FDIC and the OTS and must conduct any activities of the subsidiary in accordance with regulations and orders of the OTS. The OTS has the power to require a savings institution to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to be a serious threat to the financial safety, soundness or stability of the savings institution or to be otherwise inconsistent with sound banking practices. See "Item 1. Business--Subsidiary Activities" for a description of the Association's subsidiaries.

          GENERAL LENDING POLICIES. The Association's lending activities are subject to federal and state regulation, including the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Community Reinvestment Act and the laws of California, Florida and other jurisdictions governing discrimination, lender disclosure to borrowers, foreclosure procedures and anti-deficiency judgments, among other matters.

TAXATION

          FEDERAL. For federal income tax purposes, Suncoast reports its income and expenses on the accrual basis of accounting on a fiscal year basis ending June 30. Suncoast files consolidated federal income tax returns.

          Suncoast is subject to the rules of federal income taxation applicable to corporations in general, and savings institutions, in particular, under the Internal Revenue Code of 1986 (the "Code"). The Code reduced the maximum tax rate from 46% to 34%. Except as specifically noted, the discussion below relates to taxable years beginning after June 30, 1987. The Code provides that net operating losses of a thrift institution incurred in taxable years beginning after 1981 and before 1986 may be carried back ten years and forward eight years. Other net operating losses of thrift institutions now come under the general three year carryback and the 15-year carryover rules.

          Under the Code, savings associations that meet certain conditions may qualify for a bad debt reserve deduction to reduce taxable income. For the year ended June 30, 1996, Suncoast did not qualify for this deduction.

          Suncoast is subject to the corporate alternative minimum tax which is imposed to the extent it exceeds Suncoast's regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially computed tax base. Included in this base will be a number of preference items including the following: (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable on the basis of actual experience; and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, for purposes of the new alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

          Suncoast accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 utilizes an asset and liability approach for financial accounting and reporting for income taxes and requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. Suncoast adopted FAS 109 as of July 1, 1991 on a prospective basis. See "Item 8. Financial Statements and Supplementary Data-Notes A and O to the Consolidated Financial Statements" for a discussion of the effect of SFAS 109 on the Association.

          Legislation provisions was recently passed which eliminate the preferential tax treatment for deducting additions to the tax bad debt reserves previously available to thrifts in tax years beginning prior to December 31, 1995. These provisions require that all thrift institutions recapture all or a portion of their tax bad debt reserves added since the last taxable year beginning before January 1, 1988. This legislation has no impact on Suncoast since it utilizes the direct write-off method for deducting bad debts for tax purposes.

          STATE. Florida has a corporate income tax which subjects Suncoast's Florida taxable income to a 5.5% tax. This tax is deductible in determining federal taxable income. For purposes of the Florida corporate income tax, tax benefits from net operating losses may not be carried back to prior years, but may be carried forward.

           No tax returns of Suncoast have been audited by federal or state authorities since inception.

ITEM 2. PROPERTIES
The following schedule sets forth the location of the current offices of the Association as well as certain additional information relating to these offices and/or leases at June 30, 1996.

                                                                          NET BOOK VALUE OF
                                                                        PREMISES OR LEASEHOLD
                                       LEASE               SQUARE           IMPROVEMENTS &
OFFICE DESCRIPTION                   EXPIRES (1)           FOOTAGE            EQUIPMENT
------------------                   -----------           -------      ---------------------
CORPORATE HEADQUARTERS AND
MORTGAGE ORIGINATION OFFICE
Presidential Circle                2/28/00                 32,850         $2,089,356
4000 Hollywood Boulevard
Hollywood, Florida

SAVINGS BRANCHES
4350 Sheridan Street                  -    (2)(3)          12,200          1,436,041
Hollywood, Florida

501 Golden Isles Drive                -    (2)(4)           4,500            656,816
Hallandale, Florida

227 Commercial Boulevard              -    (2)              5,000            784,737
Lauderdale-by-the-Sea, Florida

100 South Flamingo Road           12/31/96                  3,500             49,687
Pembroke Pines, Florida

1177 George Bush Boulevard, #102  12/31/01 (5)              4,059            197,454
Delray Beach, Florida

1313 North Ocean Boulevard            -    (2)(6)           7,600            624,354
Pompano Beach, Florida

MORTGAGE ORIGINATION OFFICE
7700 North Kendall Drive, #506     9/30/98                  1,129             14,011
Miami, Florida

STORAGE WAREHOUSES
1009 South 21st Avenue             3/31/98                  1,500                --
Hollywood, Florida

1017 South 21st Avenue            12/31/96                  2,322                --
Hollywood, Florida

OTHER
1177 George Bush Boulevard, #200   1/31/98 (7)              5,371            185,040
Delray Beach, Florida

4340 Sheridan Street                  -    (2)(8)           4,764            602,203
Hollywood, Florida
---------------------

(1) Certain of these leases have an option to renew.
(2) The Association owns the facility.
(3) A savings branch occupies 3,100 square feet. The remainder of the building is leased by unrelated parties.
(4) The Association leases 1,400 square feet to unrelated parties.
(5) The Association is currently renovating this space to accommodate its savings branch which is temporarily located in another suite at this location (see note 6 below). The Association plans to relocate its savings branch to this space in September, 1996.
(6) The Association opened this savings branch in August, 1996.
(7) The Association's savings branch at this location temporarily occupies approximately 300 square feet (see note 5 above). The remainder of the space is sub-leased to an unrelated party.
(8) The entire space is currently sub-leased to an unrelated party.

For further information regarding lease payments as of June 30, 1995, see "Item
8. - Financial Statements and Supplementary Data - Note M of Notes to Consolidated Financial Statements."

ITEM 3.      LEGAL PROCEEDINGS

             The Association and its subsidiaries are parties to routine legal proceedings which arise in the normal course of the Association's business. There are no material pending legal proceedings to which the Association or any subsidiary is a party or to which any of their property is subject.


ITEM 4.      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

             No matters were submitted to a vote of security holders of Suncoast during the three months ended June 30, 1996.


                                    PART II


ITEM 5.      MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
             MATTERS

             Suncoast's Common Stock is traded over-the-counter and is quoted on NASDAQ/NMS under the symbol SCSL. The table reflects the actual high and low closing prices for the quarters of the fiscal years ended June 30, 1995 and 1996.


Quarter Ended                         Common Stock
                                   High            Low
--------------------------------------------------------
September 30, 1994                 $7.63           $6.50
December 31, 1994                  $7.88           $5.50
March 31, 1995                     $9.06           $6.44
June 30, 1995                      $6.75           $5.50
September 30, 1995                 $7.19           $6.25
December 31, 1995                  $7.00           $5.88
March 31, 1996                     $6.88           $6.25
June 30, 1996                      $6.50           $5.75


No cash dividends have been paid on Suncoast's Common Stock since the fiscal year ended June 30, 1990. Any cash dividend on the Common Stock will be determined by future income and regulatory requirements. Suncoast has no current plans to pay dividends on the Common Stock.

             At September 23, 1996, 2,195,930 shares of Common Stock were outstanding, held by approximately 700 beneficial stockholders of record.

ITEM 6.     SELECTED FINANCIAL DATA

            The following selected consolidated financial and other data provides information for the five year period ended June 30, 1996.

(In Thousands, Except Per Share Data)                                   As of and for the years ended June 30,
                                                            -----------------------------------------------------------
                                                                 1996        1995        1994        1993         1992
                                                            -----------------------------------------------------------
OPERATING DATA:
Interest income                                             $   27,958  $   27,855  $   18,611   $  12,892   $   15,979
Interest expense                                                17,937      19,018      10,910       7,799       11,688
                                                            -----------------------------------------------------------
Net interest income before provision for loan losses            10,021       8,837       7,701       5,093        4,291
Provision for loan losses                                          153          95           -         537           55
Loan servicing income before valuation adjustments               4,399       6,275       4,580       3,768        3,510
Valuation adjustments                                                -           -           -       6,021        5,514
Gains on the sale of loans and loan servicing assets, net          925         560      14,963      22,458       15,131
Gains on the sale of mortgage-backed securities, net             2,950       1,388           -           -            -
Other non-interest income                                        1,252       1,707       7,630       9,619        4,573
Non-interest expenses                                           15,581      17,741      31,766      31,167       20,564
Provision for income taxes                                       1,411         330       1,005         928          141
                                                            -----------------------------------------------------------
Net income                                                  $    2,402  $      601  $    2,103  $    2,285   $    1,231
                                                            -----------------------------------------------------------
Earnings (loss) per share, primary                          $     0.61  $    (0.26) $     0.63  $     1.11   $     0.66
Earnings (loss) per share, fully diluted                    $     0.61        *     $     0.59  $     1.10   $     0.66
Common Stock cash dividends per share                       $        -  $        -  $        -  $        -            -
Preferred Stock cash dividends per share                    $     1.20  $     1.20  $     0.85  $        -            -
Weighted average common and common
   equivalent shares, fully diluted                              3,675       3,652       3,589       2,079        1,853
-----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                                                $  402,569  $  462,353  $  359,090  $  226,931   $  187,529
Loans receivable in portfolio                                  320,828     129,786     101,783      36,480       42,931
Loans receivable held for sale                                   6,730       2,978      23,481     116,169       36,296
Mortgage-backed securities                                      18,391     136,856     162,149           -            -
Loan servicing assets                                           11,718      10,105      11,248      14,999       30,422
Real estate owned                                                  261         523         428         533        1,852
Total liabilities                                              377,031     437,569     334,524     216,020      179,056
Deposits                                                       301,201     337,854     260,435     211,085      173,296
Borrowings                                                      68,500      88,623      69,000           -            -
Stockholders' equity                                            25,538      24,784      24,566      10,911        8,473
-----------------------------------------------------------------------------------------------------------------------
REGULATORY CAPITAL RATIOS:
Tangible                                                         6.22%       5.12%       6.57%       4.81%        4.04%
Core                                                             6.22%       5.12%       6.57%       4.81%        4.04%
Risk-based                                                      11.09%      13.43%      16.06%      11.01%        8.68%
-----------------------------------------------------------------------------------------------------------------------
OTHER:
Return on average assets                                         0.56%       0.15%       0.72%       1.10%        0.58%
Return on average equity                                         9.55%       2.44%      11.85%      23.58%       15.67%
Interest rate spread                                             2.66%       2.13%       2.69%       3.25%        2.77%
Loan servicing portfolio                                    $1,489,053  $1,639,069  $2,009,762  $2,688,629   $2,402,915
Mortgages originated                                        $  127,504  $  118,492  $2,203,839  $2,684,251   $1,659,336
Mortgages sold                                              $  117,615  $   79,313  $2,166,937  $2,615,188   $1,691,410
Number of:
   Savings branches                                                  6           4           4           4            4
   Mortgage origination offices                                      2           1           4          14           10

*Omitted due to anti-dilution.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Suncoast is engaged primarily in community banking and loan servicing activities. Suncoast provides community banking services primarily in Dade, Broward and Palm Beach counties in Florida. Community banking consists primarily of attracting checking and savings deposits from the public in a localized market area and investing such deposits, together with borrowings and other funds, in various types of loans and other permitted investments. In connection with its community banking activities. Suncoast originates and purchases, for its own portfolio, both residential and commercial real estate loans. Suncoast services loans secured by real property located throughout the United States. Suncoast's results of operations and financial condition over the past three fiscal years reflect a fundamental shift in Suncoast's business from a mortgage bank to a community bank. Prior to 1994, Suncoast was engaged primarily in the mortgage banking business, which involves the origination or purchase of single family residential loans for resale in the secondary mortgage market. Historically low interest rates in 1992 and 1993 generated record volumes of loan origination and resale activity, primarily refinancings, leading Suncoast to expand its lending operations nationally to 15 loan production offices. Beginning in January 1994, however, rising interest rates halted refinancings, making it unprofitable for Suncoast to continue its mortgage banking operation. Suncoast downsized its mortgage banking operations by closing all but one of its loan production offices, and by reducing related staff and overhead expenses.

             During fiscal 1994 and 1995, Suncoast changed its operating strategy to that of a community bank and focused on enhancing its net interest income and servicing revenues. As a result of this change in strategy, Suncoast's net interest income and loan servicing income have grown in relation to mortgage banking income in the years ended June 30, 1995 and 1996. Suncoast initially replaced its mortgage banking assets, primarily its inventory of loans available for sale, with investments in mortgage-backed securities, repurchase agreements, and loans originated for portfolio. Suncoast's strategy was to restructure its assets initially into interest bearing assets with minimal credit risk until Suncoast could reinvest funds previously used to finance its mortgage banking activities into portfolio loans. In addition, this strategy allowed Suncoast to shift its assets to those with lower risk weights under the risk based capital regulations enabling Suncoast to increase both its assets and deposits and, accordingly, its net interest income, while remaining well capitalized under such regulations.

             During fiscal 1995 and fiscal 1996, Suncoast sold portions of its mortgage-backed securities portfolio due to favorable market conditions and its ability to apply the proceeds to the purchase and origination of high quality residential and commercial real estate loans for investment. At June 30, 1996, $18.4 million of mortgage-backed securities remained available for sale. In completing this restructuring, Suncoast not only reduced its interest rate risk, but increased its net interest income by shifting from longer term fixed rate mortgage-backed securities to higher yielding adjustable rate loans receivable. As its assets were shifted into portfolio loans, Suncoast was required to reduce the overall levels of both its interest-earning assets and its interest-bearing liabilities in order to remain well capitalized under the applicable regulations, since its asset mix shifted from mortgage-backed securities and short term liquid investments, generally bearing 0 to 20% risk weights, to residential and commercial loans bearing 50% and 100% risk weights, respectively, for purposes of its risk-based capital ratio.

             The following table sets forth for the periods indicated the amounts and percentages of Suncoast's total income represented by each source (dollars in thousands):

                                                           Year Ended June 30,
                                                           ---- ----- ---- ---
                                         1996                      1995                       1994
                                         ----                      ----                       ----
                                     Amount     %               Amount    %               Amount     %
                                     ------     -               ------    -               ------     -

Net interest
 income before
 provision for
 loan losses  . . . . . . . .     $ 10,021      51.3%         $ 8,837     47.1%         $ 7,701      22.1%

Loan servicing
 income . . . . . . . . . . .        4,399      22.5            6,275     33.4            4,580      13.1

Gains on the sale
 of loans and
 loan servicing
 assets, net  . . . . . . . .          925       4.7              560      3.0           14,963      42.9

Gains on the sale
  of mortgage-backed
  securities  . . . . . . . .        2,950      15.1            1,388      7.4               --        --

Loan origination
 income . . . . . . . . . . .          435       2.2              391      2.1            6,075      17.4

Other . . . . . . . . . . . .          817       4.2            1,316      7.0            1,555       4.5
                                  --------     -----          -------    -----          -------     -----

Total . . . . . . . . . . . .     $ 19,547     100.0%         $18,767    100.0%         $34,874     100.0%
                                  ========     =====          =======    =====          =======     =====


         Net interest income is the difference between interest income received on Suncoast's interest-earning assets (principally loans, investments, mortgage-backed securities, and premiums on the sales of loans) and interest expense paid on its interest-bearing liabilities (principally deposits, FHLB advances, and other borrowings). Loan servicing income includes fees received for servicing loans, less amortization or valuation adjustments of loan servicing assets. Mortgage banking income includes gains on the sale of loans and loan servicing assets, interest on loans held in inventory for sale, and loan origination income. Loan origination income includes fees collected for document preparation and the processing of loans originated for sale in the secondary market. Suncoast has also periodically realized other income from its other mortgage-related and real estate activities, which is included in the "Other" category in the table above.


FACTORS AFFECTING EARNINGS

         ASSET/LIABILITY MANAGEMENT. The assets and liabilities of Suncoast are managed to provide an optimum and stable net interest margin, after-tax return on assets and return on equity capital. Management, in implementing Suncoast's asset/liability management policy, attempts to minimize the interest rate risk, credit risk, solvency risk and liquidity risk to Suncoast.
Suncoast's Asset/Liability Committee, which meets on a weekly basis and conducts scheduled reviews of various indicators and other risk criteria, has the responsibility to monitor interest rate risk, devise strategies to adjust interest rate risk and enhance capital and operational effectiveness, monitor and set targets for loan originations, purchases and sales and securities purchases, and establish pricing on all deposit products. Suncoast's asset and liability strategy seeks to achieve an optimum return on assets while assuming acceptable amounts of credit and interest rate risk with the goal of reasonable returns on investments relative to the risks assumed. Management balances these goals by minimizing credit risk through strict underwriting standards and policies while accepting moderate interest rate risk. While Suncoast accepts moderate levels of interest rate risk in its loan and investment portfolio, it generally seeks to limit interest rate risk by maintaining adjustable-rate assets and, in its mortgage banking operation, through the ongoing sale into the secondary mortgage market of all loans originated or purchased for sale.

         The Suncoast Board of Directors has established an interest rate risk policy to monitor the effect of interest rate risk in accordance with rules issued by the OTS. Management has implemented this policy with quarterly measurements. Management considers these measurements in its strategies to enhance capital and operational effectiveness. See "Item 8. Financial Statements and Supplementary Data - Note B of the Notes to Consolidated Financial Statements" for additional discussion of OTS rules regarding interest rate risk.

         GAP TABLE. The interest rate sensitivity of Suncoast can also be measured by matching its assets and liabilities, analyzing the extent to which such assets and liabilities are interest rate sensitive and by monitoring the resulting "gap" position. An asset or liability is rate sensitive within a specific time period if it will mature or reprice within that period. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated to mature within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. Accordingly, in a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the cost of its liabilities. Conversely, the cost of funds for an institution with a positive gap would generally be expected to decline less quickly than the yield on its assets in a falling interest rate environment. Changes in interest rates generally have the opposite effect on an institution with a "negative" gap. As of June 30, 1996, Suncoast had a negative cumulative one-year gap of $21.5 million or 5.3% of total assets. During a rising interest rate environment, Suncoast's negative gap position would generally be expected, absent the effect of other factors, to result in decreased net interest income as the increase in the cost of its liabilities would exceed the increase in the yield on its assets.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1996, which are anticipated, based upon certain assumptions described in the following paragraph, to reprice or mature in each of the future time periods shown. Certain weaknesses are inherent in this method of analysis. As an example, certain assets and liabilities may have similar maturity and repricing periods, but may react in different degrees to changes in market interest rates. Prepayment and early withdrawal penalties would likely deviate significantly from those assumed in calculating the table in the event of a change in interest rates.

                                                      (Dollars in thousands)

                                                     Over       Over       Over         Over
                                                      one        three     five         seven
                                          Within    year to   years to    years to     years to             Non-
                                           one       three      five       seven        thirty    Sub-    interest
                                          year(1)    years      years      years         years    total   sensitive      Total
                                          -------    -----      -----      -----         -----    -----   ---------      -----
Interest-earning assets
 First mortgage loans:
 Adjustable-rate......................... $211,992   $63,990     $9,522    $   --    $          $285,504   $    --     $285,504
 Fixed-rate and balloon..................   12,239     3,995      6,044     4,052     13,189      39,519        --       39,519
Second mortgage loans....................       48        33         67        34         22         204        --          204
Consumer loans...........................    1,545        --         --        --          -       1,545        --        1,545
Non-performing loans.....................                                                                      786          786
                                          --------   -------    -------   -------    -------    --------    ------     --------

Loans receivable.........................  225,824    68,018     15,633     4,086     13,211     326,772       786      327,558
                                          --------   -------    -------   -------    -------    --------    ------     --------

Mortgage-backed securities:
 Adjustable..............................   18,391        --         --        --         --      18,391        --       18,391
 Unrealized gain on assets
  available for sale.....................       --        --         --        --         --          --        --           --
                                          --------   -------    -------   -------    -------    --------    ------     --------

Total mortgage-backed securities:........   18,391        --         --        --         --      18,391        --       18,391
                                          --------   -------    -------   -------    -------    --------    ------     --------

Amounts due from purchasers of loans,
 MBS, and loan servicing assets:
  Loans..................................       --        --         --        --         --          --        --           --
  Mortgage-backed securities & REMICS....       --        --         --        --         --          --        --           --
  Loan servicing assets..................       --        --         --        --         --          --        --           --
                                          --------   -------    -------   -------    -------    --------    ------     --------

                                                --        --         --        --         --          --        --           --
                                          --------   -------    -------   -------    -------    --------    ------     --------

PMSRs                                           --        --         --        --         --          --     9,525        9,525
Originated Servicing Rights - FAS 122....       --        --         --        --         --          --       834          834
Premiums on the sale of loans............    1,359        --         --        --         --       1,359        --        1,359
FHLB stock and
 interest-earning deposits...............    4,497        --         --        --         --       4,497        --        4,497
                                          --------   -------    -------   -------    -------    --------    ------     --------

                                             5,856        --         --        --         --       5,856    10,359       16,215
                                          --------   -------    -------   -------    -------    --------    ------     --------

Total interest-earning assets............. 250,071    68,018     15,633     4,086     13,211     351,019    11,145      362,164

Non-interest earning assets...............      --        --         --        --         --          --    40,405       40,405
                                          --------   -------    -------   -------    -------    --------    ------     --------

Total assets.............................. 250,071    68,018     15,633     4,086     13,211     351,019    51,550      402,569
                                          ========   =======    =======   =======    =======    ========    ======     ========

Interest-bearing liabilities
 Fixed-maturity deposit accounts.......... 176,991    22,653      5,970        --         --     205,614        --      205,614
 NOW accounts.............................   6,568     6,012      1,609     1,108      2,454      17,751        --       17,751
 Money market accounts....................   4,723     4,533      1,632       587        330      11,805        --       11,805
 Passbook accounts........................   6,963    10,576      6,895     4,303     12,222      40,959        --       40,959
 Custodial and business accounts..........   9,277     8,492      2,272     1,565      3,466      25,072        --       25,072
                                          --------   -------    -------   -------    -------    --------     -----     --------

Deposits.................................. 204,522    52,266     18,378     7,563     18,472     301,201        --      301,201
                                          --------   -------    -------   -------    -------    --------     -----     --------

FHLB advances.............................  67,000        --         --        --      1,500      68,500        --       68,500
Other borrowings..........................
                                                --        --         --        --         --          --        --           --
                                          --------   -------    -------   -------    -------    --------    ------     --------

Total interest-bearing liabilities........ 271,522    52,266     18,378     7,563     19,972     369,701        --      369,701

Non-interest bearing liabilities..........      --        --         --        --         --          --     7,330        7,330
Stockholders' equity......................      --        --         --        --         --          --    25,538       25,538
                                          --------   -------    -------   -------    -------    --------    ------     --------

Total liabilities and
 Stockholders' equity..................... 271,522    52,266     18,378     7,563     19,972     369,701    32,868      402,569
                                          ========   =======    =======   =======    =======    ========    ======     ========
Excess (deficit) of interest-earning
 assets over interest-bearing
 liabilities.............................. (21,451)   15,752     (2,745)   (3,477)    (6,761)    (18,682)
                                          ========   =======    =======   =======    =======    ========

Cumulative excess (deficit)............... (21,451)   (5,699)    (8,444)  (11,921)   (18,682)    (18,682)
                                          ========   =======    =======   =======    =======    ========

Cumulative excess (deficit) as a
 percent of total assets..................  -5.32%    -1.41%     -2.09%    -2.96%     -4.64%      -4.64%



(1) Loans held for sale are included in this category because they are held by Suncoast for less than six months. The maturity dates of the loans range from seven to 30 years.

         On June 30, 1996 and 1995, respectively, approximately 68.9% and 59.3%, respectively, of Suncoast's total loans receivable were loans which mature or reprice within one year.

         Within the preceding table, interest-earning assets and interest-bearing liabilities with no contractual maturities are included in the "within one year" category. Premiums on the sales of loans are recorded as an interest earning asset in the gap table, but do not have a stated contractual yield. The investment in PMSRs and OMSRs which yield servicing fee income, and escrow and custodial accounts deposited with Suncoast, are included in the non-interest sensitive column.

         In preparing the preceding table, certain assumptions have been made with regard to prepayments on first mortgage loans and mortgage-backed securities. The prepayment assumptions used were obtained from publicly available mortgage prepayment rate tables. These sources provide assumptions which correlate to recent actual repricings experienced in the marketplace. These assumptions are that fixed-rate, single-family residential loans will reprice according to their scheduled amortization and that Suncoast will experience average annual prepayments of approximately the following percentages on fixed-rate loans according to the original term to maturity as follows: 30-year maturity, 8%; 15-year maturity, 10%; and seven and five year balloon, 15%. The assumptions provided by the mortgage prepayment rate tables should not be regarded as indicative of the actual repricings that may be experienced by Suncoast. Decay rates are assumed to indicate the annual rate at which an interest-bearing liability will be withdrawn in favor of an account with a more favorable interest rate. Decay rates have been assumed by Suncoast for NOW accounts, passbook and money market deposits and are the most recent national assumptions published by the OTS. The assumptions used at the dates indicated, although standardized, may not be indicative of actual withdrawals and repricing experienced by Suncoast. Annual percentage decay rate assumptions used in the table are as follows:

                                                                                                        More
                                   Within             1-3             3-5               5-7             Than
                                   1 Year            Years           Years             Years           7 Years
                                   ------            -----           -----             -----           -------

Passbook  . . . . . . . . . . .        17%              17%             16%               16%             14%
NOW . . . . . . . . . . . . . .        37               32              17                17              17
Money market  . . . . . . . . .        40               40              40                40              40


         All other assets and liabilities have been repriced based on the earlier of repricing or contractual maturity.

         YIELDS EARNED AND RATES PAID. The following table provides information relating to the categories of Suncoast's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period calculated by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

                                                                    (Dollars in thousands)

                                                                  1996                               1995
                                                                  ----                               ----
                                                   Average                  Yield/     Average                 Yield/
                                                   Balance      Interest     Rate      Balance     Interest     Rate
                                                  ---------     --------    ------    --------     --------    ------

                                                                             (Dollars in thousands)
Interest-earning assets:
FHLB stock and interest-earning deposits . .      $  25,426     $  1,488     5.85%  $    8,892    $    558      6.28%
Overnight investments and repurchase
    agreements . . . . . . . . . . . . . . .         20,366        1,165     5.72%      18,361       1,062      5.78%
                                                  ---------     --------            ----------    --------
Sub-total  . . . . . . . . . . . . . . . . .         45,792        2,653     5.79%      27,253       1,620      5.94%
                                                  ---------     --------            ----------    --------

Loans receivable . . . . . . . . . . . . . .        242,063       19,902     8.22%     117,401       9,359      7.97%
Mortgage-backed securities . . . . . . . . .         77,096        5,276     6.84%     260,924      16,731      6.41%
Other interest-earning assets. . . . . . . .          1,405          127     9.00%       1,611         145      9.00%
                                                  ---------     --------            ----------    --------

Total interest-earning assets. . . . . . . .      $ 366,356     $ 27,958     7.63%  $  407,189    $ 27,855      6.84%
                                                  =========     ========            ==========    ========
Interest-bearing liabilities:
Deposits . . . . . . . . . . . . . . . . . .      $ 308,768     $ 14,891     4.82%  $  316,979    $ 14,087      4.44%
                                                  ---------     --------            ----------    --------
Advances from FHLB . . . . . . . . . . . . .         47,330        2,772     5.86%      57,065       3,155      5.53%
Other borrowings . . . . . . . . . . . . . .          4,611          274     5.95%      29,672       1,776      5.99%
                                                  ---------     --------            ----------    --------
Sub-total. . . . . . . . . . . . . . . . . .         51,941        3,046     5.86%      86,737       4,931      5.69%
                                                  ---------     --------            ----------    --------
Total interest-bearing liabilities . . . . .      $ 360,709     $ 17,937     4.97%  $  403,716    $ 19,018      4.71%
                                                  =========     ========            ==========    ========
Net interest income/interest rate spread . .                    $ 10,021     2.66%                $  8,837      2.13%
                                                                ========                          ========
Net interest-earning assets/net
interest margin. . . . . . . . . . . . . . .      $ 366,356     $ 10,021     2.74%  $  407,189    $  8,837      2.17%
                                                  =========     ========            ==========    ========

                                                       (Dollars in thousands)

                                                                 1994
                                                                 ----
                                                 Average                    Yield/
                                                 Balance       Interest      Rate
                                                ---------      --------     -----

Interest-earning assets:
FHLB stock and interest-earning deposits . .    $  25,061       $   839     3.35%
Overnight investments and repurchase
    agreements . . . . . . . . . . . . . . .       22,621           822     3.63%
                                                ---------       -------
Sub-total  . . . . . . . . . . . . . . . . .       47,682         1,661     3.47%
                                                ---------       -------

Loans receivable . . . . . . . . . . . . . .      223,764        15,220     6.80%
Mortgage-backed securities . . . . . . . . .       23,894         1,575     6.59
Other interest-earning assets. . . . . . . .        1,727           155     8.98%
                                                ---------       -------

Total interest-earning assets. . . . . . . .    $ 297,067       $18,611     6.26%
                                                =========       =======
Interest-bearing liabilities:
Deposits . . . . . . . . . . . . . . . . . .    $ 277,185       $ 9,406     3.39%
                                                ---------       -------
Advances from FHLB . . . . . . . . . . . . .        8,898           349     3.92%
Other borrowings . . . . . . . . . . . . . .       19,158         1,155     6.03%
                                                ---------      --------
Sub-total. . . . . . . . . . . . . . . . . .       28,056         1,504     5.36%
                                                ---------      --------
Total interest-bearing liabilities . . . . .    $ 305,241       $10,910     3.57%
                                                =========       =======
Net interest income/interest rate spread . .                    $ 7,701     2.69%
                                                                =======
Net interest-earning assets/net
interest margin. . . . . . . . . . . . . . .    $ 297,067       $ 7,701     2.59%
                                                =========       =======
----------------------------

         The increase in the interest rate spread for fiscal 1996 from that of fiscal 1995 is primarily attributable to a change in Suncoast's asset mix as funds previously invested in mortgage-backed securities were reinvested in higher yielding primary adjustable rate residential and commercial mortgages. Suncoast's yields and costs, however, have generally followed the financial markets.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Suncoast's interest income and expense during Fiscal 1996, 1995 and 1994. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by prior year rates) and changes in rate (changes in rate multiplied by prior year volume). Rate-volume variances

(change in rate multiplied by the change in volume) have been allocated to the change in volume. All amounts are in thousands.


                                                   Year ended June 30, 1996                   Year ended June 30, 1995
                                                  vs. year ended June 30, 1995               vs year ended June 30, 1994
                                                    increase (decrease) due to               increase (decrease) due to
                                                Volume          Rate         Total         Volume       Rate          Total
                                                -------       -------       -------        -------     ------        -------
Interest-earning  assets:
Loans   . . . . . . . . . . . . . . . .         $10,249       $   294       $10,543        $(8,479)    $2,618        $(5,861)
Mortgage-backed securities  . . . . . .         (12,580)        1,125       (11,455)        15,199      (  43)        15,156
Premiums on the sale of loans . . . . .             (18)           --           (18)           (10)       --             (10)
FHLB stock and interest-earning
  deposits  . . . . . . . . . . . . . .           1,074           (41)        1,033         (1,214)     1,173            (41)
                                                -------       -------       -------        -------     ------        -------

Net increase (decrease) in interest on
 interest-earning assets  . . . . . . .          (1,275)        1,378           103          5,496      3,748          9,244
                                                -------       -------       -------        -------     ------        -------

Interest-bearing liabilities:
 Deposits . . . . . . . . . . . . . . .            (396)        1,200           804          1,769      2,912          4,681
 Borrowings and FHLB advances . . . . .          (2,041)          156        (1,885)         3,336         91          3,427
                                                -------       -------       -------        -------     ------        -------

Net increase(decrease) in interest
  on interest-bearing liabilities . . .          (2,437)        1,356        (1,081)         5,105      3,003          8,108
                                                -------       -------       -------        -------     ------        -------

Net increase (decrease) in net
  interest income before provision
  for loan losses . . . . . . . . . . .         $ 1,162       $    22       $ 1,184        $   391     $  745        $ 1,136
                                                =======       =======       =======        =======     ======        =======


         LOAN SERVICING INCOME. Loan servicing income includes fees received for servicing loans less amortization and valuation adjustments of loan servicing assets. Loan servicing assets consist of PMSRs, OMSRs and premiums on the sale of loans. Premiums on the sales of loans represent the present value of the future cash flows to be received in excess of the normal servicing fee, which are recorded as gains on the sale of loans at the time the sales occur.

         The value of loan servicing assets can be materially affected by economic forces not within the control of Suncoast. For example, Suncoast is subject to the risk that declines in the interest rates for mortgage loans will diminish its servicing portfolio as borrowers refinance or otherwise prepay higher rate loans. Management, however, seeks to reduce the risk of declining interest rates on its loan servicing portfolio by implementing various asset/liability management techniques and amortizing the assets. See "Asset and Liability Management," above.

         For the period from January 1990 through June 1995, Suncoast did not purchase or accumulate any servicing assets due in part to regulatory changes which placed restrictions on the value and amount of PMSRs that could be included in the calculation of regulatory capital. PMSRs and premiums on the sale of loans remaining from prior years, however, have continued to be amortized over the remaining anticipated life of the loans. In amortizing its loan servicing assets, and determining the carrying value of these assets, Suncoast uses certain assumptions, including the estimated prepayment rate on the mortgage loans being serviced. These estimates are reviewed in connection with the preparation of quarterly and year-end financial statements, and, if the estimated prepayment rates are too low, the values of the assets are adjusted downward and the adjustments are recorded as an expense. On an annual basis, PMSRs and OMSRs are also valued by an independent firm with the necessary expertise to perform such valuation and, if required by the valuation, the carrying value of the PMSRs and OMSRs is reduced to fair market value. No adjustments of PMSRs, OMSRs or premiums on the sale of loans were required in fiscal 1996, 1995 or 1994.

         On July 1, 1995, Suncoast adopted FAS 122, as discussed in "Item 8. Financial Statements and Supplementary Data - Notes to Suncoast's Consolidated Financial Statements." With its adoption of FAS 122, Suncoast has reinitiated its prior practice of retaining the servicing rights on most of the loans that it originates and sells, and capitalizes as OMSRs the normal servicing fee to
be received over the life of each loan at its fair value.   The adoption of FAS
122 resulted in aggregate additional realized net gains of approximately $600,000 ($380,000, net of tax) on the sale of loans during the year ended June 30, 1996.

         Suncoast's loan servicing portfolio (including subservicing, but excluding loans owned by Suncoast) at June 30, 1996 decreased to $1.2 billion as compared to $1.5 billion at June 30, 1995, primarily due to a decrease in
the amount of loans subserviced for the FDIC and other entities.   Unlike
servicing generally, subservicing contracts are not considered an investment in loan servicing rights for financial reporting purposes. Subservicing contracts allow Suncoast to utilize existing operational capabilities without incurring additional capital investment in servicing rights or the interest rate risk associated with these rights.

         The amount of subservicing fees generated by Suncoast from the FDIC is dependent upon the amount of assets which come under its control, the length of time such assets are owned by the FDIC and other factors generally beyond the control of Suncoast. The amount of subservicing fees from the FDIC declined due to the sale by the Resolution Trust Corporation, the FDIC's predecessor, of the majority of the loans under its control prior to the phase out of the RTC's operations in December 1995. At June 30, 1996, the subservicing portfolio declined to approximately $462.7 million from $881.0 million at June 30, 1995, with FDIC loans serviced declining from $511.8 million to $208.2 million. Included in the subservicing portfolio at June 30, 1996 is approximately $55.2 million of loans serviced under a sales agreement the servicing rights of which will be transferred to the purchaser in the first quarter of fiscal 1997.

         The portfolio of Suncoast owned servicing rights increased from $467.7 million at June 30, 1995 to $698.9 million at June 30, 1996 primarily as a result of servicing purchases. During the year ended June 30, 1996, Suncoast purchased approximately $2.3 million of loan servicing rights, representing approximately $286.8 million in principal loan balances, and capitalized approximately $860,000 in OMSRs, representing $62.0 million in principal loan balances. During fiscal 1996, Suncoast also recorded $107,000 in premiums on the sales of loans in connection with the sale of participation interests in certain commercial real estate loans.

         Repayments of loans underlying the servicing assets increased from $72.7 million in fiscal 1995 to $95.5 million in fiscal 1996 due to declining interest rates between the two periods. Suncoast intends to continue to generate loan servicing fees in connection with its existing portfolio of loan servicing rights and subservicing contracts, but loan servicing income may continue to decrease as loans in the existing portfolio are repaid and subservicing contracts are not renewed.

RESULTS OF OPERATIONS

YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

         NET INCOME. Suncoast's net income for fiscal 1996 was $2.4 million, representing earnings per common share of $.61, as compared to net income of $601,000, representing a loss per common share of $.26, for fiscal 1995. The increase in net income and earnings per share available to common stockholders during fiscal 1996 is primarily attributable to the $1.1 million increase in Suncoast's net interest income after provision for loan losses, combined with the $2.2 million decrease in non-interest expenses primarily from downsizing of Suncoast's mortgage banking operations and offices. The fiscal 1995 financial results were materially impacted by the costs of closing these unprofitable offices. These non-recurring costs, including employee separation and office lease termination expenses, totalled $1.6 million before income tax during fiscal 1995. Results of operations in fiscal 1996 and 1995 were favorably impacted by gains on the sale of mortgage-backed securities of $3.0 and $1.4 million, respectively.

         NET INTEREST INCOME. Net interest income before provision for loan losses increased to $10.0 million in fiscal 1996, as compared to $8.8 million in fiscal 1995, an increase of 13.4%. Although average interest earning assets were reduced by 10.0% from fiscal 1995 to fiscal 1996, interest income remained unchanged due to the shift in the asset mix from mortgage backed securities into higher yielding loans. During fiscal 1996, Suncoast originated or purchased for portfolio approximately $232.8 million of primarily adjustable rate single family residential loans, and $48.0 million of commercial and multi-family real estate loans. Interest expense decreased 5.7% in fiscal 1996, as compared to the prior fiscal years, primarily as a result of a decrease in the average balances of other borrowings and deposits. The average balance of such items decreased during fiscal 1996 as Suncoast repaid higher cost borrowings and reduced higher cost deposits. Both assets and liabilities were reduced during fiscal 1996 in order for Suncoast to remain in the well capitalized category.

         PROVISION FOR LOAN LOSSES. A provision for loan losses is recorded when available information indicates that it is probable that an asset has been impaired and the amount of the loss can be reasonably estimated. The adequacy of the allowance for loan losses is evaluated monthly by application of a formula developed by Suncoast that applies to outstanding loan balances percentages that vary based on the expected risk of loss for each type of loan and the designation of specific loans as classified assets, as well as management's further consideration of the inherent risk in the portfolio. The allowance is further based upon management's systematic and detailed evaluation of the potential loss exposure in Suncoast's loan portfolio considering such factors as historical loss experience, the borrower's ability to repay, repayment performance, estimated collateral value and mortgage insurance coverage. The evaluation process resulted in a provision for loan losses of $153,000 during fiscal 1996 as compared to $95,000 for fiscal 1995, due to the 247.2% increase in portfolio loan balances from June 30, 1995 to June 30, 1996.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114 ("FAS 114") "Accounting by Creditors or Impairment of a Loan," subsequently amended by FAS 118, as discussed in Notes to Suncoast's Consolidated Financial Statements. FAS 114 did not have any significant effect on Suncoast's financial condition and results of operations.

         LOAN SERVICING INCOME. Loan servicing fees decreased from $7.5 million for fiscal 1995 to $6.0 million for fiscal 1996 primarily as a result of a decline in the number of loans subserviced and the reduction of loan balances in Suncoast's servicing portfolio due to loan repayments and pay offs.

         The amount of subservicing fees generated by Suncoast from the FDIC depends upon the amount of assets which come under its control, the length of time such assets are owned by the FDIC and other factors generally beyond the control of Suncoast.

         Amortization of loan servicing assets increased $440,000 from fiscal 1995 to fiscal 1996 primarily as a result of lower interest rates which increased loan prepayment activity during fiscal 1996. As a result, Suncoast's loan servicing income during fiscal 1996 was $4.4 million, compared to $6.3 million in the prior fiscal year.

         GAINS ON THE SALE OF LOANS AND LOAN SERVICING ASSETS, NET. Gains on sale of loans and loan servicing assets for fiscal 1996 amounted to $925,000 compared to $560,000 in the prior year. During fiscal 1996 and fiscal 1995, Suncoast sold the servicing rights to $54.9 million and $14.0 million of conventional loans, respectively, and recorded gains of $591,000 and $150,000, respectively. These servicing rights, which had no carrying value for Suncoast , were sold to take advantage of favorable market conditions. Also included in other income in fiscal 1996 is $151,000 of gains on the sale of participation interests in certain commercial loans. Suncoast's loan sales amounted to $117.6 million and $79.3 million during fiscal 1996 and 1995, respectively.

         GAINS ON THE SALE OF MORTGAGE-BACKED SECURITIES. During the years ended June 30, 1996 and 1995, Suncoast sold mortgage-backed securities with a book value of $355.7 million and $265.2 million, respectively, and realized gains of $3.0 million and $1.4 million, respectively. Suncoast sold these securities in order to restructure its assets, reduce its interest rate sensitivity and take advantage of market opportunities. Due to the dependence of such gains on changes in interest rates, there is no assurance that market conditions will continue to be favorable for such sales or that Suncoast will be able to continue generating such revenue in the future. As of June 30, 1996, Suncoast had $18.4 million in available for sale securities.

         LOAN ORIGINATION INCOME. In fiscal 1996, loan origination income was $435,000 as compared to $391,000 in fiscal 1995 due to an increase in the number of loans originated in fiscal 1996 as compared to fiscal 1995. Total loan originations were $127.5 million and $118.5 million during fiscal 1996 and 1995, respectively.

         OTHER INCOME. Suncoast earned other income of $817 thousand and $1.3 million in fiscal 1996 and fiscal 1995, respectively. During fiscal 1995, the principal component of other income was fees earned from contracts with the RTC to underwrite, process and close certain loans that the RTC made in connection with the resale of properties acquired by the RTC. These fees declined and ultimately stopped as the RTC liquidated its inventory of acquired properties and phased out its operations. No further revenue is expected from this source. During fiscal 1996, other income was principally comprised of $306,000 in rental income from branch office properties owned by Suncoast.

         NON-INTEREST EXPENSES. Non-interest expenses for fiscal 1996 were $15.6 million as compared to $17.7 million for fiscal 1995, a 12.2% decrease. This overall decrease was principally due to the reduction in compensation, benefit, overhead and occupancy expenses resulting from the closing of loan production offices. In fiscal 1995, $1.6 million of these expenses were a one-time expense incurred in connection with office closings, including employee separation and office lease termination expenses.

         Employee compensation and benefits is the largest component of non-interest expenses and decreased from $8.0 million in fiscal 1995 to $7.2 million in fiscal 1996, a 9.6% decrease. Occupancy and equipment expenses decreased 29.4% in fiscal 1996 as compared to fiscal 1995.


 YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

         NET INCOME. Suncoast's net income for fiscal 1995 was $601,000, representing a loss per common share of $.26, as compared to net income of $2.1 million, or earnings of $.59 per share, for fiscal 1994. The decrease in net income and earnings per share available to common stockholders was primarily attributable to $1.6 million in non-recurring costs of closing unprofitable loan origination offices during fiscal 1995. Loan sales amounted to $79.3 million and $2.2 billion during fiscal 1995 and 1994, respectively.

         NET INTEREST INCOME. Net interest income before provision for loan losses increased to $8.8 million in fiscal 1995, as compared to $7.7 million in fiscal 1994, an increase of 14.8%. Interest income increased 49.7% primarily due to the increase in the outstanding balances of mortgage-backed securities and other interest earning assets. The average balance of total interest earning assets increased as a part of Suncoast's strategy to shift its focus from the generation of mortgage banking income to the enhancement of net interest income. Interest expense increased 74.3% in fiscal 1995, as compared to the prior fiscal year primarily as a result of higher deposits and borrowings which were used to finance the increase in assets discussed above.

         PROVISION FOR LOAN LOSSES. During fiscal 1995, Suncoast recorded a provision for loan losses of $95,000 compared to no such provision during fiscal 1994. The increased provision during fiscal 1995 was a result of management's systematic and detailed evaluation of the potential loss exposure in Suncoast's loan portfolio.

         LOAN SERVICING INCOME. Loan servicing fees decreased from $8.1 million for fiscal 1994 to $7.5 million for fiscal 1995. Fees earned on the servicing portfolio owned by Suncoast decreased due to the repayment and pay off of the underlying loans. Fees earned on originated servicing rights pending delivery under servicing sale agreements declined due to significantly reduced loan origination activity in fiscal 1995 as compared to Fiscal 1994. Amortization of loan servicing assets decreased $2.3 million between Fiscal 1995 and 1994 primarily as a result of higher interest rates which reduced loan prepayment activity during Fiscal 1995. As a result, Suncoast's loan servicing income during Fiscal 1995 was $6.3 million, compared to income of $4.6 million in the prior fiscal year.

         GAINS ON THE SALE OF LOANS AND LOAN SERVICING ASSETS, NET. Gains on sale of loans and loan servicing assets for Fiscal 1995 amounted to $560,000 compared to $15.0 million in the prior year. This decrease was attributable to the significant decline in mortgage banking activity.

         GAINS ON THE SALE OF MORTGAGE-BACKED SECURITIES. During the year ended June 30, 1995, Suncoast sold mortgage-backed securities with a book value of $265.2 million and realized gains of $1.4 million. No similar transactions were recorded in Fiscal 1994. Included in these sales was the sale of the $138.7 million portfolio of fixed-rate mortgage backed securities consisting of $56.6 million of seven-year balloon, $59.0 million of five-year balloon, $13.3 million of fifteen-year and $9.8 million of thirty-year securities. Suncoast sold these securities in order to restructure its assets, reduce its interest rate sensitivity and take advantage of market conditions.

         LOAN ORIGINATION INCOME. In Fiscal 1995, loan origination income declined to $391,000 as compared to $6.1 million in Fiscal 1994, due to the significant decrease in the number of originated loans. Total loan originations were $118.5 million and $2.2 billion during fiscal 1995 and 1994, respectively.

         OTHER INCOME. Suncoast derived other income of $1.3 million and $1.6 million in Fiscal 1995 and Fiscal 1994, respectively, principally consisting of fees earned from contracts previously made with the RTC to underwrite, process and close certain loans that the RTC made in connection with the resale of properties acquired by the RTC. These fees stopped as a result of the phase out of the RTC's operations in December 1995.

         NON-INTEREST EXPENSES. Non-interest expenses for Fiscal 1995 and 1994 were $17.7 million and $31.8 million, respectively, a 44.2% decrease. The overall decrease was principally due to closing of the loan production offices and the scale back of the mortgage banking operation. Employee compensation and benefits, the largest component of non-interest expenses, decreased from $18.4 million in Fiscal 1994 to $8.0 million in Fiscal 1995, a 56.4% decrease. Occupancy and equipment expenses decreased 3.6% in Fiscal 1995 as compared to Fiscal 1994.

         Other expenses decreased from $9.0 million in Fiscal 1994 to $5.6 million in Fiscal 1995. This decrease was primarily attributable to operating efficiencies, including decreased foreclosure losses experienced in the loan servicing operations and lower real estate owned maintenance expenses, as well as the loan production office closings.


FINANCIAL CONDITION

         Suncoast's total assets decreased by $59.8 million to $402.6 million at June 30, 1996 from $462.4 million at June 30, 1995, or 12.9%, primarily due to changes in asset mix. The decrease in assets was part of Suncoast's strategy to shift its assets from lower yielding assets with lower risk weights under the capital regulations to higher yielding assets with higher risk weights and still remain well capitalized. Interest earning deposits, mortgage-backed securities and amounts due from purchasers of loans, loan servicing rights and mortgage-backed securities decreased in the aggregate $185.5 million from June 30, 1995 to June 30, 1996 as funds previously invested in these assets were used to originate or acquire loans receivable, reduce deposits and repay borrowings. Loans receivable increased $194.8 million as Suncoast continued to implement its strategy of replacing lower yielding mortgage-backed securities with higher yielding loans receivable. Deposits and advances from the FHLB and other borrowings decreased $36.7 and $20.1 million, respectively, between June 30, 1995 and June 30, 1996 as Suncoast reduced deposits and repaid borrowings with higher costs and reduced its total assets. Other assets increased by $2.1 million primarily as a result of increased foreclosure advances related to loans serviced for others, primarily GNMA.


LIQUIDITY AND CAPITAL RESOURCES

         Liquidity management requires that funds be available to meet the daily financial commitments of Suncoast. These commitments consist primarily of loan originations, savings deposit withdrawals, and repayments of borrowed funds. Suncoast is required by federal regulations to maintain a minimum average daily balance of cash and qualifying liquid assets equal to 5.0% of the aggregate of the prior month's daily average savings deposits and short-term borrowings. Suncoast's average liquidity ratio decreased from 22.9% at June 30, 1995 to 5.42% at June 30, 1996, as liquid assets were redeployed into residential loan investments. Suncoast must also maintain an average daily balance of short-term liquid assets equal to at least 1% of its prior month's average daily balance of net withdrawable accounts plus short-term debt. At June 30, 1996 and June 30, 1995, Suncoast's short-term liquidity percentage was 5.42% and 22.9%, respectively. Suncoast maintains minimum levels of liquid assets in order to maximize net interest income.

         Suncoast's primary sources of funds consist of retail savings deposits bearing market rates of interest. Suncoast also obtains funds through interest and principal repayments on loans and from FHLB advances and other borrowings, including reverse repurchase and dollar reverse repurchase agreements with brokerage firms.

         Under the regulatory capital regulations of the OTS, Suncoast is required to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain tangible capital of at least 1.5% of tangible assets, core capital of at least 3.0% of adjusted tangible assets and risk based capital of at least 8.0% of risk-weighted assets (at least half of which must be comprised of core capital). Each of the capital requirements of the OTS that are applicable to Suncoast were exceeded at June 30, 1996. The tangible and core capital ratios were 6.22% and the risk-based capital ratio was 11.09%. The minimum capital requirements are $6.0 million for tangible capital, $12.1 million for core capital and $18.6 million for risk-based capital. At June 30, 1996, Suncoast's regulatory capital exceeded minimum requirements by $18.9 million for tangible capital, $12.9 million for core capital and $7.1 million for risk-based capital. Details of the computation of regulatory capital are provided in Note B of the Notes to Suncoast's Consolidated Financial Statements.


IMPACT OF INFLATION

         The Consolidated Statements of Financial Condition and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation and changing prices on the operations of Suncoast is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the price of goods and services, although periods of increased inflation may accompany a rising interest rate environment.


NEW ACCOUNTING STANDARDS

         In October 1995, the Financial Accounting Standards Board (" FASB") issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." This statement requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock based compensation plans using the intrinsic value method of accounting prescribed by existing principles. Suncoast has elected to remain with the existing principles and will make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in FAS 123 had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of FAS 123 are effective for financial statements for Suncoast's fiscal years beginning after June 30, 1996.

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.


CONTINGENCY RELATING TO RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE
FUND

         Suncoast pays deposit insurance premiums to the Savings Association Insurance Fund ("SAIF"). SAIF and its counterpart for commercial banks, the Bank Insurance Fund ("BIF"), were previously assessed deposit insurance premiums at the same rate. However, in 1995, the FDIC has twice reduced deposit insurance premiums for most BIF-insured banks so the minimum annual assessment applicable to BIF deposits effective January 1, 1996 is $2,000 as compared to a 23 basis point assessment rate for SAIF deposits. This disparity between BIF and SAIF in assessment rates may place Suncoast at a competitive disadvantage to institutions whose deposits are exclusively or primarily BIF-insured (such as most commercial banks).

         Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been proposed by the U.S. Congress, federal regulators, industry lobbyists and the Clinton Administration. One plan to recapitalize the SAIF that has gained support of several sponsors would require all SAIF member institutions, including Suncoast, to pay a one-time fee of approximately 85 basis points on the amount of deposits held by the member institution at March 31, 1995. This fee would amount to approximately $1.9 million on an after tax basis to Suncoast and, if this proposal is enacted into law, the effect would be to immediately reduce the capital of the SAIF-member institutions by the amount of the fee, and such amount would be an immediate charge to earnings.

              ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Suncoast Savings and Loan Association, FSA

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Suncoast Savings and Loan Association, FSA and its subsidiaries ("Suncoast") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Suncoast's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note A to the consolidated financial statements, Suncoast changed its method of accounting for mortgage servicing rights during 1996.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Miami, Florida
August 12, 1996

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
Consolidated Statements of Financial Condition                                              June 30,
                                                                                ------------------------------
                                                                                   1996               1995
                                                                                ----------         -----------

ASSETS                                                                                    (In thousands)
Cash and cash equivalents:
  Cash and amounts due from depository institutions                             $    1,260         $       157
  Interest-earning deposits                                                            622              43,613
                                                                                ----------         -----------
    Total cash and cash equivalents                                                  1,882              43,770
                                                                                ----------         -----------
Repurchase agreements                                                                                   75,000
Federal Home Loan Bank Stock                                                         3,875               3,758
Loans receivable:
  In portfolio                                                                     320,828             129,786
  Held for sale, sold under commitments                                              6,730               2,978
                                                                                ----------         -----------
    Total loans receivable, net                                                    327,558             132,764
                                                                                ----------         -----------
Mortgage-backed securities available for sale                                       18,391             136,856
Loan servicing assets:
  Purchased mortgage servicing rights                                                9,525               8,572
  Originated mortgage servicing rights                                                 834
  Premiums on the sale of loans                                                      1,359               1,533
                                                                                ----------         -----------
    Total loan servicing assets                                                     11,718              10,105
                                                                                ----------         -----------
Accrued interest and dividends receivable                                            3,042               2,123
Real estate owned, net                                                                 261                 523
Amounts due from purchasers of loans, loan
  servicing rights and mortgage-backed securities                                   19,883              43,941
Office properties and equipment                                                      6,640               6,285
Other assets                                                                         9,319               7,228
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                        $  301,201         $   337,854
Advances by borrowers for taxes and insurance                                        3,138               1,642
Advances from Federal Home Loan Bank and other borrowings                           68,500              88,623
Deferred income taxes                                                                  107                 115
Principal and interest payable on loans serviced for others                            274                 576
Other liabilities                                                                    3,811               8,759
                                                                                ----------         -----------
    Total liabilities                                                              377,031             437,569
                                                                                ----------         -----------

Commitments and contingencies (Notes D, M and N)

Stockholders' equity:
Preferred stock - $5.00 par value; 1,000,000 shares authorized;
  920,000 shares issued and outstanding                                              4,600               4,600
Common stock - $1.10 par value; 5,000,000 shares authorized; 1,996,930 shares
  and 1,982,530 shares, respectively, issued and outstanding                         2,197               2,181

Additional paid-in capital                                                          17,295              17,252
Retained earnings                                                                    1,642                 344
                                                                                ----------         -----------
                                                                                    25,734              24,377
Unrealized gain (loss) on mortgage-backed securities available
  for sale, net of deferred income taxes                                              (196)                407
                                                                                ----------         -----------
    Total stockholders' equity                                                      25,538              24,784
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========



The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Income                                                Year Ended June 30,
                                                                          ------------------------------------
                                                                            1996          1995          1994
                                                                          ---------     ---------    ---------
Interest income:                                                          (In thousands, except per share data)
  Loans                                                                   $  19,902     $   9,359    $  15,220
  Mortgage-backed securities                                                  5,276        16,731        1,575
  Premiums on the sale of loans                                                 127           145          155
  Repurchase agreements and investments                                       1,463         1,344          941
  Other                                                                       1,190           276          720
                                                                          ---------     ---------    ---------
                                                                             27,958        27,855       18,611
                                                                          ---------     ---------    ---------

Interest expense:
  Deposits                                                                   14,891        14,087        9,406
  Short-term borrowings                                                       2,982         4,931        1,504
  Long-term borrowings                                                           64
                                                                          ---------     ---------    ---------
                                                                             17,937        19,018       10,910
                                                                          ---------     ---------    ---------


Net interest income before provision for loan losses                         10,021         8,837        7,701
Provision for loan losses                                                       153            95
                                                                          ---------     ---------    ---------
Net interest income after provision for loan losses                           9,868         8,742        7,701
                                                                          ---------     ---------    ---------

Other income (expense):
  Loan servicing fees                                                         6,016         7,450        8,088
  Amortization of loan servicing assets                                      (1,617)       (1,175)      (3,508)
                                                                          ---------     ---------    ---------
  Loan servicing income                                                       4,399         6,275        4,580
  Gains on the sale of loans and loan servicing assets, net                     925           560       14,963
  Gains on the sale of mortgage-backed securities, net                        2,950         1,388
  Loan origination income                                                       435           391        6,075
  Other                                                                         817         1,316        1,555
                                                                          ---------     ---------    ---------
                                                                              9,526         9,930       27,173
                                                                          ---------     ---------    ---------

Non-interest expenses:
  Employee compensation and benefits                                          7,240         8,005       18,362
  Occupancy and equipment                                                     2,866         4,057        4,209
  Provision for losses on real estate                                            95            68          150
  Other                                                                       5,380         5,611        9,045
                                                                          ---------     ---------    ---------
                                                                             15,581        17,741       31,766
                                                                          ---------     ---------    ---------

Income before taxes                                                           3,813           931        3,108
Provision for income taxes                                                    1,411           330        1,005
                                                                          ---------     ---------    ---------
Net income                                                                $   2,402     $     601    $   2,103
                                                                          =========     =========    =========

Net income                                                                $   2,402     $     601    $   2,103
Preferred stock dividends                                                     1,104         1,104          780
                                                                          ---------     ---------    ---------
Earnings (loss) available to common stockholders                          $   1,298     $    (503)   $   1,323
                                                                          =========     =========    =========

Earnings (loss) per common share:
  Primary                                                                 $    0.61     $   (0.26)   $    0.63
  Fully diluted (omitted in 1995 due to anti-dilution)                    $    0.61                  $    0.59
Weighted-average common and common equivalent shares:
  Primary                                                                 2,137,327     1,940,275    2,105,358
  Fully diluted                                                           3,674,730     3,652,457    3,588,620


The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

                                                                                             Unrealized
                                                                                            gain (loss)
                                                                                            on mortgage-
                                                                                               backed
                                                                    Additional               securities       Total
                                              Preferred   Common      paid-in    Retained    available    Stockholders'
                                                stock     stock       capital    earnings  for sale, net     equity
                                             ---------- ---------  ------------  --------- ------------- --------------

                                                                         (In thousands)

Balance, June 30, 1993                        $   --     $ 2,085    $   9,302     $  (476)    $      --    $  10,911
Issuance of common stock                                      27           42                                     69
Issuance of preferred stock                    4,600                    7,628                                 12,228
Tax benefit on disqualification of
  stock options                                                            35                                     35
Net income                                                                          2,103                      2,103
Cash dividends on preferred stock                                                    (780)                      (780)
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1994                         4,600       2,112       17,007         847            --       24,566
Common stock issued in acquisition                            33          143                                    176
Issuance of common stock                                      36           47                                     83
Tax benefit on disqualification of
  stock options                                                            55                                     55
Net income                                                                            601                        601
Cash dividends on preferred stock                                                  (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale                                                                                         407          407
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1995                         4,600       2,181       17,252         344           407       24,784
Issuance of common stock                                      16           25                                     41
Tax benefit on disqualification of
   stock options                                                           18                                     18
Net income                                                                          2,402                      2,402
Cash dividends on preferred stock                                                  (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale                                                                                        (603)        (603)
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1996                       $ 4,600     $ 2,197    $  17,295     $ 1,642     $    (196)   $  25,538
                                             =======     =======    =========     =======     =========    =========

The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Cash Flow                                                    Year Ended June 30,
                                                                              -------------------------------------
                                                                                   1996       1995           1994
                                                                              -----------   ---------    ----------
                                                                                        (In thousands)
Cash flows from operating activities:
  Net income                                                                  $     2,402   $     601    $    2,103
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Depreciation and amortization of office properties and equipment                1,140       1,409         1,330
    Provision for income taxes                                                      1,411         330         1,005
    Accretion of deferred loan fees                                                  (223)       (178)          (88)
    Amortization of purchased and originated mortgage servicing rights              1,336         990         3,090
    Amortization of premiums on the sale of loans                                     281         185           418
    Amortization of discounts and premiums, net                                      (488)     (1,419)          (18)
    Net (increase) decrease in loans receivable held for sale                      (3,002)     21,039        98,494
    Provision for loan losses                                                         153          95
    Provision for losses on real estate                                                95          68           150
    Net decrease (increase) in amounts due from purchasers of loans,
       loan servicing rights and mortgage-backed securities                        24,058     (35,441)        8,329
    Federal Home Loan Bank stock dividends                                                                      (64)
    Gains on the sale of loans and loan servicing assets, net                        (925)       (560)      (14,963)
    Gains on the sale of mortgage-backed securities                                (2,950)     (1,388)
    Increase in accrued interest and dividends receivable                            (919)       (460)         (918)
    (Increase) decrease in other assets                                            (2,122)      4,627        (2,463)
    (Decrease) increase in other liabilities                                       (6,314)      5,121          (890)
    Other                                                                              31          33
                                                                              -----------    --------    ----------
Net cash provided by (used in) operating activities                                13,964      (4,948)       95,515
                                                                              -----------    --------    ----------
Cash flows from investing activities:
  Net increase in loans receivable in portfolio                                  (191,821)    (29,089)      (65,905)
  Principal repayments of mortgage-backed securities                                7,016      18,897           715
  Purchase of mortgage-backed securities                                         (244,701)   (256,711)     (162,846)
  Proceeds from sales of mortgage-backed securities                               358,630     266,560
  Purchase of repurchase agreements                                            (2,110,000)   (307,000)   (2,968,000)
  Proceeds from maturities of repurchase agreements                             2,185,000     252,000     2,948,000
  Capital (expenditures) dispositions, net                                         (1,495)         80        (1,927)
  Increase in originated mortgage servicing rights                                   (863)
  Payments for purchased mortgage servicing rights                                 (2,260)        (51)
  Proceeds from sales of purchased servicing rights and premiums on the
    sale of loans                                                                     621         380         9,576
  Proceeds from sale of real estate owned                                             463         650           469
  Purchase of Federal Home Loan Bank stock                                         (3,417)     (3,075)       (3,840)
  Proceeds from redemption of Federal Home Loan Bank stock                          3,300       2,867         1,731
                                                                              -----------    --------    ----------
Net cash provided by (used in) investing activities                                   473     (54,492)     (242,027)
                                                                              -----------    --------    ----------
Cash flows from financing activities:
  Net (decrease) increase in deposits                                             (36,653)     77,419        49,350
  Increase in advances by borrowers for taxes and insurance                         1,496         335            39
  Advances from Federal Home Loan Bank                                             43,500                    69,000
  Repayments of advances and other borrowings from Federal Home Loan Bank, net                (44,000)
  (Repayments of) proceeds from other borrowings, net                             (63,623)     63,623
  Proceeds from issuance of common stock                                               59         138           104
  Proceeds from issuance of preferred stock                                                                  12,228
  Cash dividends paid on preferred stock                                           (1,104)     (1,104)         (780)
                                                                              -----------    --------    ----------
Net cash (used in) provided by financing activities                               (56,325)     96,411       129,941
                                                                              -----------    --------    ----------
Net (decrease) increase in cash and cash equivalents                              (41,888)     36,971       (16,571)
Cash and cash equivalents at beginning of year                                     43,770       6,799        23,370
                                                                              -----------    --------    ----------
Cash and cash equivalents at end of year                                      $     1,882    $ 43,770    $    6,799
                                                                              ===========    ========    ==========
Supplemental disclosures of cash flow information:
  Cash paid for interest                                                      $    18,088    $ 18,683    $   10,782
  Cash paid for income taxes, net of refunds received                               1,208         120           841
Supplemental non-cash activities:
  REO obtained through foreclosure                                            $       199    $  1,133    $      537


The accompanying notes are an integral part of these financial statements.

                Suncoast Savings and Loan Association, FSA and
           Subsidiaries Notes To Consolidated Financial Statements


A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies of Suncoast Savings and Loan Association, FSA ("Suncoast") conform to generally accepted accounting principles ("GAAP") and to general practices within the savings and loan industry. The following summarizes the most significant of those policies and procedures.

         1. Principles of Consolidation--The consolidated financial statements include the accounts of Suncoast and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

         In April, 1995, Suncoast issued common stock to acquire Intra-Coastal Mortgage Company, Inc., a licensed lender/broker. The acquisition was accounted for using the purchase method of accounting, and the effect of the acquisition on the financial statements for the year ended June 30, 1995 was not significant.

         2. Cash and cash equivalents--Cash and amounts due from banks and interest-earning deposits with original maturities of three months or less are considered cash and cash equivalents for cash flow reporting purposes.

         3. Repurchase Agreements, Mortgage-Backed Securities and Investment Securities--On July 1, 1994, Suncoast adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Under FAS 115, investments in debt and equity securities which Suncoast has a positive intent and ability to hold to maturity are classified as "securities held to maturity" and are carried at cost, adjusted for discounts and premiums which are accreted or amortized to estimated maturity under the interest method. In accordance with FAS 115, a security cannot be classified as held to maturity if it might be sold in response to changes in market interest rates, related changes in the security's prepayment risk, liquidity needs, changes in the availability of and the yield on alternative investments, and changes in funding sources and terms. Debt and equity securities purchased or sold for the purpose of a short-term profit are classified as "trading account securities" and are recorded at fair value, with unrealized gains and losses reflected in operations. Suncoast does not have trading account securities. Debt and equity securities not classified as held to maturity or trading account securities are classified as "available for sale". Debt and equity securities available for sale are carried at fair value, with the related unrealized appreciation or depreciation, net of deferred income taxes, reported as a separate component of stockholders' equity. Realized gain or loss on sales of securities is based on the specific identification method.

         At June 30, 1996 and 1995, the portfolio of mortgage-backed securities was classified as available for sale with an unrealized loss (net of taxes) of $196,000 and an unrealized gain (net of taxes) of $407,000, respectively, recorded as a separate component of stockholders' equity.

The portfolio was classified as such because management restructured Suncoast's assets in fiscal 1995 and sold its entire $138.7 million portfolio of fixed rate securities, previously classified as held to maturity, realizing a gain of approximately $486,000.

         4. Mortgage Banking Activities--Suncoast originates mortgage loans for portfolio investment or sale in the secondary market. Mortgage loans are designated as either available for sale or held in portfolio. Mortgage loans held in the portfolio are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts. Mortgage loans available for sale are carried at the lower of cost or fair market value, determined on an aggregate basis, and net unrealized losses, if any, are recognized in a valuation allowance with a corresponding charge to income. Suncoast recognizes gains or losses on the sales of servicing rights when the related sales contract has been executed and legal title and substantially all risks and rewards of ownership of the servicing asset has passed to the buyer. Gains or losses are computed by deducting any associated deferred excess servicing rights, mortgage servicing rights, and other related expenses from the sales proceeds.

         Suncoast minimizes its interest rate risk on loan commitments expected to close and the inventory of mortgage loans held for sale through commitments to permanent investors.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114, ("FAS 114") "Accounting by Creditors for Impairment of a Loan", subsequently amended by FAS 118. Loans within the scope of FAS 114 are measured for impairment based on (a) the present value of expected future cash flows discounted at the loan's effective interest rate,
(b) the market price, or (c) if collateral dependent, the fair value of the collateral. If the value of the loan so determined is less than the loan's recorded value, Suncoast recognizes a loss for the difference by creating a valuation allowance or adjusting an existing valuation allowance with a corresponding charge to operations. FAS 118 amended certain income recognition and disclosure provisions of FAS 114. The adoption of FAS 114 and FAS 118 did not have any significant effect on Suncoast's financial condition and results of operations, due to the composition of the loan portfolio and its policy for establishing its allowance for loan losses.

         At June 30, 1996, 1995 and 1994, Suncoast was servicing loans amounting to approximately $1.5 billion, $1.6 billion and $2.0 billion, respectively. Servicing loans generally consists of collecting mortgage payments, maintaining custodial accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with loans serviced for others, Suncoast held in non-interest or low-interest bearing deposit accounts borrowers' custodial balances of approximately $24.2 million and $37.3 million at June 30, 1996 and 1995, respectively. Suncoast makes a provision for expected unreimbursed costs, which are incurred as a result of Suncoast's responsibility as servicer of Federal Housing Administration (FHA) insured, Veterans Administration (VA) guaranteed, and other loans for investors. The provision is determined based on a number of variables, including the amount of delinquent loans serviced for other investors, the length of delinquency, and the amounts previously advanced on behalf of the borrower that Suncoast does not expect to recover. Actual cost incurred may vary from Suncoast's estimate due to a number of factors beyond Suncoast's control.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 122 ("FAS 122") "Accounting for Mortgage Servicing Rights." FAS 122 requires that rights to service mortgage loans for others acquired through either purchase or origination of mortgage loans be recognized as separate assets if the related mortgage loan is intended to be sold with servicing retained. The adoption of FAS 122 resulted in aggregate realized net gains of approximately $600,000 ($380,000, net of income taxes) on the sale of loans during the year ended June 30, 1996. Purchased mortgage servicing rights ("PMSRs") represent the cost of acquiring the rights to service mortgage loans, and such cost is capitalized and amortized in proportion to, and over the period of, estimated net servicing income.

         Premiums on the sale of loans represent the present value of the cash flows associated with the portion of estimated future interest income retained on loans sold (based upon certain prepayment rate and interest rate assumptions and net of a normal servicing fee), which are recognized as gains on the sale of loans at the time the sales occur. As the cash flows are collected, Suncoast amortizes the premiums and recognizes a normal servicing fee and interest income on the premiums at the rate assumed in determining the present value of the premiums. Such premiums are amortized in proportion to and over the estimated period such cash flows will be collected.

         Suncoast periodically makes an assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. The carrying values of Suncoast's servicing assets, and the amortization thereon, are evaluated in relation to estimated future net servicing cash flows (discounted) to be received and retained. Such carrying values are adjusted for indicated impairments based on management's best estimate of remaining cash flows. Such estimates may vary from the actual remaining cash flows due to prepayments of the underlying mortgage loans and increases in servicing costs. Changes in open market values do not directly affect the expected cash flows used in determining the carrying values.

         5. Office Properties and Equipment--Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years; amortization of leasehold improvements is computed over the terms of the respective leases (including renewal periods which management intends to exercise) or their estimated useful lives, whichever is shorter.

         6. Loan Fees--Suncoast defers loan origination fees (after offsetting certain direct costs of originating the loans) and recognizes these fees using the interest method over the life of the loans as an adjustment of the loans' yield. Loan origination fees received on loans sold are recorded as income upon the sale of the loans. Loan commitment fees received are deferred and recognized similarly over the life of the loan or at the expiration of the commitment if the commitment expires unexercised.

         7. Provisions for Losses--Provisions for loan losses and losses on real estate owned (included in non- interest expenses) include charges to adjust the recorded balances of loans receivable and real estate owned to their estimated net realizable value, as applicable. Such provisions are based on management's estimate of fair market value of the collateral, considering the current and anticipated future operating or sales conditions. Recovery of the carrying value of such loans and real estate owned is dependent to a great extent on economic, operating and other conditions that may be beyond Suncoast's control. Suncoast also provides an allowance for loan losses based upon historical loss experience, delinquency trends, the value of underlying collateral, known and inherent risks in the assets, prepayment rates and the general state of the real estate market.

         8. Provision for Uncollected Interest--When a loan becomes ninety days or more delinquent, Suncoast stops the accrual of interest income and reverses any interest previously accrued but uncollected. Such interest, if ultimately collected, is credited to income in the period of recovery.

         9. Real Estate Owned--Real estate owned represents property acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the fair market value less estimated selling expenses of the property at date of foreclosure. Subsequent adjustments to the fair market value at date of foreclosure are recorded as an expense. Sales of real estate are recorded under the accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Until a contract qualifies as a sale, all collections are recorded as deposits.

         The ability of Suncoast to recover the carrying value of its investment in real estate owned is based upon future sales. The ability to complete such sales is subject to market conditions and other factors, all of which are beyond Suncoast's control.

         10. Income Taxes--Suncoast uses the asset and liability approach to account for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

         11. Earnings (Loss) Per Share--Earnings (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus common stock equivalents applicable to stock options. When dilutive, fully diluted earnings per common share is derived as follows: Earnings (loss) available to common stockholders are increased by preferred dividends paid eliminated upon conversion of preferred shares to common shares. This remainder is divided by the sum of the average number of common shares outstanding for the period plus the added common shares that would have been outstanding if: (a) all of the outstanding preferred shares had been converted into common shares at the beginning of the period and (b) all stock options granted that have economic value were exercised at the beginning of the period, and the related funds that would have been received by Suncoast upon such exercise were used to repurchase outstanding common shares.

         12. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term are the adequacy of reserves available for loan losses and the present value of the estimated future cash flows utilized to calculate loan servicing assets.

         13. New Accounting Standards--In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." This statement requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock based compensation plans using the intrinsic value method of accounting prescribed by existing principles. Suncoast has elected to remain with the existing principles and will make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in FAS 123 had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of FAS 123 are effective for financial statements for Suncoast's fiscal years beginning after June 30, 1996.

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

         14. Reclassifications--Certain amounts reported in prior periods' financial statements have been reclassified to conform to current classifications.


B.       REGULATORY CAPITAL REQUIREMENTS

         Under the regulatory capital regulations of the Office of Thrift Supervision ("OTS"), Suncoast is required to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain tangible capital of at least 1.5% of tangible assets, core capital of at least 3.0% of adjusted tangible assets and risk based capital of at least 8.0% of risk-weighted assets.

         At June 30, 1996 Suncoast exceeded all three of its current capital requirements. The status of the capital requirements of Suncoast at June 30, 1996 is as follows (dollars are in thousands and are unaudited):

                                                       Percentage            Percentage    Risk-     Percentage of
                                            Tangible     of         Core         of        based       risk-based
                                            capital    assets(1)   capital    assets(1)   capital      assets (1)
                                            --------   ---------- ---------  ---------- ----------   -------------
Stockholders' equity before adjustments     $  25,538     6.36%   $  25,538     6.36%   $   25,538        11.05%
Regulatory adjustments:
 General valuation reserves                                                                    657          .28
 Non-qualifying PMSRs                            (720)    (.18)        (720)    (.18)         (720)        (.30)
 Goodwill                                         (47)    (.01)         (47)    (.01)          (47)        (.02)
 Unrealized loss on mortgage-backed
   securities available for sale, net             196      .05          196      .05           196          .08
                                            ---------     ----    ---------     ----    ----------         ----
Regulatory capital                             24,967     6.22       24,967     6.22        25,624        11.09
Minimum capital requirement                     6,024     1.50       12,048     3.00        18,486         8.00
                                            ---------     ----    ---------     ----    ----------         ----

Regulatory capital excess                   $  18,943     4.72%   $  12,919     3.22%   $    7,138         3.09%
                                            =========     ====    =========     ====    ==========         ====

Assets for capital calculation              $ 401,605             $ 401,605             $  231,069
                                            =========             =========             ==========

-------------------------------

(1) Tangible and core capital percentages are computed as a percentage of tangible and adjusted tangible assets, respectively. The risk-based capital percentage is computed as a percentage of risk-adjusted assets.

         Under current OTS capital rules, PMSRs and OMSRs (collectively, "MSRs") may be included in regulatory capital only to the extent that, in the aggregate, they do not exceed 50% of core capital. For purposes of calculating core capital, MSRs are valued at the lesser of 90 percent of fair market value or 100 percent of their book value (net of any valuation allowance). Any excess amounts are deducted from assets and core capital. The estimated fair market value of MSRs must be determined at least quarterly. Suncoast also uses the services of an independent expert to perform an annual market valuation in accordance with guidance issued by the OTS. The amount of MSRs that may be included in tangible capital is the same as that permitted in core capital.
At June 30, 1996, Suncoast's book value of MSRs was $10.4 million, and based upon a market valuation of MSRs at that date, a deduction from assets and capital for regulatory capital purposes in the amount of $720,000 was necessary.

         The OTS amended risk-based capital rules to incorporate interest-rate risk ("IRR") requirements which require a savings association to hold additional capital if it is projected to experience an excessive decline in net portfolio value in the event interest rates increase or decrease by two percentage points. The additional capital required is equal to one-half of the amount by which any decline in net portfolio value exceeds 2 percent of the savings association's total net portfolio value. Suncoast does not expect the interest-rate risk requirements to have a material impact on its required capital levels at the present time.

         The OTS rules establish the capital levels for which an insured institution will be categorized as: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. A well capitalized institution must have risk-based capital of 10% or more, core capital of 5% or more and Tier 1 risk- based capital (based on the ratio of core capital to risk-weighted assets ) of 6% or more and may not be subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS. The

OTS and other federal banking agencies are required to take prompt corrective action to resolve the problems of critically undercapitalized financial institutions. Suncoast is a well capitalized institution under the definitions as adopted.

C.      REPURCHASE AGREEMENTS AND FEDERAL HOME LOAN BANK STOCK

         During the years ended June 30, 1996 and 1995, Suncoast invested in repurchase agreements but had no such investment at June 30, 1996. These investments were collateralized by U.S. Government securities through agency agreements with a national brokerage firm (the "counter-party"). The securities underlying the agreements are book- entry securities. The securities were delivered by appropriate entry with a third-party custodian as per agreement between Suncoast and the counter-party. Based on month-end balances for the years ended June 30, 1996 and 1995 repurchase agreements averaged $16.7 million and $21.3 million, respectively, the maximum amount outstanding at any month-end in each year was $75.0 million, and the maximum amount outstanding in each year with any single counter-party was $75.0 million. The market values of these agreements approximated their carrying value.

         Federal Home Loan Bank ("FHLB") stock ownership is required for membership in the bank system. Its carrying value approximates market value.

D.       LOANS RECEIVABLE

         Loans receivable at June 30 are comprised of (in thousands):

                                                      1996                   1995
                                                  ------------          -------------
Loans in portfolio:
 Real estate loans:
 Commercial, collateralized by--
  Undeveloped land                                $      3,115          $       5,256
  Office buildings                                       8,287                  7,625
  Hotel property                                        21,692                  9,082
  Retail stores                                         21,552                 17,245
  Multi-family residential and other                    43,836                 34,099
                                                  ------------          -------------
    Total commercial                                    98,482                 73,307
 Residential (one to four family)                      215,044                 55,449
 Construction                                            8,491                  7,085
 Consumer loans                                          1,917                  1,750
                                                  ------------          -------------
                                                       323,934                137,591
Allowance for loan losses                                 (657)                  (504)
Deferred loan fees, net                                   (617)                  (493)
Undisbursed portion of loans in process                 (4,354)                (7,137)
Premiums paid on loans held in portfolio                 2,522                    329
                                                  ------------          -------------
                                                  $    320,828          $     129,786
                                                  ============          =============

Loans held for sale:
 Residential real estate loans                    $      6,675          $       2,962
 Deferred loan fees, net                                   (31)                   (19)
 Premiums paid on loans held for sale                       86                     35
                                                  ------------          -------------
                                                  $      6,730          $       2,978
                                                  ============          =============
Total loans receivable, net                       $    327,558          $     132,764
                                                  ============          =============

         At June 30, 1996, Suncoast had pledged approximately $163.5 million of first mortgage loans as collateral for FHLB advances (see Note L).

         The commercial real estate loans are primarily in the State of Florida and are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of real estate. Loans not accruing interest were $853,000 and $151,000 at June 30, 1996 and 1995, respectively. If non-accrual loans had been accruing interest, interest income of $54,000, $10,000 and $42,000 would have been recorded during the years ended June 30, 1996, 1995 and 1994, respectively.

         The OTS regulatory capital regulations require that the portion of nonresidential construction and land loans in excess of 80% loan-to-value ratio be deducted from total capital for purposes of the risk-based capital standard. At June 30, 1996, Suncoast had no loans subject to this regulation.

         Suncoast originates and purchases both adjustable and fixed interest rate loans. At June 30, 1996, the composition of these loans was approximately as follows (in thousands):

           Fixed-rate                                                          Adjustable-rate
-------------------------------------------                         ----------------------------------------
Term to                             Term to
maturity                     Carrying value                         rate adjustment           Carrying value
--------                     --------------                         ---------------           --------------
1mo.-1 yr.                      $       353                         1 mo.-1 yr.               $   217,509
1 yr.-3 yr.                           3,138                         1 yr.-3 yr.                    65,967
3 yr.-5 yr.                           4,261                         3 yr.-5 yr                      8,542
5 yr.-10 yr.                          3,016
10 yr.-20 yr.                         7,204
Over 20 years                        13,944
                                -----------                                                   -----------
Total loans
 in portfolio                        31,916                                                       292,018
Total loans held
 for sale                             6,480                                                           195
                                -----------                                                   -----------
                                $    38,396                                                   $   292,213
                                ===========                                                   ===========

         The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury Bill rates. Future market factors may affect the correlation of the interest rate adjustment with the rates Suncoast pays on the short-term deposits that have been primarily utilized to fund these loans.

         The following summarizes the activity in the allowance for loan losses for the years ended June 30 (in thousands):

                                                                  1996               1995            1994
                                                                ------              -----          ------
Balance, at beginning of year                                     $504               $504            $521
Provision for loan losses                                          153                 95
Chargeoffs and recoveries, net                                                        (95)            (17)
                                                                ------             ------          ------
Balance, at end of year                                         $  657             $  504          $  504
                                                                ======             ======          ======

         At June 30, 1996, Suncoast had commitments to originate and purchase loans, excluding the undisbursed portion of loans in process, of approximately $3.7 million. These commitments are scheduled to be disbursed within one year. Suncoast had also entered into commitments to sell loans of approximately $7.6 million at June 30, 1996 of which approximately $1.0 million are binding on the investor but not on Suncoast. At June 30, 1996, Suncoast had no floating market rate commitments outstanding.

         Loans to executive officers, directors and principal holders of equity securities were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers (unless they were in effect under regulations prior to 1989) and do not involve more than the normal risk of collectibility. The activity regarding these loans is as follows (in thousands):



                          Beginning          New                             Ending
Year Ended June 30,        Balance          Loans          Repayments        Balance
-------------------       ---------         -----          ----------        -------
        1996                $2,199         $  328            $  336           $2,191
        1995                 1,083          1,365               249            2,199
        1994                 2,693                            1,610            1,083


E.       MORTGAGE-BACKED SECURITIES

         At June 30, 1996, mortgage-backed securities with an aggregate book value of $11.8 million were pledged as collateral for FHLB advances (see Note
L). Summarized below are the amortized costs and market value of mortgage-backed securities at June 30, 1996 and 1995 (in thousands):

                                                   Gross             Gross
                                   Amortized     unrealized        unrealized         Market
                                     costs         gains             losses            value
                                   --------      ----------        ----------        --------
June 30, 1996:
Adjustable rate:
GNMA                               $ 14,659      $       -          $  (312)         $ 14,347
Private Issue                         4,044                                             4,044
                                   --------      ---------          -------          --------
Total mortgage-backed
 securities                        $ 18,703      $       -          $  (312)         $ 18,391
                                   ========      =========          =======          ========

June 30, 1995:
FHLMC                              $ 59,015        $   414          $  (80)          $ 59,349
FNMA                                 51,069            363             (51)            51,381
FNMA Real Estate Mortgage
 Investment Conduit                  26,126                                            26,126
                                   --------       --------          ------           --------
Total mortgage-backed
 securities                        $136,210       $    777          $ (131)          $136,856
                                   ========       ========          ======           ========


         Mortgage-backed securities as of June 30, 1996 and 1995 were adjustable-rate securities with a term to rate adjustment not exceeding one year.


F.       LOAN SERVICING ASSETS

         1. Purchased mortgage servicing rights--The following table sets forth the activities of Suncoast's PMSRs for the years ended June 30 (in thousands):

                                                       1996            1995            1994
                                                   -----------     -----------     -------------
Balance, at beginning of year                      $     8,572     $     9,511     $     12,830
Cost of acquiring servicing rights                       2,260              51
Sales of servicing rights                                                                  (229)
Amortization charged against loan
 servicing fee income                                   (1,307)           (990)          (3,090)
                                                   -----------    ------------    -------------
Balance, at end of year                            $     9,525    $      8,572    $       9,511
                                                   ===========    ============    =============


         2. Originated mortgage servicing rights ("OMSR")--The following table sets forth the activities of Suncoast's OMSR's for the years ended June 30 (in thousands):

                                                       1996           1995              1994
                                                   -----------     -----------       ----------
Balance, at beginning of year                      $         -     $         -       $        -
Servicing rights originated                                863
Amortization charged against loan
 servicing fee income                                     ( 29)
                                                   -----------     -----------       ----------
Balance, at end of year                                    834     $         -       $        -
                                                   ===========     ===========       ==========

         The fair value of Suncoast's PMSRs and OMSRs is determined annually by an independent firm which has the necessary expertise to perform such valuation studies. At June 30, 1996, the fair value of Suncoast's PMSRs and OMSRs was approximately $10.0 million and $949,000, respectively.

         Fair value has been estimated by using a discounted cash flow model, the most significant assumptions of which are as follows:

         Prepayment Rate--The average "Dealer Prepayment Estimates" as of July 8, 1996 as published by Bloomberg Financial Markets.

         Discount Rate--A base rate of 10.5%, adjusted for loan type, size and remaining term. Cost of Service--$45 incremental per loan per year.

         Ancillary Income--Suncoast's actual ancillary income was utilized for the portfolio purchased prior to 1995 and $10 annually per loan was utilized on the portfolio purchased subsequent to 1995.

         Escrow Balances--Determined using a twelve month weighted average multiple calculated by state.

         For purposes of evaluating and measuring PMSRs and OMSRs for impairment, Suncoast stratifies the population by product type, investor type and interest rate. No valuation allowance for the impairment of PMSRs or OMSRs was required at June 30, 1996.

         The ability of Suncoast to recover the carrying value of the PMSRs and OMSRs is dependent upon certain factors including future prepayment experience, which is influenced by economic and other conditions that may be beyond Suncoast's control. If actual future prepayment experience exceeds the rate anticipated in the valuation study, a reduction in the carrying value of the PMSRs and OMSRs may be required.

         3. Premiums on the sale of loans--The following table sets forth the activities of Suncoast's premiums on the sale of loans for the years ended June 30 (in thousands):

                                                          1996            1995           1994
                                                   -----------     -----------     ----------
Balance, at beginning of year                      $     1,533     $     1,737     $    2,169
Premium on sales                                           107                             14
Sales of servicing rights                                                  (19)           (28)
Amortization charged against loan
servicing fee income                                      (281)           (185)          (418)
                                                   -----------     -----------     ----------
Balance, at end of year                            $     1,359     $     1,533     $    1,737
                                                   ===========     ===========     ==========



         Management has estimated the future constant prepayment rates ("CPRs") used to determine the above premiums based upon an analysis of the actual historical CPRs, comparative industry CPRs and market conditions. Suncoast calculates premiums using the present value model, which calculates present values based upon estimated annual cash inflows.

G.       ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

         Interest and dividends receivable at June 30 are accrued for (in thousands):

                                                       1996            1995
                                                   -----------     -----------
Loans receivable                                   $     2,782     $       885
Mortgage-backed securities                                 164           1,041
Federal Home Loan Bank Stock                                88              68
Repurchase agreements                                                      121
Interest-earning deposits                                    8               8
                                                   -----------     -----------
                                                   $     3,042     $     2,123
                                                   ===========     ===========

H.       REAL ESTATE OWNED

         At June 30, 1996, real estate owned consisted of one single-family residence. The following summarizes the activity in the allowance for losses on real estate owned for the years ended June 30 (in thousands):

                                                         1996           1995             1994
                                                       -------         -------         --------
Balance, at beginning of year                          $     -         $     -          $     -
Provision for losses on real estate                         95              68              150
Chargeoffs and recoveries, net                             (15)            (68)            (150)
                                                       -------         -------         --------
Balance, at end of year                                     80         $     -         $      -
                                                       =======         =======         ========


I.       OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment at June 30 are as follows (in thousands):

                                                      1996            1995
                                                   ---------       ---------
Land                                               $   1,204       $     827
Buildings                                              3,971           3,630
Leasehold improvements                                   839             669
Furniture, fixtures and equipment                      6,890           7,341
                                                   ---------       ---------
                                                      12,904          12,467
Less accumulated depreciation and
 amortization                                          6,264           6,182
                                                   ---------       ---------
                                                   $   6,640       $   6,285
                                                   =========       =========

J.       OTHER ASSETS

         Other assets at June 30 are comprised of (in thousands):

                                                     1996            1995
                                                   ---------       ---------
Foreclosure advances                               $   3,821       $   1,633
Other receivables                                      2,978           1,404
Escrow advances on serviced loans                      1,036           1,580
Prepaid income taxes                                   1,145             302
All other                                                339           2,309
                                                   ---------       ---------
                                                   $   9,319       $   7,228
                                                   =========       =========


K.       DEPOSITS

         The nominal interest rates paid on deposits and related balances are as follows (amounts in thousands):


                      Weighted               June 30, 1996                  June 30, 1995
                  Average Rate at     ------------------------        -----------------------
                   June 30, 1996      Amount           Percent        Amount          Percent
                  ---------------     ------           -------        ------          -------

Negotiable
 order of
 withdrawal
 ("NOW")
 accounts               2.42%         $ 17,751            5.9%        $  6,418            1.9%
Non-interest
 bearing                                   874            0.3%             556            0.2
Money market            3.19%           11,805            3.9%          16,859            5.0
Passbook                4.08%           40,959           13.6%          48,605           14.3
                                      --------         ------         --------         ------
                                        71,389           23.7%          72,438           21.4
                                      --------         ------         --------         ------



Custodial
 accounts                  0%           24,198            8.0%          37,275           11.0
                                      --------         ------         --------         ------
Certificates of
 deposit:
 2.00%-2.99%                               204            0.1%
 3.00%-3.99%                                 4                             411           0.1
 4.00%-4.99%                            29,464            9.8%          11,212           3.3
 5.00%-5.99%                           146,965           48.8%         104,003          30.8
 6.00%-6.99%                            26,194            8.7%         108,712          32.2
 7.00%-7.99%                             2,783            0.9%           3,801           1.1
 8.00%-8.99%                                                                 2           0.1
                                     ---------         ------         --------         -----
Total certificates
 of deposit             5.46%          205,614           68.3%         228,141          67.6%
                                     ---------         ------         --------         -----
                        4.55%        $ 301,201          100.0%        $337,854         100.0%
                                     =========         ======         ========         =====

         The amounts of scheduled maturities of certificate accounts, including those with balances exceeding $100,000, at June 30, 1996 for future fiscal years ending June 30 are summarized below (in thousands):

                                  Certificates
                                    Exceeding                         Total
                                     $100,000                     Certificates
                                   -----------                    ------------
1997                                    $7,389                        $176,957
1998                                       824                          19,699
1999                                       209                           2,955
2000                                       106                           4,430
2001                                       101                           1,573
                                       -------                        --------
                                        $8,629                        $205,614
                                        ======                        ========

         Interest on deposits for the years ended June 30 is summarized below (in thousands):

                                                     1996             1995              1994
                                                   -----------     -----------       ----------
Certificate accounts                               $    12,537     $    11,893       $    7,849
Money market accounts                                      565             420              748
NOW accounts                                               272             451               92
Passbook accounts                                        1,368           1,226               27
                                                   -----------     -----------       ----------
Deposit accounts                                        14,742          13,990            8,716
                                                   -----------     -----------       ----------
Interest on custodial accounts:
 Escrow accounts                                            82              78              105
 Serviced loans paid off                                    67              19              585
                                                   -----------     -----------       ----------
                                                           149              97              690
                                                   -----------     -----------       ----------
Total interest on deposits                         $    14,891     $    14,087       $    9,406
                                                   ===========     ===========       ==========


L.       ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

         Advances from the Federal Home Loan Bank and other borrowings at June 30 are summarized as follows (in thousands):

                                                     At June 30, 1996                       During Year Ended June 30, 1996
                                  ---------------------------------------------------       -------------------------------
                                                                                                Average         Maximum
                                                                                                Balance         Weighted
                                  Outstanding               Average Rate     Maturity          Outstanding    Outstanding
                                  -----------               ------------     --------          -----------    -----------
Advances from FHLB
  Short term                           $67,000                   5.30%        7/96-2/97          $50,963        $117,000
  Long term                              1,500                   6.65           12/05              1,000           1,500
Borrowings under reverse
 repurchase agreements                                                                               850          10,199
Borrowings under fixed coupon
 dollar reverse repurchase0
 agreements                                                                                        2,631          31,572
                                      --------                   ----
                                      $ 68,500                   5.30%
                                      ========                   ====

                                                     At June 30, 1995                      During Year Ended June 30, 1995
                                  -----------------------------------------------------    --------------------------------
                                                                                               Average           Maximum
                                  Balance                     Weighted                         Balance           Balance
                                  Outstanding               Average Rate     Maturity         Outstanding      Outstanding
                                  -----------               ------------     --------         -----------      -----------

Advances from
 FHLB - short term                $ 25,000                    6.13%             5/96           $  61,371         $ 108,000
Borrowings under
 reverse
 repurchase
 agreements                         32,051                    6.09            7/95-8/95           20,821            62,766
Borrowings under
 fixed coupon
 dollar reverse
 repurchase
 agreements                         31,572                    5.77              7/95              10,025            35,148
                                  --------                    ----
                                  $ 88,623                    5.99%
                                  ========                    ====


         At June 30, 1996, Suncoast is a party to two advance agreements with the FHLB whereby the FHLB will provide borrowings as requested by Suncoast when such borrowings are secured by specific collateral. Under the first agreement, advances are secured by government securities and U.S. government agency securities with a market value of 103% of the advance amount. Under the second agreement, advances are secured by a blanket floating loan on eligible single family residential mortgage loan collateral. In determining the amount of advances available under the second agreement, the unpaid principal balance of eligible collateral is discounted to 75% (see note D). The stock of the FHLB owned by Suncoast is also pledged as collateral for advances under this agreement. After meeting all of its collateral requirements, Suncoast had excess qualifying assets eligible as collateral for additional borrowings under this agreement of approximately $54.1 million at June 30, 1996.

         Suncoast enters into sales of securities under agreements to repurchase, which are treated as financings. The obligations to repurchase securities sold are reflected as a liability and the carrying amount of the securities underlying the agreements is included in mortgage-backed securities available for sale in the Consolidated Statements of Financial Condition. Mortgage-backed securities sold under reverse repurchase agreements are delivered to the broker- dealers who arrange the transactions. The broker-dealers may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operation, and agree to resell to Suncoast the identical securities at the maturities of the agreements. As of June 30, 1996, no such financings were outstanding.

         Suncoast also enters into fixed coupon dollar reverse repurchase agreements, which are treated as financings. Under a fixed coupon dollar reverse repurchase agreement, Suncoast sells a security and agrees to repurchase another security which is substantially the same as the one sold. These agreements are accounted for in the same manner as reverse repurchase agreements. As of June 30, 1996, no such financings were outstanding.

         During the period from July 1, 1993 to February 28, 1995, RFC, a lender, provided Suncoast with a revolving warehouse credit facility for as much as $100.0 million which bore interest either at the prime rate or at tiered rates over the U.S. Dollar London Interbank Offered Rate. Suncoast drew advances on this line of credit to fund its mortgage originations and the advances were collateralized by specific mortgages originated and awaiting sale by Suncoast.

Commitment fees of $41,666 and $58,800 were paid during Fiscal 1995 and 1994, respectively, to RFC by Suncoast to use the credit line. Upon expiration, this credit line was not renewed by Suncoast.

         Interest expense on borrowed funds for the years ended June 30 is summarized below (in thousands):

                                                     1996            1995             1994
                                                   --------         -------         --------

Advances from:
  FHLB                                             $   2,772        $  3,155        $     349
  RFC                                                                                   1,155
Reverse repurchase agreements                            159           1,283
Dollar reverse repurchase agreements                     115             493
                                                   ---------        --------         --------
                                                   $   3,046        $  4,931         $  1,504
                                                   =========        ========         ========

M.       LEASES

         Suncoast leases space for its administrative offices, two savings branch offices, storage facilities and certain equipment. All office leases have escalation clauses tied either to a fixed schedule or to increases in the Consumer Price Index. The following is a schedule of approximate future minimum payments required under these operating leases at June 30, 1996 for future fiscal years ending June 30 (in thousands):


1997                                $1,078
1998                                   906
1999                                   881
2000                                   610
2001                                    66
Thereafter                               -
                                    ------
                                     3,541
Less:
  Income from subleases                147
                                    ------
                                    $3,394
                                    ======

         Rent expense was $1.2 million, $2.0 million and $2.1 million for the years ended June 30, 1996, 1995, and 1994, respectively.

N.       STOCKHOLDERS' EQUITY

         Suncoast has an incentive stock option plan approved by its Board of Directors and stockholders. There are 467,500 total shares in the plan, and a total of 349,760 shares of common stock are reserved and authorized for issuance under this plan. Transactions relating to this stock option plan for the three year period ended June 30, 1996 are as follows:

                                                               Options               Option Price
                                                             Outstanding               Per Share
                                                             -----------             ------------
Balance, June 30, 1993                                           349,400              $ 2.00-3.00
  Exercised                                                      (24,400)               2.00-3.00
  Cancelled                                                       (8,200)               2.00-3.00
                                                              ----------             ------------
Balance, June 30, 1994                                           316,800                2.00-3.00
  Granted                                                         84,000                7.19-7.38
  Exercised                                                      (33,000)               2.00-3.00
  Cancelled                                                      (11,600)               2.00-7.38
                                                              ----------             ------------
Balance, June 30, 1995                                           356,200                2.00-7.38
  Granted                                                          7,000                     6.94
  Exercised                                                      (14,400)               2.00-3.00
  Cancelled                                                      (26,800)               2.00-7.38
                                                              ----------             ------------
Balance, June 30, 1996                                           322,000             $  2.00-7.38
                                                              ==========             ============

         At June 30, 1996 and 1995, options for 284,600 and 274,800 shares were exercisable at an average price per share of $3.26 and $3.12, respectively.

         Suncoast has an Employee Stock Bonus/401K Plan (Stock Bonus Plan) for the benefit of certain eligible employees of Suncoast. Contributions to the Stock Bonus Plan by Suncoast are at the discretion of Suncoast's Board of Directors. No contributions were made to the Stock Bonus Plan for the years ended June 30, 1996 and 1995. Suncoast expensed $224,400 for contributions made to the Stock Bonus Plan for the year ended June 30, 1994.

         There are various regulatory limitations on the extent to which Suncoast can pay dividends. Suncoast is required to comply with the OTS capital distribution regulations, which condition Suncoast's ability to make certain dividend distributions on Suncoast's capital level and supervisory condition. The OTS has established a three-tiered qualification system, and gives savings associations meeting their fully phased-in capital requirements greater flexibility to pay dividends than associations that must build their capital levels to reach the fully phased-in capital requirement. Even though Suncoast presently meets its fully phased-in capital requirements, dividends cannot be paid if Suncoast does not meet its capital requirements at a future date or if payment of dividends would cause Suncoast not to meet its capital requirements. The payment of dividends is also prohibited if after such payment Suncoast would be considered undercapitalized. Moreover, the OTS has the authority to prohibit the payment of dividends even if Suncoast meets its capital requirements if such payments would affect the safety and soundness of the institution.

         On July 9, 1993, Suncoast issued 920,000 shares of its 8% Noncumulative Convertible Preferred Stock, Series A (the "Preferred Stock") in a public offering which added net proceeds of approximately $12.2 million to stockholders' equity. The Preferred Stock is convertible by the holder into Suncoast Common Stock at any time, unless previously redeemed by Suncoast, at a conversion price of $9.00 per share of Common Stock. Suncoast can redeem the Preferred Stock after July 1, 1995, at a redemption price of $15.00 per share if the Common Stock is trading at a minimum price of $10.80 per share for 20 to 30 trading days prior to redemption.

The Preferred Stock is otherwise redeemable from July 1, 1998 to June 30, 1999 at $16.20 per share and at declining premiums thereafter. Dividends on the Preferred Stock are payable at an annual rate of $1.20 per share if, when and as declared by Suncoast's Board of Directors. Dividends are not cumulative and are payable quarterly in arrears. Dividends on the Preferred Stock were paid each quarter after the issuance of the stock and amounted to $1.1 million in each of the years ended June 30, 1996 and 1995. In connection with this stock offering, Suncoast issued warrants to the offering underwriters to purchase an aggregate of 80,000 shares of Preferred Stock. These warrants are exercisable at a price per share of $18.00 in the case of Preferred Stock or at $10.80 in the case of Common Stock for a period of four years after July 9, 1994. At June 30, 1996, none of these warrants had been exercised and none of the Preferred Stock had been converted or redeemed.

         Suncoast has a deferred compensation plan to provide its President with a supplemental retirement benefit. Under this plan, Suncoast funded an irrevocable trust with a lump sum of $213,000, which has been invested in corporate- owned life insurance. The President will be fully vested in the plan in 1997. Suncoast recorded an expense of $49,000 and $108,000 under this Plan in Fiscal 1996 and Fiscal 1995, respectively.


O.       INCOME TAXES

         The provision for income taxes for the years ended June 30 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                   1996                        1995                         1994
                         ----------------------        --------------------        ---------------------
                             %          Amount             %        Amount             %         Amount
                         ---------     --------        ---------   --------        ---------    --------
Statutory U.S.
 tax rates                  35.0         $1,335          35.0       $326              35.0       $1,088
Increase (decrease)
 in rates resulting
 from:
Benefit of Federal
 surtax exemption                                                                     (1.0)         (31)
State tax (net of
 Federal benefit)            3.7            141          3.7          34               3.2          100
Other                       (1.7)           (65)        (3.3)        (30)             (4.9)        (152)

                            ----         ------         ----        ----              ----      -------
                            37.0         $1,411         35.4        $330              32.3      $ 1,005
                            ====         ======         ====        ====              ====      =======

         The components of the provision for income taxes for the years ended June 30, 1996, 1995 and 1994 consist of (in thousands):

                                                      1996            1995              1994
                                                   ----------      -----------       ----------
Current:
 Federal                                           $       950     $        24       $      555
 State                                                      95              61              153
                                                   -----------     -----------       ----------
Total current                                            1,045              85              708
                                                   -----------     -----------       ----------
Deferred:
 Federal                                                   326             209              267
 State                                                      22             (19)              (5)
                                                   -----------     -----------       ----------
Total deferred                                             348             190              262
                                                   -----------     -----------       ----------
Tax benefit for disqualification of
 stock options credited to stockholders'
 equity                                                     18              55               35
                                                   -----------     -----------       ----------
Total provision                                          1,411     $       330       $    1,005
                                                   ===========     ===========       ==========


         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows (in thousands):

                                                      1996            1995
                                                   --------         --------
Deferred tax asset:
 Capitalized servicing costs                       $    375         $    442
 Deferred loan fees                                     243              191
 Deferred gain on sale of servicing                                       38
 Accrued vacation                                        76               81
 Reserves                                               278              189
 Unrealized loss on mortgage-backed
    securities available for sale                       117
 Alternative minimum tax credit carryover                                 66
 Other                                                   87               40
                                                   --------         --------
Gross deferred tax asset                              1,176            1,047
                                                   --------         --------
Deferred tax liability:
 Deferred premium on loans sold                         468              573
 Deferred premium on loans in portfolio                 230              123
 Fixed assets                                           199              137
 Book over tax basis for originated
   mortgage servicing rights                            312
 Unrealized gain on mortgage-backed
  securities available for sale                                          239
 Other                                                   74               90
                                                   --------         --------
Gross deferred tax liability                          1,283            1,162
                                                   --------         --------
Deferred tax asset valuation allowance                   --              ---
                                                   --------         --------
Net deferred tax (liability) asset                 $   (107)        $   (115)
                                                   ========         ========

         Management believes, based on Suncoast's earnings history and its future expectations, that Suncoast will have sufficient taxable income in future years to realize the net deferred income tax asset. In evaluating the expectation of sufficient future taxable income, management considered future reversal of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required as of June 30, 1996 and 1995 as it was management's assessment that, based on available information, it is more likely than not that the deferred tax asset will be realized. A valuation will be established if there is a change in management's assessment of the amount of the net deferred tax asset that is expected to be realized.


P.       OTHER INCOME

         The following is a computation of Suncoast's gains on the sale of loans and loan servicing rights for the years ended June 30 (in thousands):

                                                      1996             1995             1994
                                                   -----------      ----------      -----------
Proceeds from sales of loans
  and loan servicing rights                        $   117,818      $   79,873      $ 2,181,886
Carrying value of loans sold                          (117,000)        (79,313)      (2,166,937)
                                                   -----------      ----------      -----------
Cash before premiums
 on the sale of loans                                      818             560           14,949
Premiums on the sale of loans                              107                               14
                                                   -----------      ----------      -----------
                                                   $       925      $      560      $    14,963
                                                   ===========      ==========      ===========

         Other income for the years ended June 30 consists of (in thousands):

                                     1996            1995            1994
                                    ------          ------          ------
Loan processing and other
 fees from RTC contracts            $  169          $  573          $1,004
Rental income                          306             310             180
Other                                  342             433             371
                                    ------          ------          ------
                                    $  817          $1,316          $1,555
                                    ======          ======          ======

Q.       OTHER EXPENSES

         Other expenses for the years ended June 30 consists of (in thousands):

                                                       1996              1995            1994
                                                       -------         --------        --------
Loan expenses                                          $   375         $   824         $  2,162
Federal deposit insurance                                  859             773              772
Foreclosure expenses on servicing
 portfolio                                                 995             614              487
Data processing                                            645             535              634
Telephone                                                  329             469            1,247
Business insurance                                         421             463              640


Professional and legal                                     356             381              294
Postage and overnight delivery                             172             240              736
Stationery and supplies                                    240             210              502
Bank service charges and fees                              109              95              207
Other                                                      879           1,007            1,364
                                                       -------       ---------         --------
                                                       $ 5,380         $ 5,611          $ 9,045
                                                       =======       =========         ========

R.       BUSINESS SEGMENTS

         Suncoast's operations consist of activities in three principal business segments: banking, mortgage banking and loan servicing. Revenues in the banking segment consist primarily of interest on mortgage loans and investment securities. Mortgage banking activities derive revenues primarily from the interest on loans held for sale, sales of loans in the secondary mortgage market, sale of loan servicing rights and loan origination income. Loan servicing activities derive revenues primarily from the collection of fees on loans serviced. During 1995, Suncoast shifted its primary business emphasis from mortgage banking to banking. The following is segment information for the fiscal years ended June 30 (in thousands):

                                                        1996            1995             1994
                                                      --------        --------         --------
BANKING
Revenues:
 Interest income                                      $ 23,949        $ 25,011         $  9,358
 Gains on the sale of
   mortgage-backed securities                            2,950           1,388
 Other income                                              731           1,117            1,154
                                                      --------        --------         --------
                                                        27,630          27,516           10,512
                                                      --------        --------         --------
Expenses:
 Interest expense                                       16,489          18,499            6,449
 Employee compensation
  and benefits                                           3,048           1,918            1,311
Depreciation                                               396             212              178
Provision for losses on real
 estate                                                     95              68              150
Provision for loan losses                                  153              95
Other expenses                                           2,700           2,318            1,557
                                                      --------        --------         --------
                                                        22,881          23,110            9,645
                                                      --------        --------         --------
Banking income before income
 taxes                                                $  4,749        $  4,406         $    867
                                                      ========        ========         ========

MORTGAGE BANKING
Revenues:
 Interest income                                      $  1,654        $    300         $  5,526
 Gains on the sale of loans and
 loan servicing assets, net                                304             560           14,963
Loan origination and other income                          331             336            6,212
                                                      --------        --------         --------
                                                         2,289           1,196           26,701
                                                      --------        --------         --------

Expenses:
 Interest expense                                        1,009             236            3,703
 Employee compensation
 and benefits                                            1,272           2,438           13,347
Depreciation                                               134             412              564
Other expenses                                           1,050           2,667            8,249
                                                      --------        --------         --------
                                                         3,465           5,753           25,863
                                                      --------        --------         --------
Mortgage banking income (loss)
 before income taxes                                  $ (1,176)       $ (4,557)        $    838
                                                      ========        ========         ========

LOAN SERVICING
Revenues:
 Loan servicing fees                                  $  6,016        $  7,450         $  8,088
Amortization of loan
 servicing assets                                       (1,617)         (1,175)          (3,508)
                                                      --------        --------         --------
Loan servicing income                                    4,399           6,275            4,580
Interest income                                          2,355           2,544            3,727
Gain on sale of loans and
 loan servicing assets, net                                621
Other income                                               190             254              264
                                                      --------        --------         --------
                                                         7,565           9,073            8,571
                                                      --------        --------         --------
Expenses:
 Interest expense                                          439             283              758
 Employee compensation
 and benefits                                            2,920           3,649            3,704
 Depreciation                                              610             784              559
 Other expenses                                          3,356           3,275            2,147
                                                      --------        --------         --------
                                                         7,325           7,991            7,168
                                                      --------        --------         --------
Loan servicing income (loss)
 before income taxes                                  $    240        $  1,082         $  1,403
                                                      ========        ========         ========

Assets:
 Banking                                              $372,861        $439,175         $297,926
 Mortgage banking                                        8,844           6,356           43,827
 Loan servicing                                         20,864          16,822           17,337
                                                      --------        --------         --------
                                                      $402,569        $462,353         $359,090
                                                      ========        ========         ========

Capital dispositions
(expenditures), net:
 Banking                                              $   (447)       $      8         $    (81)
 Mortgage banking                                         (188)             64           (1,760)
 Loan servicing                                           (860)              8              (86)
                                                      --------        --------         --------
                                                      $ (1,495)       $     80         $ (1,927)
                                                      ========        ========         ========

S.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

  -- The book value was used as a reasonable estimate of fair value for cash and amounts due from depository institutions, interest-bearing deposits, variable rate loans and fixed rate loans with maturities less than one year, demand and savings deposits, and short-term time deposits.
  -- The book value was used as a reasonable estimate of fair value for stock issued by the Federal Home Loan Bank and short-term repurchase agreements maturing within one month.
  -- Fair values of fixed rate loans and certificates of deposit with maturities greater than one year are estimated by discounting the future cash flows using the current rates at which similar instruments would be issued with comparable credit ratings and terms.
  -- The fair values of commitments, letters of credit and guarantees are equal to their contractual amount based on the assumptions that Suncoast will be required to perform on all such instruments existing.
  -- The fair value of loan servicing assets is determined by independent valuation or discounted cash flow analysis as discussed in Note F.

         Since the reported fair values of financial instruments are based on a variety of factors, they may not represent actual values that could have been realized or that will be realized in the future.

         The estimated fair values of Suncoast's financial instruments for which fair value differed from book value are as follows (in thousands):

                                                    June 30, 1996                       June 30, 1995
                                            ----------------------------        ----------------------------
                                            Book Value        Fair Value        Book Value        Fair Value
                                            ----------        ----------        ----------        ----------

Loans receivable in portfolio                 $    31,563       $ 31,635         $    16,568       $  16,634
Loan servicing assets                         $    11,718       $ 12,140         $    10,105       $  10,186
Certificates of deposit                       $    28,657       $ 29,103         $    40,458       $  40,758


T.       CONTINGENCIES

         In order to increase the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation to its minimum required reserve ratio of 1.25%, a proposal has been made to impose a special one-time assessment of 65 to 90 basis points on all SAIF-insured deposits as of March 31, 1995. This one-time assessment may be payable in 1997 at which point the Association's annual premium would thereafter be reduced. If the assessment is made at the currently proposed rate, the effect on the Bank would be an after-tax charge of approximately $1.9 million.

U.       SUBSEQUENT EVENT

         On July 15, 1996, Suncoast entered into a definitive agreement to be acquired by BankUnited Financial Corporation ("BankUnited"). Under terms of the agreement one share of BankUnited Class A Common Stock will be issued for each share of Suncoast Common Stock. Each share of Suncoast Preferred Stock will be exchanged for a new issue of BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. The transaction is subject to stockholder and regulatory approvals and other conditions and is expected to close by December 1996.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Quarterly Results (Unaudited)

--------------------------------------------------------------------------------
The following table summarizes the quarterly results of operations for the fiscal years ended June 30, 1996 and 1995 (in thousands, except per share data):




                                                                    First Quarter                   Second Quarter
                                                                 Ended September 30,               Ended December 31,
                                                                 ---------------------           ---------------------
                                                                  1995           1994             1995           1994
                                                                 ------         ------           ------        -------
Income                                                           $9,510         $8,502           $9,333         $9,371
Expense                                                           8,804          8,201            8,613          9,170
                                                                 ------         ------           ------         ------
Net income                                                          706            301              720            201
Preferred stock dividends                                           276            276              276            276
                                                                 ------         ------           ------         ------
Earnings (loss) available to common stockholders                 $  430         $   25           $  444         $  (75)
                                                                 ======         ======           ======         ======

Earnings (loss) per share - primary                              $ 0.20         $ 0.01           $ 0.21         $(0.04)
Earnings per share - fully diluted                               $ 0.19            *             $ 0.20            *
                                                                 ======         ======           ======         ======

                                                                     Third Quarter                   Fourth Quarter
                                                                     Ended March 31,                 Ended June 30,
                                                                 ----------------------          ---------------------
                                                                  1996           1995             1996           1995
                                                                 ------         -------          ------        -------
Income                                                           $9,136         $9,755           $9,505        $10,157
Expense                                                           8,633          9,926            9,032          9,887
                                                                 ------         ------           ------        -------
Net income (loss)                                                   503           (171)             473            270
Preferred stock dividends                                           276            276              276            276
                                                                 ------         ------           ------        -------
Earnings (loss) available to common stockholders                 $  227         $ (447)          $  197        $    (6)
                                                                 ======         ======           ======        =======

Earnings (loss) per share - primary                              $ 0.10         $(0.23)          $ 0.10        $    -
Earnings per share - fully diluted                               $ 0.10             *            $ 0.10             *
                                                                 ======         ======           ======        =======


* Omitted due to anti-dilution.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

            None.


                                    PART III


ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS



                             Age at                                                             Year
                           September 12,       Positions held           Director                office
                              1995             with Association          since                  expires
---------------------------------------------------------------------------------------------------------

Albert J. Finch                 59             Chairman of the             1985                 1998
                                               Board, Chief
                                               Executive Officer,
                                               President and Chief
                                               Operating Officer

Paul B. Fay, Jr.                78             Director                    1985                 1998


Norman E. Mains                 53             Director                    1985                 1998

William E. Hammonds             45             Vice Chairman               1985                 1997
                                               of the Board

Irving P. Cohen                 55             Director                    1988                 1997

Sumner G. Kaye                  57             Director                    1986                 1996

Elia J. Giusti                  62             Director                    1990                 1996

Walter Sweeting                 44             Director                    1996                 1996


          The following provides the principal occupation or employment of each Director and executive officer for the past five years and, as to each Director, directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934, as amended.

          Albert J. Finch has served as Chairman of the Board of Directors and Chief Executive Officer of the Association since its founding in May 1985 and as Chief Operating Officer and President since July 1992. Mr. Finch is Chairman of the Executive Committee.

          Paul B. Fay, Jr. has served as President and Chief Executive Officer of The Fay Improvement Co., a financial consulting firm located in San Francisco, California since 1975. He also serves as a director of Vestaur Securities, Inc., First American Financial, Inc., and Compensation Resource Group, Inc. Mr. Fay is also a trustee emeritus for the Naval War College Foundation. Mr. Fay is the father-in-law of Mr. Hammonds. Mr. Fay has served as a Director of the Association since it opened for business in May 1985 and is a member of the Compensation, Deferred Compensation and Audit Committees.

          Norman E. Mains has served as the Chief Economist and Director of Research for the Chicago Mercantile Exchange since October 1994. From January 1994 to October 1994, he was self-employed as an economic consultant. He previously served as President and Chief Operating Officer of Rodman & Renshaw Capital Group, Inc., the holding company for a securities broker/dealer firm located in Chicago, Illinois, from February 1991 to January 1994. Mr. Mains has served as a Director of the Association since its founding in May 1985 and is a member of the Audit Committee.

          William E. Hammonds has served as Chairman of the Board and Chief Executive Officer of the Hammonds Ranch, Inc., an agricultural concern located in Firebaugh, California, since June 1991. He also served as President of SCS Mortgage Corporation, the Association's wholly-owned California subsidiary, from September 1990 to June 1994. From May 1985 to June 1992, he was Chief Operating Officer of the Association and from December 1988 to June 1992, its President. Mr. Hammonds is a member of the California Bar and the son-in-law of Mr. Fay. Since July 1992, Mr. Hammonds has served as Vice Chairman of the Board of Directors and since May 1985, as a member of the Board of Directors. Mr. Hammonds is a member of the Executive Committee.

          Irving P. Cohen is an attorney in private practice. Since May 1995, he has been a partner in the Washington, D.C. office of the law firm of Thompson Hine and Flory. From June 1990 to May 1995, he was a partner in the Washington, D.C. office of the firm of Semmes, Bowen & Semmes, Baltimore, Maryland. Mr. Cohen joined the Association as a Director in July 1988 and is Chairman of the Audit Committee.

          Sumner G. Kaye has served as Director of the Southeast Region for the American Committee for the Shaare-Zedek Medical Center of Jerusalem, Israel, since September 1992. From 1974 to June, 1992, he served as executive director of the Jewish Federation of South Broward located in Hollywood, Florida. Mr. Kaye has served as Director of the Association since May 1986. He is Chairman of the Compensation, Deferred Compensation and Fair Lending Committees.

          Elia J. Giusti has served as President of Lee Giusti Realty, Inc., a real estate and mortgage brokerage firm located in Fort Lauderdale, Florida
since 1982.   Mr. Giusti joined the Association as a Director in July 1990 and is a member of the Compensation, Deferred Compensation, Fair Lending and Executive Committees.

          Walter Sweeting, since 1980 has served as President and Chief Operating Officer of Nadia Homes, Inc. the Sweeting Group, LTD., Sweet-Flick, Inc. and Walter Sweeting & Associates, companies involved in real estate construction and development located in Miami, Florida. Mr. Sweeting has served as a Director of the Association since March 1996 and is a member of the Fair Lending and Audit Committees.

          Richard L. Browdy, 44, is Executive Vice President and Chief Financial Officer of the Association. He joined the Association in 1985 as Vice President and Controller of the Association. In 1988, he was appointed a Senior Vice President and Chief Financial Officer, and in August 1994, Executive Vice President.

          Thomas L. Clark, 50, is Executive Vice President of the Association. He joined the Association in January 1994 as a Senior Vice President, and in August 1994, was appointed Executive Vice President. Prior to his service with the Association, from February 1993 to December 1993, he was Executive Vice President of America's Lending Network, Inc., a mortgage banking subsidiary of Standard Federal Savings Bank, a Federal savings bank located in Gaithersburg, Maryland.

          Wendy M. Mitchler, 42, is Senior Vice President, General Counsel and Secretary of the Association. She joined the Association in September 1989 as a Vice President and Corporate Counsel and was appointed Senior Vice President, General Counsel and Secretary in July 1990.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Federal securities laws require the Association's Directors, certain of its officers, and persons owning beneficially more than ten percent of a registered class of the Association's equity securities, to file initial reports of ownership and reports of changes in ownership with OTS and NASDAQ. The Association is required to disclose in this 10-K any failure of persons, who, at any time during the fiscal year, were Directors, officers required to report, or more than ten-percent beneficial owners, to file timely those reports during the year ended June 30, 1996 or prior years. To the Association's knowledge, based solely upon information furnished to the Association by its Directors and certain of its officers, during the fiscal year ended June 30, 1996, all of the Association's Directors, officers required to report, and greater than 10% beneficial owners made all such filings timely, except for the following: (1) One report for each of the Association's officers required to report relating to the reallocation of both common and preferred shares under the Association's Employee Stock Bonus/401(k) Plan due to employee forfeitures and terminations was filed late; (2) One report relating to one transaction and one report relating to three transactions were filed late on behalf of Director Irving Cohen; and (3) One report relating to three transactions was filed late on behalf of Director Elia Giusti.


ITEM 11.     EXECUTIVE COMPENSATION

             The following table sets forth the compensation paid for services rendered to the Association in all capacities during the fiscal years ended June 30, 1994, 1995 and 1996 (i) to the chief executive officer of the Association, and (ii) to the other most highly compensated executive officers whose Fiscal 1996 salary and bonuses exceeded $100,000 (collectively hereinafter referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation
                                       ------ ------------
                                                                      Long Term
                                                                      Compensation         All Other
                               Year     Salary         Bonus          Option Awards (#)    Compensation(1)
                               ----     ------         -----          ------ ------ ---    ------------

Albert J. Finch,               1996     $300,000      $35,000                -0-             $ 50,448
  Chairman of the Board        1995      300,000         -0-               10,000             106,538
  Chief Executive Officer,     1994      300,000       43,100                -0-               16,631
  Chief Operating Officer
  and President

Richard L. Browdy,             1996     $137,500      $30,000                -0-             $ 1,346
  Chief Financial Officer      1995      132,500         -0-               5,000               7,773
  and Exec. Vice President     1994      130,000        9,000                -0-               8,119


Thomas L. Clark,               1996     $140,000      $15,000                -0-             $ 1,346
  Executive Vice President     1995      137,500         -0-              10,000                -0-
                               1994       65,131         -0-                 -0-                -0-

Wendy M. Mitchler,             1996     $118,000      $ 5,000                -0-             $ 1,042
  General Counsel, Secretary   1995      114,000         -0-                 -0-               6,276
  and Senior Vice President    1994      110,000        4,700                -0-               6,242


Thomas A. Dean, (2)            1996     $136,897      $15,000                -0-             $  -0-
  Executive Vice President     1995       69,013         -0-              20,000                -0-

__________________________

(1) For Messrs. Browdy and Clark, and Ms. Mitchler, amounts consist of employer allocations to the executive officer under the Association's Employee Stock Bonus/401(k) Plan. For Mr. Finch, $1,346, $8,975 and $13,516 of the amounts for 1996, 1995 and 1994, respectively, consist of allocations to Mr. Finch under the Association's Employee Stock Bonus/401(k) Plan. For 1996, 1995 and 1994, $49,102, $97,563 and
          $3,115, respectively, of the amounts set forth for Mr. Finch reflect vested amounts credited by the Association to Mr. Finch's account under his deferred compensation plan.

(2) Mr. Dean's employment as Executive Vice President with Suncoast ended in May 1996.


                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

          The following table sets forth information concerning stock options exercised by the named executive officers during the 1996 fiscal year, including the value realized upon exercise. This table also describes the number of unexercised options and the value of unexercised in-the-money options at the end of the 1996 fiscal year held by the named executive officers.

                                                                                        Value of
                       Shares                     Number of Unexercised         Unexercised in-the-Money
                      Acquired       Value        Options at 6/30/96 (#)        Options at 6/30/96 ($) (1)
                    on Exercise    Realized       ----------------------        --------------------------
                        (#)           ($)      Exercisable   Unexercisable      Exercisable   Unexercisable
                        ---           ---      -----------   -------------      -----------   -------------

Albert J. Finch          -             -       104,000          6,000           $293,750        $   -0-
Richard L. Browdy        -             -        15,000          3,000           $ 41,188        $   -0-
Thomas L. Clark          -             -         4,000          6,000               -0-             -0-
Wendy M. Mitchler        -             -        15,000            -0-           $ 49,063        $   -0-


(1) Based on a fair market value of the Common Stock which was $5.9375 per share on June 30, 1996, minus the exercise price.


COMPENSATION OF DIRECTORS

          Each outside director receives a fee of $500 for each month of service, as well as a fee of $500 for each Board meeting attended and $200 for each Board committee meeting attended. Those directors who are salaried employees of the Association receive no additional compensation for serving as a director. Pursuant to the Association's Stock Option Plan, each non-employee director serving on May 1, 1991, received an option to purchase 22,000 shares of the Association's Common Stock at an option price of $3.00 per share but voluntarily surrendered the option to purchase 7,000 of those shares. Any newly elected member of the Board after May 1, 1991 will receive an option to purchase 22,000 shares as of the January 1st following his or her election to the Board at a share price not less than the fair market value of a share of Common Stock at the date of the grant, provided, however, that sufficient shares are available for grant under the Option Plan.

          The Bylaws of Suncoast Savings provide for a Board of Directors with seven members serving staggered terms of three years each, resulting in the election of approximately one-third of the Board of Directors each year. A Director who is appointed to fill a vacancy on the Board of Directors serves only until the next election of Directors by the shareholders.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

          In January 1991, the Association entered into a Split-Dollar Life Insurance Agreement (the "Insurance Agreement") with Mr. Finch. Under the Insurance Agreement, as amended, the Association has purchased for Mr. Finch a life insurance policy with a one-time premium of $690,000 and a death benefit of $2,362,482. Mr. Finch vests 20% annually in the cash surrender value of the policy in excess of $690,000 (the "excess policy interest"), except upon the acquisition generally by any person of 20% of the combined voting power of the Association's then outstanding stock, in which case he vests immediately in 100% of the excess policy interest. On November 15, 1995, Mr. Finch vested fully in the excess policy interest. The Insurance Agreement will terminate on the first to occur of the following events: (i) after ten years; (ii) surrender of the policy by Mr. Finch, which may be made only with Suncoast's consent;
(iii) termination of Mr. Finch's employment for cause or in connection with a conservatorship or receivership by federal or state regulators; or (iv) voluntary termination of Mr. Finch's employment by Mr. Finch, except as a result of disability. In the event of such termination, the policy is to be split into two policies--one owned by Suncoast and having a cash surrender value equal to the amount of premium paid by Suncoast and any non-vested excess policy interest and one owned by Mr. Finch and having a cash surrender value equal to the vested excess policy interest. The death benefit value of each separate policy is equal to an amount that bears the same proportional relationship to the cash surrender value of that policy on the date of the split as the death benefit value of the undivided policy bears to the cash surrender value of the undivided policy on the date of the split. Upon the death of Mr. Finch, prior to the termination of the Insurance Agreement, his beneficiary receives the entire death benefit less $690,000, which is paid to Suncoast to reimburse the premium payment.

          In September 1993 the Association entered into a nonqualified deferred compensation plan ("DCP") with Mr. Finch, which is intended to provide Mr. Finch with a supplemental retirement benefit. Under the DCP, Suncoast has funded an irrevocable trust with a lump sum of $213,000 which has been invested in corporate-owned life insurance. In November 1994, Mr. Finch vested 40% in the account balance, and will vest an additional 20% on each November 1st thereafter so that he will be fully vested in the DCP in November 1997 at age 59. The account balance includes interest credited annually at a rate which is determined by the Deferred Compensation Committee, but which generally equals 130% of the Moody's Corporate Bond rate. In the event of Mr. Finch's termination of employment due to disability, the acquisition generally by any person of 20% of the combined voting power of the Association's then outstanding stock, or termination of Mr. Finch's employment without cause, Mr. Finch would vest immediately in the DCP and receive his entire account balance within sixty (60) days. Notwithstanding the above, the following events would trigger a termination of Mr. Finch's account vesting and a sixty (60) day payout of his vested account balance: (i) termination of Mr. Finch's employment for cause or in connection with a conservatorship or receivership by federal or state regulators; or (ii) voluntary termination of Mr. Finch's employment by Mr. Finch, except as a result of disability.

          As part of the Merger, the Suncoast Board approved an amendment to the DCP in which Mr. Finch is the participant, to clarify the original intent of the DCP that a participant becomes 100% vested upon a change in control.
The amendment further provides that, after a change in control or upon termination of employment, benefits under the DCP are not paid in a lump sum but rather are paid in accordance with the election made by the participant with respect to the payment of retirement benefits under the DCP, which, in the case of Mr. Finch, was for equal monthly payments over a period of 60 months. In addition, the amendment provides that the crediting rate for earnings on the participant's account balance for the three-year period following a change in control shall be 9% per annum, with benefits determined by applying this rate without reduction for present value. After the three-year period following the change in control, the amendment provides that the crediting rate shall be zero. The amendment also provides that, prior to the change in control, Suncoast will make a contribution to the trust maintained pursuant to the DCP to the extent necessary to fully fund the trust to provide the benefits to which participants are entitled under the DCP.

          The Merger Agreement provides that at the Effective Time of the merger, Albert J. Finch, Chairman of the Board, Chief Executive Officer, and President of Suncoast, will be appointed as a Vice-Chairman of the Board of Directors of BankUnited and BankUnited, FSB and as a member of the BankUnited Board for three years.

          Suncoast has entered into severance and/or employment continuation agreements (the "Change in Control Agreements") with each of Albert J. Finch, Richard L. Browdy, and Wendy M. Mitchler, each of whom is an executive officer of Suncoast. The benefits payable to them under the Change in Control Agreements include a severance payment to Mr. Finch in the amount of $150,000, a payment to Mr. Finch in an amount equal to the amount of compensation that Suncoast otherwise would have paid to Mr. Finch for the period from the Effective Time through the end of the month in which the Effective Time occurs (but only in the event the Effective Time is prior to November 30, 1996) and an employment continuation payment to Mr. Finch in the amount of $150,000 at the Effective Time, and employment continuation payments to Mr. Browdy in the amount of $280,000 and to Ms. Mitchler in the amount of $110,000, on the Effective Time or the later of January 2, 1997. The severance payment to Mr. Finch is in lieu of the payment to which he would otherwise be entitled under Suncoast's senior officer severance policy. The employment continuation payments to Mr. Finch and Ms. Mitchler are to be made for their remaining in the employ of Suncoast through the Effective Time, or in the event of Suncoast's prior termination of their employment other than for cause. The employment continuation payment to Mr. Browdy is to be made for his remaining in the employ of Suncoast through the Effective Time and for two subsequent three-month periods (terminable by either upon thirty days' notice during the second three-month period), or in the event of Suncoast's prior termination of his employment other than for cause. For these purposes, "cause" includes any action or inaction of the executive involving personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform his or her duties, willful violation of any law, rule or regulation (other than traffic violation or similar offenses), or final cease-and-desist order, or material breach of any provision of the Change in Control Agreements. Under the Merger Agreement, BankUnited has agreed to provide after the Effective Time the benefits and perform the obligations of Suncoast set forth in the Change in Control Agreements in accordance with the terms thereof.

          In addition, under the Merger Agreement, BankUnited has agreed to enter into a consulting agreement with Albert J. Finch, effective as of the Effective Time. The terms of such consulting agreement include payment of a monthly consultant fee at the rate of $100,000 per year for a three-year period for consulting services of up to 600 hours per year. In addition, BankUnited will pay all out-of-pocket expenses incurred by Mr. Finch in performance of his consulting duties, and will, through April 1998, make the lease payments on a leased automobile to be used by Mr. Finch. In addition, BankUnited will provide health insurance coverage to Mr. Finch to the same extent and on the same terms and conditions as that provided for BankUnited employees for the greater of three years or as long as he remains a director of BankUnited, with continuation coverage for 18 months thereafter. The consulting agreement further provides that, as long as Mr. Finch remains willing to stand for election as a director, whether or not he is elected, the Split Dollar Agreement between Suncoast and Mr. Finch, dated January 28, 1991, as amended, shall remain in full force and effect in accordance with its terms. BankUnited has the right to terminate the consulting agreement only for cause, as defined above.

          Options granted under Suncoast Savings' stock option plan will generally become fully and automatically exercisable, to the extent not already exercisable, upon the acquisition by any person of 20% or more of the combined voting power of the Association's then outstanding stock.

          Under the Stock Bonus/401(k) Plan, in the event the Plan is terminated in connection with a merger, plan participants shall become 100% vested as to employer contribution amounts.


                      REPORT OF THE COMPENSATION COMMITTEE

          Suncoast's Compensation Committee (the "Compensation Committee") reviews and recommends to the full Board of Directors all aspects of the compensation program for the executive officers of Suncoast. The Compensation Committee is comprised of three outside, independent directors: Sumner G. Kaye (Committee Chairman), Paul B. Fay, Jr. and Elia J. Giusti.

          The goal of the compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value. Toward that end, the program attempts to provide competitive levels of total compensation, incentive compensation that varies with the financial performance of Suncoast, and incentive compensation that effectively rewards individual performance.

          Each year, the Compensation Committee conducts a thorough review of its executive officer compensation program. This review includes a market survey provided by the Wyatt Company, an independent, internationally recognized compensation and benefits consulting firm. Suncoast's executive compensation program is analyzed by component of pay (i.e., base salary and bonus), and in the aggregate, to measure its competitiveness with other comparable financial institutions. Each year, the Compensation Committee reviews the criteria used for the selection of peer companies included in the market survey data.

          The three key components of Suncoast's executive officer compensation program are generally base salaries, incentive bonuses, and long term incentive stock options. Each component of executive compensation is discussed below.


BASE SALARIES

          The base salaries of executive management are set annually based on a consideration of survey group data provided by the Cole Survey published by the Wyatt company, Mortgage Bankers Association and/or other in-house surveys. Consideration is also given to the individual achievements of each officer over the past year, the financial performance of Suncoast and, with the exception of the Chief Executive Officer's salary, the recommendations of the Chief Executive Officer. The executive officers' base salaries established for the 1996 fiscal year, on average, were substantially equivalent to the average salaries of Suncoast's peer group contained in the survey group data. The Compensation Committee has established a goal of providing base salaries for executive management that are comparable to the average salaries of Suncoast's peer group as company performance warrants.


INCENTIVE BONUSES

          Discretionary incentive bonuses may be paid from time to time to executive officers based on the Chief Executive Officer's recommendation (with the exception of the Chief Executive Officer's bonus, which will be based on the Compensation Committee's recommendation). Any such recommendations will be based on a discretionary evaluation of the individual's contribution to the financial performance of the Association, his or her level of responsibility, the financial performance of Suncoast and survey group data. All incentive bonus payments are payable at the discretion of the Compensation Committee and the Board of Directors.

STOCK OPTION PLAN

          Suncoast has included stock options as a key element in its total compensation package. The stock option awards are intended to offer the executive officers significant incentives to increase their efforts on behalf of Suncoast and to focus managerial efforts on enhancing long-term shareholder value. Each year the Compensation Committee determines the level of stock option awards to be granted to executive officers. The awards take into account the following factors:

          - total aggregate grants to officers and directors as a percentage of the total outstanding common stock;

          -        individual level of responsibility and current performance;
                   and

          -        prior grants of awards to each individual


          Stock options are granted with an exercise price equal to the market price of Suncoast's common stock on the date of grant, generally vest over five years and expire ten years from the date of grant. Benefits to an executive officer from stock options will be realized only in the event of an increase in the market value of Suncoast's Common Stock. The Stock Option Plan currently has minimal options available for issuance; accordingly, no current grants are contemplated by the Compensation Committee until additional options become available either through forfeitures or an increase in the number of shares reserved for issuance under the Stock Option Plan.


BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

        Mr. Finch's base salary and annual incentive bonus were determined using the criteria described above which were applied to all executive officers. Mr. Finch's base salary for Fiscal 1996 remained the same as his base salary for the prior fiscal year and 11% less than the average salary of his peer group as determined by a Financial Institutions Compensation

Survey performed by Watson Wyatt Data for the Association's Compensation Committee. No salary adjustment was recommended in recognition of the need to contain administrative expenses during the transition of Suncoast from a national mortgage banking operation to a community bank. In maintaining Mr. Finch's base salary at its previous level, the Committee also considered Mr. Finch's leadership role in completing the restructuring of the assets and operations during the year. Mr. Finch received an incentive bonus during Fiscal 1996 based on a review of the contribution that he made to the financial performance of Suncoast during such fiscal year.

                   The Compensation Committee
                   Sumner G. Kaye, Chairman
                   Paul B. Fay, Jr.
                   Elia J. Giusti

                         STOCK PRICE PERFORMANCE GRAPH

          The following graph compares the yearly percentage change in the cumulative total shareholder return on the Association's Common Stock with the NASDAQ Stock Market Index and the NASDAQ Financial Index for the five year period beginning July 1, 1991 and ending June 30, 1996. This graph assumes that $100 was invested on July 1, 1990 in the Association's Common Stock and in the other indices, and that all dividends were reinvested.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA,
             NASDAQ STOCK MARKET INDEX AND NASDAQ FINANCIAL INDEX



Indicies as of June 30,      1991    1992    1993    1994    1995    1996
Suncoast                      100     123     304     267     246     232
NASDAQ Stock Market Index     100     120     151     153     204     261
NASDAQ Financial Index        100     139     183     206     236     307

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

          The following table sets forth information as of September 23, 1996 with respect to the ownership of shares of Common Stock by (i) such persons who are believed by management to be beneficial owners of more than five percent of the Association's outstanding Common Stock, which includes certain Directors,
(ii) all other Directors of the Association, (iii) all named executive officers, and (iv) all Directors and officers as a group:


                                                   Amount and Nature
Name and Address of                                  of Beneficial             Percent of
 Outstanding                                         Ownership of              Total
 Beneficial Owner                                   Common Stock (1)       Common Stock (2)
------------------------------------------------------------------------------------------------------


Albert J. Finch, Chairman                             153,634 (3)(4)            6.98%
  4000 Hollywood Blvd.
  Hollywood, FL 33021

Suncoast Savings Employee                             136,198 (5)               6.14
  Stock Bonus/401(k) Plan
  and Trust
  4000 Hollywood Blvd.
  Hollywood, FL 33021

Paul B. Fay, Jr., Director                            135,257 (3)(6)            6.07
  3766 Clay Street
  San Francisco, CA 94118

E. J. Giusti, Director                                113,198 (3)(7)            5.12
  3101 N. Federal Hwy. #503
  Fort Lauderdale, FL 33306

William E. Hammonds, Vice Chairman                    101,604 (3)               4.63
  47375 West Dakota Avenue
  Firebaugh, CA 93622

Norman E. Mains, Director                              44,833 (3)               2.02

Irving P. Cohen, Director                              46,370 (3)(8)            2.09

Sumner G. Kaye, Director                                2,110 (3)                *

Richard L. Browdy,                                     23,483 (3)               1.07
  Chief Financial Officer and
  Executive Vice President

Thomas L. Clark                                         6,148 (3)                *
  Executive Vice President

Wendy M. Mitchler,                                     20,954 (9)                *
  General Counsel, Secretary
  and Senior Vice President

All directors and                                     707,948 (10)             30.63
 officers as a group
 (16 persons)

--------------------

*  Less than one percent of outstanding Common Stock

(1) Includes shares of Common Stock held of record individually by such persons as well as jointly with their spouses. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security for purposes of the Rule if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Each individual, for purposes of the regulations under the Securities Exchange Act of 1934, as amended, and for all other purposes, disclaims beneficial ownership of any shares owned by any other person or entity, including immediate family members, unless otherwise noted below, and disclaims being a member of any "group", as that term is defined in regulations issued under that statute.

(2) Percentage based upon (a) 2,195,930 outstanding shares of Common Stock; plus (b) the number of shares of Common Stock considered potentially outstanding based on (i) options currently exercisable (within 60 days of September 23, 1996) by such individual or group under the Association's Stock Option Plan, and (ii) the conversion of the Association's Noncumulative Convertible Preferred Stock ("Preferred Stock") into Common Stock by such individual or group; plus (c) the number of shares of Common Stock and the number of shares of Common Stock convertible from Preferred Stock allocated to such individual or group under the Association's Employee Stock Bonus/401(k) Plan.

(3) For Messrs. Finch, Hammonds, Browdy and Clark, and Ms. Mitchler, includes 4,000, -0-, 2,000, 4,000 and -0- shares, respectively, subject to options under the Association's Stock Option Plan which are presently exercisable, and 18,659, 11,745, 8,483, 148 and 5,621 shares, allocated under the Association's Employee Stock Bonus/401(k) Plan. For Messrs. Cohen, Fay, Kaye, Mains, Giusti and Sweeting includes 8,000, 15,000, 1,000, 15,000, 15,000 shares and -0- shares, respectively, subject to options under the Association's Stock Option Plan which are presently exercisable and 10,970, 18,417, 1,110, 8,333, -0- and -0- shares, respectively, which such persons or their immediate family members have the right to acquire through the conversion of their Preferred Stock into Common Stock.

(4) Includes 165 shares held by Mr. Finch's son, as to which shares Mr. Finch does not disclaim beneficial ownership.

(5) Includes 21,291 shares which the Employee Stock Bonus/401(k) Plan has the right to acquire through the conversion of Preferred Stock into Common Stock, and 26,720 shares held in the 401(k) portion of the Plan as to which the employee participants have sole voting and investment power.

(6) Includes 59,640 shares of Common Stock held by a pension plan of a company controlled by Mr. Fay and 6,666 shares which such pension plan has the right to acquire through the conversion of Preferred Stock into Common Stock.

(7) Includes 49,581 shares held by an individual retirement account for the benefit of Mr. Giusti's wife.

(8) Includes 1,100 shares held by an individual retirement account for the benefit of Mr. Cohen's wife, and 1,110 shares and 555 shares which Mr. Cohen's wife and Mr. Cohen's wife and son, respectively, have the right to acquire through the conversion of Preferred Stock into Common Stock.

(9) Includes 333 shares which Ms. Mitchler has the right to acquire through the conversion of Preferred Stock into Common Stock.

(10) Includes 76,200 shares subject to options under the Association's Stock Option Plan which are presently exercisable; 55,611 shares, and 7,960 shares convertible from Preferred Stock, allocated under the Association's Employee Stock Bonus/401(k) Plan; and 39,330 shares which officers and Directors have the right to acquire through the conversion of Preferred Stock into Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Elia Giusti is a director and principal stockholder of the Association and a member of the Compensation Committee. In the ordinary course of its business, the Association has made loans secured by real estate to Mr. Giusti and members of his immediate family on the same basis as comparable transactions with non-affiliated persons, including interest rates and collateral. At June 30, 1996, Mr. Giusti and members of his immediate family were indebted to the Association in the aggregate amount of $2,096,305.

          Under its former director and employee lending program, the Association made a preferential rate $920,000 first mortgage home loan to Mr. Fay. As part of its asset restructuring, the Association sold this loan to a third party investor in the fiscal year ended June 30, 1991 and agreed with Mr. Fay to pay the investor, on a monthly basis, an amount equal to the interest differential between the preferential rate paid by Mr. Fay (currently at 6 7/8%) and the stated note rate, which was a market rate at the time the loan was originated. The amount paid in the fiscal year ended June 30, 1996 by the Association to the third party investor for Mr. Fay was $13,326.



ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Irving P. Cohen, a director of the Association, is a partner in the law firm of Thompson Hine & Flory P.L.L. Thompson Hine & Flory has performed legal services for the Association during the fiscal year ended June 30, 1996 for which the law firm received $975.

          Under its former director and employee lending program, the Association made a $791,200 first mortgage home loan at a preferential rate to Norman E. Mains, a Director of the Association. As part of its asset restructuring, the Association sold this loan to a third party investor in the fiscal year ended June 30, 1991, and agreed with Mr. Mains to pay the investor, on a monthly basis, an amount equal to the interest differential between the preferential rate paid by Mr. Mains (currently at 6-7/8%) and the stated note rate, which was a market rate at the time the loan was originated. The amount paid in the fiscal year ended June 30, 1996 by Suncoast to a third party investor for Mr. Mains was $10,614.

          For information relating to certain transactions with members of the Compensation Committee, see "Compensation Committee Interlocks and Insider Participation".

                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON
                      FORM 8-K

     (a) The following documents are filed as part of this report:

     1.   Consolidated Financial Statements, including notes in
          Item 8:

                    Consolidated Statements of Financial Condition Consolidated Statements of Income
                    Consolidated Statements of Stockholders' Equity Consolidated Statements of Cash Flows
                    Notes to Consolidated Financial Statements
                    Supplementary Data

     2.   Financial Statement Schedules

                    None

     3.   Exhibits:

           2.1 Federal Home Loan Bank of Atlanta (the "Bank") Agreement for Advances and Security Agreement with Blanket Floating Lien between Suncoast and the Bank dated January 18, 1996
           3.1         Federal Stock Charter (1)
           3.1.1 First Supplemental Section to Section 5.B of Federal Stock Charter (7)
           3.2.1       By-laws, as amended
           3.2.2       Amendment to By-laws dated February 5, 1996
           4.1         Specimen Preferred Stock Certificate (6)
           4.2 Suncoast Underwriters' Warrant Agreement, dated July 9, 1993, between Josephthal Lyon &
                       Ross Incorporated, Southeast Research Partners, Inc., Rodman & Renshaw Inc., and Suncoast (7)
          10.2 Lease between Hollywood Corporate Circle Associates and Suncoast dated June 19, 1989 (2)
          10.3 Fourth Addendum to Lease between Hollywood Corporate Circle Associates and Suncoast dated September 20, 1994 (8)
          10.3.1 Fifth Addendum to Lease between Hollywood Corporate Circle Associates and Suncoast dated December 5, 1994 (9)
          10.3.2 Sixth Amendment to Lease between Hollywood Corporate Circle Associates and Suncoast dated April 1, 1996
          10.4 Electronic Data Processing Agreement for Remote Processing Services between Computer Power, Inc. and SCG Mortgage Corporation dated December 12, 1989 (4)
          10.4.1 Microcomputer Software Maintenance and Support Agreement between Computer Power, Inc. and SCG Mortgage Corporation dated December 12, 1989 (4)

          10.4.2 Microcomputer Software License Agreement between Computer Power, Inc. and Mortgage Corporation dated December 12, 1989 (4)
          10.4.3 Master Agreement for Hardware Purchase between Computer Power, Inc. and SCG Mortgage Corporation dated December 12, 1989 (4)
          10.5 Master Agreement between Data-Link Systems, L.L.C. d/b/a Fiserv Mortgage Products Division and Suncoast, dated June 17, 1996
          10.5.1 Master Software System License Agreement, between Servantis Systems Inc. and Suncoast, dated June 26, 1996
          10.6 Deferred Compensation Plan Agreement between Suncoast and Albert J. Finch dated September 30, 1993 (8)
          10.7 Trust Agreement between Suncoast and Imperial Trust Company dated September 30, 1993 for Albert J. Finch Deferred Compensation Plan (8)
          10.7.1 Life Insurance Policy on Albert J. Finch issued by Connecticut Mutual Life Insurance Company dated July 1, 1994 (9)
          10.7.2 Amendment to Deferred Compensation Plan Agreement for Albert J. Finch dated July 15, 1996
          10.8         Restated Stock Option Plan (5)
          10.8.1 Amendment Number One to Complete Restatement of Stock Option Plan dated June 4, 1993 (7)
          10.9         Employee Stock Bonus/401(k) Plan (8)
          10.9.1 First Amendment to Employee Stock Bonus/401(k) Plan dated December 20, 1994 (9)
          10.10 Split Dollar Insurance Plan between Suncoast and Albert J. Finch dated January 8, 1991 (5)
          10.10.1 Life Insurance Policy on Albert J. Finch issued by General American Life Insurance Company on November 15, 1990 (5)
          10.10.2 Amendment to Split Dollar Insurance Plan between Suncoast and Albert J. Finch dated January 28, 1992 (3)
          10.11        Supplemental Health Benefit Plan for Senior
                       Officers (5)
          10.12 Residential Loan Servicing Agreement between Federal Deposit Insurance Corporation ("FDIC") and Suncoast effective February 1, 1995, as amended (9)
          10.13 Employment Continuation and Severance Agreement between Suncoast and Albert J. Finch dated August 28, 1996
          10.13.1 Employment Continuation Agreement between Suncoast and Richard L. Browdy dated August 28, 1996
          10.13.2 Employment Continuation Agreement between Suncoast and Wendy Mitchler dated August 28, 1996
          10.13.3 Amendment to Employment Continuation and Severance Agreement between Suncoast and Albert
                       J. Finch dated September 26, 1996
          10.14 Residential Mortgage Loan Servicing Agreement between Federal Deposit Insurance Corporation and Suncoast dated January 30, 1995 (9)
          10.14.1 Modification Number One of Residential Mortgage Loan Servicing Agreement between FDIC and Suncoast dated March 14, 1995 (9)
          10.14.2 Modification Number Two of Residential Mortgage Loan Servicing Agreement between FDIC and Suncoast dated June 15, 1995 (9)
          10.14.3 Modification Number Three of Residential Mortgage Loan Servicing Agreement between FDIC and Suncoast dated June 27, 1995 (9)

          10.15 Agreement and Plan of Merger, as Amended, between BankUnited Financial Corporation and Suncoast Savings and Loan Association, FSA, dated July 15, 1996
          11.1         Computation of Shares Used for Earnings Per
                       Share Calculation
          21.1         Statement of Subsidiaries of the Association


----------------------

 (1)          Previously filed in the Exhibits to
              Pre-Effective Form OC (Docket Number 8147) filed
              May 20, 1993.

 (2) Previously filed in the Exhibits to Form 10-K for the Fiscal Year ended June 30, 1989 (Docket
              Number 8147) on September 28, 1989.

 (3)          Previously filed in the Exhibits to the Form
              10-K for the Fiscal Year ended June 1992 (Docket
              Number 8147) on September 28, 1992.

 (4) Previously filed in the Exhibits to Form 10-K for the Fiscal Year ended June 30, 1989 (Docket
              Number 8147) on October 30, 1990.

 (5)          Previously filed in the Exhibits to the Form
              10-K for the Fiscal Year ended June 30, 1991
              (Docket Number 8147) on October 4, 1991.

 (6)          Previously filed in the Exhibits to
              Pre-Effective Amendment No. 1 (Docket Number
              8147) to Form OC on June 22, 1993.

 (7)          Previously filed in the Exhibits to the Form
              10-K for the Fiscal Year Ended June 30, 1993
              (Docket Number 8147) on September 28, 1993.

 (8)          Previously filed in the Exhibits to the Form
              10-K for the Fiscal Year Ended June 30, 1994
              (Docket Number 8147) on September 28, 1994.

 (9)          Previously filed in the Exhibits to the Form
              10-K for the Fiscal Year Ended June 30, 1995
              (Docket Number 8147) on September 28, 1995.


          (b) The Association filed one report on Form 8-K during the quarter ended September 30, 1996. The Form 8-K was filed on July 19, 1996 to report the execution by Suncoast and BankUnited of a Merger Agreement dated July 15, 1996.

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  Albert J. Finch                  Date:    September 26, 1996
       ----------------------------------             -----------------------
       Albert J. Finch
       President
       Chairman of the Board of Directors
       and Chief Executive Officer




By:    /s/  Richard L. Browdy                Date:    September 26, 1996
       ----------------------------------             -----------------------
       Richard L. Browdy
       Senior Vice President,
       Chief Financial Officer and
       Chief Accounting Officer

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  Albert J. Finch                  Date:    September 26, 1996
       -----------------------------------            -----------------------
       Albert J. Finch
       President
       Chairman of the Board of Directors
       and Chief Executive Officer



By:    /s/  Elia J. Giusti                   Date:    September 26, 1996
       -----------------------------------            -----------------------
       Elia J. Giusti
       Director




By:    /s/  Sumner G. Kaye                   Date:    September 26, 1996
       -----------------------------------            -----------------------
       Sumner G. Kaye
       Director

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  William E. Hammonds               Date:    September 26, 1996
       -----------------------------                   -----------------------
       William E. Hammonds
       Vice Chairman

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  Irving P. Cohen                     Date:    September 26, 1996
       -----------------------                           -----------------------
       Irving P. Cohen
       Director

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  Paul B. Fay, Jr.                   Date:    September 26, 1996
       --------------------------                       -----------------------
       Paul B. Fay, Jr.
       Director

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  Norman E. Mains                     Date:    September 26, 1996
       ----------------------------                      -----------------------
       Norman E. Mains
       Director

                                   SIGNATURE




       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Suncoast Savings and Loan Association, FSA




By:    /s/  Walter Sweeting                    Date:    September 26, 1996
       ------------------------------                   -----------------------
       Walter Sweeting
       Director

                                EXHIBIT INDEX
                                                                            Page


2.1 Agreement and Plan of Merger, as Amended, between BankUnited Financial Corporation and Suncoast Savings and Loan Association, FSA, dated July 15, 1996

3.2.1         By-laws, as amended

3.2.2         Amendment to By-Laws dated February 5, 1996

10.3.2 Sixth Addendum to Lease between Hollywood Corporate Circle Associates and Suncoast dated December 5, 1994

10.5 Master Agreement between Data-Link, L.L.C. d/b/a Fiserv Mortgage Products Division and Suncoast dated June 17, 1996

10.5.1 Master Software System License Agreement, between Servantis Systems Inc. and Suncoast, dated June 26, 1996

10.7.2        Amendment to Deferred Compensation Plan Agreement for Albert J.
              Finch dated July 15, 1996

10.13 Employment Continuation and Severance Agreement between Suncoast and Albert J. Finch dated August 28, 1996

10.13.1 Employment Continuation Agreement between Suncoast and Richard J. Browdy dated August 28, 1996

10.13.2 Employment Continuation Agreement between Suncoast and Wendy Mitchler dated August 28, 1996

10.13.3 Amendment to Employment Continuation and Severance Agreement between Suncoast and Albert J. Finch dated September 26, 1996

10.15 Federal Home Loan Bank of Atlanta (the "Bank") Agreement for Advances and Security Agreement with Blanket Floating Lien between Suncoast and the Bank dated January 18, 1996

11.1          Computation of Shares Used for Earnings Per Share Calculation

21.1          Statement of Subsidiaries of the Association

                                  EXHIBIT 2.1



         AGREEMENT AND PLAN OF MERGER, AS AMENDED, BETWEEN BANK UNITED
              FINANCIAL CORPORATION AND SUNCOAST SAVINGS AND LOAN
                     ASSOCIATION, FSA, DATED JULY 15, 1996

                                 Exhibit 2.1

                    AGREEMENT AND PLAN OF MERGER, AS AMENDED
                                    BETWEEN
                        BANKUNITED FINANCIAL CORPORATION
                                      AND
                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA

                                 July 15, 1996

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                        ARTICLE I
                                                  CERTAIN DEFINITIONS
1.01     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        ARTICLE II
                                           THE MERGER AND RELATED TRANSACTIONS
2.01     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.02     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.03     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.04     Reservation of Right to Revise Transaction; Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                       ARTICLE III
                                               MANNER OF CONVERTING SHARES
3.01     Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                        ARTICLE IV
                                                    EXCHANGE OF SHARES
4.01     Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.02     Voting and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                        ARTICLE V
                                        REPRESENTATIONS AND WARRANTIES OF SUNCOAST
5.01     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.02     Suncoast Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.03     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.04     Authorization of Merger and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.05     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.06     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.07     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.08     Allowance for Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.09     Servicing Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.10     Title to Certain Mortgage Loans; Mortgage Servicing Agreements . . . . . . . . . . . . . . . . . . . . . . .  17
5.11     No Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
5.12     Mortgage Servicing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.13     Custodial Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.14     Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.15     Physical Damage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.16     Application of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.17     Suncoast Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.18     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.19     Investor Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.20     Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.21     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.22     Pool Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                                                                                      Page
5.23     Loan Disbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.24     Payment of Taxes, Insurance Premiums, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.25     Tax Identification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.26     Payoff Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.27     Other Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.28     Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
5.29     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
5.30     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
5.31     Commitments and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.32     Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.33     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.34     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.35     Securities Reporting Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.36     Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.37     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.38     Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.39     Material Interests of Certain Persons  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.40     Registration Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.41     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.42     Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.43     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.44     Support of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.45     Retail Securities Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.46     Derivatives Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.47     Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE VI
                                       REPRESENTATIONS AND WARRANTIES OF BANKUNITED
6.01     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.02     BankUnited Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.03     Authorization of Merger and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.04     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.05     Securities Reporting Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.06     Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.07     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.08     Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.09     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.10     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.11     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.12     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.13     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.14     Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.15     Support of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.16     Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                                                                      Page
                                                       ARTICLE VII
                                    CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME
7.01     Conduct of Suncoast Business Prior to the Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . .  34
7.02     Forbearances of Suncoast . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VIII
                                                  ADDITIONAL AGREEMENTS
8.01     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
8.02     Registration Statement; Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
8.03     Stockholders' Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
8.04     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.05     Notice of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.06     Miscellaneous Agreements and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.07     Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.08     Indemnification; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.09     Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
8.10     Appointments to Board of Directors of BankUnited and BankUnited, FSB . . . . . . . . . . . . . . . . . . . .  42
8.11     Valuation of Servicing Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.12     Certain Change in Control Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.13     Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.14     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.15     Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.16     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.17     BankUnited Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.18     Suncoast Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
8.19     Suncoast Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE IX
                                                        CONDITIONS
9.01     Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  47
9.02     Conditions to Obligations of Suncoast to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.03     Conditions to Obligations of BankUnited to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                        ARTICLE X
                                                       TERMINATION
10.01    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
10.02    BankUnited Special Termination Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
10.03    Suncoast Special Termination Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
10.04    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
10.05    Non-Survival of Representations, Warranties and Covenants Following the Effective    Time  . . . . . . . . .  51
10.06    Delivery of BankUnited and Suncoast Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                                                                                      Page
                                                        ARTICLE XI
                                                    GENERAL PROVISIONS
11.01    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
11.02    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
11.03    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.04    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.05    No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.06    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.07    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.08    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.09    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.10    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
11.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53




                                                     LIST OF EXHIBITS

Exhibit A        Board of Directors of Surviving Corporation

Exhibit B        Offices of Surviving Corporation

Exhibit C        Voting Agreement Pursuant to Section 5.44

Exhibit D        Voting Agreement Pursuant to Section 6.15

Exhibit E        Rule 145 Affiliate Agreement Pursuant to Section 8.07

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 15, 1996, between BANKUNITED FINANCIAL CORPORATION ("BankUnited"), a Florida corporation and SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"),

                                  WITNESSETH:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, BankUnited will acquire Suncoast through the merger of Suncoast into a federally chartered savings bank ("Merger Sub") and a wholly-owned subsidiary of BankUnited or by such other means as provided for herein (the "Merger"); and

         WHEREAS, the respective Boards of Directors of BankUnited and Suncoast have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein; and

         WHEREAS, BankUnited and Suncoast desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed in this Article I.

                 (a) "Acquisition Event" shall have the meaning set forth in Section 8.17.

                 (b) "Acquisition Event Termination Fee" shall have the meaning set forth in Section 8.17.

                 (c) "Acquisition Proposal" shall have the meaning set forth in Section 8.16.

                 (d) "Acquisition Transaction" shall have the meaning set forth in Section 8.16.

                 (e)      "Advances" shall have the meaning set forth in
         Section 5.14.

                 (f) "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

                 (g) "Agreement" shall have the meaning set forth in the introduction to this Agreement.

                 (h)      "Allowance" shall have the meaning set forth in
         Section 5.08.

                 (i) "Approvals" shall mean any and all permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

                 (j)      "Authorizations" shall have the meaning set forth in
         Section 5.01.

                 (k) "BankUnited" shall have the meaning set forth in the introduction to this Agreement.

                 (l) "BankUnited Benefit Plans" shall have the meaning set forth in Section 6.12(a).

                 (m) "BankUnited Common Stock" shall mean the Series I Class A Common Stock of BankUnited.

                 (n) "BankUnited Disclosure Schedule" shall mean that document containing the written detailed information prepared by BankUnited and delivered by BankUnited to Suncoast which appropriately cross-references each Section of the Agreement to which that Section of the BankUnited Disclosure Schedule applies.

                 (o) "BankUnited Expenses" shall have the meaning set forth in Section 8.17(a).

                 (p) "BankUnited Financial Statements" shall have the meaning set forth in Section 6.04.

                 (q) "BankUnited Net Worth" shall mean the net worth of BankUnited determined in accordance with GAAP, as of the month end prior to the Effective Time and as adjusted for events occurring between such month end and the Effective Time which either individually or in the aggregate have had or immediately will have a Material Adverse Effect on BankUnited; provided, however, that for purposes of this definition, the calculation of BankUnited Net Worth shall not include the effects of (i) any special assessment to recapitalize the SAIF, or (ii) any changes due to any repurchase by BankUnited of the BankUnited Preferred Stock or any exchange of subordinated debt for BankUnited Preferred Stock.

                 (r) "BankUnited Option" shall mean an option to purchase BankUnited Common Stock.

                 (s) "BankUnited Preferred Stock" shall mean BankUnited's existing classes of Noncumulative Convertible Preferred Stock, Series B, Noncumulative Convertible Preferred

         Stock, Series C, Noncumulative Convertible Preferred Stock, Series C-II, 8% Noncumulative Convertible Preferred Stock, Series 1993 and 9% Noncumulative Perpetual Preferred Stock.

                 (t) "BankUnited Reporting Document" shall have the meaning set forth in Section 6.04.

                 (u) "BankUnited Special Termination Rights" shall have the meaning set forth in Section 10.02.

                 (v) "BankUnited Termination Fee" shall have the meaning set forth in Section 8.17(a).

                 (w) "Change in Control Agreements" shall have the meaning set forth in Section 8.12.

                 (x)      "Closing" shall have the meaning set forth in Section
         2.02.

                 (y) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                 (z)      "Conforming Loan" shall have the meaning set forth in
         Section 5.09.

                 (aa)     "Costs" shall have the meaning set forth in Section
         8.08(a).

                 (ab) "Current Employee" shall have the meaning set forth in Section 8.14.

                 (ac) "Custodial Accounts" shall have the meaning set forth in Section 5.13.

                 (ad) "Derivatives Contract" shall have the meaning set forth in Section 5.46.

                 (ae)     "Effective Time" shall have the meaning set forth in
         Section 2.03.

                 (af) "Employee" shall mean any current or former employee, officer or director, or retiree of Suncoast or the Suncoast Subsidiaries.

                 (ag)     "Encumbrance" shall have the meaning set forth in
         Section 5.03.

                 (ah) "Environmental Law" shall have the meaning set forth in Section 5.43.

                 (ai)     "ERISA" shall have the meaning set forth in Section
         5.30(a).

                 (aj) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                 (ak)     "Exchange Agent" shall have the meaning set forth in
         Section 3.01(b).

                 (al)     "FDIA" shall mean the Federal Deposit Insurance Act.

                 (am)     "FDIC" shall mean the Federal Deposit Insurance
         Corporation.

                 (an)     "FHA" shall mean the Federal Housing Administration.

                 (ao)     "FNMA" shall mean Fannie Mae.

                 (ap) "FHLMC" shall mean the Federal Home Loan Mortgage Corporation.

                 (aq) "GNMA" shall mean the Government National Mortgage Association.

                 (ar) "GAAP" shall mean generally accepted accounting principles in the United States.

                 (as) "HOLA" shall mean the Home Owners Loan Act of 1933, as amended.

                 (at)     "Hired Employees" shall have the meaning set forth in
         Section 8.14.

                 (au) "HUD" shall mean the Department of Housing and Urban Development.

                 (av) "Indemnified Parties" shall have the meaning set forth in Section 8.08(a).

                 (aw) "Indemnifying Parties" shall have the meaning set forth in Section 8.08(a).

                 (ax) "In the Ordinary Course" shall have the meaning set forth in Section 7.02(a).

                 (ay) "Investor Commitment" shall have the meaning set forth in Section 5.09.

                 (az) "Joint Proxy Statement" shall have the meaning set forth in Section 5.36.

                 (ba) "Material Adverse Effect" shall mean any event, occurrence or circumstance which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of Suncoast and the Suncoast Subsidiaries, taken as a whole, or BankUnited and its Subsidiaries, taken as a whole, as applicable, or (b) would materially impair such party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, provided, that Material Adverse Effect shall not be deemed to include any effect resulting from (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles or requirements, (iii) the contemplated special assessment on deposits of SAIF insured institutions to recapitalize the SAIF, or (iv) fees and expenses of counsel, accountants, and advisors, and costs related to this Agreement.

                 (bb)     "Maximum Amount" shall have the meaning set forth in
         Section 8.08(c).

                 (bc) "Merger" shall have the meaning set forth in the recitals to this Agreement.

                 (bd) "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

                 (be) "Mortgage Loan" shall mean a closed mortgage loan, whether or not such mortgage is included in a securitized portfolio.

                 (bf) "Mortgage Servicing Agreements" shall have the meaning set forth in Section 5.10(b).

                 (bg) "NASD" shall mean the National Association of Securities Dealers, Inc.

                 (bh)     "Nasdaq" shall mean the Nasdaq Stock Market, Inc.

                 (bi) "New BankUnited Preferred Stock" shall mean the new series of preferred stock of BankUnited to be authorized by the Board of Directors of BankUnited and which shall have rights and preferences substantially similar to those of the Suncoast Preferred Stock and shall rank on a parity with shares of BankUnited's 8% Noncumulative Convertible Preferred Stock, Series 1993 (the "Series 1993 Preferred Stock") and 9% Noncumulative Perpetual Preferred Stock (the "Perpetual Preferred Stock") as to dividends and upon liquidation, as parity is determined pursuant to the terms of each of the Series 1993 Preferred Stock and the Perpetual Preferred Stock; provided, however, and in accordance with the foregoing to attain parity in no event shall the terms of such new series of preferred stock of BankUnited include without limitation, terms that would (i) reduce the dividend rate to a rate less than that currently payable on the Suncoast Preferred Stock,
         (ii) cancel declared and unpaid dividends, (iii) change the seniority rights of the holders of Suncoast Preferred Stock as to the payment of dividends, (iv) reduce the amount payable upon liquidation to an amount less than that currently payable to the holders of the Suncoast Preferred Stock, (v) change the seniority of the liquidation preferences of the holders of the Suncoast Preferred Stock, (vi) cancel or modify the conversion rights currently available to the holders of the Suncoast Preferred Stock, or (vii) reduce the amount payable on redemption.

                 (bj)     "OTS" shall mean the Office of Thrift Supervision.

                 (bk) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                 (bl) "Registration Statement" shall have the meaning set forth in Section 5.36.

                 (bm) "Regulatory Agreements" shall have the meaning set forth in Section 5.29(b).

                 (bn) "Regulatory Authorities" shall have the meaning set forth in Section 5.29(b).

                 (bo)     "REO" shall have the meaning set forth in Section
         5.15.

                 (bp) "SAIF" shall mean the Savings Association Insurance Fund of the FDIC.

                 (bq) "SEC" shall mean the United States Securities and Exchange Commission.

                 (br) "Securities Act" shall mean the Securities Act of 1933, as amended.

                 (bs)     "Securities Laws" shall have the meaning set forth in
         Section 5.04(c).

                 (bt) "Securities Reporting Documents" shall have the meaning set forth in Section 5.35.

                 (bu) "Servicing Portfolio" shall mean the portfolio of all mortgage loans subserviced, serviced or master serviced by Suncoast or the Suncoast Subsidiaries.

                 (bv) "Servicing Released Loans" shall have the meaning set forth in Section 5.11.

                 (bw) "Stockholders' Meetings" shall have the meaning set forth in Section 5.36.

                 (bx) "Subsidiary" shall mean, in the case of either BankUnited or Suncoast, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

                 (by) "Suncoast" shall have the meaning set forth in the introduction to this Agreement.

                 (bz) "Suncoast Benefit Plan" shall have the meaning set forth in Section 5.30(a).

                 (ca) "Suncoast Board" shall mean the Board of Directors of Suncoast.

                 (cb) "Suncoast Capital Stock" shall have the meaning set forth in Section 4.01.

                 (cc) "Suncoast Common Stock" shall mean the common stock, par value $1.10 per share, of Suncoast.

                 (cd) "Suncoast Disclosure Schedule" shall mean that document containing the written detailed information prepared by Suncoast and delivered by Suncoast to BankUnited which appropriately cross-references each Section of the Agreement to which that Section of the Suncoast Disclosure Schedule applies.

                 (ce) "Suncoast ERISA Plan" shall have the meaning set forth in Section 5.30(a).

                 (cf) "Suncoast Expenses" shall have the meaning set forth in Section 8.18(a).

                 (cg) "Suncoast Financial Statements" shall have the meaning set forth in Section 5.05.

                 (ch) "Suncoast Net Worth" shall mean the net worth of Suncoast determined in accordance with GAAP, as of the month end prior to the Effective Time and as adjusted for events occurring between such month end and the Effective Time which either individually or in the aggregate have had or immediately will have a Material Adverse Effect on Suncoast; provided, however, that for purposes of this definition, the calculation of Suncoast Net Worth (i) shall not include the effects of (A) any special assessment to recapitalize the SAIF, (B) any employee severance or change in control payments described in Section 8.12, or (C) any fees and expenses of counsel, accountants, and advisors, and costs related to the Agreement; and
         (ii) shall be adjusted as of the month end before the Effective Time to reflect the tax adjusted current market value of the capitalized portion of the Servicing Portfolio, the market value of which at such date for purposes of this section shall be the amount specified by, or, if a range is specified, the mean of the range contained in a valuation conducted by Bayview Financial Trading Group.

                 (ci) "Suncoast Options" shall mean options granted under the Suncoast Option Plan, which are outstanding at the Effective Time.

                 (cj) "Suncoast Option Plan" shall mean the existing Suncoast Savings and Loan Association Complete Restatement of Stock Option Plan.

                 (ck) "Suncoast Preferred Stock" shall mean the Series A Noncumulative Convertible Preferred Stock, of Suncoast.

                 (cl) "Suncoast Reporting Document" shall have the meaning set forth in Section 5.05.

                 (cm) "Suncoast Special Termination Rights" shall have the meaning set forth in Section 10.03.

                 (cn) "Suncoast Stockholders" shall have the meaning set forth in Section 2.04(a).

                 (co) "Suncoast Stock Plan" shall have the meaning set forth in Section 5.30(a).

                 (cp) "Suncoast Subsidiary" shall have the meaning set forth in Section 5.03.

                 (cq) "Suncoast Termination Fee" shall have the meaning set forth in Section 8.18(a).

                 (cr) "Suncoast Warrants" shall have the meaning set forth in Section 5.02.

                 (cs) "Surviving Corporation" shall have the meaning set forth in Section 2.01(a).

                 (ct) "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross





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

         receipts, excise, intangible, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by or for the United States or any state, local, or foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

                 (cu) "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or a Tax is required to be paid.

                 (cv) "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes Suncoast or the Suncoast Subsidiaries.

                 (cw)     "Wilful Breach" shall have the meaning set forth in
         Section 8.17(b).

                 (cw)     "Warehouse Loan" shall have the meaning set forth in
         Section 5.09.

                 (cx)     "VA" shall mean the Veterans Administration.


                                   ARTICLE II

                      THE MERGER AND RELATED TRANSACTIONS

         2.01    MERGER.

                 (a) Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, Suncoast shall be merged with and into Merger Sub in accordance with applicable law and with the effect provided therein. The separate corporate existence of Suncoast shall thereupon cease, and Merger Sub shall be the surviving corporation in the Merger (the "Surviving Corporation").

                 (b) The charter of Merger Sub as in effect at the Effective Time shall be the charter of the Surviving Corporation after the Effective Time.

                 (c) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

                 (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior





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

         to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. The Surviving Corporation shall have directors whose terms shall be for 3 years. The directors of the Surviving Corporation and their home addresses are set forth in Exhibit A hereto.

                 (e) All assets of Suncoast as they exist at the Effective Time shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible and liable for all of the liabilities of every kind and description of Suncoast as of the Effective Time of the Merger.

                 (f) The name of the Surviving Corporation shall be Suncoast Savings and Loan Association or BankUnited, FSB, if the Merger Sub is BankUnited, FSB. The location of the office of the Surviving Corporation shall be 255 Alhambra Circle, Coral Gables, Florida 33134. The Surviving Corporation shall have offices at the locations set forth in Exhibit B hereto.

                 (g) Upon the consummation of the Merger, the savings account holders of Suncoast shall be issued savings accounts of the Surviving Corporation containing substantially the same terms and conditions as those issued by Suncoast.

         2.02 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Stuzin and Camner, P. A. in Miami, Florida at 10:00 A.M. on the date that the Effective Time occurs, or at such other time, and at such other place, as may be mutually agreed upon by BankUnited and Suncoast.

         2.03 EFFECTIVE TIME. The Effective Time shall be set by mutual agreement of the parties, but shall occur no later than ten (10) business days following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, and (iv) the date on which the respective stockholders of Suncoast and BankUnited approve this Agreement, in each case as contemplated hereby. The Effective Time may occur at such other date and time as the parties hereto shall agree to in writing.

         2.04    RESERVATION OF RIGHT TO REVISE TRANSACTION; FURTHER ACTIONS.

                 (a) BankUnited in its sole discretion may at any time change the method of effecting the acquisition of Suncoast by BankUnited (including, without limitation, the selection of BankUnited, FSB as the Merger Sub and the provisions as set forth in
         Article III) if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or the kind of the consideration to be received by the holders of Suncoast Capital Stock ("Suncoast Stockholders") as provided for in this Agreement; (B) adversely affect the tax treatment to Suncoast Stockholders as a result of receiving the consideration (in the opinion of tax counsel mutually agreed upon by BankUnited and Suncoast) to be delivered in the Merger; or (C) materially and adversely





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

         affect any agreement between Suncoast and its employees, including agreements contemplating a change in control of Suncoast.

                 (b) To facilitate the Merger and the acquisition of Suncoast by BankUnited, each of the parties will execute or will cause to be executed such additional agreements and documents and take such other actions as BankUnited determines necessary or appropriate.


                                  ARTICLE III

                          MANNER OF CONVERTING SHARES

         3.01    CONVERSION.

                 (a)      Subject to the provisions of this Article III and of
         Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                          (i) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of capital stock of the Surviving Corporation.

                          (ii) Each share of Suncoast Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive one share of BankUnited Common Stock. If BankUnited splits, combines, reclassifies, or pays a stock dividend on the BankUnited Common Stock during the period from the date of this Agreement to the Effective Time, then the number of shares of BankUnited Common Stock into which each share of Suncoast Common Stock is convertible at the Effective Time shall be adjusted so that in the Merger each share of Suncoast Common Stock shall be converted into that number of shares of BankUnited Common Stock equal to one share of BankUnited Common Stock times a fraction the numerator of which is the number of shares of BankUnited Common Stock issued and outstanding immediately after such split, combination, reclassification or dividend and the denominator of which is the number of shares of BankUnited Common Stock issued and outstanding on the date of this Agreement.

                          (iii) Each Suncoast Option outstanding as of the Effective Time shall be treated in accordance with the provisions of
         Section 8.09.

                          (iv) Each share of Suncoast Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive one share of New BankUnited Preferred Stock.

                          (v) The Suncoast Warrants outstanding as of the Effective Time shall be treated in accordance with the provisions of
         Section 8.19.

                        (b) At the Effective Time, the stock transfer books of Suncoast shall be closed as to holders of Suncoast Capital Stock immediately prior to the Effective Time and no transfer of Suncoast Capital Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article IV of this Agreement to the exchange agent, which shall be selected by BankUnited (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the appropriate number of shares of BankUnited Common Stock and New BankUnited Preferred Stock determined under this Section 3.01. Any other provision of this Agreement notwithstanding, neither BankUnited, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Suncoast Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE IV

                               EXCHANGE OF SHARES

         4.01 EXCHANGE PROCEDURES. Promptly after the Effective Time, BankUnited and Suncoast shall cause the Exchange Agent to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of capital stock of Suncoast ("Suncoast Capital Stock") shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former Suncoast Stockholders. After the Effective Time, each holder of shares of Suncoast Capital Stock issued and outstanding immediately prior to the Effective Time shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender shall receive in exchange therefor the consideration provided in Section 3.01 of this Agreement. The certificate or certificates for Suncoast Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. BankUnited shall not be obligated to deliver the consideration to which any former Suncoast Stockholder is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Suncoast Capital Stock for exchange as provided in this Article IV. Certificates representing BankUnited Common Stock or New BankUnited Preferred Stock issued in the Merger to any person constituting an "affiliate" of Suncoast or BankUnited for purposes of Rule 145(c) under the Securities Act shall bear the following legend:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."

If any certificate for shares of BankUnited Common Stock or New BankUnited Preferred Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the





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

certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         4.02 VOTING AND DIVIDENDS. Former Suncoast Stockholders of record shall be entitled to vote after the Effective Time at any meeting of BankUnited stockholders the number of whole shares of BankUnited Common Stock and New BankUnited Preferred Stock into which their respective shares of Suncoast Capital Stock are converted, regardless of whether such holders have exchanged their certificates representing Suncoast Capital Stock for certificates representing BankUnited Common Stock and New BankUnited Preferred Stock, as applicable, in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each certificate theretofore representing shares of Suncoast Capital Stock shall from and after the Effective Time represent for all purposes only the right to receive shares of BankUnited Common Stock and New BankUnited Preferred Stock, as set forth in this Agreement. Whenever a dividend is declared by BankUnited, the record date for which is at or after the Effective Time, the declaration shall include dividends on all shares issuable pursuant to this Agreement; provided, however, no dividend or other distribution payable to the holders of record of BankUnited Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of Suncoast Capital Stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SUNCOAST

         Suncoast represents and warrants to BankUnited, subject to such exceptions and limitations as are set forth below or in the Suncoast Disclosure Schedule, as follows:

         5.01 ORGANIZATION, STANDING, AND AUTHORITY. Suncoast is a duly organized, validly existing federally- chartered stock savings association. Suncoast is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect. Suncoast has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement. Suncoast has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

         5.02    SUNCOAST CAPITAL STOCK.

                 (a) The authorized Suncoast Capital Stock consists of 5,000,000 shares of Suncoast Common Stock and 1,000,000 shares of Suncoast Preferred Stock. At April 30,

         1996, there were issued and outstanding 1,996,930 shares of Suncoast Common Stock and 920,000 shares of Suncoast Preferred Stock. All of the issued and outstanding shares of Suncoast Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of the Suncoast Capital Stock has been issued in the violation of any preemptive rights or any provision of Suncoast's charter. As of April 30, 1996, Suncoast had reserved 2,020,784 shares of Suncoast Common Stock and 80,000 shares of Suncoast Preferred Stock for issuance under the Suncoast Options and the Suncoast Warrants and no other shares of capital stock have been reserved for any purpose. Suncoast has outstanding warrants pursuant to that certain Underwriters' Warrant Agreement dated as of July 9, 1993 between Suncoast and Josephthan Lyon & Ross Incorporated, Southeast Research Partners, Inc., and Rodman & Renshaw, Inc. (the "Suncoast Warrants"), under which holders thereof have the right to purchase up to 134,624 shares of Suncoast Common Stock or up to 80,000 shares of Suncoast Preferred Stock at an exercise price of $10.70 per share and $18.00 per share, respectively. The representations and warranties set forth in the preceding sentence shall be materially true and correct at the Effective Time and shall not be altered materially by the completion of the Merger.

                 (b) Except as set forth in Section 5.02(b) of the Suncoast Disclosure Schedule, there are no shares of capital stock, or other equity securities of Suncoast issued or outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Suncoast Capital Stock or contracts, commitments, understandings or arrangements by which Suncoast is or may be bound to issue any equity security of Suncoast including any additional shares of Suncoast Capital Stock or options, warrants or rights to purchase or acquire any additional shares of Suncoast Capital Stock. There are no contracts, commitments, understandings or arrangements by which Suncoast or the Suncoast Subsidiaries are or may be bound to transfer any shares of the capital stock of any Suncoast Subsidiary, except for a transfer to Suncoast or any of its wholly-owned Subsidiaries and except as set forth in Section 5.02(b) of the Suncoast Disclosure Schedule, and there are no agreements, understandings or commitments relating to the right of Suncoast to vote or to dispose of such shares, other than such as are held in a fiduciary capacity.

                 (c) Except as set forth in Section 5.02(c) of the Suncoast Disclosure Schedule, there are no securities required to be issued by Suncoast under the Suncoast Stock Plan, any dividend reinvestment plan or similar plan.

         5.03 SUBSIDIARIES. Section 5.03 of the Suncoast Disclosure Schedule contains a complete list of each subsidiary of Suncoast (a "Suncoast Subsidiary"). All of the issued and outstanding shares of each Suncoast Subsidiary are owned by Suncoast and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Suncoast Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Suncoast Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Suncoast Subsidiary are fully paid and nonassessable and are owned by Suncoast free and clear of any Encumbrance. For purposes of this

Agreement, the term "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever. Each Suncoast Subsidiary (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect.

         5.04    AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

                 (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Suncoast, including approval of the Merger by its Board of Directors, subject to the approval of the stockholders of Suncoast with respect to the Merger to the extent required by the applicable law. This Agreement, subject to any requisite regulatory and stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of Suncoast, enforceable against Suncoast in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                 (b) Except as set forth in Section 5.04(b) of the Suncoast Disclosure Schedule, neither the execution and delivery of this Agreement by Suncoast, nor the consummation by Suncoast of the transactions contemplated hereby nor compliance by Suncoast with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Suncoast's charter or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Encumbrance upon, any property or assets of any of Suncoast or the Suncoast Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would individually or in the aggregate have a Material Adverse Effect, or
         (iii) subject to receipt of the requisite approvals referred to in Sections 9.01(a) and 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Suncoast or the Suncoast Subsidiaries or any of their properties or assets.

                 (c) Other than (i) in connection with complying with the provisions of applicable state corporate and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC or the OTS promulgated thereunder (the "Securities Laws"), (ii) consents, authorizations, approvals or exemptions required from the OTS, and (iii) as set forth on Section 5.04(c) of the Suncoast Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Suncoast of the Merger and the other transactions contemplated in this Agreement.

         5.05 FINANCIAL STATEMENTS. Suncoast (i) has delivered to BankUnited copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of Suncoast and its consolidated Subsidiaries as of and for the periods ended March 31, 1996, December 31, 1995, September 30, 1995 and June 30, 1995 included in a quarterly report on Form 10-Q or an annual report on Form 10-K, as the case may be, filed by Suncoast pursuant to the Securities Laws (a "Suncoast Reporting Document") and (ii) until the Closing will deliver to BankUnited promptly upon the filing thereof with the OTS copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any Suncoast Reporting Document filed subsequent to the execution of this Agreement (the financial statements and related notes and schedules referred to in clauses (i) and (ii) above are collectively referred to herein as the "Suncoast Financial Statements"). The Suncoast Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of Suncoast and the Suncoast Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Suncoast and the Suncoast Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied, except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. Suncoast has delivered to BankUnited (i) copies of all management letters prepared by Price Waterhouse LLP (and any predecessor thereto) delivered to Suncoast since July 1, 1992 and (ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any Suncoast Subsidiary since July 1, 1992 for which a separate audit has been performed.

         5.06    ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
Section 5.06 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary has any obligations or liabilities (contingent or otherwise) in the amount of $50,000 or more, except obligations and liabilities
(i) which are fully accrued or reserved against in the consolidated balance sheet of Suncoast and the Suncoast Subsidiaries as of June 30, 1995 included in the Suncoast Financial Statements or reflected in the notes thereto, or (ii) which were incurred after June 30, 1995 in the ordinary course of business consistent with past practice. Except as set forth in Section 5.06 of the Suncoast Disclosure Schedule, since June 30, 1995 neither Suncoast nor any Suncoast Subsidiary has incurred or paid any obligations or liabilities which individually or in the aggregate would have a Material Adverse Effect.

         5.07 TAX MATTERS. Except as set forth in Section 5.07 of the Suncoast Disclosure Schedule:

                 (a) All Tax Returns required to be filed by or on behalf of Suncoast or the Suncoast Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before March 31, 1996, and all such returns filed are complete and accurate in all material respects.

                 (b) There are no audits, examinations, deficiencies or refund litigation or matters in controversy with respect to any Taxes that might reasonably be expected individually or in the aggregate to result in a determination the effect of which would have a Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

                 (c) Suncoast has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (d) Adequate provision for any Taxes due or to become due for Suncoast and the Suncoast Subsidiaries for any period or periods through and including March 31, 1996, has been made and is reflected on the March 31, 1996 financial statements included in the Suncoast Financial Statements. Deferred Taxes of Suncoast and the Suncoast Subsidiaries have been provided for in the Suncoast Financial Statements in accordance with GAAP, applied on a consistent basis.

                 (e) Suncoast and the Suncoast Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Suncoast and the Suncoast Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (1) the Code, and (2) any state, local or foreign laws, and the rules and regulations, thereunder.

                 (f) Neither Suncoast nor any Suncoast Subsidiary has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 28OG of the Code.

         5.08 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Allowance") shown on the consolidated statement of condition of Suncoast and the Suncoast Subsidiaries as of March 31, 1996 included in the Suncoast Financial Statements and the Allowance shown on the consolidated statement of condition of Suncoast and the Suncoast Subsidiaries, as of dates subsequent to the execution of this Agreement included in the Suncoast Financial Statements will be, in each case as of the dates thereof, adequate as determined in accordance with GAAP.

         5.09 SERVICING PORTFOLIO. Suncoast has previously delivered to BankUnited a tape (magnetic media) on which certain information regarding the Servicing Portfolio as of March 31, 1996 is recorded. The information so provided is true, correct and complete, except as disclosed to BankUnited in
Section 5.09 of the Suncoast Disclosure Schedule.  Except as disclosed in
Section 5.09 of the Suncoast Disclosure Schedule, each Mortgage Loan (i) is evidenced by a note with such terms as are customary in the business, (ii) is duly secured by a mortgage or deed of trust with such terms





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as are customary in the business and which grants the holder thereof a first or second lien on the subject property (including any improvements thereon), each such mortgage or deed of trust constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect, (iii) is accompanied by an insurance policy covering improvements on the premises subject to such mortgage or deed of trust, with a loss payee clause in favor of Suncoast, one of its Subsidiaries or its assignee, such insurance policy covering such risks as are customarily insured against in accordance with industry practice and in accordance with investor requirements, and (iv) has been serviced in accordance with the note and mortgage or deed of trust applicable to such Mortgage Loan. Suncoast and each Suncoast Subsidiary has complied with all of its obligations under the insurance policies described in the previous sentence. Except as disclosed in Section 5.09 of the Suncoast Disclosure Schedule, each Warehouse Loan is a Conforming Loan or is subject to an Investor Commitment. As used in this Agreement, the term "Warehouse Loan" means a Mortgage Loan owned by Suncoast or a Suncoast Subsidiary and held for sale. As used in this Agreement, the term "Conforming Loan" means a Mortgage Loan which is or is eligible to be an FHA loan or a VA loan or which is a loan eligible to be sold to FNMA or FHLMC without recourse. As used in this Agreement, the term "Investor Commitment" means the optional or mandatory commitment of a person to purchase a Mortgage Loan owned by Suncoast or a Suncoast Subsidiary or securities based on and backed by such Mortgage Loans.

         5.10    TITLE TO CERTAIN MORTGAGE LOANS; MORTGAGE SERVICING
                 AGREEMENTS.

                          (a) All Mortgage Loans held for Suncoast's account (whether or not for future sale or delivery to an investor) are owned by Suncoast free and clear of Encumbrances other than Encumbrances in favor of Suncoast's lender banks. Such Mortgage Loans have been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of Suncoast or a Suncoast Subsidiary as mortgagee. Neither Suncoast nor any Suncoast Subsidiary has, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

                          (b) All of the mortgage servicing agreements between Suncoast and an investor pursuant to which Suncoast (or a Suncoast Subsidiary) subservices, services or master services Mortgage Loans for such investor (the "Mortgage Servicing Agreements") and the rights created thereunder are owned by Suncoast free and clear of any Encumbrances.

         5.11 NO RECOURSE. Except as set forth in Section 5.11 of the Suncoast Disclosure Schedule, Suncoast is not a party to (i) any agreement or arrangement with (or otherwise obligated to) any individual, corporation or other entity to repurchase from any such individual, corporation or other entity any Mortgage Loan, mortgaged property serviced for others or Mortgage Loans sold by Suncoast with servicing released ("Servicing Released Loans") or
(ii) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any individual, corporation or other entity or otherwise assume any liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such Mortgage Loans, mortgaged property serviced for others or Servicing Released Loans described in clauses
(i) and (ii) above, except insofar as (A) such recourse is based upon breach by Suncoast of a customary representation, warranty or undertaking,





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including, without limitation, as specified in standard FNMA and FHLMC agreements, or the misfeasance or malfeasance of Suncoast, and not based solely upon the default under or foreclosure or sale of any such Mortgage Loan, mortgaged property or Servicing Released Loan without regard to the occurrence of any such breach, misfeasance or malfeasance, or (B) Suncoast incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable Mortgage Servicing Agreement.

         5.12 MORTGAGE SERVICING AGREEMENTS. A list and description of Mortgage Servicing Agreements is included in Section 5.12 of the Suncoast Disclosure Schedule. All of the Mortgage Servicing Agreements to which Suncoast is a party, are valid and binding obligations of Suncoast, and to the best knowledge of Suncoast, of all the other parties thereto, and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Except as set forth in Section 5.12 of the Suncoast Disclosure Schedule, there are no defaults or claims of default by any party under any such Mortgage Servicing Agreement, and, except for the consummation of the transactions contemplated by this Agreement, no events have occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Mortgage Servicing Agreement or would result in any such Mortgage Servicing Agreement being terminable by any party thereto. As of the date of this Agreement, there is no pending or, to the best knowledge of Suncoast, threatened cancellation of any Mortgage Servicing Agreement. Except as set forth in Section 5.12 of the Suncoast Disclosure Schedule, no sanctions or penalties which have had a Material Adverse Effect on Suncoast have been imposed upon Suncoast or Suncoast Subsidiaries under any Mortgage Servicing Agreement or under any applicable rule or regulation.

         5.13 CUSTODIAL ACCOUNTS. Suncoast has full power and authority to maintain escrow accounts ("Custodial Accounts") for certain serviced loans. Such Custodial Accounts comply in all respects with (i) all federal, state and other applicable laws and regulations and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto. The Custodial Accounts contain the amounts shown in the records of Suncoast, which amounts represent all monies received or advanced by Suncoast as required by the applicable Mortgage Servicing Agreements, less amounts remitted by or on behalf of Suncoast pursuant to applicable Mortgage Servicing Agreements, except for checks in process.

         5.14 ADVANCES. Except as set forth in Section 5.14 of the Suncoast Disclosure Schedule, there are no pooling, participation, servicing or other agreements to which Suncoast is a party which obligate it to make servicing advances for principal and interest payments with respect to defaulted or delinquent Mortgage Loans other than as provided in FNMA, FHLMC or GNMA or other pooling and servicing agreements. The Advances are valid and subsisting amounts owing to Suncoast, subject to the terms of the applicable Mortgage Servicing Agreement. As used in this Agreement, the term "Advances" means amounts that, as of the Closing Date, have been advanced by Suncoast or Suncoast Subsidiaries in connection with servicing the Mortgage Loans (including, without limitation, principal, interest, taxes, insurance premiums, and foreclosure and liquidation expenses) and which are required or permitted to be paid by Suncoast or Suncoast Subsidiaries as the servicer of the Mortgage Loans pursuant to applicable investor requirements and the terms of the applicable Mortgage Servicing Agreements.





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

         5.15 PHYSICAL DAMAGE. To the best knowledge of Suncoast, there exists no physical damage to any property securing a Mortgage Loan or any real estate owned ("REO") by Suncoast, which physical damage is not adequately insured against and that would cause any Mortgage Loans to become delinquent or adversely affect in a material manner the value or marketability of any Mortgage Loans, servicing rights, REO or collateral and that would, in the aggregate, have a Material Adverse Effect. Suncoast shall promptly notify BankUnited if it receives any information or learns of any facts that would cause the representation set forth in this Section 5.15 to be false in any material respect.

         5.16 APPLICATION OF FUNDS. All monies received with respect to each Mortgage Loan have been properly accounted for and applied by Suncoast.

         5.17 SUNCOAST SUBSIDIARIES. Each of the representations and warranties made by Suncoast in this Agreement shall be deemed to have been made on behalf of each of the Suncoast Subsidiaries to the extent applicable or related to such Suncoast Subsidiary.

         5.18 ENFORCEABILITY. All Mortgage Loans are genuine, valid and legally binding obligations of the borrowers thereunder, have been duly executed by a borrower of legal capacity and are enforceable in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (ii) state laws requiring creditors to proceed against the collateral before pursuing the borrower, (iii) state laws on deficiencies and (iv) the matters set forth in Section 5.18 of the Suncoast Disclosure Schedule, except where the invalidity or unenforceability of Mortgage Loans would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Section 5.18 of the Suncoast Disclosure Schedule, neither the operation of any of the terms of any Mortgage Loan, nor the exercise of any right thereunder, has rendered or will render the related mortgage or note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

         5.19 INVESTOR COMMITMENTS. Set forth in Section 5.19 of the Suncoast Disclosure Schedule is a complete and correct list of each Investor Commitment to which Suncoast or any Suncoast Subsidiary is a party as of a date specified in Section 5.19 of the Suncoast Disclosure Schedule not more than 45 days prior to the date of the Agreement. Suncoast has made available to BankUnited complete and correct copies of all Investor Commitments in effect on such date. Each Investor Commitment constitutes a valid and binding obligation, except as set forth in Section 5.19 of the Suncoast Disclosure Schedule, of Suncoast or a Suncoast Subsidiary, and, to the best knowledge of Suncoast, all of the other parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         5.20 INQUIRIES. Section 5.20 of the Suncoast Disclosure Schedule contains a true and correct list of all the audits, investigations, complaints and inquiries of Suncoast or the Suncoast Subsidiaries open or ongoing at January 1, 1995 or commenced thereafter by an agency (including, without limitation, FNMA, FHLMC, VA or HUD), an investor, or a private mortgage insurer, the





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result of which audits and investigations claimed a material failure to comply with applicable regulations and could result in (i) a repurchase of Mortgage Loans or related mortgage properties by Suncoast or any Suncoast Subsidiary,
(ii) indemnification by Suncoast or any Suncoast Subsidiary in connection with Mortgage Loans, (iii) rescission of an insurance or guaranty contract or agreement or (iv) payment of a material penalty to an agency, HUD, an investor, or a private mortgage insurer. Except for customary ongoing quality control reviews, no such audit or investigation is pending or, to the best knowledge of Suncoast, threatened. Suncoast has made available to BankUnited copies of all written reports and materials received in connection with such audits, investigations, complaints and inquiries.

         5.21 REPRESENTATIONS. Except as set forth in Section 5.21 of the Suncoast Disclosure Schedule, there is no breach or violation of any representation, warranty or covenant made by Suncoast or any Suncoast Subsidiary to any investor or other person in connection with the transfer of the ownership of any Mortgage Loan and/or the servicing rights thereto from Suncoast or any Suncoast Subsidiary to such investor or other person, except where all such breaches or violations would in the aggregate not have a Material Adverse Effect.

         5.22 POOL CERTIFICATION. All pools relating to the Mortgage Loans have been certified, finally certified and recertified (if required) in accordance with applicable rules and guidelines, and the securities backed by such pools have been issued on uniform documents, promulgated in the applicable investor guide without any material deviations therefrom. The principal balance outstanding and owing on the Mortgage Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool.

         5.23 LOAN DISBURSEMENT. All of the Mortgage Loans were fully disbursed in accordance with applicable law and regulations.

         5.24 PAYMENT OF TAXES, INSURANCE PREMIUMS, ETC. The responsibilities of Suncoast and the Suncoast Subsidiaries with respect to all applicable taxes (including tax reporting for the period prior to the Closing), special assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the Mortgage Loans and REO have been met, except for such failures to meet such responsibilities individually or in the aggregate which would not have a Material Adverse Effect.

         5.25 TAX IDENTIFICATION. All tax identification numbers or references utilized in Suncoast's business are correct and complete in all respects, and property descriptions contained in any loan document are legally sufficient, except where all failures to be correct and complete in the aggregate will not have a Material Adverse Effect.

         5.26 PAYOFF STATEMENTS. All payoff and assumption statements with respect to each Mortgage Loan provided by Suncoast or any Suncoast Subsidiary to borrowers or their agents were, at the time they were provided, complete and accurate, except where each lack of accuracy or completeness in the aggregate would not have a Material Adverse Effect.

         5.27 OTHER TAX AND REGULATORY MATTERS. Neither Suncoast nor any Suncoast Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would





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(i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in
Section 9.01(b).

         5.28 PROPERTIES. Except as disclosed in any Securities Reporting Document filed since June 30, 1995 and prior to the date hereof and except for Encumbrances arising, in the ordinary course of business after the date hereof, Suncoast and the Suncoast Subsidiaries have good and, in the case of real property, marketable title, free and clear of all Encumbrances, except for Encumbrances for taxes not yet due and payable, that individually or in the aggregate would not have a Material Adverse Effect, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Suncoast Financial Statements as being owned by Suncoast and Suncoast Subsidiaries as of the date hereof, except for such imperfections of title and Encumbrances, if any, as do not materially interfere with the present use of the property or otherwise materially impair the business operations or the marketability or value of the properties. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of Suncoast or any Suncoast Subsidiary are held under valid instruments enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Substantially all of Suncoast's and the Suncoast Subsidiaries' equipment in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted except where any failure to so maintain such equipment or to preserve such equipment in good serviceable condition would not individually or in the aggregate have a Material Adverse Effect.

         5.29    COMPLIANCE WITH LAWS.

                 (a) Except as set forth in Section 5.29(a) of the Suncoast Disclosure Schedule, Suncoast and each Suncoast Subsidiary is in compliance with all federal, state and local laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its Employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect.

                 (b) Since January 1, 1993, except as set forth in Section 5.29(b) the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, the SEC and the NASD and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that Suncoast or any Suncoast Subsidiary is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such agency, department or regulatory authority, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Suncoast and the Suncoast Subsidiaries on a consolidated basis, (iii) requiring or threatening to require Suncoast or any Suncoast Subsidiary, or indicating that Suncoast or any Suncoast Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Suncoast or the Suncoast Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Suncoast or any Suncoast Subsidiary, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                 (c) Since January 1, 1994 neither Suncoast nor any Suncoast Subsidiary has consented to or entered into or has outstanding any Regulatory Agreement or memorandum of understanding.

                 (d) Neither Suncoast nor any Suncoast Subsidiary is required by Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         5.30    EMPLOYEE BENEFIT PLANS.

                 (a) Suncoast has delivered or made available to BankUnited prior to the execution of this Agreement or will deliver or make available to BankUnited at the time of delivery of the Suncoast Disclosure Schedule true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by Suncoast or the Suncoast Subsidiaries or any Affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which Suncoast or the Suncoast Subsidiaries could have any liability contingent or otherwise (collectively, the "Suncoast Benefit Plans"). Section 5.30(a) of the Suncoast Disclosure Schedule contains a listing of all the Suncoast Benefit Plans. Any of the Suncoast Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Suncoast ERISA Plan." Any of the Suncoast Benefit Plans pursuant to which Suncoast is or may become obligated to, or obligated to cause the Suncoast Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of Suncoast or the Suncoast Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Suncoast or the Suncoast Subsidiaries, is referred to herein as a "Suncoast Stock Plan." No Suncoast Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. Suncoast has set forth in Section 5.30 of the Suncoast Disclosure Schedule (i) a list of all of the Suncoast Benefit Plans, (ii) a list of Suncoast





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

         Benefit Plans that are Suncoast ERISA Plans, (iii) a list of Suncoast Benefit Plans that are Suncoast Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Suncoast Stock Plans.

                 (b) All Suncoast Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.

                 (c) All liabilities under any Suncoast Benefit Plan are fully accrued or reserved against in the Suncoast Financial Statements in accordance with GAAP.

                 (d) Neither Suncoast nor any Suncoast Subsidiary has any obligations for retiree health and life benefits under any Suncoast Benefit Plan or otherwise. There are no restrictions on the rights of Suncoast or the Suncoast Subsidiaries to amend or terminate any such Suncoast Benefit Plan without incurring any material liability thereunder, except for such restrictions as would not have a Material Adverse Effect.

                 (e) Except as set forth in Section 5.30(e) the Suncoast Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Employees under any Suncoast Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Suncoast Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         5.31 COMMITMENTS AND CONTRACTS. Except as set forth in Section 5.31 of the Suncoast Disclosure Schedule or with respect to the validity of this representation, except as may have been permitted by Section 7.01 and 7.02, neither Suncoast nor any Suncoast Subsidiary is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

                 (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employees, including in any such person's capacity as a consultant (other than those which either are terminable at will by Suncoast or such Subsidiary without cost to Suncoast or any Suncoast Subsidiary);

                 (b)      any labor contract or agreement with any labor union;

                 (c) any contract not made in the usual, regular and ordinary course of business containing non- competition covenants which limit the ability of Suncoast or the Suncoast Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Suncoast or any Suncoast Subsidiary may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

                 (d) any other contract or agreement which would be required to be disclosed as an exhibit to Suncoast's annual report on Form 10-K and which has not been so disclosed;

                 (e) any real or personal property lease with annual rental payments aggregating $5,000 or more;

                 (f) any employment or other contract requiring the payment of additional amounts as "change in control" payments as a result of transactions contemplated by this Agreement;

                 (g) any agreement with respect to (i) the acquisition of the assets or stock of another financial institution or (ii) the sale of one or more bank branches which would require additional payments by Suncoast after the date of this Agreement;

                 (h) any outstanding interest rate exchange or other derivative contracts;

                 (i)      any commitment or contract to acquire real property;
         or

                 (j) any other agreement to which Suncoast or any Suncoast Subsidiary is a party requiring payment by Suncoast or any Suncoast Subsidiary in excess of $25,000 during the remainder of the term of such agreement, except as set forth in Section 5.31 of the Suncoast Disclosure Schedule.

         5.32 MATERIAL CONTRACT DEFAULTS. Neither Suncoast nor any Suncoast Subsidiary is, or has received any notice or has any knowledge that any party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Suncoast or the Suncoast Subsidiaries is a party or by which Suncoast or the Suncoast Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in Section 5.32 of the Suncoast Disclosure Schedule, no consent of any party to any contract to which Suncoast or any Suncoast Subsidiary is a party is required in connection with the consummation of the transactions contemplated by this Agreement, except for consents which in the aggregate if not obtained would not have a Material Adverse Effect.

         5.33 LEGAL PROCEEDINGS. Except as set forth in Section 5.33 of the Suncoast Disclosure Schedule, there are no actions, suits, proceedings or investigations by Regulatory Authorities or any other Person instituted or pending or, to the best knowledge of Suncoast, threatened against Suncoast or the Suncoast Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $25,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Suncoast nor any Suncoast Subsidiary is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect or, might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.





                                       24
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         5.34    ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996,
except (i) as disclosed in any Securities Reporting Document filed since December 31, 1995 and prior to the date hereof or (ii) as set forth in Section
5.34 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary has (A) incurred or paid any liability or obligation (contingent or otherwise), which individually or in the aggregate had or is reasonably likely to have a Material Adverse Effect, (B) suffered any change which individually or in the aggregate is reasonably likely to have a Material Adverse Effect, (C) failed to operate its business consistent in all material respects with past practice or (D) changed any accounting practices.

         5.35 SECURITIES REPORTING DOCUMENTS. Since July 1, 1992, Suncoast and each Suncoast Subsidiary has filed on a timely basis all material reports, schedules, registration statements and definitive proxy statements ("Securities Reporting Documents"), together with all amendments required to be made with respect thereto, that they were required to file with (i) the OTS, including, without limitation, all quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K, (ii) the FDIC, (iii) any other applicable state securities or banking authorities (except, in the case of state securities authorities, filings which are not material) and (iv) the NASD. No Securities Reporting Document of Suncoast with respect to periods beginning on or after July 1, 1992 and until the Closing, contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each such Securities Reporting Document of Suncoast contained or will contain all information required to be stated therein.

         5.36 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Suncoast for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by BankUnited under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the joint proxy statement to be used by Suncoast and BankUnited in connection with obtaining all required approvals of their respective stockholders as contemplated by this Agreement (the "Joint Proxy Statement") will, in the case of the Joint Proxy Statement, when it is first mailed to the respective stockholders of Suncoast and BankUnited, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the respective stockholders of Suncoast and BankUnited to be held pursuant to Section 8.03 of this Agreement, including any adjournments thereof (the "Stockholders' Meetings"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that Suncoast is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws. The information which is set forth in the Suncoast Disclosure Schedule by Suncoast for the purposes of this Agreement is true and accurate in all material respects.





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         5.37    INSURANCE. Suncoast and each Suncoast Subsidiary is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, banker's blanket bond, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of Suncoast and the Suncoast Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which Suncoast or any Suncoast Subsidiary is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect. Such policies are listed and briefly described in Section 5.37 of the Suncoast Disclosure Schedule.

         5.38 LABOR. No material work stoppage involving Suncoast or the Suncoast Subsidiaries is pending or, to the best knowledge of Suncoast's management, threatened. Neither Suncoast nor any Suncoast Subsidiary is involved in, or to the best knowledge of Suncoast's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Suncoast and the Suncoast Subsidiaries are not represented by any labor union, and, to the best knowledge of Suncoast's management, no labor union is attempting to organize employees of Suncoast or the Suncoast Subsidiaries.

         5.39 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Suncoast's Proxy Statement for its 1995 Annual Meeting of Stockholders or as set forth in the Suncoast Disclosure Schedule, no executive officer or director of Suncoast, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property real or personal, tangible or intangible, used in or pertaining to the business of Suncoast or the Suncoast Subsidiaries.

         5.40 REGISTRATION OBLIGATIONS. Except as set forth in Section 5.40 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger to register any of its securities under the Securities Act.

         5.41 BROKERS AND FINDERS. Except as set forth in Section 5.41 of the Suncoast Disclosure Schedule, neither Suncoast nor any Suncoast Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Suncoast or Suncoast Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         5.42 TAKEOVER LAWS. Suncoast has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state or federal takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

         5.43 ENVIRONMENTAL MATTERS. To Suncoast's best knowledge, without inquiry, neither Suncoast nor any of the Suncoast Subsidiaries has been or is in violation of or liable under any





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

Environmental Law (as hereinafter defined) and no properties owned or leased by Suncoast or any of the Suncoast Subsidiaries or held as collateral by Suncoast or any Suncoast Subsidiary, while owned or operated by Suncoast or a Suncoast Subsidiary or while held as collateral by Suncoast or any Suncoast Subsidiary, have been or are in violation of any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Suncoast's management, threatened relating to the liability of any properties owned or leased by Suncoast or any Suncoast Subsidiary under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         5.44 SUPPORT OF STOCKHOLDERS To induce BankUnited to enter into this Agreement Suncoast has obtained and delivered to BankUnited letter agreements in the form of Exhibit C hereto, with each of the following stockholders of Suncoast committing these stockholders to actively support the Merger by, among other things, voting in favor of the Merger at the Suncoast Stockholders' Meeting and not disposing of any Suncoast Common Stock or Suncoast Preferred Stock other than pursuant to the Merger: Albert Finch, Paul Fay, E. J. Guisti, William Hammonds, Norman Mains, Irving P. Cohen, Sumner G. Kaye, Richard L. Browdy and Wendy M. Mitchler.

         5.45    RETAIL SECURITIES ACTIVITIES. Except as set forth in Section
5.45 of the Suncoast Disclosure Schedule, Suncoast's retail securities brokerage and annuities sales business conducted through Suncoast's branches has complied with applicable state and federal securities laws and all applicable requirements of the NASD, except for instances where failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

         5.46 DERIVATIVES CONTRACTS. None of Suncoast nor any of the Suncoast Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other contract not included on its statement of financial condition which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract") except for those Derivative Contracts disclosed in Section 5.46 of the Suncoast Disclosure Schedule, which includes a complete list, as applicable, of Suncoast's assets pledged as security for each Derivatives Contract.

         5.47 MATERIALITY. The representations and warranties of Suncoast contained in Sections 5.01 through 5.45 hereof are true and correct in all material respects. No failure of any such





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

representation or breach of any such warranty shall be deemed a breach of this Agreement unless the same, individually or collectively, shall be material, unless a different standard of materiality is specifically contained in the relevant Section.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BANKUNITED

         BankUnited represents and warrants to Suncoast as follows:

         6.01 ORGANIZATION, STANDING AND AUTHORITY. BankUnited is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. BankUnited is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect. BankUnited has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. BankUnited is duly registered as a savings and loan holding company under the HOLA, BankUnited has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

         6.02 BANKUNITED CAPITAL STOCK. The authorized capital stock of BankUnited consists of 18,000,000 shares of BankUnited Common Stock and 10,000,000 shares of BankUnited Preferred Stock. At March 31, 1996, there were issued and outstanding 5,698,598 shares of BankUnited Common Stock and 2,665,547 shares of BankUnited Preferred Stock and no other shares of capital stock of any class. All of the issued and outstanding shares of BankUnited Common Stock and BankUnited Preferred Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         6.03    AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

                 (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BankUnited, including approval of the Merger by its Board of Directors, subject to the approval of the stockholders of BankUnited with respect to the Merger, to the extent required by applicable law. This Agreement, subject to any requisite regulatory and stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of BankUnited, enforceable against BankUnited in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).





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

                 (b) Neither the execution and delivery of this Agreement by BankUnited, nor the consummation by BankUnited of the transactions contemplated hereby or thereby nor compliance by BankUnited with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of BankUnited's Articles of Incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation. or acceleration with respect to, or result in the creation of any Encumbrance upon any property or assets of any of BankUnited or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect or
         (iii) subject to receipt of the requisite approvals referred to in
         Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankUnited or any of its Subsidiaries or any of their properties or assets.

         6.04 FINANCIAL STATEMENTS. BankUnited (i) has delivered to Suncoast copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of BankUnited and its consolidated Subsidiaries as of and for the periods ended March 31, 1996, December 31, 1995 and September 30, 1995 included in a quarterly report on Form 10-Q or an annual report of Form 10-K, as the case may be, filed by BankUnited pursuant to the Securities Laws (a "BankUnited Reporting Document"), and (ii) until the Closing will deliver to Suncoast promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any BankUnited Reporting Documents filed subsequent to the execution of this Agreement (the financial statements and related notes and schedules referred to in clauses (i) and (ii) above are collectively referred to herein as the "BankUnited Financial Statements"). The BankUnited Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of BankUnited and its consolidated Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of BankUnited and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied, except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. BankUnited has delivered to Suncoast (i) copies of all management letters prepared by Price Waterhouse L.L.P (and any predecessor thereto) delivered to BankUnited since October 1, 1992 and (ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any of Subsidiary of BankUnited since October 1, 1992 for which a separate audit has been performed.

         6.05 SECURITIES REPORTING DOCUMENTS. Since October 1, 1992, BankUnited and each of its Subsidiaries has filed on a timely basis all Securities Reporting Documents, together with all amendments required to be made with respect thereto, that they were required to file with (i) the SEC,





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

including without limitation, all quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports of Form 8-K, (ii) the OTS, (iii) the FDIC, (iv) any other applicable state securities or banking authorities (except in the case of state securities authorities, filings that were not material), and (v) the NASD. No Securities Reporting Document of BankUnited with respect to periods beginning on or after October 1, 1992 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each Securities Reporting Document of BankUnited contained or will contain all information required to be stated therein.

         6.06 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by BankUnited for inclusion in the Registration Statement or the Joint Proxy Statement will, in the case of the Joint Proxy Statement, when it is first mailed to the respective stockholders of Suncoast and BankUnited, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that BankUnited is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws. The information which is set forth in the BankUnited Disclosure Schedule by BankUnited for the purposes of this Agreement is true and correct in all material respects.

         6.07 CAPITAL STOCK. At the Effective Time and upon issuance pursuant to this Agreement, the BankUnited Common Stock and New BankUnited Preferred Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         6.08 TAX AND REGULATORY MATTERS. Neither BankUnited nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code; or materially impede or delay receipt of any approval referred to in Section 9.01(b).

         6.09 LITIGATION. There are no judicial proceedings of any kind or nature pending or, to the knowledge of BankUnited, threatened against BankUnited before any court or arbitral tribunal or before or by any governmental department, agency or instrumentality involving the validity of the BankUnited Common Stock, the New BankUnited Preferred Stock, or the transactions contemplated by this Agreement.

         6.10 BROKERS AND FINDERS. Except as set forth in Section 6.10 of the BankUnited Disclosure Schedule, neither BankUnited nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BankUnited or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         6.11    COMPLIANCE WITH LAWS.

                 (a) Except as set forth in Section 6.11(a) of the BankUnited Disclosure Schedule, each of BankUnited and its Subsidiaries is in compliance with all federal, state, and local laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to BankUnited's employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect.

                 (b) Since January 1, 1993, except as set forth in Section 6.11(b) of the BankUnited Disclosure Schedule, neither BankUnited nor any Subsidiary of BankUnited has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, the SEC and the NASD and the staffs thereof (i) asserting that BankUnited or any Subsidiary of BankUnited is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such agency, department or regulatory authority, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to BankUnited and the BankUnited Subsidiaries on a consolidated basis, (iii) requiring or threatening to require BankUnited or any Subsidiary of BankUnited, or indicating that BankUnited or any Subsidiary of BankUnited may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of BankUnited or any Subsidiary of BankUnited including, without limitation, any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of BankUnited or any Subsidiary of BankUnited, including, without limitation, any restriction on the payment of dividends.

                 (c) Since January 1, 1994 neither BankUnited nor any Subsidiary of BankUnited has consented to or entered into any Regulatory Agreement or memorandum of understanding.

                 (d) Neither BankUnited nor any Subsidiary of BankUnited is required by Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.





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

         6.12    EMPLOYEE BENEFIT PLANS.

                 (a) BankUnited has delivered or made available to Suncoast prior to the execution of this Agreement or will deliver or make available to Suncoast at the time of delivery of the BankUnited Disclosure Schedule, true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by BankUnited or any Subsidiary of BankUnited or any affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which BankUnited or any Subsidiary of BankUnited could have any liability contingent or otherwise (collectively, the "BankUnited Benefit Plans"). Section 6.12(a) of the BankUnited Disclosure Schedule contains a listing of all the BankUnited Benefit Plans.

                 (b) All BankUnited Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.

                 (c) All liabilities under any BankUnited Benefit Plan are fully accrued or reserved against in the BankUnited Financial Statements in accordance with GAAP.

         6.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, except (i) as disclosed in any Securities Reporting Document filed since December 31, 1995 and prior to the date hereof or (ii) as set forth in Section
6.13 of the BankUnited Disclosure Schedule, neither BankUnited nor any Subsidiary of BankUnited has (A) incurred or paid any liability or obligation (contingent or otherwise), which has had or is likely to have a Material Adverse Effect, (B) suffered any change which is likely to have a Material Adverse Effect, (C) failed to operate its business consistent in all material respects with past practice or (D) changed any accounting practices.

         6.14    MERGER SUB.

                 (a) When Merger Sub is organized and executes and delivers this Agreement, Merger Sub will (i) be a federally-chartered savings bank; (ii) be duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business would require it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect;
         (iii) have all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement;
         (iv) have in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its





                                       32
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         business, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

                 (b) When Merger Sub is organized and executes and delivers this Agreement, (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub, including approval of the Merger by its Board of Directors and its shareholder;
         (ii) this Agreement, subject to any requisite regulatory approval hereof with respect to the Merger, will represent a valid and legally binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                 (c) When Merger Sub is organized and executes and delivers this Agreement, (i) neither the execution and delivery of this Agreement by Merger Sub nor the consummation by Merger Sub of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof will (A) conflict with or result in a breach of any provision of Merger Sub's charter or bylaws or (B) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Encumbrance upon, any property or assets of Merger Sub pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets may be subject and that would individually or in the aggregate have a Material Adverse Effect, or (C) subject to receipt of the requisite approvals referred to in Sections 9.01(a) and 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or any of its properties or assets.

         6.15 SUPPORT OF STOCKHOLDERS. To induce Suncoast to enter into this Agreement BankUnited has obtained and delivered to Suncoast letter agreements in the form of Exhibit D hereto, with each of the following stockholders of BankUnited committing these stockholders to actively support the Merger by, among other things, voting in favor of the Merger at the BankUnited Stockholders' Meeting: Alfred R. Camner, Earline G. Ford, Lawrence H. Blum, Allen M. Bernkrant and Marc D. Jacobson.

         6.16 MATERIALITY. The representations and warranties of BankUnited contained in Sections 6.01 through 6.14 hereof are true and correct in all material respects. No failure of any representation or breach of any warranty shall be deemed a breach of this Agreement unless the same, individually or collectively, shall be material, unless a different standard of materiality is specifically contained in the relevant Section.





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

                                  ARTICLE VII

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

         7.01 CONDUCT OF SUNCOAST BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, Suncoast shall, and shall cause each Suncoast Subsidiary to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice (other than transactions made pursuant to contracts in existence on the date hereof and described in Sections 7.01 or 7.02 of the Suncoast Disclosure Schedule) and (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key Employees.

         7.02 FORBEARANCES OF SUNCOAST. Except as required by law, regulation or regulatory authority, during the period from the date of this Agreement to the Effective Time, Suncoast shall not, and shall not permit any Suncoast Subsidiary to, without the prior written consent of BankUnited (and Suncoast shall provide BankUnited with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

                 (a) other than in the ordinary course of business consistent with past practice since June 30, 1994 ("In the Ordinary Course"), incur any indebtedness for borrowed money, including Federal Home Loan Bank advances (other than (i) Federal Home Loan Bank advances having maturities of six months or less and (ii) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Suncoast or any Suncoast Subsidiary to Suncoast or any Suncoast Subsidiary) (it being understood and agreed that incurrence of indebtedness In the Ordinary Course shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than In the Ordinary Course.

                 (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than regular quarterly cash dividends at a rate not in excess of $0.30 per share) on the Suncoast Preferred Stock or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than
         (i) Suncoast Common Stock issuable on the exercise of stock options outstanding on the date hereof under the Suncoast Option Plan, (ii) stock options required to be granted to members of the Board of Directors under the Suncoast Option Plan, (iii) Suncoast Common Stock or Suncoast Preferred Stock issuable on the exercise of the Suncoast Warrants, or (iv) Suncoast Common Stock issuable on conversion of Suncoast Preferred Stock outstanding on the date hereof (The parties hereto agree that the issuances by Suncoast of Suncoast Preferred Stock or Suncoast Common Stock or rights to acquire Suncoast Preferred Stock or Suncoast Common





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

         Stock described in clauses (i) - (iv) above are outstanding obligations of Suncoast and not discretionary payments by Suncoast);

                 (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including servicing rights, to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except In the Ordinary Course or pursuant to contracts or agreements in force at the date of this Agreement, it being agreed and understood that sales In the Ordinary Course shall include (i) the sale and/or purchase of those non-residential loans pending sale or servicing of residential mortgage loans as noted in
         Section 7.02(c) of the Suncoast Disclosure Schedule; (ii) the sale of such other non-residential loans up to an aggregate amount of $5 million as to which BankUnited is first given the option to purchase; and (iii) the sale of up to an aggregate of $500,000 in residential loans out of portfolio and all sales of Warehouse Loans pursuant to Investor Commitments;

                 (d) make any investment (including loan purchases and commitments to purchase loans) of more than $25,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any individual, corporation or other entity, including servicing rights other than in connection with contracts in existence on the date hereof and described in
         Section 7.02(d) of the Suncoast Disclosure Schedule; provided, however, that Suncoast may purchase or commit to purchase residential whole loan mortgage loan packages on the terms and conditions described in writing to BankUnited by Suncoast and agreed to and accepted by BankUnited in writing prior to the execution and delivery of this Agreement.

                 (e) enter into or terminate any contract or agreement involving annual payments in excess of $25,000 and which cannot be terminated without penalty upon 30 or fewer days notice, or make any change in, or extension of, any of its leases or contracts involving, annual payments in excess of $25,000 and which cannot be terminated without penalty upon 30 or fewer days notice; provided, however, that on all extensions of existing loan servicing contracts, except for extensions for a term of not more than one year on substantially the same terms and conditions as those before the extension, Suncoast shall consult with BankUnited before agreeing to any such extension, but Suncoast shall not be required to obtain the written approval of BankUnited prior to agreeing to any such extension;

                 (f) increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, except on the terms and conditions described in writing to BankUnited by Suncoast and agreed to and accepted by BankUnited in writing prior to the execution and delivery of this Agreement, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;

                 (g)      settle any claim, action or proceeding
         involving the payment of money damages in excess of $50,000, except In the Ordinary Course;

                 (h)      amend its charter or its bylaws;

                 (i) fail to maintain its Regulatory Agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

                 (j) make any capital expenditures of more than $25,000 individually or $50,000 in the aggregate except as noted in Section 7.02(j) the Suncoast Disclosure Schedule;

                 (k) fail to maintain each Suncoast Benefit Plan or timely make all contributions or accruals required thereunder in accordance with GAAP applied on a consistent basis;

                 (l) originate or purchase any loans with fixed rate terms longer than three years (except where such loans are Warehouse Loans originated or purchased In the Ordinary Course and subject to Investor Commitments) or loans that are not at current market rates for comparable loan originations; except that Suncoast may originate or purchase In the Ordinary Course up to an aggregate amount of $5 million of whole residential mortgage loans with fixed rate terms in excess of three years;

                 (m) increase interest rates on deposits having a term of greater than one year to a level higher than interest rates applicable to BankUnited's comparable deposits, unless the rates are being paid In the Ordinary Course and are causing disintermediation, in which case BankUnited shall not unreasonably withhold consent to the payment of such rates necessary to prevent disintermediation of Suncoast deposits;

                 (n) change its underwriting standards for originating or purchasing loans or servicing;

                 (o) originate any commercial or non-residential loan having a principal amount in excess of $500,000 or originate or purchase any other loan not In the Ordinary Course except as described in Section 7.01(o) of the Suncoast Disclosure Schedule;

                 (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.02; or

                 (q) other than in prior consultation with BankUnited, materially restructure or change its investment securities portfolio, loan portfolio, or servicing portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.





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

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         8.01    ACCESS AND INFORMATION.

                 (a) During the period from the date of this Agreement through the Effective Time, each of Suncoast and BankUnited shall, and shall cause their respective subsidiaries to, afford the other party, and the other party's accountants, counsel and other representatives (including Fiserve), full access during normal business hours and upon reasonable notice to the properties, books, contracts, tax returns, commitments, records and data processing files of the other and its subsidiaries, for the purpose of conducting any review or investigation reasonably related to the Merger, and Suncoast and BankUnited and their respective Subsidiaries will cooperate fully with all such reviews and investigations.

                 (b) During the period from the date of this Agreement through the Effective Time, each party shall furnish to the other (i) all reports referred to in Section 5.35 and 6.04 promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by the party for its internal use. During this period, each party shall also notify the other promptly of any material change in their respective condition or the condition of any subsidiary.

                 (c)      Notwithstanding the foregoing provisions of this
         Section 8.01, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. BankUnited agrees to notify Suncoast promptly on any discovery by BankUnited of any breach of any representation or warranty of Suncoast hereunder; provided however, no such notification nor any failure of BankUnited to so notify Suncoast shall result in BankUnited's waiving any such breach.

                 (d) Each party agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement, except to the extent that such information (i) was already known to the recipient and was received from a source other than the other party or any of its Subsidiaries, directors, officers, employees or agents, (ii) was lawfully obtained from another source, or (iii) is required to be disclosed to the SEC, the NASD, the OTS, the FDIC or any other governmental agency or authority, or is otherwise required to be disclosed by law. Each party agrees not to use such information, and to implement safeguards and procedures that are reasonably designed to prevent such information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement.

                 (e) Each party shall cooperate, and shall cause its respective subsidiaries, accountants, counsel and other representatives to cooperate with the other and its accountants, counsel and other representatives, in connection with the preparation by the other of any applications and documents required to obtain the Approvals, which cooperation shall include





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

         promptly providing all information, documents and appropriate representations as may be necessary in connection therewith.

                 (f) From and after the date of this Agreement, each of BankUnited and Suncoast shall use its reasonable best efforts to satisfy or cause to be satisfied all conditions to its respective obligations under this Agreement. While this Agreement is in effect, neither BankUnited nor Suncoast shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

         8.02    REGISTRATION STATEMENT; REGULATORY MATTERS.

                 (a) BankUnited shall (i) prepare and file the Joint Proxy Statement/Registration Statement with the SEC, and shall use its best reasonable efforts to cause the Joint Proxy Statement/Registration Statement to be filed within thirty days of the date hereof, and (ii) take any action required to be taken under any applicable state blue sky or securities laws in connection therewith. Suncoast shall prepare and file the Joint Proxy Statement with the OTS and shall use its best reasonable efforts to cause the Joint Proxy Statement to be filed within 30 days of the date hereof. BankUnited shall furnish Suncoast with all information concerning BankUnited and its Subsidiaries and the holders of BankUnited capital stock as Suncoast may reasonably request in connection with the foregoing. Suncoast and Suncoast Subsidiaries shall furnish BankUnited with all information concerning Suncoast, Suncoast Subsidiaries and the holders of Suncoast Capital Stock as BankUnited may reasonably request in connection with the foregoing.

                 (b) BankUnited and Suncoast shall cooperate and use their respective best reasonable efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the OTS and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. The Parties agree to file the requisite applications with the OTS within thirty days from the date hereof, and BankUnited agrees that it shall be responsible for payment of the fee for the filing of such application.

         8.03    STOCKHOLDERS' APPROVALS.

                 (a) Subject to Section 8.03(b), Suncoast and BankUnited shall call meetings of their respective stockholders to be held as soon as practicable and in accordance with applicable law and its charter and by-laws for the purpose of voting upon the Merger and related matters. Suncoast and BankUnited shall use their respective reasonable best efforts to hold the Stockholders' Meetings not later than 120 days after the date of this Agreement. The respective Boards of Directors of Suncoast and BankUnited shall submit for approval of their respective stockholders the matters to be voted upon at their respective Stockholders' Meetings, and shall recommend approval of such matters and use their best reasonable efforts (including, without limitation, with respect to Suncoast, soliciting proxies for such approvals and retaining a professional proxy solicitation company) to obtain such stockholder approvals.





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

         Suncoast shall consult with BankUnited as to the selection of such professional proxy solicitation company. The covenants of Suncoast under this Section 8.03 are subject to the exercise by the Board of Directors of Suncoast of its fiduciary obligations and the receipt by the Board of Directors of Suncoast from Raymond James & Associates, Inc. of a written opinion, dated as of the date of this Agreement, in form and substance reasonably satisfactory to the Board of Directors of Suncoast, to the effect that the terms on which Suncoast Capital Stock is converted into BankUnited capital stock in the Merger is fair to the holders of Suncoast Capital Stock from a financial point of view, which opinion shall have been confirmed in writing to Suncoast as of the date the Proxy Statement is first mailed to the stockholders of Suncoast and not subsequently withdrawn. The covenants of BankUnited under this Section 8.03 are subject to the exercise by the Board of Directors of BankUnited of its fiduciary obligations.

                 (b) The parties hereto agree that notwithstanding any other provision of this Agreement, so long as all required approvals of the stockholders of BankUnited as to the Merger are obtained prior to the Effective Time as provided herein, BankUnited in its sole discretion may obtain any such approval by a vote at a meeting of the stockholders of BankUnited, through action by the stockholders of BankUnited without a meeting, or otherwise in compliance with applicable law.

         8.04 PRESS RELEASES. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure.

         8.05 NOTICE OF DEFAULTS. Each party shall promptly notify the other of (i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of material litigation involving such party, or (iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time.

         8.06 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. BankUnited and Suncoast shall, and shall cause each of their respective Subsidiaries to, use its best reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of BankUnited or Suncoast, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of BankUnited shall be deemed to have been granted authority in the name of Suncoast to take all such necessary or desirable action.





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

         8.07 AFFILIATE AGREEMENTS. Suncoast will deliver to BankUnited no later than 30 days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an "affiliate" of Suncoast for purposes of Rule 145 under the Securities Act. Suncoast will use its best reasonable efforts to cause each person so identified to deliver to BankUnited within forty-five (45) days after the date of this Agreement a written agreement substantially in the form of Exhibit D hereto.

         8.08    INDEMNIFICATION; INSURANCE.

                 (a) BankUnited (the "Indemnifying Party") shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Suncoast and the Suncoast Subsidiaries (each an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities (collectively, "Costs") arising out of actions or omissions occurring on or prior to the Effective Time (including without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by applicable OTS regulations and Suncoast's charter and bylaws as in effect on the date hereof. In addition, BankUnited shall advance expenses as incurred to the fullest extent permitted by the OTS regulations and by Suncoast's charter and bylaws as in effect on the date hereof, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

                 (b) The obligations of BankUnited under this Section 8.08 shall continue for six years following the Effective Time, provided that all rights to indemnification and advancement of expenses in respect of any claim made, asserted or commenced within such period shall continue until the final disposition of such claim.

                 (c) All rights and obligations under this Section 8.08 shall be in addition to any rights an Indemnified Party may have under the articles of incorporation or bylaws of BankUnited or any of its Subsidiaries as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time.

                 (d) Any Indemnified Party wishing to claim indemnification under Section 8.08(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

                 (e) At or prior to the Effective Time, BankUnited shall purchase $5,000,000 of directors and officers liability insurance coverage for the Indemnified Parties with respect to Costs that may be incurred by the Indemnified Parties, which coverage shall be for a term of three years commencing at the Effective Time and shall have a deductible of $500,000; provided, however, that in no event shall BankUnited expend in order to obtain such insurance, an amount in excess of a total of $130,000 in premiums (the "Maximum Amount") for coverage for such three year period. If the amount of the total premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BankUnited shall use its reasonable best efforts to maintain the most advantageous policies (in terms of coverage) of directors and officers insurance for a total three year premium equal to the Maximum Amount.

                 (f) In the event that BankUnited or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 8.08, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         8.09    STOCK OPTIONS.

                 (a) At the Effective Time, all rights with respect to any Suncoast Common Stock pursuant to stock options granted by Suncoast under the Suncoast Option Plan, including options granted under such plan pursuant to employment or acquisition agreements, which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to BankUnited Common Stock and BankUnited shall assume each Suncoast Option, in accordance with the terms of the Suncoast Option Plan. From and after the Effective Time, each Suncoast Option shall be exercisable for the number of shares of BankUnited Common Stock equal to the number of shares of Suncoast Common Stock subject to such Suncoast Option immediately prior to the Effective Time, and the per share exercise price set forth in the Suncoast Option shall remain the same.

                 (b) At the Effective Time, the Suncoast Option Plan shall be automatically and without further action assumed by BankUnited (and thereupon become a stock option plan of BankUnited) as follows: (i) BankUnited shall be substituted for Suncoast in administering the Suncoast Option Plan, (ii) references to Suncoast shall be deemed to be references to BankUnited, references to Suncoast's bylaws shall be deemed to be references to the bylaws of BankUnited, and any similar references shall be appropriately adjusted, and (iii) no additional Suncoast Options shall be granted under the Suncoast Option Plan.

                 (c)      BankUnited shall take all corporate action necessary
         (i) to reserve for issuance a sufficient number of shares of BankUnited Common Stock for delivery upon exercise of the options assumed by BankUnited hereunder, and (ii) to ensure that shares of BankUnited Common Stock issued on exercise of such options assumed by BankUnited hereunder are registered under the Securities Act.

         8.10 APPOINTMENTS TO BOARD OF DIRECTORS OF BANKUNITED AND BANKUNITED, FSB. At the Effective Time, Albert Finch shall be appointed as a Vice-Chairman of the Board of Directors of BankUnited and BankUnited, FSB. At the Effective Time, the following persons shall be appointed to the Board of Directors of BankUnited for the terms indicated: Albert Finch - three years; Norman Mains and Irving Cohen - two years; and E. J. Giusti - one year. The parties hereto recognize that according to BankUnited's bylaws, each such person is required to stand for election at the annual shareholders meeting of BankUnited next following the Effective Time. Accordingly, BankUnited's Board of Directors, subject to applicable fiduciary obligations, shall (i) nominate each such person to be elected as a director of BankUnited for the remainder of such person's term on BankUnited's Board of Directors set forth above at the annual shareholders meeting of BankUnited next following the Effective Time and
(ii) recommend that the shareholders of BankUnited elect such person to be a director of BankUnited for such term. At the Effective Time each of the foregoing persons shall be appointed to the Board of Directors of BankUnited, FSB for a term of one year.

         8.11 VALUATION OF SERVICING PORTFOLIO. At such time as BankUnited shall reasonably request in connection with setting the Closing, Suncoast shall provide BankUnited and/or its representatives with a magnetic tape updating the tapes previously supplied for the purpose of valuing the Servicing Portfolio, as well as a reconciliation of Suncoast's tape totals to Suncoast's accounting and bookkeeping records.

         8.12 CERTAIN CHANGE IN CONTROL MATTERS. The parties hereto agree that prior to the Effective Time, Suncoast shall enter into and deliver (i) certain severance and/or employment continuation agreements (collectively, such severance and change-in-control agreements are referred to herein as the "Change-in-Control Agreements") with each of Albert J. Finch, Richard L. Browdy, and Wendy Mitchler regarding the payment of severance and change-in-control benefits to them and (ii) a consulting agreement between BankUnited and Albert J. Finch the term of which shall begin at the Effective Time. The Change in Control Agreements and such consulting agreement shall be in the form delivered to and agreed to and accepted by BankUnited in writing prior to the date this Agreement is executed and delivered. BankUnited hereby agrees, from and after the Effective Time, to provide the benefits and perform the obligations of Suncoast set forth in the Change-in-Control Agreements in accordance with the terms thereof.

         8.13 STOCK EXCHANGE LISTING. BankUnited shall use its best efforts to list, prior to the Effective Time, on the NASDAQ, upon official notice of issuance, the shares of BankUnited Common Stock and New BankUnited Preferred Stock to be issued to holders of Suncoast Capital Stock in the Merger.

         8.14    EMPLOYEE BENEFITS.

                 (a) Suncoast shall provide BankUnited in Section 8.14 of the Suncoast Disclosure Schedule the names of all Suncoast Employees (including full and part-time employees) as of the date of the Suncoast Disclosure Schedule (the "Current Employees"), and, as to each

         Current Employee, such Current Employee's date of hire, current compensation, and current severance benefits.

                 (b)      BankUnited and Suncoast agree as follows:

                          (i) As soon as reasonably practicable after the date of this Agreement BankUnited and Suncoast shall consult with each other in order for BankUnited in its sole discretion to determine which employees of Suncoast will become employees of BankUnited after the Effective Time.

                          (ii) All employees who accept employment with BankUnited as of the Effective Time ("Hired Employees") shall be eligible to participate in the employee benefit plans and other fringe benefits of BankUnited, including sickness benefit days and vacation days, on the same terms and conditions as those provided from time to time by BankUnited to its similarly situated officers and employees, giving effect, for eligibility and vesting of benefits, to years of service with Suncoast as if such service were with BankUnited.

                          (iii) In addition to providing for the Hired Employee's participation in BankUnited's sickness and vacation plans, BankUnited agrees to credit each Hired Employee that number of sickness benefit days and vacation days (provided that in the case of vacation time, such vacation time was accrued on the books of Suncoast prior to the Effective Time), in each case accrued as an employee of Suncoast and not taken by such Hired Employee as of the Effective Time, which may be taken only in accordance with BankUnited's existing policy for sickness benefit days and vacation days; provided, however, that on or before July 1, 1997 BankUnited shall pay such Hired Employee cash for such Hired Employee's accrued vacation days assumed by BankUnited pursuant to the previous sentence, but not taken on or before July 1, 1997. Suncoast employees and dependents participating in Suncoast's medical plan will not be precluded from participating in BankUnited's medical plan on account of a pre-existing medical condition.

                          (iv) For one year following the Effective Time, all Hired Employees shall be eligible for severance pay in accordance with the severance terms set forth in writing by Suncoast to BankUnited and agreed to and accepted by BankUnited in writing prior to the date this Agreement is executed and delivered.

         8.15 CERTAIN ACTIONS. No party shall take any action which would adversely affect or delay the ability of either BankUnited or Suncoast to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. No party shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         8.16 ACQUISITION PROPOSALS. Suncoast shall not, and shall use its best reasonable efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or any of the Suncoast Subsidiaries not to (i) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties or capital stock of Suncoast or the Suncoast

Subsidiaries, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, Suncoast may (i) furnish or cause to be furnished information subject to a confidentiality agreement in a form substantially similar to that previously executed by BankUnited, (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if, in each instance, the Suncoast Board determines, based as to legal matters on the written advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Suncoast Board. In the event Suncoast receives an Acquisition Proposal or such discussions are sought to be initiated or continued with Suncoast, it shall promptly inform BankUnited as to the material terms thereof.

         8.17 BANKUNITED TERMINATION FEE. To compensate BankUnited for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by BankUnited of other opportunities, Suncoast and BankUnited agree as follows:

                 (a) Provided that BankUnited shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Suncoast specifying in reasonable detail the basis of such alleged breach), Suncoast shall pay to BankUnited the sum (the "BankUnited Termination Fee") of (i) $1.0 million if this Agreement is terminated under the provisions of Section 10.01 (f) or (ii) $100,000 if this Agreement is terminated under the provisions of Section 10.01(e). In addition, Suncoast shall pay to BankUnited BankUnited's out-of-pocket expenses not in excess of $300,000, if the BankUnited Termination Fee is determined under clause (i) above or $10,000 if the BankUnited Termination Fee is determined under clause (ii) above (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "BankUnited Expenses"), incurred by BankUnited or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred. In the event that this Agreement is terminated under circumstances under which the BankUnited Termination Fee is payable, BankUnited shall provide Suncoast with an itemization of BankUnited Expenses.

                 (b)      If this Agreement is terminated pursuant to (i)
         Section 10.01(c) (if and only if (A) the breach by Suncoast giving rise to BankUnited's right of termination under Section 10.01(c) is for the specific purpose of inducing BankUnited to terminate this Agreement in anticipation of an Acquisition Event (a "Wilful Breach") and (B) pursuant to binding arbitration as defined below, a determination has been made that (1) such Wilful Breach by Suncoast has occurred and (2) that an Acquisition Event has occurred within 12 months of the date of such breach by Suncoast); or (ii) Section 10.01(e) (if an Acquisition Event shall occur after the date hereof and prior to the date that is four months after the date of such termination), Suncoast shall upon demand by BankUnited, pay or cause to be paid, in same day funds (the "Acquisition Event Termination Fee") to BankUnited, $1,000,000, or $900,000 if Suncoast shall have already paid the BankUnited Termination Fee described in Section 8.17(a)(ii) and the related BankUnited Expenses. "Acquisition Event" shall mean any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than BankUnited or any of its Subsidiaries, shall have acquired, pursuant to a tender offer, exchange offer or otherwise, beneficial ownership (including pursuant to the acquisition of options) of 50% or more of any class of equity securities of Suncoast or any of its Subsidiaries; (ii) any such person or group shall have received approval from the OTS to acquire ownership of 50% or more of any class of equity securities of Suncoast; or (iii) Suncoast shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into, an agreement with any person (other than BankUnited or a Subsidiary thereof) to (w) effect a merger, consolidation, business combination, sale of substantially all the assets, or similar transaction involving Suncoast, (x) sell, lease or otherwise dispose of assets of Suncoast representing 50% or more of the consolidated assets of Suncoast, (y) issue, sell or otherwise dispose of other than by means of a widely disbursed public offering (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 50% or more of any class of equity securities of Suncoast in the aggregate, or (z) have such person effect a tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Suncoast in the aggregate. BankUnited agrees that any Acquisition Event Termination Fee paid pursuant to this Section 8.17(b) shall be its exclusive remedy for a Wilful Breach.

                 (c) For purposes of matters described in Section 8.17(b)(i) the parties hereto agree to resolve any dispute arising out of or relating to such matters as follows:

                          (i) The parties agree to negotiate in good faith for up to 30 days after written notice by one party to the other party with respect to any dispute as to matters described in Section 8.17(b)(i) in order to attempt to resolve such dispute.

                 (ii) In the event that such dispute is not resolved through mutual discussions within such 30 day period of time, such dispute shall be submitted by any such party to, and if so submitted shall be finally settled by, arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court where the arbitration takes place or any court having jurisdiction. Any such arbitration shall take place in Miami, Florida. The arbitrator may order specific performance or other equitable relief or remedies to the extent the arbitrator deems appropriate, in any situation in which a court could so order. All costs of such arbitration, including the compensation of the arbitrator, shall be split evenly by the parties hereto. The decision of the arbitrator shall be final and binding upon the parties, their successors and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held for the entry of judgment with respect to and to enforce the decision of the arbitrator hereunder.

                 (d) Any payment required by paragraph (a) or (b) of this Section shall become payable within two business days after termination of the Agreement.

                 (e) Suncoast acknowledges that the agreements contained in this Section 8.17 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, BankUnited would not enter into this Agreement; accordingly, if Suncoast fails to promptly pay the BankUnited Termination Fee, the BankUnited Expenses, or the Acquisition Event Termination Fee, when due, Suncoast shall in addition thereto pay to BankUnited all costs and expenses (including fees and disbursements of counsel) incurred in collecting the BankUnited Termination Fee, the BankUnited Expenses, or the Acquisition Event Termination Fee, as the case may be, together with interest on the amount thereof (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by BankUnited at the prime rate of Citibank New York, National Association, as published in the Wall Street Journal and as in effect from time to time during such period.

         8.18 SUNCOAST TERMINATION FEE. To compensate Suncoast for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by Suncoast of other opportunities, Suncoast and BankUnited agree as follows:

                 (a) Provided that Suncoast shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by BankUnited specifying in reasonable detail the basis of such alleged breach), BankUnited shall pay to Suncoast the sum (the "Suncoast Termination Fee") of $100,000, if this Agreement is terminated under the provisions of Section 10.01(b), plus out-of-pocket expenses not in excess of $10,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Suncoast Expenses") incurred by Suncoast or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred. In the event that this Agreement is terminated under circumstances under which the Suncoast Termination Fee is payable, Suncoast shall provide BankUnited with an itemization of Suncoast Expenses.

                 (b) Any payment required by paragraph (a) of this Section shall become payable within two business days after termination of the Agreement.

                 (c) BankUnited acknowledges that the agreements contained in this Section 8.19 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Suncoast would not enter into this Agreement; accordingly, if BankUnited fails to promptly pay the Suncoast Termination Fee or the Suncoast Expenses when due, BankUnited shall in addition thereto pay to Suncoast all costs and expenses (including fees and disbursements of counsel) incurred in collecting the Suncoast Termination Fee or the Suncoast Expenses, as the case may be, together with interest on the amount of the Suncoast Termination Fee or the Suncoast Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Suncoast at the prime rate of Citibank New York, National Association, as published in the Wall Street Journal and as in effect from time to time during such period.

         8.19 SUNCOAST WARRANTS. In the Merger, holders of the Suncoast Warrants shall have their Suncoast Warrants converted into warrants to acquire BankUnited Common Stock and/or New BankUnited Preferred Stock as provided in this Section 8.19. In the Merger, all rights with respect to Suncoast Common Stock and/or Suncoast Preferred Stock pursuant to the Suncoast Warrants which are outstanding at the Effective Time shall be converted into and become rights with respect to BankUnited Common Stock and New BankUnited Preferred Stock, respectively. In the Merger BankUnited shall assume each Suncoast Warrant, in accordance with the terms of the Suncoast Warrants, such that (i) the right to acquire Suncoast Common Stock and/or Suncoast Preferred Stock under the Suncoast Warrants shall be converted to the right to acquire BankUnited Common Stock and/or New BankUnited Preferred Stock respectively, on a one share for one share basis, and on substantially the same terms as are set forth in the Suncoast Warrants, and (ii) BankUnited shall assume Suncoast's other obligations under the Suncoast Warrants on substantially the same terms as are provided in the Suncoast Warrants. BankUnited will execute and deliver to each registered holder of Suncoast Warrants a supplemental warrant agreement providing for assumption of the Suncoast Warrant Agreement provided for in this
Section 8.19, subject to applicable law.


                                   ARTICLE IX

                                   CONDITIONS

         9.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of BankUnited and Suncoast to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                 (a) The respective stockholders of Suncoast and BankUnited shall have approved all matters relating to the Merger required under applicable law at the Stockholders' Meetings.

                 (b) This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the OTS and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby, which approvals are subject to no conditions that in the reasonable judgment of BankUnited would restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time.

                 (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                 (d) Neither BankUnited nor Suncoast shall be subject to any active litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger and there shall be in effect no order, decree, or injunction of any court or agency of competent jurisdiction, directing that the consummation of the transactions contemplated by this Agreement be prohibited or enjoined.

                 (e) The shares of BankUnited Common Stock and New BankUnited Preferred Stock issuable pursuant to the Merger shall have been authorized for trading on the NASDAQ upon official notice of issuance.

         9.02 CONDITIONS TO OBLIGATIONS OF SUNCOAST TO EFFECT THE MERGER. The obligations of Suncoast to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                 (a) The representations and warranties of BankUnited set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Suncoast shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

                 (b) BankUnited shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Suncoast shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

                 (c) As of the Effective Time the BankUnited Net Worth shall be not less than $64,700,000.

                 (d) Suncoast shall have received an opinion of counsel for BankUnited addressed to Suncoast and in form reasonably satisfactory to it as to validity of the approval of the Merger by BankUnited and Merger Sub.

                 (e) The Suncoast Board shall have received from Raymond James & Associates, Inc. a written opinion, dated as of the date of this Agreement, in form and substance reasonably satisfactory to the Suncoast Board, to the effect that the terms on which Suncoast Capital Stock is converted into BankUnited capital stock in the Merger is fair to the holders of Suncoast Capital Stock from a financial point of view, which opinion shall have been confirmed in writing to the Suncoast Board as of the date the Joint Proxy Statement is first mailed to the stockholders of Suncoast and not subsequently withdrawn.

                 (f) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to BankUnited.

                 (g) Suncoast shall have received an opinion of counsel mutually agreed upon by Suncoast and BankUnited addressed to Suncoast and/or BankUnited in form reasonably satisfactory to them that for federal income tax purposes the Merger qualifies as a reorganization under the provisions of Section 368 of the Code.

         9.03 CONDITIONS TO OBLIGATIONS OF BANKUNITED TO EFFECT THE MERGER. The obligations of BankUnited to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                 (a) The representations and warranties of Suncoast set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Suncoast to that effect.

                 (b) As of the Effective Time the Suncoast Net Worth shall be not less than $22,000,000.

                 (c) Suncoast shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Suncoast to that effect.

                 (d) BankUnited shall have received an opinion of counsel for Suncoast addressed to BankUnited and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by Suncoast.

                 (e) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to Suncoast.


                                   ARTICLE X

                                  TERMINATION

         10.01 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of BankUnited and Suncoast or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of BankUnited and Suncoast; or

                 (b) by BankUnited or Suncoast if (i) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of BankUnited would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by February 28, 1997; or

                 (c) by BankUnited (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Suncoast that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Suncoast contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to Suncoast; or

                 (d) by Suncoast (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by BankUnited that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by BankUnited contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to BankUnited; or

                 (e) by BankUnited or Suncoast if the stockholders of BankUnited or Suncoast fail to approve the Merger at the Stockholders' Meetings; or

                 (f) by Suncoast if (i) there shall not have been a material breach of any covenant or agreement on the part of Suncoast under this Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the Suncoast Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm familiar with savings institutions, is more favorable to the Suncoast Stockholders than the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 8.17.

         10.02 BANKUNITED SPECIAL TERMINATION RIGHTS. Notwithstanding any investigation made by or information known to BankUnited prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that BankUnited, as of the date hereof, has not had an opportunity to complete its due diligence review of Suncoast, in addition to the termination rights set forth in Section 10.01, BankUnited shall have the following rights (the "BankUnited Special Termination Rights"): at any time after the date of this Agreement through 6:00 p.m. on the later of (i) 15 business days after the date hereof or (ii) seven business days after the date on which the completed Suncoast Disclosure Schedule has been delivered to BankUnited, if BankUnited shall identify any circumstance which in the reasonable business judgement of its Board of Directors (including a Special Committee thereof) (w) could materially and adversely impact the reasonably expected financial and business benefits to BankUnited of the transactions contemplated by this Agreement, (x) is inconsistent in any material and adverse respect with the representations and warranties of Suncoast contained in this Agreement, (y) could have a Material Adverse Effect as to Suncoast, or (z) results in the net worth of Suncoast being less than $23.0 million, which net worth shall be determined in accordance with GAAP, BankUnited may exercise the BankUnited Special Termination Rights by written notice to Suncoast pursuant to
Section 11.06. BankUnited shall inform Suncoast by 6:00 p.m. on the last business date determined under clause (i) or (ii) of this Section 10.02 if it determines that as of such date any such circumstance has any of the effects set forth above. Failure to exercise such right shall have no effect on BankUnited's right to terminate pursuant to Section 10.01.

         10.03 SUNCOAST SPECIAL TERMINATION RIGHTS. Notwithstanding any investigation made by or information known to Suncoast prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that Suncoast, as of the date hereof, has not had an opportunity to complete its due diligence review of BankUnited, in addition to the termination rights set forth in Section 10.01, Suncoast shall have the following rights (the "Suncoast Special

Termination Rights"): at any time after the date of this Agreement through 6:00 p.m. on the later of (i) 15 business days after the date hereof or (ii) seven business days after the date on which the completed BankUnited Disclosure Schedule has been delivered to Suncoast, if Suncoast shall identify any circumstance which in the reasonable business judgement of its Board of Directors (including a Special Committee thereof) (x) is inconsistent in any material and adverse respect with the representations and warranties of BankUnited contained in this Agreement, (y) could have a Material Adverse Effect as to BankUnited, or (z) results in the net worth of BankUnited being less than $64.7 million, which net worth shall be determined as of June 30, 1996, determined in accordance with GAAP, Suncoast may exercise the Suncoast Special Termination Rights by written notice to BankUnited pursuant to Section
11.06. Suncoast shall inform BankUnited by 6:00 p.m. on the last business date determined under clause (i) or (ii) of this Section 10.03 if it determines that as of such date any such circumstance has any of the effects set forth above. Failure to exercise such right shall have no effect on Suncoast's right to terminate pursuant to Section 10.01.

         10.04 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Article 10, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.01(d), 8.17, 8.18, 10.04, and Section 11.01 shall survive any such termination, and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         10.05 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS FOLLOWING THE EFFECTIVE TIME. Except for Articles III, and IV and Sections 8.08, 8.09, 8.10, 8.12, 8.14 and 8.19, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

         10.06 DELIVERY OF BANKUNITED AND SUNCOAST DISCLOSURE SCHEDULES. Each of BankUnited and Suncoast will use their respective best reasonable efforts to deliver their completed Disclosure Schedule to the other by 6:00 p.m. on the seventh business day after the date hereof; provided that each such Disclosure Schedule shall be delivered no later than the tenth business day after the date hereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01 EXPENSES. Unless otherwise agreed by the parties in writing, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

         11.02 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, other than BankUnited, Suncoast and the

Merger Sub or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.03 AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of BankUnited and Suncoast; provided, however, that the provisions hereof relating to the manner or basis in which shares of Suncoast Capital Stock will be exchanged for capital stock of BankUnited shall not be amended after the Stockholders' Meetings without any requisite approval of the holders of the issued and outstanding shares of Suncoast Capital Stock entitled to vote thereon.

         11.04 WAIVERS. Prior to or at the Effective Time, each of BankUnited and Suncoast shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         11.05 NO ASSIGNMENT. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

         11.06 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Suncoast:        Suncoast Savings and Loan Association, FSA
                 4000 Hollywood Boulevard - Suite 400N
                 Hollywood, Florida 33021

                 Attention: Albert J. Finch, Chairman of the Board and President

Copy to Counsel: Thompson Hine & Flory P.L.L.
                 3900 Key Center
                 127 Public Square
                 Cleveland, Ohio 44114

                 Attention: Richard E. Streeter

BankUnited:        BankUnited Financial Corporation
                   255 Alhambra Circle
                   Coral Gables, Florida 33134

                   Attention: Alfred R. Camner, Chairman of the
                              Board and President Samuel A.
                              Milne, Chief Financial Officer

Copy to Counsel:   Stuzin and Camner, P.A.
                   1221 Brickell Avenue - 25th Floor
                   Miami, Florida 33131

                   Attention: Marsha D. Bilzin


         11.07 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations or any arbitration award hereunder and to the granting by any such court of the remedy of the specific performance hereunder.

         11.08 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

         11.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         11.10 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.11 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         IN WITNESS WHEREOF, BankUnited and Suncoast have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                            BANKUNITED FINANCIAL CORPORATION



                            By: /s/ Alfred R. Camner
                               --------------------------------------
                               Alfred R. Camner
                               Chairman of the Board and President


                            SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA



                            By: /s/ Albert J. Finch
                               --------------------------------------
                               Albert J. Finch
                               Chairman of the Board and President

                                   EXHIBIT A

                             Board of Directors of
                             Surviving Corporation

                               BOARD OF DIRECTORS
                                       OF
                             SURVIVING CORPORATION


         If BankUnited, FSB is not the Surviving Corporation then the following individuals will be directors of the Surviving Corporation at the Effective
Time:

Name                                    Home Address
----                                    -------------

Alfred R. Camner                        6855 S.W. 101 Street
                                        Miami, Florida 33156

James A. Dougherty                      5331 S.W. 90 Avenue
                                        Cooper City, Florida  33328

Earline G. Ford                         20490 N.E. 22nd Court
                                        N. Miami Beach, Florida 33180

         If BankUnited, FSB is the Surviving Corporation then the following individuals will be directors of the Surviving Corporation at the Effective
Time:

Name                                      Home Address
----                                      ------------

Alfred R. Camner                          6855 S.W. 101 Street
                                          Miami, Florida 33156

James A. Dougherty                        5331 S.W. 90 Avenue
                                          Cooper City, Florida 33328

Lawrence H. Blum                          10100 Hidden Place
                                          Miami, Florida 33156

Earline G. Ford                           20490 N.E. 22nd Court
                                          N. Miami Beach, Florida 33180

Marc D. Jacobson                          115 E. Rivo Alto Drive
                                          Miami Beach, Florida 33140

Allen M. Bernkrant                        13643 Deering Bay Drive
                                          Resident #125
                                          Miami, Florida 33158

Patricia L. Frost                         125 E. San Marino Drive
                                          Miami Beach, Florida 33139

Anne W. Solloway                          8124 S.W. 87 Terrace
                                          Miami, Florida 33143

Sandra Goldstein                          611 Ocean Drive - Apt. #2E
                                          Key Biscayne, Florida 33149

Christina Cuervo Migoya                   1600 S. Miami Avenue
                                          Miami, Florida 33129

Albert J. Finch                           15 Dogwood Road
                                          Hollywood, Florida 33021

Norman E. Mains                           1065 Fisher Lane
                                          Winnetka, Illinois 60093

Irving P. Cohen                           4832 Flower Valley Road
                                          Rockville, Maryland 20853

E. J. Giusti                              2500 E. Las Olas
                                          Blvd., Ste. 1002 Fort
                                          Lauderdale, Florida 33301

Mr. Bruce Friesner                        5431 North 36th Court
                                          Hollywood, Florida 33021

Dr. Neil Messinger                        10801 S.W. 93rd Court
                                          Miami, Florida 33176

                                   EXHIBIT B

                        Offices of Surviving Corporation

                        OFFICES OF SURVIVING CORPORATION


         If BankUnited, FSB is not the Surviving Corporation then the offices of the Surviving Corporation at the Effective Time will be as follows:

Office Headquarters                        Mortgage Origination Offices
-------------------                        ----------------------------

255 Alhambra Circle                        Suite 550N
Coral Gables, Florida 33134                4000 Hollywood Boulevard
(305) 569-2000                             Hollywood, Florida 33021
                                           (305) 986-2030

Savings Branches                           7700 N. Kendall Drive
----------------                           Suite 506
4350 Sheridan Street                       Miami, Florida 33156
Hollywood, Florida 330221
(305) 963-2974

501 Golden Isles Drive
Hallandale, Florida 33009
(305) 458-5004

100 S. Flamingo Road
Pembroke Pines, Florida 33027
(305) 437-9458

1177 George Bush Boulevard, Suite 203
Delray Beach, Florida 33483
(407) 265-1332

227 Commercial Boulevard
Lauderdale-by-the-Sea, Florida 33308
(305) 776-6655

1313 North Ocean Boulevard
Pompano Beach, Florida 33062
(954) 784-4188

                        OFFICES OF SURVIVING CORPORATION


         If BankUnited, FSB is the Surviving Corporation then the offices of the Surviving Corporation at the Effective Time will be as follows:

Office Headquarters                         2201 West Hillsboro Boulevard
-------------------                         Deerfield Beach, Florida 33442
255 Alhambra Circle                         (954) 427-6390
Coral Gables, Florida 33134
(305) 569-2000                              7431-39 West Atlantic Avenue
                                            Delray Beach, Florida 33446
                                            (407) 495-5020
Savings Branches
----------------                            6075 Sunset Drive
4350 Sheridan Street                        South Miami, Florida 33143
Hollywood, Florida 330221                   (305) 663-8000
(305) 963-2974
                                            5779 North University Drive
501 Golden Isles Drive                      Tamarac, Florida 33321
Hallandale, Florida 33009                   (954) 722-4701
(305) 458-5004
                                            117 N. Congress Avenue
100 S. Flamingo Road                        Boynton Beach, Florida 33426
Pembroke Pines, Florida 33027
(305) 437-9458                              1313 North Ocean Boulevard
                                            Pompano Beach, Florida 33062
1177 George Bush Boulevard, Suite 203       (954) 784-4188
Delray Beach, Florida 33483
(407) 265-1332
                                            Mortgage Origination Offices
227 Commercial Boulevard                    ----------------------------
Lauderdale-by-the-Sea, Florida 33308        Suite 550N
(305) 776-6655                              4000 Hollywood Boulevard
                                            Hollywood, Florida 33021
21222 St. Andrews Blvd.                     (305) 986-2030
Boca Raton, Florida 33434
(407) 750-7710                              7700 N. Kendall Drive
                                            Suite 506
255 Alhambra Circle                         Miami, Florida 33156
Coral Gables, Florida 33134
(305) 569-2000

1307 University Drive
Coral Springs, Florida 33071
(954) 752-8572

                                   EXHIBIT C

                                Voting Agreement
                            Pursuant to Section 5.44
                      of the Agreement and Plan of Merger

                  Name (please print):
                                      -----------------------------------------

                  Number of Shares of Suncoast Common Stock:
                                                                ---------------

                  Number of Shares of Suncoast Preferred Stock:
                                                                ---------------


July 15, 1996

BANKUNITED FINANCIAL CORPORATION
255 Alhambra Circle
Coral Gables, Florida 33134

Dear Madam or Sir:

         The undersigned has been informed that BankUnited Financial Corporation ("BankUnited") has entered into an agreement and plan of merger dated as of the date hereof (the "Agreement") with Suncoast Savings and Loan Association, FSA ("Suncoast") pursuant to which BankUnited will acquire Suncoast in a merger transaction (the "Transaction") in which shares of BankUnited will be issued for shares of Suncoast. A copy of the Agreement, as executed, has been provided to the undersigned and the undersigned has reviewed and is familiar with the terms of the Agreement.

         As a condition and inducement to BankUnited's willingness to enter into the Agreement, the undersigned confirms the undersigned's agreement with BankUnited as follows:

1. The undersigned represents and warrants that as of the date hereof the undersigned owns or has the power to vote the number of shares of Common Stock, par value $1.10 per share, of Suncoast (the "Common Stock") set forth above, which includes shares of Common Stock held by Suncoast's Stock Bonus/401(k) Plan which the undersigned is entitled to vote. Except for shares of Suncoast's Series A Noncumulative Convertible Preferred Stock ("Preferred Stock") and options to purchase Common Stock outstanding under Suncoast's stock option plan(s), if any, owned by the undersigned, the undersigned does not own or hold any rights to acquire any additional shares of the Common Stock (by conversion of convertible securities, exercise of stock options or otherwise) or any interest therein or any voting rights with respect thereto.

2. The undersigned will not contract to sell, sell or otherwise transfer or dispose of any shares of Common Stock or Preferred Stock or any additional shares of Common Stock or Preferred Stock that the undersigned may subsequently acquire, or any interest therein or securities convertible into Common Stock or any voting rights with respect thereto, other than pursuant to the Transaction or with BankUnited's prior written consent.

3. The undersigned agrees to vote all shares of the Common Stock beneficially owned by the undersigned at the record date for the special meeting of shareholders of Suncoast to be called to consider and vote on the Transaction, or the undersigned shall cause such shares to be voted, in favor of the Transaction pursuant to the Agreement, with such modifications to the Agreement as the parties thereto may make. At any meeting of shareholders held to consider any other acquisition proposal with respect to Suncoast or to take action to nullify or prevent the Transaction, all such shares owned or controlled by the undersigned will be voted against such proposal.

4. The undersigned shall use his or her reasonable best efforts to cooperate fully with BankUnited in connection with the Transaction and to take promptly all such actions as may be necessary or appropriate to consummate such Transaction.

5. The undersigned agrees that damages are an inadequate remedy for the breach by the undersigned of any term or condition of this letter agreement and that BankUnited shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements herein.

6. The obligations of the parties hereunder shall terminate upon the earlier to occur of termination of the Agreement in accordance with its terms or consummation of the Transaction.

7. This agreement shall be fully binding upon and inure to the benefit of the respective parties' successors, assigns, executors, trustees and heirs.

8. This agreement shall be governed by and construed under the laws of the State of Florida (without giving effect to the choice of law provisions thereof). Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provisions of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9. Notwithstanding the foregoing, this agreement shall have no effect on the undersigned's conduct as a member of the Board of Directors of Suncoast, or as an executive officer of Suncoast if the undersigned is a member of the Board of Directors of Suncoast or is an executive officer of Suncoast.

10. The undersigned consents to the jurisdiction of any state or federal court located within the county of Dade, state of Florida, and irrevocably agree that all actions or proceedings arising out of or relating to this agreement shall be litigated in such courts. The undersigned accepts individually and in connection with the undersigned's properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement.

11. The undersigned agrees that in the event of litigation between the undersigned and BankUnited arising out of this Agreement, if BankUnited prevails in such litigation, BankUnited shall be entitled to recover reasonable attorneys' fees, trial and appellate court costs, and all other costs or expenses associated with such litigation.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

                                        Very truly yours,



                                        --------------------------------
                                        Signature

                                   EXHIBIT D

                                Voting Agreement
                            Pursuant to Section 6.15
                      of the Agreement and Plan of Merger

         Name (please print):
                             -------------------------------------------------

         Number of Shares of BankUnited Class A Common Stock:
                                                              ----------------

         Number of Shares of BankUnited Class B Common Stock:
                                                              ----------------

         Number of Shares of BankUnited Preferred Stock (all series):
                                                                     ---------


July 15, 1996

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
4000 Hollywood Boulevard
Hollywood, FL 33021

Dear Madam or Sir:

         The undersigned has been informed that BankUnited Financial Corporation ("BankUnited") has entered into an agreement and plan of merger dated as of the date hereof (the "Agreement") with Suncoast Savings and Loan Association, FSA ("Suncoast") pursuant to which BankUnited will acquire Suncoast in a merger transaction (the "Transaction") in which shares of BankUnited will be issued for shares of Suncoast. A copy of the Agreement, as executed, has been provided to the undersigned and the undersigned has reviewed and is familiar with the terms of the Agreement.

         As a condition and inducement to Suncoast's willingness to enter into the Agreement, the undersigned confirms the undersigned's agreement with Suncoast as follows:

1. The undersigned represents and warrants that as of the date hereof the undersigned owns or has the power to vote the number of shares of Class A and Class B Common Stock, par value $.01 per share, of BankUnited (the "Common Stock") set forth above. Except for shares of BankUnited's Preferred Stock (all series) ("Preferred Stock") and options to purchase Common Stock outstanding under BankUnited's stock option plan(s), if any, owned by the undersigned, the undersigned does not own or hold any rights to acquire any additional shares of the Common Stock (by conversion of convertible securities, exercise of stock options or otherwise) or any interest therein or any voting rights with respect thereto.

2. The undersigned agrees to vote all shares of Common Stock beneficially owned by the undersigned at the meeting of the shareholders of BankUnited next following the date of this Agreement at which directors of BankUnited are elected, in favor of electing to the Board of Directors of BankUnited the persons set forth in Section 8.10 of the Agreement for the terms set forth therein.

3. The undersigned agrees to vote all shares of the Common Stock beneficially owned by the undersigned at the record date for the special meeting of shareholders of BankUnited to be called to consider and vote on the Transaction, or the undersigned shall cause such shares to be voted, in favor of the Transaction pursuant to the Agreement, with such modifications to the Agreement as the parties thereto may make.

4. The undersigned shall use his or her reasonable best efforts to cooperate fully with Suncoast in connection with the Transaction and to take promptly all such actions as may be necessary or appropriate to consummate such Transaction.

5. The undersigned agrees that damages are an inadequate remedy for the breach by the undersigned of any term or condition of this letter agreement and that Suncoast shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements herein.

6. The obligations of the parties hereunder shall terminate upon the earlier to occur of termination of the Agreement in accordance with its terms or consummation of the Transaction.

7. This agreement shall be fully binding upon and inure to the benefit of the respective parties' successors, assigns, executors, trustees and heirs.

8. This agreement shall be governed by and construed under the laws of the State of Florida (without giving effect to the choice of law provisions thereof). Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9. Notwithstanding the foregoing, this agreement shall have no effect on the undersigned's conduct as a member of the Board of Directors of BankUnited, or as an executive officer of BankUnited if the undersigned is a member of the Board of Directors of BankUnited or is an executive officer of BankUnited.

10. The undersigned consents to the jurisdiction of any state or federal court located within the county of Dade, state of Florida, and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement shall be litigated in such courts. The undersigned accepts individually and in connection with the undersigned's properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement.

11. The undersigned agrees that in the event of litigation between the undersigned and Suncoast arising out of this Agreement, if Suncoast prevails in such litigation, Suncoast shall be entitled to recover reasonable attorneys' fees, trial and appellate court costs, and all other costs or expenses associated with such litigation.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

                                        Very truly yours,




                                        ------------------------------
                                        Signature

                                   EXHIBIT E

                          Rule 145 Affiliate Agreement
                            Pursuant to Section 8.07
                      of the Agreement and Plan of Merger

                                         Name (please print)
                                                            -------------------




_____________ ___, 1996




BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Dear Madam or Sir:

         This letter is delivered to you in compliance with Section 8.07 of the Agreement and Plan of Merger, dated July 15, 1996 (the "Agreement"), between BankUnited Financial Corporation ("BankUnited") and Suncoast Savings and Loan Association, FSA ("Suncoast"), providing for the merger (the "Merger") of Suncoast with and into a newly formed, wholly-owned subsidiary of BankUnited.

         1. The undersigned represents and warrants to you that the shares of Class A Common Stock of BankUnited and the shares of the new series of BankUnited Preferred Stock (collectively, the "BankUnited Stock"), which the undersigned shall receive in exchange for shares of common stock or preferred stock of Suncoast, are not being acquired by the undersigned with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act of 1933, as amended (the "Act"). The undersigned agrees that the undersigned will not sell, transfer or otherwise dispose of any shares of BankUnited Stock to be received by the undersigned in connection with the Merger unless (i) such sale, transfer, or other disposition has been registered under this Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other applicable limitations of Rule 145 under the Act, or (iii) the undersigned at the undersigned's expense delivers to BankUnited an opinion of counsel in form and substance reasonably satisfactory to BankUnited to the effect that the proposed transfer of BankUnited Stock does not violate the federal securities laws.

         2. The undersigned acknowledges that to the extent the undersigned believed necessary, the undersigned discussed this letter and any applicable limitations upon the resale of BankUnited Stock with either counsel for undersigned or counsel for Suncoast. The undersigned agrees that BankUnited may place the legend set forth below on the certificate or certificates for any or all BankUnited Stock to be received by the undersigned in connection with the Merger and may file stop-transfer instructions with respect to such shares with the transfer agent for such shares. The undersigned understands that the legend set forth on the certificate or certificates for BankUnited Stock to be received by the undersigned shall be removed as well as the related stop-transfer instructions when such restrictions are no longer applicable to such shares.

         3. Pursuant to the provisions of the preceding paragraph, the certificate or certificates evidencing BankUnited Stock received by the undersigned may bear the following legend:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."


                                        Very truly yours,



                                        ----------------------------------
                                        Signature

                                EXHIBIT 3.2.1


                             BY-LAWS, AS AMENDED

                                   BYLAWS OF
                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA



                                   ARTICLE I
                                  HOME OFFICE


          The home office of the association shall be located at 4000 Hollywood Boulevard, Hollywood, in the County of Broward, in the State of Florida.


                                   ARTICLE II
                                  SHAREHOLDERS


          SECTION 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the association or at such other place in the State in which the principal place of business of the association is located as the board of directors may determine.

          SECTION 2. Annual Meeting. A meeting of the shareholders of the association for the election of directors and for the transaction of any other business of the association shall be held annually within 120 days after the end of the association's fiscal year on the last Friday of October if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 10:00 a.m. or at such other date and time within such 120 day period as the board of directors may determine.

          SECTION 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Thrift Supervision (Office), may be called at any time by the chairman or vice chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman or vice chairman of the board, the president, or the secretary upon written request of the holders of not less than one-tenth (1/10) of all the outstanding capital stock of the association entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the association addressed to the chairman of the board, the president, or the secretary.

          SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert's Rules of Order unless otherwise prescribed by regulations of the Office or these bylaws. The board of directors shall designate, when present, either the chairman or vice chairman of the board or president to preside at such meetings.

          SECTION 5. Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the chairman or vice chairman of the board, the president, or the secretary or the Directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the association as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty (30) days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

          SECTION 6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than sixty (60) days and, in case of a meeting of shareholders, not fewer than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.

          SECTION 7. Voting Lists. At least twenty (20) days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the association shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the association and shall be subject to inspection by any shareholder at any time during usual business hours, for a period of twenty (20) days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. In lieu of making the shareholder list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may elect to follow the procedures prescribed in subsection 552.6(d) of the Office's regulations as now or hereafter in effect.

          SECTION 8. Quorum. A majority of the outstanding shares of the association entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

          SECTION 9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney-in-fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven (11) months from the date of its execution except for a proxy coupled with an interest.

          SECTION 10. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written directions to the association to the contrary, at any meeting of the shareholders of the association any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

          SECTION 11. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her, without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

          A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

          Neither treasury shares of its own stock held by the association nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the association, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

          SECTION 12. Cumulative Voting Limitation. Shareholders shall not be permitted to cumulate their votes for election of directors.

          SECTION 13. Inspectors of Election. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman or vice chairman of the board or the president may, or on the request of not fewer than 10 percent (10%) of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman or vice chairman of the board or the president.

          Unless otherwise prescribed by regulations of the Office, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies: receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote: counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

          SECTION 14. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least twenty (20) days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the association. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the association at least five (5) days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the association. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least twenty (20) days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

          SECTION 15. New Business. Any business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the association at least five (5) days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five (5) days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place thirty (30) days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

          Section 16. Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.


                                  ARTICLE III
                               BOARD OF DIRECTORS


          SECTION 1. General Powers. The business and affairs of the association shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board, vice chairman of the board and a president from among its members and shall designate, when present, either the chairman or vice chairman of the board or the president, to preside at its meetings.

          SECTION 2. Number and Term. The board of directors shall consist of eight (8) members, and shall be divided into three (3) classes as nearly equal in number as possible. The members of each class shall be elected for a term of three (3) years and until their successors are elected and qualified. One class shall be elected by ballot annually.

          SECTION 3. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, within the association's normal lending territory, for the holding of additional regular meetings without other notice than such resolution.

          SECTION 4. Qualification. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the association unless the association is a wholly owned subsidiary of a holding company.

          SECTION 5. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman or vice chairman of the board, the president or one-third (1/3) of the directors. The persons authorized to call special meetings of the board of directors, may fix any place, within the association's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

          Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person but shall not constitute attendance for the purpose of compensation pursuant to Section 12 of this Article.

          SECTION 6. Notice. Written notice of any special meeting shall be given to each director at least two (2) days prior thereto when delivered personally or by telegram or at least five (5) days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice of waiver or notice of such meeting.

          SECTION 7.  Quorum.  A majority of the number of directors fixed by
Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

          SECTION 8. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the Office or by these bylaws.

          SECTION 9. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

          Section 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the association addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three (3) consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

          SECTION 11. Vacancies. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

          SECTION 12. Compensation. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board of directors may determine.

          SECTION 13. Presumption of Assent. A director of the association who is present at a meeting of the board of directors at which action on any association matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the association within five (5) days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

          Section 14. Removal of Directors. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.


                                   ARTICLE IV
                         EXECUTIVE AND OTHER COMMITTEES


          SECTION 1. Appointment. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

          SECTION 2. Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the association, or recommending to the shareholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the association otherwise than in the usual and regular course of its business; a voluntary dissolution of the association; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

          SECTION 3.  Tenure.  Subject to the provisions of Section 8 of this
Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

          SECTION 4. Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

          SECTION 5.  Quorum.   A majority of the members of the executive
committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

          SECTION 6. Action Without a Meeting. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

          SECTION 7. Vacancies. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

          SECTION 8. Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the association. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

          SECTION 9. Procedure. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

          SECTION 10. Other Committees. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the association and may prescribe the duties, constitution, and procedures thereof.


                                   ARTICLE V
                                    OFFICERS


          SECTION 1. Positions. The officers of the association shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be the chief executive officer, unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of the association. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the association may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

          SECTION 2. Election and Term of Office. The officers of the association shall be elected annually at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The board of directors may authorize the association to enter into an employment contract with any officer in accordance with regulations of the Office, but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

          SECTION 3. Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of the association will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.


          SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

          SECTION 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.


                                   ARTICLE VI
                     CONTRACTS, LOANS, CHECKS, AND DEPOSITS


          SECTION 1. Contracts. To the extent permitted by regulations of the Office, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the association to enter into any contract or execute and deliver any instrument in the name of and on behalf of the association. Such authority may be general or confined to specific instances.

          SECTION 2. Loans. No loans shall be contracted on behalf of the association and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

          SECTION 3. Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the association shall be signed by one or more officers, employees or agents of the association in such manner as shall from time to time be determined by the board of directors.

          SECTION 4. Deposits. All funds of the association not otherwise employed shall be deposited from time to time to the credit of the association in any duly authorized depositories as the board of directors may select.


                                  ARTICLE VII
                   CERTIFICATES FOR SHARES AND THEIR TRANSFER


          SECTION 1. Certificates for Shares. Certificates representing shares of capital stock of the association shall be in such form as shall be determined by the board of directors and approved by the Office. Such certificates shall be signed by the chief executive officer or by any other officer of the association authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the association itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the association. All certificates surrendered to the association for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the association as the board of directors may prescribe.

          SECTION 2. Transfer of Shares. Transfer of shares of capital stock of the association shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the association. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the association shall be deemed by the association to be the owner for all purposes.


                                  ARTICLE VIII
                           FISCAL YEAR; ANNUAL AUDIT


          The fiscal year of the association shall end on the last day of June of each year. The association shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.


                                   ARTICLE IX
                                   DIVIDENDS


          Subject to the terms of the association's charter and the regulations and orders of the Office, the board of directors may, from time to time, declare, and the association may pay, dividends on its outstanding shares of capital stock.

                                   ARTICLE X
                                 CORPORATE SEAL


          The board of directors shall provide an association seal which shall be two concentric circles between which shall be the name of the association. The year of incorporation or an emblem may appear in the center.


                                   ARTICLE XI
                                   AMENDMENTS


          These bylaws may be amended in a manner consistent with regulations of the Office at any time by a majority of the full board of directors or by a majority of the votes cast by the stockholders of the association at any legal meeting.

                                EXHIBIT 3.2.2


                              AMENDMENT TO BY-LAWS
                             DATED FEBRUARY 5, 1996

                           SECRETARY'S CERTIFICATE

                  SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA


        I, the undersigned, hereby certify that I am the Secretary of SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, ("Suncoast"), a Federally chartered stock savings association, and have knowledge of the matters contained in this Certificate and hereby certify that the following is a true and accurate excerpt of the minutes of a meeting of the Board of Directors held on February 5, 1996:

        After discussion, the following resolution was unanimously approved by the Board of Directors:

        BE IT HEREBY RESOLVED, that the number of directors on the Board be increased by one (1) member to eight (8) members and that pursuant to
        Article XI of the Bylaws of the Association, that Article III, Section 2, be amended to provide as follows:

        "The board of directors shall consist of eight (8) members, and shall be divided into three (3) classes as nearly equal in number as possible. The members of each class shall be elected for a term of three (3) years and until their successors are elected and qualified. One class shall be Selected by ballot annually."

        FURTHER RESOLVED, that pursuant to Article III, Section 11 of the Bylaws of the Association, that Walter Sweeting be elected by the Board of Directors to fill the vacancy occurring on the board of directors due to the increase in the number of directors for a term of office continuing until the 1996 election of directors by the shareholders.

    IN WITNESS WHEREOF, I have hereunto set my hand and the seal of this corporation this 25th day of September, 1996.



                                        /s/ Wendy Mitchler
                                        -------------------------
                                            Wendy Mitchler
                                            Secretary

                               EXHIBIT 10.3.2


           SIXTH ADDENDUM TO LEASE BETWEEN HOLLYWOOD CORPORATE CIRCLE
                 ASSOCIATES AND SUNCOAST DATED DECEMBER 5, 1994

                           SIXTH AMENDMENT TO LEASE

        THIS SIXTH AMENDMENT TO LEASE (this "Sixth Amendment") is dated as of the 1st day of April, 1996. The parties to this Sixth Amendment are COLONY PRESIDENTIAL PARTNERS, L.P., a Delaware limited partnership, as successor-in-interest to HOLLYWOOD CORPORATE CIRCLE ASSOCIATES ("Landlord") and SUNCOAST SAVINGS AND LOAN ASSOCIATION, a FSA ("Tenant").

                               BACKGROUND FACTS

        A. Landlord and Tenant entered into that certain Office Lease Agreement (the "Original Lease") dated June 19, 1989, whereby Tenant leased certain property (the "Demised Premises"), containing approximately 30,000 rentable square feet identified in more detail in the Original Lease (as such space was subsequently increased), within an office building commonly known as "Presidential Circle" (the "Building"), located at 4000 Hollywood Blvd., Hollywood, Florida 33021.

        B. Landlord and Tenant subsequently entered into that certain Addendum To Office Lease Agreement dated September 11, 1990 (the "Addendum").

        C. Landlord and Tenant subsequently entered into that certain First Addendum To Office Lease Agreement dated as of September, 1990 (the "First Amendment").

        D. Landlord and Tenant subsequently entered into that certain Second Addendum To Office Lease Agreement dated June 29, 1993 (the "Second Amendment").

        E. Landlord and Tenant subsequently entered into that certain Third Addendum To Office Lease Agreement dated August 30, 1993 (the "Third Amendment").

        F. Landlord and Tenant subsequently entered into that certain Fourth Addendum To Office Lease Agreement dated September 20, 1994 (the "Fourth Amendment").

        G. Landlord and Tenant subsequently entered into that certain Fifth Addendum To Office Lease Agreement dated December 5, 1994 (the "Fifth Amendment") (the Original Lease, the Addendum, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment shall collectively be referred to herein as the "Lease").

        H. Landlord and Tenant desire to again modify the Lease as of the date of this Sixth Amendment in accordance with the terms and conditions set forth below.

                             TERMS AND CONDITIONS

        NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) paid by Tenant to Landlord and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, Landlord and Tenant agree as follows (with capitalized terms not defined in this Sixth Amendment having the same meaning as set forth for such terms in the Lease):

        1. Background Facts. The above Background Facts are true and correct and are hereby incorporated by this reference as if set forth in their entirety.

        2. Acknowledgments and Representations. Landlord and Tenant hereby acknowledge, agree and confirm that: (i) as of the date of this Sixth Amendment, the Demised Premises currently consist of 34,833 rentable square feet and, as of the "Partial Release Date"

(as defined below) the Demised Premises will automatically be deemed to be reduced to exclude the "Released Space" (as defined below) and to consist of 34,097 rentable square feet; (ii) notwithstanding the release of the Released Space as of the Partial Release Date, Tenant shall continue to be fully responsible for all of its obligations pursuant to the Lease with respect to the balance of the Demised Premises and, also, for all of its obligations as provided in this Sixth Amendment; (ii) Landlord has complied with all of the terms and conditions of the Lease; (iii) except as expressly set forth in this Sixth Amendment; no construction obligations remain to be performed by Landlord; (iv) Tenant has no right to any credit, claim, cause of action, offset or similar charge against Landlord or against the Base Rent or any other charges due Landlord under the Lease; (v) Tenant is not entitled to any future rental abatement, concession, credit or reduction; and (vi) the Lease is currently scheduled to terminate on February 28, 2000.

    3. Release. On April 15, 1996 (the "Partial Release Date"), Tenant shall no longer have any right to possess the space located within the Building consisting of 736 rentable square feet (the "Released Space") as shown in more detail on Exhibit "A" attached to this Sixth Amendment and, as such, as of the Partial Release Date, Tenant shall no longer have any right, interest or option in or to the Released Space.

    4. Condition. Tenant, at Tenant's sole cost and expense, shall return the Released Space to Landlord on the Partial Release Date, without notice or demand, (i) in broom-clean and good condition (together with all keys with respect to the Released Space) and (ii) with all damage to the Released Space repaired (including, without limitation ensuing that the windows are not broken and are in good condition) and all of Tenant's signage located within the Released Space removed.

    5. Personalty. As of the Partial Release Date, Tenant's right, title and interest in all of the personal property, fixtures and leasehold improvements (collectively, the "Personalty") installed or located in the Released Space, if any, shall automatically be assigned to Landlord, free of charge, and will automatically become the exclusive property of Landlord. This assignment shall be effective and self-operative without the execution of any other instrument. Tenant further acknowledges and warrants that, as of the Partial Release Date, all of the Personalty will be free and clear of all liens and encumbrances of any kind whatsoever.

    6. Tenant Indemnity. In addition to all of Tenant's other obligations as set forth in the Lease, Tenant shall indemnify, defend, and hold Landlord harmless (using counsel acceptable to Landlord) from and against any and all liability, losses, damages, causes of action, suits, interests, fines, penalties, claims, judgments and expenses (including, without limitation, court costs and attorneys' fees through the trial and appellate levels) arising from, or in connection with, (i) the occupation, possession, use, construction, alteration, repair, maintenance and/or control by Tenant and/or Tenant's officers, employees, agents, invitees, licensees, contractors, guests and/or any other party under the control of Tenant, of the Released Space and/or improvements within the Released Space and/or (ii) a default or misrepresentation by Tenant under this Sixth Amendment. The terms set forth in the Article shall survive both the Partial Release Date and the termination or expiration of the Lease.

    7. Landlord Release. Tenant hereby releases and forever discharges Landlord, of and from any and all actions, causes of actions, suits, debts, accounts, covenants, contracts, promises, damages, judgments, claims and demands whatsoever, at law, in equity, and/or pursuant to the Lease, which Tenant has, or ever had, or which any personal representative, successor, heir or assign, can, shall, or may have against Landlord (including, without limitation, Landlord's officer, partners, employees and agents) for or by reason of any matter, cause or thing whatsoever, arising out of or in any way related to the Released Space.

        8. Default. In the event Tenant fails to timely and fully comply with the terms set forth in this Sixth Amendment and/or the Lease, Tenant, in addition to all other rights and remedies to which Landlord is entitled as provided under the Lease, at law and/or in equity, shall be liable to Landlord for all damages, (including, without limitation, all consequential damages, as well as all damages and/or costs Landlord may incur to a third party as a result of such failure), plus payment to Landlord of Base Rent on the Released Space equal to 200% of the rate then otherwise due on such space for the time Tenant remains in possession or otherwise fails to return the Released Space to Landlord in accordance with the requirements set forth above in this Sixth Amendment. The provisions of this paragraph do not and shall not act to waive Landlord's right of reentry or any other right hereunder. Any retention of the Released Space after the Partial Release Date or failure by Tenant to return the Released Space to Landlord in accordance with the requirements set forth above in this Sixth Amendment shall be considered, in Landlord's sole discretion, as a month-to-month holdover.

        9. Attorneys' Fees. In the event of any litigation under this Sixth Amendment, the prevailing party shall be entitled to collect its reasonable attorneys' fees and court costs, including those on appeal and in bankruptcy.

        10. Notices. The Lease is hereby modified to provide that notices to Landlord shall be directed to:

                                Colony Presidential Partners, L.P.
                                c/o Colony Advisors
                                1999 Avenue of the Stars, Suite 1200
                                Los Angeles, CA  90067

                                Continental Real Estate Companies
                                2665 South Bayshore Drive
                                Suite 1002
                                Miami, Florida  33133
                                Attn:  Carol Greenberg Brooks

        11. Ratification. Tenant hereby represents and warrants to Landlord that (i) the execution and delivery of this Sixth Amendment has been fully authorized by all necessary corporate action and (ii) the person executing this Sixth Amendment has the requisite authority to do so and has the authority and power to bind Tenant on whose behalf such party has signed.

        12. Conflict. In the event of any conflict between the terms of this Sixth Amendment and the terms of the Lease, it is expressly agreed that the terms of this Sixth Amendment shall control. Except as modified, amended or supplemented by the provisions of this Sixth Amendment, all of the terms, obligations and conditions of the Lease are hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Sixth Amendment to be executed as of the day and year first above written.

Signed, sealed and delivered in           COLONY PRESIDENTIAL PARTNERS,
the presence of:                          L.P., a Delaware limited
                                          partnership, as successor-in-
                                          interest to HOLLYWOOD CORPORATE
                                          CIRCLE ASSOCIATES

                                          By:  PRESIDENTIAL GENPAR,
                                               INC., a Delaware
                                               corporation, its sole
                                               general partner

/s/ Joy Mallory                                By: /s/ Kevin C. McTavisi
-----------------------                            ----------------------
Name:  Joy Mallory                             Name:   Kevin C. McTavisi
     -----------------                              ---------------------
                                               Title:  Vice President
                                                     --------------------

/s/ Angel White
-----------------------
Name:  Angel White
                                          SUNCOAST SAVINGS AND LOAN
                                          ASSOCIATION, a FSA


/s/ Beth M. Kroll                         By:  /s/ Larry Chardon
-----------------------                      ----------------------------
Name:  Beth M. Kroll                      Name:  Larry Chardon
                                               --------------------------
                                          Title:  SVP
                                                -------------------------
/s/ Ellen Dalerigue
-----------------------
Name:  Ellen Dalerigue
     -----------------

                                EXHIBIT 10.5


                MASTER AGREEMENT BETWEEN DATA-LINK, L.L.C. D/B/A
                 FISERV MORTGAGE PRODUCTS DIVISION AND SUNCOAST
                              DATED JUNE 17, 1996

                                                   Agreement Number:___________










                                  AGREEMENT

                                   between

                          DATA-LINK SYSTEMS, L.L.C.
                             1818 Commerce Drive
                            South Bend, IN  46628

                                     and

                  SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
                    4000 Hollywood Boulevard, Suite 400 N
                          Hollywood, FL  33021-6733



                              Date June 17, 1996


                                [FISERV LOGO]

     AGREEMENT dated as of June 17, 1996 (the "Agreement") between DATA-LINK SYSTEMS, L.L.C., ("Data-Link") a Wisconsin corporation, dba Fiserv Mortgage Products Division and Suncoast Savings and Loan Association, FSA ("Client").

-----------------------------------------------------------------------------

        Data-Link and Client hereby agree as follows:

        1. Term. The initial term of this Agreement shall be three (3) years and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term of any renewal term, this Agreement shall automatically renew for a renewal term of one (1) year. This Agreement shall commence on the day the Data-Link Services (as hereinafter defined) are first used by Client.

        2. Services. (a) Services Generally. Data-Link, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Data-Link the services (the "Services") and products (the "Products") (collectively the "Services") described in the attached Exhibits:

        Exhibit A- Mortgage Processing Services
        Exhibit A-1 - Enhancement Summary
        Exhibit A-2 - Loan Servicing investment Summary
        Exhibit A-3 - Negotiated Terms
        Exhibit A-4 - Pricing Schedule
        Exhibit A-5 - Performance Standards
        Exhibit A-6 - Conversion Services and Training
        Exhibit A-7 - SSI- Master Software System License Agreement


        The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and where applicable, the Data-Link affiliate performing the Services and/or Products. Client may also select additional services (the "Additional Services") and products (the "Additional Products") (collectively the "Data-Link Additional Services") from time to time by incorporating an appropriate Exhibit to this Agreement.

        (b) Conversion Services. Data-Link will convert existing applicable Client data files to the Data-Link Services. Those activities designed to transfer the processing of Client's data from its present servicer to the Data-Link Services are referred to as "Conversion Services". Client agrees to cooperate with Data-Link in connection with Data-Link's provision of Conversion Services and to provide all necessary information and assistance in order to convert the Client data files. Client is responsible for all out-of-pocket expenses associated with the Conversion Services. Data-Link will provide Conversion Services as required in connection with Data-Link Services.

        (c) Training Services. Data-Link shall provide training, training aids, user manuals, and other documentation for Client's use as Data-Link, in its sole discretion, deems necessary to enable Client personnel to become familiar with the Data-Link Services. If requested by Client, classroom training in the use and operation of the Data-Link Services will be provided at a training facility designated by Data-Link. All such training aids and manuals remain the property of Data-Link.

        (d) Network Support Services. At Client's request, Data-Link shall provide Network Support Services (the "Network Support Services") consisting of communication line monitoring and diagnostic equipment and support personnel to discover, diagnose, repair, or report line problems to the appropriate telephone company.



Data-Link Systems, L.L.C.          Proprietary & Confidential                2

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                           AGREEMENT

------------------------------------------------------------------------------

        3. Communication Lines, Computer Terminals, and Related Equipment. (a) Communications Lines and Related Equipment. Data-Link shall order, on Client's behalf, the installation of appropriate data communication lines and communications equipment at Data-Link's data center to facilitate Client's access to the Data-Link Services. Client understands and agrees to pay such charges relating to the installation and use of data communications lines and communications equipment as set forth in the Exhibits. Data-Link shall use its best efforts in isolating data transmission problems and obtaining service from the hardware vendors and/or communications carriers. In situations where data transmission is rendered impossible by virtue of equipment failure at Data-Link's site or of the inability to transmit because of the communication carrier, Data-Link will provide for automatic dial back-up connectivity over public telephone lines until connectivity over the leased circuit can be restored.

        (b) Computer Terminals and Related Equipment. Client shall obtain for its locations sufficient computer terminals and other equipment, approved by Data-Link and compatible with the Data-Link Services, to transmit and receive data between Client's locations and Data-Link's data center. Data-Link and Client may mutually agree to change the type of computer terminal and equipment used by Client.

        4. Fees for Data-Link Services. (a) General. Client agrees to pay Data-Link the fees for the Data-Link Services specified in the Exhibits. Fees for Data-Link Services, as set forth in Exhibit A-4, except for those negotiated terms listed in Exhibit A-2, may be increased from time to time as set forth herein. Upon 90 day notification to and acceptance by Client, Data-Link may increase its fees (no more often than annually) in amounts not to exceed the increase in the "Consumer Price Index for all urban consumers specified for all items" for the previous twelve month period. The price increase will not exceed 5% per year.

        (b) Additional Charges. Fees for passthrough expenses, such as telephone, microfiche, courier, and other charges incurred by Data-Link for goods or services obtained by Data-Link on Client's behalf shall be billed to Client at cost. Such passthrough expenses may be changed from time to time upon notification of a fee change from a vendor/provider.

        (c) Taxes. Data-Link shall add to each invoice, and Client shall pay, any sales, use, excise, value added, and other taxes and duties however designated at are levied by any taxing authority relating to the Data-Link Services. In no event shall Client be responsible for taxes based upon the net income of Data-Link.

        (d) Network Support Services. Network Support Services shall be rendered from Data-Link premises. Off-premise support will be provided upon Client's request on an as available basis at the then-current Data-Link time and materials rates, plus reasonable travel and living expenses.

        (e) Payment Terms. Fees for Data-Link Services are due and payable monthly upon receipt of invoice. Any payment due, but not received by the tenth (10th) day of the second (2nd) month following the period being invoiced will be subject to a late charge. The late charge will be assessed at one and one-half percent (1.5%) per month on any past due invoices, or the maximum permitted by law, if less.

        5. Procedures for Use Of Services. (a) Procedures. Client agrees to comply with any applicable regulatory requirements and with reasonable operating and access procedures for use of the Services established by Data-Link and furnished from time to time to Client.

        (b) Changes. Data-Link continually reviews and modifies the Data-Link systems used in the delivery of the Services (the "Data-Link System") to improve service and to comply with governmental regulations, if any, applicable to the data utilized in providing the Services. Data-Link reserves the right to make changes in the Services, including but not limited to operating procedures, the type of equipment or software resident at, and the location of the Data-Link data center. Data-Link will notify Client of any material change that affects Client's normal operating procedures, reporting, or service costs prior to implementation of such change. Data-Link will be responsible for all cost associated with changes at the Data-Link Data Center which are performed for the furtherance of the Data-Link's business objective and do not provide a significant "business advantage" for Client.

Data-Link Systems, L.L.C.           Proprietary & Confidential              3

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                             AGREEMENT

--------------------------------------------------------------------------------

        6. Client Obligations. (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Data-Link of all information and data required by Data-Link to perform the Services unless Client has retained Data-Link to handle such responsibilities. The data shall be provided in a format and manner approved by Data-Link. Client will provide at its own expense or procure from Data-Link all equipment, computer software, communication lines, and interface devices required to access the Data-Link System. If Client has elected to provide such items itself, Data-Link shall provide Client with a list of compatible equipment and software.

        (b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Data-Link System, shall supply Data-Link with reasonable access to Client's site during normal business hours for Conversion Services and shall cooperate with Data-Link personnel in their performance of Services, including Conversion Services.

(c) Use of Data-Link System. Client shall comply with any operating instructions on the use of the Data-Link System provided by Data-Link, shall review all reports furnished by Data-Link for accuracy, and shall work with Data-Link to reconcile any out of balance conditions. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Data-Link.

        (d) Forms, Supplies, Etc. Client shall furnish, or, if Data-Link agrees to so furnish, reimburse Data-Link for, any special forms, supplies, microfiche, or courier services applicable to the provisions of Services.

        7. Ownership and Confidentiality. (a) Client information. Data-Link agrees to hold as confidential plans, customer lists, information, and other proprietary material ("Client Confidential Information") received from Client by Data-Link. "Client Confidential Information" shall also include information and data concerning the business and financial records of Client's customers prepared by or for Data-Link, or used in any way by Data-Link in connection with the provision of Data-Link Services. All Client Confidential Information shall remain the property of the Client, including master and transaction data files. Client Confidential Information will be returned to Client at the termination or expiration of this Agreement.

        Data-Link will use the same care and discretion to avoid disclosure of Client Confidential Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Data-Link may use Client Confidential Information for any purpose that does not violate such obligation of confidentiality. Data-Link may disclose Client Confidential Information to (i) its employees and employees of its affiliates who have a need to know; and (ii) any other party with Client's written consent. Before disclosure to any of the above parties, Data-Link will have a written agreement with such party sufficient to require that party to treat Client Confidential Information in accordance with this Agreement. Data-Link may disclose Client Confidential Information to the extent required by law. However, Data-Link agrees to give Client prompt notice and make a reasonable effort to obtain a protective order. Client Confidential Information continues to be subject to this Agreement for two (2) years following the date of disclosure.

        No obligation of confidentiality applies to any Client Confidential Information that Data-Link (i) already possesses without obligation of confidentiality; (ii) develops independently; (iii) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Client Confidential Information that is, or becomes, publicly available without breach of this Agreement. In addition, no obligation of confidentiality applies to any ideas, concepts, know-how, or techniques contained in Client Confidential Information that are related to Client's business activities ("Client Business Knowledge"). However, this does not give Data-Link the right to disclose, except as set forth elsewhere in this Agreement (i) the source of the Client Business Knowledge; (ii) any financial, statistical, or personnel data; or (iii) the business plans of the Client.



Data-Link Systems, L.L.C.       Proprietary & Confidential                    4

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                            AGREEMENT

--------------------------------------------------------------------------------

        (b) Data-Link Information. Client agrees to hold as confidential all plans, information, research, development, trade secrets, and business affairs (including that of any Data-Link client, supplier, or affiliate) and other proprietary material ("Data-Link Confidential Information") received by Client from Data-Link. "Data-Link Confidential Information" shall also include Data-Link's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein. All Data-Link Confidential Information shall remain the property of Data-Link. Data-Link Confidential Information shall be returned to Data-Link, or certified in writing that it has been destroyed at the expiration or termination of this Agreement.

        Client will use the same care and discretion to avoid disclosure of Data-Link Confidential Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Client will not use Data-Link Confidential Information except in connection with Data-Link Services under this Agreement. Client may disclose Data-Link Confidential Information to (i) its employees who have a need to know; (ii) its business partners and customers who have a need to know; and (iii) any other party with Data-Link's written consent. Before disclosure to any of the above parties, Client will have a written agreement with such party sufficient to require that party to treat Data-Link Confidential Information in accordance with this Agreement. Client may disclose Data-Link Confidential Information to the extent required by law or pursuant to securities or banking regulation. However, in the event of a judicial or administrative subpoena, Client agrees to provide Data-Link prompt notice and make a reasonable effort to obtain a protective order.

        No obligation of confidentiality applies to any Data-Link Confidential Information that Client (i) already possesses without obligation of confidentiality; (ii) develops independently; (iii) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Data-Link Confidential Information that is, or becomes, publicly available without breach of this Agreement. In addition, no obligation of confidentiality applies to any ideas, concepts, know-how, or techniques contained in Data-Link Confidential Information that are related to Data-Link's business activities ("Data-Link Business Knowledge"). However, this does not give Client the right to disclose, except as set forth elsewhere in this Agreement (i) the source of the Data-Link Business Knowledge;
(ii) any financial, statistical, or personnel data; or (iii) the business plans of Data-Link.

        (c) Data-Link System. The Data-Link System contains information and computer software that are proprietary and confidential information of Data-Link, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Data-Link to prevent unauthorized access to the Data-Link System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

        (d) Confidentiality of this Agreement. Data-Link and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties except as required by law or regulation, including securities and banking laws and regulations.

        8. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. The records maintained and produced for Client in the performance of this Agreement (the "Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over the Client's business to the same extent as such records would be subject if they were maintained by Client on its own premises. Client agrees that Data-Link is authorized to give all reports, summaries, or information contained in or derived from the data in the possession of Data-Link relating to Client when formally requested to do so by an authorized regulatory or governmental agency.





Data-Link Systems, L.L.C.         Proprietary & Confidential                5

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                             AGREEMENT

--------------------------------------------------------------------------------

        (b) Compliance with Regulatory Requirements. Client agrees to comply with, and shall be responsible for complying with, applicable regulatory and legal requirements, if applicable, including without limitation:

                (i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;
                (ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;
                (iii) retaining records of its accounts as required by regulatory authorities;
                (iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and
                (v) maintaining, at its own expense, such casualty insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

                9. Warranties. (a) Data-Link Warranties. Data-Link represents and warrants that:

        (i) (A) the Services will conform in all material respects to the specifications set forth in the Exhibits and with Data-Link published documentation; (B) Data-Link will perform Client's work accurately provided that Client supplies accurate data and follows the procedures described in all Data-Link documentation, notices, and advices; (C) Data-Link personnel will exercise due care in the provision of Services; and (D) the Data-Link System will comply in all material respects with all applicable Federal and State regulations governing the Services. In the event of an error or other default caused by any Data-Link personnel, systems or equipment, Data-Link shall correct the data and/or affected report within a reasonable period of time at no additional cost to Client. Client agrees to notify Data-Link within twenty-four (24) hours after Client's receipt of the work containing the error.


        (ii) it owns or has a license to furnish all equipment or software comprising the Data-Link System. Data-Link shall indemnify Client and hold it harmless against any claim or action that alleges that the use of the Data-Link System infringes a United States patent, copyright or other proprietary right of a third party. Client agrees to notify Data-Link promptly of any such claim and grants to Data-Link the sole right to control the defense and disposition of all such claims. Client shall provide Data-Link with reasonable cooperation and assistance in the defense of any such claim.

THE WARRANTY STATED ABOVE IS A LIMITED WARRANTY AND IS THE ONLY WARRANTY MADE BY DATA-LINK. DATA-LINK DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        (b) Client Warranties. Client represents and warrants that: (a) no contractual obligations exist that would prevent Client from entering into this Agreement; (b) it has complied with all applicable regulatory requirements; and (c) Client has requisite authority to execute, deliver, and perform this Agreement. Client will indemnify and hold harmless Data-Link, its officers, directors, employees, and affiliates against any claims or actions arising out of the use by Client of the Data-Link System in a manner other than that provided in this Agreement or in the operating instructions supplied by Data-Link to Client.

        10. Limitation of Liability. Data-Link will reimburse Client for out-of-pocket costs and any incremental fees incurred due to any material failure of Data-Link to perform in accordance with its performance specifications in the documentation manuals, or Data-Link's failure to possess the right to provide continued service, or for patent, trademark, copyright, or trade secret infringement. In no event will Data-Link be liable for any indirect, special or consequential damages arising out of this Agreement or the use of any equipment, software, documentation or services provided under this Agreement as long as Client is able to use said system in accordance with Data-Link published Documentation.



Data-Link Systems, L.L.C.          Proprietary & Confidential                 6

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                             AGREEMENT

--------------------------------------------------------------------------------

        11. Performance Standards; Remedy. The Data-Link standard of performance with respect to any Service provided hereunder shall be set forth in the applicable Exhibit for the Service being provided. In the event that Data-Link fails to achieve any performance standard within thirty (30) days written notice of any material degradation of service caused by System failures or unresolved errors impacting the Client's ability to conduct business operating the Data-Link System, Data-Link will reimburse Client for costs, losses and any out-of-pocket expenses directly related to Client's inability to process Client information on the Data-Link System or Client may also terminate this Agreement. Data-Link will have a reasonable period of time to correct System deficiencies not materially impacting Client's ability to process customer information.

        In the event that Data-Link fails to meet the standards set forth in the applicable Exhibit for ninety (90) days following receipt of written notice from Client, Client may terminate this Agreement without penalty. Data-Link shall cooperate with Client to achieve an orderly transition to Client's replacement processing system.

        12. Disaster Recovery. (a) General. Data-Link maintains a disaster recovery service plan (the "Disaster Recovery Service Plan") for each Service provided by Data-Link. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to the Data-Link data center in which Data-Link, using reasonable judgment, requires relocation of processing to a primary recovery location. Data-Link shall notify Client as soon as possible after it deems a service outage to be a Disaster. Data-Link shall move the processing of Client's standard on-line services to a primary recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers to ensure that Client's processing is not unreasonably delayed. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Data-Link in implementing the switchover to the primary recovery location. During a Disaster, optional or on-request services shall be provided by Data-Link only to the extent adequate capacity exists at the primary recovery location and only after stabilizing the provision of base on-line services.

        (b) Data Communications. Data-Link shall work with Client to establish a plan for alternative data communications in the event of a Disaster.

        (c) Annual Test. Data-Link shall test its Disaster Recovery Service Plan annually. Client agrees to participate in and assist Data-Link with such test, if requested by Data-Link. Test results will be made available to Client's management, regulators, internal and external auditors, and Client's insurance underwriters, upon request.

        (d) Client Plans. Data-Link agrees to release the information necessary to allow Client to develop a disaster contingency plan that operates in concert with the Disaster Recovery Service Plan.

        (e) Warranty. Client understands and agrees that the Disaster Recovery Service Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting the Data-Link data center supplying the Services. Data-Link warrants it will take all prudent and reasonable steps to ensure that service will be uninterrupted or error free in the event of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance as necessary for Client's protection.

        13. Termination. (a) Material Breach. Except as provided elsewhere in this Section 13, either party may terminate this Agreement and pursue any and all remedies available to it at law or in equity in the event of a material breach by the other party not cured within thirty (30) days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.




Data-Link Systems, L.L.C.               Proprietary  & Confidential           7
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--------------------------------------------------------------------------------

        (b) Failure to Pay. With the exception of amounts which are in good faith being disputed by Client, in the event any invoice remains unpaid by Client thirty (30) days after its due date, upon thirty (30) days prior written notice, may terminate this Agreement and/or Client's access to and use of the Data-Link services. Any invoice submitted by Data-Link shall be deemed correct unless Client provides written notice to Data-Link within ninety (90) days of the invoice date specifying the nature of the disagreement. Remedies contained in this Section 13 are cumulative and are in addition to the other rights and remedies available to Data-Link under this Agreement or otherwise.

        (c) Defaults. In the event that either party files any petition for protection under any Federal or state bankruptcy acts, or if an involuntary petition in bankruptcy is filed against either party and is not discharged in thirty (30) days, or if either party commits an act of bankruptcy, or if a receiver, trustee or marshall of either party's assets is appointed, the other party may immediately terminate this Agreement by giving written notice of termination to that party. The non-defaulting party shall be entitled to pursue any and all remedies available to it at law or in equity.

        (d) Convenience. Client may terminate this Agreement during any term by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the Client's average of the prior twelve (12) monthly invoices for each of the Data-Link Services received by Client during the term by fifty (50) percent times the remaining months of the term. Client understands and agrees that Data-Link losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Data-Link System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Data-Link's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination for convenience.

        (e) Merger. In the event of a merger between Client and another organization in which Client is not the surviving organization and where the other organization was not previously a user of Data-Link services similar to the Services being provided hereunder, Data-Link will allow an early termination of this Agreement upon the following terms and conditions:

                        (i)   Written notice must be given three (3) months in
                              advance, specifying the termination date;
                        (ii)  Data-Link may specify a deconversion date (not
                              more than thirty (30) days after the requested termination date), based on its previous commitments and work loads; and
                        (iii) Data-Link may charge a termination fee in
                              accordance with subsection (d) above.

        (f) Return of Data Files. Upon expiration or termination of this Agreement, Data-Link shall furnish to Client such copies of Client's data files ("Client Files") as Client may request in Data-Link's standard machine readable format form along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Data-Link System, provided, however, that Client consents and agrees and authorizes Data-Link to retain Client Files until (i) Data-Link has been paid in full for all Services provided hereunder through the date such Client Files are returned to Client, and has been paid any and all other amounts that are due or will become due under this Agreement, including, but not limited to, data communication lease obligations, if any; (ii) Data-Link has been paid its then standard rates for providing the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Data-Link has been paid any applicable termination fee pursuant to subsection (e) above; and (iv) Client has either certified to Data-Link that the confidential information has been destroyed, or returned to Data-Link all Data-Link Confidential Information if requested by Data-Link and the return shipping is paid by Data-Link. Unless directed by Client in writing to the contrary, Data-Link shall be permitted to destroy Client Files any time after thirty (30) days from the final use of Client
Files for processing.

        (g) Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Data-Link-owned equipment located on Client's premises. Prior to termination of this Agreement, Client shall promptly reimburse Data-Link for the cost of any preprinted statements, checks, or any other forms that Data-Link has prepared specifically at the request of the Client and has on hand at the termination of this Agreement.


Data-Link Systems, L.L.C.               Proprietary & Confidential          8

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                             AGREEMENT

--------------------------------------------------------------------------------

        14. Arbitration. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to Client and Data-Link; provided, that if Client and Data-Link cannot agree on the choice of an arbitrator within ten (10) days after the first party to seek arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one to be chosen by Client, one to be chosen by Data-Link, and the third to be chosen by those two arbitrators. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than sixty (60) days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within ten (10) days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

        (b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16. The arbitrators shall apply the substantive law of the State of Wisconsin, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

        (c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Hollywood, Florida, the proceedings to resolve the second such dispute shall be held in Milwaukee, Wisconsin, and the proceedings to resolve any subsequent disputes shall alternate between Hollywood, Florida and Milwaukee, Wisconsin.

        15. Insurance. Data-Link carries the following types of insurance policies written by a carrier or carriers rated "A" or above by Best:

                        (i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;
                        (ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;
                        (iii) All-risk property coverage including Extra Expense and Business Income coverage; and
                        (iv) Workers Compensation as mandated or allowed by the laws of the state in which the services are being performed, including $500,000 coverage for Employer's Liability.

        16. Audit. Data-Link employs an internal auditor responsible for ensuring the integrity of its data processing environments and internal controls. In addition, Data-Link provides for periodic independent audits of its operations. Data-Link shall provide Client with a copy of the audit of the Data-Link data center serving Client within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Such fee shall not exceed $500 annually. Data-Link shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Data-Link's provision of Services hereunder.

        17. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns.
Neither this Agreement nor any interest may be sold, assigned, transferred, pledged or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without the prior written consent of Data-Link which consent shall not be unreasonably withheld. Client agrees that Data-Link may subcontract any of the Services to be performed under this Agreement. Any such subcontractors shall be required to comply with all of the applicable terms and conditions of this Agreement.




Data-Link Systems, L.L.C.               Proprietary & Confidential           9

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                            AGREEMENT


        (b) Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit or Schedule hereto are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit or Schedule in question expressly provides that its terms and provisions shall control.

        (c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

        (d) Governing Law. This Agreement will be governed by the substantive laws of the State of Wisconsin, without reference to provisions relating to conflict of laws.

        By entering into this Agreement, Data-Link agrees that the Office of Thrift Supervision, FDIC, or the regulatory agencies having authority over Client's operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

        (e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

        (f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) by confirmed facsimile; or (iii) by nationally recognized courier service to the other party at the addresses listed on the cover page of this Agreement or to such other address or person as a party may designate in writing.

        (g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

        (h) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

        (i) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.



Data-Link Systems, L.L.C.     Proprietary & Confidential                     10

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                             AGREEMENT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                                     For Data-Link:


------------------------------------------      -------------------------------
Suncoast Savings and Loan Association, FSA

By: /s/ Thomas A. Procelli                      By: /s/ Richard C. Bryant
    --------------------------------------          ---------------------------
Name:   Thomas A. Procelli                      Name:   Richard C. Bryant
     -------------------------------------           --------------------------
Title:  Senior Vice President                   Title:  President
      ------------------------------------            -------------------------
Date:   June 26, 1996                           Date:   June 28, 1996
      ------------------------------------            -------------------------




























Data-Link Systems, L.L.C.               Proprietary & Confidential           11

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                            EXHIBIT A

-------------------------------------------------------------------------------



                         Mortgage Processing Services

        Client agrees with Data-Link as follows:

        1. Services. Data-Link will provide Client the Mortgage Processing Services (the "Mortgage Processing Services") specified herein.

        2. Fees. Client shall pay Data-Link the fees and other charges for the Mortgage Processing Services specified in Exhibit A - 4 hereto.

        3.      Communications Hardware and Software.

                        (a)     Client understands and agrees to the following:

                                        (i)   Client must contact Data-Link to
                                              obtain equipment configuration
                                              and addressing information for
                                              all network-attached devices.
                                              Client agrees to configure all
                                              such equipment in accordance with
                                              such information.

                                        (ii)  Client must provide Data-Link
                                              sixty (60) days prior written
                                              notice, specifying the effective
                                              date prior to disconnecting
                                              data communications services
                                              provided by Data-Link.

                                        (iii) Clint must use Remote Job Entry
                                              or Network Job Entry for report
                                              delivery.

                        (b) In order to maintain compatibility with IBM software, Data-Link installs new releases to its communications software. Data-Link will provide prior written notice to Client of its planned installations. Client must obtain appropriate changes for its communications software in order to retain compatibility.

        4. Hours of Operation. The Mortgage Processing Services will be available for use by Client between 7:00 a.m. and 7:00 p.m. (Eastern time zone), Monday through Saturday (excluding New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day). Client acknowledges that the Processing Services will not always be available on Saturdays during months when the last day of the month falls on a Saturday or Sunday. The Data-Link system will be available for inquiry purposes 24 hours a day, Monday through Saturday, except for a maintenance period of approximately 30 minutes per day, and on Saturdays from 12:00 a.m., through 7:00 p.m., unless notified in advance by Data-Link that the system will be unavailable. The maintenance period will commence at approximately 3:00 a.m. (Eastern time) each day.

        5. Protection of Data. Data-Link will copy Client's data to tape daily and sent to an off-site storage facility.

        6. Processing Priority. Data-Link does not and will not subscribe to any processing priority; all users receive equal processing consideration.

        7. On-Line Security. Data-Link will provide "on-line" security via utilization of leased lines with poll/select protocol.









Data-Link Systems, L.L.C.               Proprietary & Confidential            12

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                            EXHIBIT A

-------------------------------------------------------------------------------

        8. User Group Membership. Data-Link supports a formal User Group for Mortgage Processing clients. The annual dues for support of the User Group are $500 (five hundred dollars) per institution per year. Membership in the User Group is mandatory. Active participation on User Group subcommittees is voluntary. Voting privileges and the ability to submit suggestions for consideration by the User Group are contingent upon the payment of annual dues. Funds collected will be placed in a checking account controlled by the User Group Executive Board and will be used exclusively for the expenses of the User Group. Expenses incurred by Data-Link will not be charged to the User Group, nor does Data-Link receive any financial benefit from User Group dues.

        9. Manuals. Two (2) complete sets of manuals will be provided to Client free of charge. Additional manuals may be purchased by Client at any time during the term of this agreement at the then-current prices.

-------------------------------------------------------------------------------

        IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                                     For Data-Link:

SUNCOAST SAVINGS & LOAN ASSOCIATION, FSA        DATA-LINK SYSTEMS, L.L.C.



By: /s/ Thomas A. Procelli                      By:  /s/ Richard C. Bryant
    ----------------------------                     --------------------------
Name:   Thomas A. Procelli                      Name:    Richard C. Bryant
     ---------------------------                      -------------------------
Title:  Senior Vice President                   Title:   President
      --------------------------                      -------------------------
Date:   June 26, 1996                           Date:    June 26, 1996
      --------------------------                      -------------------------























Data-Link Systems, L.L.C.               Proprietary & Confidential           13

                                  EXHIBITS

                               A-1 THROUGH A-7

                              HAVE BEEN DELETED

                               EXHIBIT 10.5.1


               MASTER SOFTWARE SYSTEM LICENSE AGREEMENT, BETWEEN
            SERVANTIS SYSTEMS INC. AND SUNCOAST, DATED JUNE 26, 1996

MASTER SOFTWARE SYSTEM LICENSE AGREEMENT


Date:  June 26, 1996


Agreement No.:
               -----------                                                                                     [LOGO] SSI
Company Name ("Customer")  Suncoast Savings and Loan Association, FSA                             Servantis Systems, Inc.
                          ----------------------------------------------                      4411 East Jones Bridge Rd.,
Address                   4000 Hollywood Boulevard, Suite 400N                                    Norcross, Georgia 30092
       -----------------------------------------------------------------                                     404/441-3387
City, State, Zip          Hollywood, FL  33021-6733
                --------------------------------------------------------


SERVANTS SYSTEMS, INC. ("SSI"), by its signature indicating acceptance hereof, grants to the Customer a Non-Exclusive, Non-Transferable Perpetual License to use only one production copy of the products named on the Software Schedule ("Schedule") including modifications (if applicable) and consisting of one set of computer software programs and associated documentation (hereinafter the "Products"). The Software shall be used at the facility location and for the License Fee set forth on the Schedule and shall be used in accordance with this Agreement.

                         STANDARD TERMS AND CONDITIONS


1.  Term of Agreement
The terms of this Agreement and the license granted hereunder shall commence upon acceptance of this Agreement by SSI. SSI may, in its sole discretion, terminate this Agreement at any time and revoke the license granted herein (i) immediately if Customer violates or permits the violation of any of the provisions of Section 2 hereof; or (ii) thirty days after SSI notifies Customer in writing of any other breach by customer, provided such breach remains uncorrected thirty (30) days following receipt of notification of such breach. In either event, Customer shall receive no refund of any license fee or other charges paid hereunder. Upon termination of this Agreement for any reason, Customer shall promptly return all products (including all associated documentation) to SSI, retaining no copies.

2.  Title and Non-Disclosure
2.1 SSI retains and reserves title and full ownership rights to the Products licensed under this Agreement, including all modification, enhancements, and releases. In some instances, title and full ownership rights shall remain with a third party from whom SSI has obtained marketing rights. Customer acknowledges the rights of SSI and any third party licensor and agrees to honor them. This Agreement conveys only a limited license, not legal or equitable title, to the Products. The Products (including all associated documentation) are confidential information and trade secrets of SSI, whether or not any portion thereof is or may be copyrighted or patented. Delivery of the Products and associated documentation shall not constitute publication thereof.

2.2 Customer's license to use the Products under this Agreement may not be assigned, sublicensed or otherwise transferred voluntarily whether by operation of law (as in connection with a merger) or otherwise, by Customer without SSI's prior written consent. However, Customer may assign its rights hereunder to wholly-owned subsidiaries of Customer engaged in the same business as Customer provided that Customer provides SSI with a concurrent written agreement acceptable to SSI whereby assignee or sublicensee agrees to be bound by the provisions of this Agreement. At SSI's option, the transferee may be required to execute SSI's then-current license agreement prior to consummation of the transfer. Customer shall be jointly and severally liable with any such transferee hereunder.

2.3 Customer may add to, delete from, or modify the Products in any manner but no such changes shall have any adverse effect on SSI's title to the Products. Any Customer changes to the Products shall void the SSI limited warranty of the Products with respect to the feature or function which Customer modifies, and its interface with other features and functions. Customer shall not offer or make available to any person or entity, for a charge or without a charge, any enhancement, feature of modification to the products which may be designed by or on behalf of Customer, without the prior written consent of SSI. SSI shall have the exclusive right to make available to third parties any modifications to the Products made by SSI for Customer. SSI shall preserve Customer's anonymity, if desired.

2.4 Reproduction, printing, displaying or copying the Products in any form (including any associated documentation) without the express prior written consent of SSI or as otherwise expressly permitted herein is prohibited. Customer agrees to reproduce and incorporate SSI's trade secret or copyright notices in any copies.

2.5 Customer agrees to protect and preserve the confidentiality of the Products (including all associated documentation). In fulfilling this obligation, Customer further agrees to take all reasonable precautions to prevent any portion of the products, in any form or medium, from being disclosed or made available by the Customer or by any of Customer's employees to any other person, firm or corporation except as is expressly permitted herein. In no event shall Customer take precautions any less stringent than those employed to protect its own trade secrets and proprietary information. Customer shall limit access to the Products (and associated documentation) to employees of the Customer and consultants who have entered into a binding written agreement with Customer to maintain the confidentiality of the Products and who must have access in order for Customer to utilize the Products in the manner intended by this Agreement. Customer agrees to (i) promptly identify to SSI all consultants and others who are given access to the Products, (ii) insure that consultants and others who are given access to the Products comply with the terms of this Agreement and do not remove, copy or otherwise misappropriate the Products or any portion of the Products, and (iii) otherwise cooperate with SSI in protecting the confidentiality of the Products. Customer shall promptly notify SSI of any instances of unauthorized use or disclosure of any portion of the Products and shall cooperate with SSI in any action relating thereto.

2.6 This Agreement is expressly made subject to any laws, regulation, orders, or other restrictions on the export from the United States of America of Products, or of information about such Products, which may be imposed from time to time by the Government of the United States of America. Customer may not export or re-export the Products or any related technical data.

2.7 So long as SSI's performing services under this Agreement, Customer shall not either directly or indirectly, except with the prior written approval of SSI, solicit or offer employment to any SSI employee with whom Customer has had contact in the course of performance of services hereunder.

3.  Authorized Use of the Products.
3.1 The Products (including any changes thereto made by or on behalf of Customer) may be used only for, by or on behalf of the Customer by employees of Customer (or one of its wholly-owned subsidiaries) at the facility identified on the Schedule and only to process its own data and the data of its wholly-owned subsidiaries. Unless otherwise specifically provided on the Schedule, Customer shall not use the Products in the operation of a service bureau, or allow access to the Products by third parties through terminals located outside Customer's premises. There shall be no other use of the Products without prior written consent of SSI. Customer may substitute one facility for another at any time provided SSI is notified in writing prior to any such facility substitution. Such notification shall include a written representation that all copies of the Product at the old facility have been destroyed or transferred to the new facility.

3.2 In addition, Customer may use the Products at a facility or facilities not set forth on the Schedule on an emergency basis to effect backup of Customer's primary facility or facilities. Written notice of any such emergency use shall be given to SSI no later than five (5) days following the commencement of such use.

3.3 Customer may License the use of additional production copies of the Products at the facility or at another facility only if and after Customer (i) notifies SSI in advance of such use in writing which identifies the equipment and location of the additional production copies and (ii) pays SSI a supplemental license fee for each additional use equal to eighty percent (80%) of the License Fee for the Products under the then-current SSI price list. Use of the additional production copies of the Products shall be only for those purposes permitted under, and subject to, this Agreement. Notwithstanding any other provisions of this Agreement, the License Fee provided for in this Paragraph shall become due and payable in full to SSI upon the exercise by the Customer of its privilege to use the Products at more than one facility provided by this Paragraph.

4.      LIMITED WARRANTY

4.1 (a) SSI warrants that for three (3) months from the date of this Agreement, the Products, as delivered by SSI, will perform in accordance with the Product documentation manuals (as amended for Customer by SSI, if applicable).

                (b) SSI will hold harmless and defend Customer against any patent, copyright, or trade secret infringement claim or suit against Customer arising from Customer's authorized use of the Products in accordance with this Agreement (excluding any modification to the Products not supplied by SSI) provided that Customer shall (i) give SSI written notice of any allegation of infringement as soon as it is received (ii) permit SSI to control the defense against any such allegation, and (iii) cooperate with SSI's efforts to defend against such claim.

                (c) SSI does not warrant that the execution of the Products shall be uninterrupted or error free. SSI's sole obligation under the warranty in this paragraph 4.1 shall be to correct Products so that they will perform in accordance with the Product documentation manuals, or customer at SSI's option, either (i) provide Customer with substituted Products or portions thereof which do not breach this warranty or (ii) refund the License Fee upon return by Customer of all Products (including Documentation Manuals) to SSI. This shall be the sole and exclusive remedy of Customer as to the subject matter hereof.

4.2 SSI shall not be liable for any indirect, consequential, incidental or special damages due to any failure of any Product to perform in accordance with its performance specifications in the Product documentation manuals (as amended for Customer by SSI) or SSI's failure to possess the right to grant this license, or for patent, trademark, copyright, or trade secret infringement.
the limitation on damages is agreed and intended by the parties to survive even if the limited remedy set forth herein fails of its essential purpose.
Customer and SSI agree that the Uniform Commercial Code shall apply to give full effect to the warranty disclaimers and limitations of liability set forth herein.

4.3. SSI's warranty obligations hereunder are contingent upon reasonably prompt installation by Customer of all changes and releases to the Products provided by SSI to Customer.

4.4 THIS LIMITED WARRANTY IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SSI HAS AUTHORIZED NO OTHER WARRANTY WITH RESPECT TO THE PRODUCTS AND CUSTOMER HAS NOT RELIED ON ANY OTHER WARRANTY IN ITS DECISION TO EXECUTE THIS AGREEMENT. THE SOLE REMEDIES OF CUSTOMER FOR ANY BREACH OF THIS LIMITED WARRANTY IN ITS DECISION TO EXECUTE THIS AGREEMENT. THE SOLE REMEDIES OF CUSTOMER FOR ANY BREACH OF THIS LIMITED WARRANTY ARE SET FORTH HEREIN, AND IN NO EVENT SHALL SSI BE LIABLE TO ANYONE FOR FAILURE TO FULFILL ITS OBLIGATIONS UNDER THIS AGREEMENT BECAUSE OF CIRCUMSTANCES BEYOND ITS CONTROL, NOR SHALL THE LIABILITY OF SSI HEREUNDER EXCEED THE LICENSE FEE ACTUALLY PAID BY CUSTOMER UNDER THIS AGREEMENT. THIS LIMITED WARRANTY SHALL BE VOID IF THE EQUIPMENT FAILS TO PERFORM ACCORDING TO ITS STANDARD PERFORMANCE SPECIFICATIONS OR THE OPERATING SYSTEM FAILS TO PERFORM ACCORDING TO THE SPECIFICATIONS CONTAINED IN ITS DOCUMENTATION.

4.5 UNDER ANY CIRCUMSTANCES, SSI'S LIABILITY FOR DAMAGES FOR ANY CAUSE WHATSOEVER, WHETHER IN CONTRACT OR IN TORT, SHALL NOT EXCEED THE LICENSE FEE ACTUALLY PAID BY CUSTOMER FOR THE PRODUCTS, EXCEPT IN THE CASE OF SSI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. DAMAGES HEREUNDER SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF CUSTOMER. IN NO EVENT SHALL SSI BE LIABLE FOR ANY CLAIM. WHETHER IN CONTRACT OR IN TORT THAT AROSE MORE THAN ONE YEAR PRIOR TO INSTITUTION OR SUIT THEREON.

5. General

5.1     Titles and paragraph headings are for reference only.   The
representations, terms and conditions of this Agreement supersede any and all previous oral or written communications with respect to the Products. This Agreement contains the entire and final agreement of the parties hereto and shall not be modified or amended except in writing signed by an authorized representative of Customer and SSI. SSI shall be bound by no terms or conditions stated in any purchase order or other writing of Customer unless expressly made a part hereof by specific reference hereto acknowledged in writing by an authorized officer of SSI. Section 2 and Subsections 4.1(c) through 4.5 and Section 5 shall survive termination of this Agreement.

5.2 No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof and no waiver shall be effective unless made in writing. In the event that any provision of this Agreement shall be held invalid or otherwise unenforceable, such provision shall be served and the remaining provisions of this Agreement shall continue in full force and effect.

5.3 All notices which either party hereto is required or may desire to give the other party shall be given by addressing the notice to the address set forth on the first page of the Agreement, and depositing it in the United States mail, postage prepaid, by registered or certified mail. Notices so sent will be deemed given on the third United States mail delivery day following the such deposit.

5.4 In the event that either party shall cease conducting business in the normal course, become insolvent, or become subject to any proceeding under federal bankruptcy laws (other than any proceeding for reorganization of a debtor in possession) or any other similar statute, then, at the option of the other party, this Agreement shall be deemed to have terminated after written notice to the other party.

5.5. This Agreement is entered into in, and shall be governed by and construed under the laws of the State of Georgia.

5.6 This Agreement shall be binding upon SSI and its successors and assigns, and the Customer and its successors and assigns.

(CUSTOMER)  SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
           ----------------------------------------------

Signature:  /s/ Thomas A. Procolli
          -----------------------------------------------

Name:   Thomas A. Procolli
      ---------------------------------------------------

Title:  Senior Vice President
      ---------------------------------------------------


ACCEPTED BY:

SERVANTS SYSTEMS, INC.

Signature:  /s/ Robert Lewis
          -----------------------------------------------

Name:   Robert Lewis
      ---------------------------------------------------

Title: Executive Vice President
      ---------------------------------------------------

SOFTWARE SCHEDULE

SSI Agreement No.:
                  ---------------

Schedule No.:
             --------------------

Date:  JUNE 26, 1996                                     [SERVANTIS LOGO]
     ----------------------------
                                                      SERVANTIS SYSTEMS,INC.
                                                    4411 East Jones Bridge Rd.,
                                                      Norcross, Georgia 30092
                                                           770/441-3387

Company Name ("Customer") SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
                          -------------------------------------------

Address      4000 HOLLYWOOD BOULEVARD, SUITE 400N
       --------------------------------------------------------------

City, State & Zip  HOLLYWOOD, FL  33021-6733
                 ----------------------------------------------------

-------------------------------------------------------------------------------
Product Name                        License Fee                  Object
                                                                 Code
-------------------------------------------------------------------------------
        TPLS FORECLOSURE MONITORING, UP TO 5 CONCURRENT USERS
        TPLS BANKRUPTCY MONITORING, UP TO 3 CONCURRENT USERS
        TPLS FORECLOSURE CLAIMS, UP TO 2 USERS
        TPLS REO MANAGEMENT, SINGLE USER
        DATALINK INTERFACES
        INFORMIX SQL, C-15AM, 4GL
        TOTAL

        SEE ADDENDUM ATTACHED HERETO AND MADE A PART HEREOF.
-------------------------------------------------------------------------------


Additional SST Software Products and Systems may be license at the then-current prices of SSI subject to all terms and conditions of this Schedule and the Master Software System License Agreement upon acceptance by SSI of a written order from an authorized representative of the Customer. Installation of the Products shall be on the equipment and at the facility described below:

Equipment Manufacturer:___________ Model:___________ Operating System:__________

Facility Location:    4000 HOLLYWOOD BOULEVARD, SUITE 400N, HOLLYWOOD,FL 33021
                  ------------------------------------------------------------

Additional Terms and Conditions

1.  TERMS AND CONDITIONS
This Schedule is entered into pursuant to the Master Software System License Agreement ("Agreement") attached hereto and incorporated herein by reference. The agreement between SSI and Customer for licensing of the Products described herein consists of the provisions of this Schedule and the Agreement. Any references to the products in the Agreement shall be deemed to include this Schedule. Any other terms used in this Schedule which are defined in the Agreement shall have the same meaning in this Schedule as they have in the Agreement.

2.  PAYMENT
The total License Fee shall be due and payable in U.S. dollars by the Customer to SSI. The License Fee does not include any (i) sales, use, value added, privilege, ad valorem, excise taxes or other similar taxes, (ii) duties or (iii) similar assessments all of which are the sole liability of Customer and shall be paid by Customer. SSI shall pay its own taxes based on net income. Customer shall not deduct from payments to SSI any amounts paid or payable to third parties for taxes, duties, etc., however designated, including amounts payable under the Canada Income Tax Act. Payment terms are as follows:

        90% of the License Fee shall be payable to SSI upon the execution of this Agreement by both SSI and Customer, before the Products are delivered. 10% of the License Fee shall be payable to SSI immediately upon the Products having been demonstrated to the Customer to perform according to Product Documentation Manuals using Customer's computer and SSI's test data, or three (3) months from date of this Agreement, whichever occurs first. All amounts owed to SSI by Customer that are not paid when due shall bear interest from the date due at the rate of 1-1/2 percent per month.

3.  ON-SITE SUPPORT
Customer may purchase on-site support on a mutually agreed-upon time frame at SSI's standard charges for man-days and materials. Customer will pay actual reasonable travel and living expenses incurred by SSI personnel in providing any on-site support to Customer or for any other mutually agreeable purpose.


                                                                       ACCEPTED BY:

(CUSTOMER) SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA                  SERVANTIS SYSTEMS, INC.
         --------------------------------------------

Signature: /s/ Thomas A. Procolli                                      Signature:   /s/ Robert Lewis
           ------------------------------------------                           -----------------------------------------

Name:    Thomas A. Procolli                                            Name:   Robert Lewis
     ------------------------------------------------                       ------------------------------------------------

Title:  Senior Vice President                                          Title:  Executive Vice President
      -----------------------------------------------                       -----------------------------------------------

                                   ADDENDUM
                                     TO THE
                    MASTER SOFTWARE SYSTEM LICENSE AGREEMENT
                           AND THE SOFTWARE SCHEDULE


This Addendum amends and supplements the Master Software System License Agreement ("Agreement") and the Software Schedule by and between Servantis Systems, Inc. ("SSI") and Suncoast Savings and Loan Association, FSA, ("Customer") dated June 26, 1996.

1.      PAYMENT

        Paragraph 2 of the Software Schedule is deleted in its entirety and replaced by the following:

           50% of the License Fee shall be payable to CheckFree upon the execution of this Agreement by both SSI and Customer, before the Products are delivered.

           25% of the License Fee shall be payable to SSI upon the receipt of Products by Customer, but not later than three (3) months from date of this Agreement.

           25% of the License Fee shall be payable to SSI immediately upon the Products having been demonstrated to the Customer to perform according to Product Documentation Manuals using Customer's computer and SSI's test data, or three (3) months from date of this Agreement, whichever occurs first. All amounts owed by SSI by Customer that are not paid when due shall bear interest from the date due at the rate of 1 1/2 percent per month.

2.      TITLE AND NON-DISCLOSURE

        The first sentence of Paragraph 2.2 of the Master Software System License Agreement is supplemented as follows: ", which consent will not be unreasonably withheld."

        Paragraph 2.4 of Master Software System License Agreement is supplemented and amended as follows:

           Notwithstanding the foregoing, reproduction, printing, displaying or copying the Product Documentation Manuals which is reasonably necessary for the conduct of business and training users in the operation of the system is expressly permitted under the contract. Customer agrees to incorporate SSI's trade secret or copyright notices in any copies.

3. PARAGRAPH 2.5 OF THE MASTER SOFTWARE SYSTEM LICENSE AGREEMENT IS SUPPLEMENTED AS FOLLOWS:

           Notwithstanding the foregoing, Customer shall be permitted under the contract to grant its customers and contractors, without notice to SSI, access to the Products and associated documentation in furtherance of the Customer's "Loan Servicing" business. However, upon written request from SSI, Customer will promptly provide a list of all third parties who have had access to the Products.

4. PARAGRAPH 3.1 OF THE MASTER SOFTWARE SYSTEM LICENSE AGREEMENT IS SUPPLEMENTED AS FOLLOWS:

       Subject to the number of workstations licensed by Customer, Customer shall be permitted to grant its customers and contractors "Limited Remote" access to the Products in furtherance of Customer's "Loan Servicing" business. Third parties will be required to sign a Confidentiality and Non-Disclosure Agreement, prior to having access to SSI Products.

5. SSI represents and warrants to Customer that the Products and all changes and releases to the Product, as delivered to the Customer, perform the essential purpose for which they were designed. SSI makes its best efforts to provide Products which comply with current regulations, as amended from time to time, including the regulations of FNMA, FHLMC, GNMA, HUD, FHA, and VA.

6. In the event Customer must involuntarily transition to a non-SSI system because the Product does not materially perform in accordance with the Product Documentation Manuals, in addition to the remedies detailed in 4.1(c) of the Master Software System License Agreement, SSI agrees to use reasonable best efforts in identifying a substitute product, and cooperate in good faith to transition the Customer to the new system.

7. SSI agrees that in the event SSI withdraws from the software business or discontinues support of the Product, source code for the Product will be available at no charge other than the costs associated with software retrieval, duplication and shipping, provided Customer has a current Software Maintenance Agreement in effect. Source code will then be made available for the purpose of maintenance only, and the same terms and conditions of the original Agreement will apply. In the event that a successor to SSI continues supporting the aforementioned products, source code would not pass to Customer unless licensed separately.

8.  MAINTENANCE AND SUPPORT SERVICES

    In consideration of the annual software maintenance fee, SSI shall provide Customer the maintenance and ongoing services listed below:


    a. Telephone Support. SSI will furnish to Customer a telephone number for use by Customer to obtain reasonable operator support and advice relating to the functions of the Products.

    b. Software Enhancements. SSI shall provide Customer with any enhancement(s) to the Product that SSI may acquire or develop and offer to other licensees of the Products. SSI will provide enhancements in such form and with accompanying instructions sufficient to enable Customer to install the enhancements.

    c. Annual User Conference. Customer shall have the right to attend SSI's Annual User Conference.

9.      SOFTWARE MAINTENANCE FEES

        SSI agrees to not increase the annual software maintenance fee more often than once every twelve (12) months, and limit any increase to no more than 10% per year. In the event SSI does not increase the software maintenance fee in any given year, SSI agrees not to retroactively increase the software maintenance fee.

10.     ARBITRATION

        SSI and Customer agree to notify each other as promptly as possible of any conflicts arising from this Agreement or in the interpretation of the provisions of this Agreement, or any dispute as to whether or not an event of default has occurred. SSI and Customer further agree to attempt to resolve all such conflicts as promptly as possible and in good faith before initiating any causes or action arising from this Agreement in a court of law. Any controversy or claim, including any claim of misrepresentation, arising from or related to this Agreement and/or any contract hereafter entered into between SSI and Customer, or the breach thereof, or the furnishing of any equipment, software or service by SSI to Customer, shall be settled by arbitration. The arbitration shall be conducted by a single arbitrator under the then current rules of the American Arbitration Association. The arbitrator shall be chosen from a panel of persons knowledgeable in business information and data processing systems. The decision and award of the arbitrator shall be final and binding and the award shall be deemed to be made in Atlanta, Georgia. Notwithstanding the foregoing, the arbitrator cannot override the terms of this Agreement.



ACCEPTED BY:
SERVANTIS SYSTEMS, INC.                         Suncoast Savings and Loan Association, FSA

/s/ Robert Lewis                                /s/ Thomas A. Procelli
---------------------------------------         --------------------------------------------
Signature                                       Signature

Robert Lewis                                    Thomas A. Procelli
---------------------------------------         --------------------------------------------
Name                                            Name

Executive Vice President                        Senior Vice President
--------------------------------------          --------------------------------------------
Title                                           Title

June 28, 1996                                   June 26, 1996
--------------------------------------          --------------------------------------------
Date                                            Date

                               EXHIBIT 10.7.2


             AMENDMENT TO DEFERRED COMPENSATION PLAN AGREEMENT FOR
                      ALBERT J. FINCH DATED JULY 15, 1996

                                 AMENDMENT TO
                         DEFERRED COMPENSATION PLAN

        This Amendment to Deferred Compensation Plan (the "Agreement") by and between SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"), and ALBERT J. FINCH ("Finch") is made and entered into at Hollywood, FL as of the 15th day of July, 1996.

                                   Recitals

        WHEREAS, Suncoast maintains the Deferred Compensation Plan (the "Plan") and Finch is a Participant in the Plan; and

        WHEREAS, Suncoast and Finch desire to amend the terms of the Plan in the respects hereinafter set forth, among other things, in order to clarify the parties' previous understanding and intent at the time the Plan was entered into that in the event of a Change in Control, Finch would be 100% vested in the Plan;

        NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, Suncoast and Finch hereby agree that the terms of the Plan shall be amended and that the Plan shall be administered as follows:

        1. Merger as Change in Control. The proposed merger of Suncoast with and into a subsidiary of BankUnited Financial Corporation, a Florida corporation, will constitute a Change in Control for purposes of the Plan and the Trust. Pursuant to Section 2.2 of the Trust Agreement, following the Change in Control, the Trustee shall have complete authority to administer the Trust, and, pursuant to Section 10.1 of the Trust Agreement, following the Change in Control, the Trustee shall act on its own discretion to carry out the terms of the Trust Agreement in accordance with the Plan, the Trust Agreement, and this Amendment.

        2. Vesting. Upon a Change in Control, a Participant shall be 100% vested.

        3. Payment of Benefits. After a Change in Control or upon a Termination of Employment, the benefits under the Plan shall not be required to be paid in a lump sum, but rather the benefits shall be paid in accordance with the election made by the Participant with respect to the payment of the Retirement Benefit pursuant to Section 5.2 of the Plan. In the case of Finch, this was an election to receive the Retirement Benefit in equal monthly payments over a period of 60 months. The payment of benefits to Finch under the Plan shall be made by the Trustee from the Trust and shall commence within 60 days following the Change in Control.

        4. Crediting Rate. The "Crediting Rate" for the three-year period following the Change in Control shall be 9% per annum. The Crediting Rate shall be applied to the Participant's Account Balance at the time of the Change in Control without reduction for subsequent installment distributions, and the benefits to be paid to a Participant under the Plan shall be calculated by application of this Crediting Rate without reduction for present value. After the three-year period following the Change in Control, the "Crediting Rate" shall be zero.

        5. Funding of Trust. Prior to the Change in Control, Suncoast will make a contribution to the Trust to the extent necessary to fully fund the Trust to provide the benefit to which Finch is entitled under the Plan.

        6. Definitions. Unless otherwise provided in this Amendment, the capitalized terms in this Amendment shall have the same meaning as under the Plan.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                                 SUNCOAST SAVINGS AND LOAN
                                                 ASSOCIATION, FSA

                                                 By ???
                                                   ----------------------------
                                                   Title:



                                                 ALBERT J. FINCH


                                                 /s/ Albert J. Finch
                                                 ------------------------------

                                EXHIBIT 10.13


            EMPLOYMENT CONTINUATION AND SEVERANCE AGREEMENT BETWEEN
               SUNCOAST AND ALBERT J. FINCH DATED AUGUST 28, 1996

                EMPLOYMENT CONTINUATION AND SEVERANCE AGREEMENT


         This Employment Continuation and Severance Agreement (the "Agreement") by and between SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"), and ALBERT J. FINCH (the "Executive") is made and entered into at Hollywood, Florida as of the 28th day of August, 1996.


                                    Recitals


         WHEREAS, the Executive has provided valuable service to Suncoast as an executive officer and is currently serving as Chairman, President, Chief Executive Officer and Chief Operating Officer of Suncoast;

         WHEREAS, negotiations are currently ongoing with BankUnited Financial Corporation, a Florida corporation ("BankUnited"), contemplating the proposed merger of Suncoast with and into a subsidiary of BankUnited (the "Merger");

         WHEREAS, the Board of Directors of Suncoast (the "Board") has determined that it is in the best interests of Suncoast and its stockholders to assure that Suncoast will have the continued dedication and service of the Executive as a member of Suncoast's management during the Merger negotiations;

         WHEREAS, the Board in addition believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Merger, and to encourage the Executive's full attention and dedication to Suncoast;

         WHEREAS, in order to accomplish these objectives, the Board has caused Suncoast to enter into this Agreement;

         NOW, THEREFORE, in consideration of the payment by Suncoast to the Executive of an aggregate amount of $300,000 (the "Payment") as more fully set forth herein, and the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Executive and Suncoast hereby agree to the following Terms and Conditions:


                              Terms and Conditions


         1. Employment Continuation Payment. In consideration of the Executive's remaining in the employ of Suncoast through the closing of the Merger (the "Closing"), or in the event that Suncoast terminates the Executive's employment prior to the

Closing other than for Cause, Suncoast agrees to pay the amount of $150,000 to the Executive on the later of the date of the Closing or January 2, 1997. In the event that the Executive does not remain in the employ of Suncoast through the Closing as a result of voluntary resignation or termination for Cause, no payment will be made by Suncoast to the Executive under this Agreement. "Cause" means any action or inaction of the Executive involving personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform the Executive's duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, or material breach of any provision of this Agreement.

         2. Severance Payment. The parties acknowledge that the employee continuation payment provided for in Paragraph 1 is in addition to and not in substitution for the severance payment to which the Executive would otherwise be entitled under Suncoast's existing senior officer severance policy ("Severance Policy Payment"). In further consideration of the Executive's entitlement to a Severance Policy Payment, the Executive's services as an employee of Suncoast and the termination of that employment resulting from the Merger, Suncoast agrees to make a severance payment in the amount of six months' salary, or $150,000, to the Executive on January 2, 1997, which severance payment is substantially comparable to, but in lieu of, the Severance Policy Payment.

         3. Condition to Employment Continuation and Severance Payments. The employment continuation and severance payments under this Agreement by Suncoast to the Executive will be paid only in the event of the closing of the merger of Suncoast with and into a subsidiary of BankUnited Financial Corporation (the "Closing"). In the event that the Closing does not occur prior to January 2, 1997, the employment continuation and severance payments will not be made until the date of the Closing.

         4. Amendment. This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

         5. Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of Suncoast and its successors and the Executive, his successors, heirs, executors, administrators, and beneficiaries.

         6. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding whether written or oral.

         7. Assignment of Suncoast's Obligations. Suncoast agrees to provide in the Merger documents that BankUnited shall be obligated to expressly assume this Agreement and make the Payment to the same extent as Suncoast would be required to perform.

         8. Assignment or Transfer. The right of the Executive to receive the Payment is assignable and may be alienated, pledged, or otherwise encumbered. The Executive's heirs, executors, administrators, successors, personal representatives, or assigns shall have all of the rights, title, and interests of the Executive in and to the Payment.

         9. Arbitration and Attorneys' Fees. Any dispute with respect to this Agreement shall be decided by a confidential arbitration, in the City of Ft. Lauderdale, Florida, pursuant to the rules of the American Arbitration Association then in effect. The prevailing party in such proceedings shall be entitled to an award of reasonable attorneys' fees and costs.

         10. Governing Law. Florida law shall apply to every aspect of this Agreement, including but not limited to the interpretation, application, and enforcement of the terms of this Agreement, except where the laws of the United States may apply.

         11. Withholding. All payments made pursuant to this Agreement shall be subject to withholding taxes to the extent required by applicable law.

         12.     Certain Regulatory Considerations.

                 (a) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                 (b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Suncoast's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the "FDIA"), Suncoast's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Suncoast may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                 (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of Suncoast's affairs by an order issued under section 8(e)(4) or (g)(1) of the FDIA, all obligations of Suncoast under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

                 (d) If Suncoast is in default (as defined in section 3(x)(1) of the FDIA) all obligations under this Agreement shall terminate as of the date of default, but this Section 12(d) shall not affect any vested rights of the parties hereto.

                 (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Suncoast (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of Suncoast under the authority contained in section 13(c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Suncoast or when Suncoast is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties hereto that have already vested, however, shall not be affected by such action.

                 (f) The provisions of this Section 12 shall be deemed to be modified or deleted in whole or in part, as appropriate, to conform to the applicable provisions of the FDIA, as such provisions may be amended or rescinded at any time during the term of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


EXECUTIVE                                  SUNCOAST SAVINGS AND LOAN
                                           ASSOCIATION, FSA

/s/ Albert J. Finch                        By /s/ Richard L. Browdy
-------------------------                     ----------------------------------
    Albert J. Finch                           Title: Exec. Vice President
                                                     and Chief Financial Officer

                               EXHIBIT 10.13.1


                  EMPLOYMENT CONTINUATION AGREEMENT BETWEEN
            SUNCOAST AND RICHARD J. BROWDY DATED AUGUST 28, 1996

                       EMPLOYMENT CONTINUATION AGREEMENT


         This Employment Continuation and Severance Agreement (the "Agreement") by and between SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"), and RICHARD L. BROWDY (the "Executive") is made and entered into at Hollywood, Florida as of the 28th day of August, 1996.


                                    Recitals


         WHEREAS, the Executive has provided valuable service to Suncoast as an executive officer and is currently serving as Executive Vice President and Chief Financial Officer of Suncoast;

         WHEREAS, negotiations are currently ongoing with BankUnited Financial Corporation, a Florida corporation ("BankUnited"), contemplating the proposed merger of Suncoast with and into a subsidiary of BankUnited (the "Merger");

         WHEREAS, the Board of Directors of Suncoast (the "Board") has determined that it is in the best interests of Suncoast and its stockholders to assure that Suncoast will have the continued dedication and service of the Executive as a member of Suncoast's management during the Merger negotiations;

         WHEREAS, the Board in addition believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Merger, and to encourage the Executive's full attention and dedication to Suncoast;

         WHEREAS, in order to accomplish these objectives, the Board has caused Suncoast to enter into this Agreement;

         NOW, THEREFORE, in consideration of the payment by Suncoast to the Executive of $280,000 (the "Payment") as more fully set forth herein, and the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Executive and Suncoast hereby agree to the following Terms and Conditions:


                              Terms and Conditions


         1. Employment Continuation Payment. In consideration of the Executive's remaining in the employ of Suncoast through the closing of the Merger (the "Closing") (including two three-month periods thereafter; provided, however, that the Executive and/or Suncoast may terminate this Agreement upon thirty days' prior notice in the second three-month period), or in the event that Suncoast terminates the Executive's employment prior to the Closing other than for Cause, Suncoast agrees to pay the amount of $280,000 to the Executive on the later of the date of the Closing or January 2, 1997. In the event that the Executive does not remain in the employ of Suncoast through the Closing as a result of voluntary resignation or termination for Cause, no payment will be made by Suncoast to the Executive under this Agreement. "Cause" means any action or inaction of the Executive involving personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform the Executive's duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, or material breach of any provision of this Agreement.

         2. Amendment. This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

         3. Condition to Employment Continuation Payment. The employment continuation payment under this Agreement by Suncoast to the Executive will be paid only in the event of the Closing. In the event the Closing does not occur prior to January 2, 1997, the employment continuation payment will not be made until the date of the Closing.

         4. Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of Suncoast and its successors, and this Agreement shall inure to the benefit of and be enforceable by the Executive, his successors, heirs, executors, administrators, and beneficiaries. The Payment is in lieu of those severance payments the Executive would otherwise be eligible for under Suncoast's senior officer severance pay policy. Nothing contained in this Agreement shall be construed to affect the rights the Executive may have in any other benefits for which the Executive may qualify, including payment upon termination for vacation time earned but not taken.

         5. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding whether written or oral.

         6. Assignment of Suncoast's Obligations. Suncoast agrees to provide in the Merger documents that BankUnited shall be obligated to expressly assume this Agreement and make the Payment to the same extent as Suncoast would be required to perform.

         7. Assignment or Transfer. The right of the Executive to receive the Payment is assignable and may be alienated, pledged, or otherwise encumbered. The Executive's heirs, executors, administrators, successors, personal representatives, or assigns shall have all of the rights, title, and interests of the Executive in and to the Payment.

         8. Arbitration and Attorneys' Fees. Any dispute with respect to this Agreement shall be decided by a confidential arbitration, in the City of Ft. Lauderdale, Florida, pursuant to the rules of the American Arbitration Association then in effect. The prevailing party in such proceedings shall be entitled to an award of reasonable attorneys' fees and costs.

         9. Governing Law. Florida law shall apply to every aspect of this Agreement, including but not limited to the interpretation, application, and enforcement of the terms of this Agreement, except to the extent the laws of the United States may apply.

         10. Withholding. All payments made pursuant to this Agreement shall be subject to withholding taxes to the extent required by applicable law.

         11.     Certain Regulatory Considerations.

                 (a) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                 (b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Suncoast's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the "FDIA"), Suncoast's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Suncoast may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                 (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of Suncoast's affairs by an order issued under section 8(e)(4) or (g)(1) of the FDIA, all obligations of Suncoast under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

                 (d) If Suncoast is in default (as defined in section 3(x)(1) of the FDIA) all obligations under this Agreement shall terminate as of the date of default, but this Section 11(d) shall not affect any vested rights of the parties hereto.

                 (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Suncoast (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of Suncoast under the authority contained in section 13(c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Suncoast or when Suncoast is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties hereto that have already vested, however, shall not be affected by such action.

                 (f) The provisions of this Section 11 shall be deemed to be modified or deleted in whole or in part, as appropriate, to conform to the applicable provisions of the FDIA, as such provisions may be amended or rescinded at any time during the term of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE                                  SUNCOAST SAVINGS AND LOAN
                                           ASSOCIATION, FSA

/s/ Richard L. Browdy                      By /s/ Albert J. Finch
-------------------------                    ----------------------------
Richard L. Browdy                            Title:

                               EXHIBIT 10.13.2


                  EMPLOYMENT CONTINUATION AGREEMENT BETWEEN
              SUNCOAST AND WENDY MITCHLER DATED AUGUST 28, 1996

                       EMPLOYMENT CONTINUATION AGREEMENT


         This Employment Continuation Agreement (the "Agreement") by and between SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"), and WENDY MITCHLER (the "Executive") is made and entered into at Hollywood, Florida as of the 28th day of August, 1996.


                                    Recitals


         WHEREAS, the Executive has provided valuable service to Suncoast as an executive officer and is currently serving as General Counsel, Senior Vice President, and Secretary of Suncoast;

         WHEREAS, negotiations are currently ongoing with BankUnited Financial Corporation, a Florida corporation ("BankUnited"), contemplating the proposed merger of Suncoast with and into a subsidiary of BankUnited (the "Merger");

         WHEREAS, the Board of Directors of Suncoast (the "Board") has determined that it is in the best interests of Suncoast and its stockholders to assure that Suncoast will have the continued dedication and service of the Executive as a member of Suncoast's management during the Merger negotiations;

         WHEREAS, the Board in addition believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Merger, and to encourage the Executive's full attention and dedication to Suncoast;

         WHEREAS, in order to accomplish these objectives, the Board has caused Suncoast to enter into this Agreement;

         NOW, THEREFORE, in consideration of the payment by Suncoast to the Executive of $110,000 (the "Payment") as more fully set forth herein, and the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Executive and Suncoast hereby agree to the following Terms and Conditions:


                              Terms and Conditions


         1. Employment Continuation Payment. In consideration of the Executive's remaining in the employ of Suncoast through the closing of the Merger (the "Closing"), or in the event that Suncoast terminates the Executive's employment prior to the Closing other than for Cause, Suncoast agrees to pay the amount of $110,000 to the Executive on the later of the date of the Closing or January 2, 1997. In the event that the Executive does not remain in the employ of Suncoast through the Closing as a result of voluntary resignation or termination for Cause, no payment will be made by Suncoast to the Executive under this Agreement. "Cause" means any action or inaction of the Executive involving personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform the Executive's duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, or material breach of any provision of this Agreement.

         2. Amendment. This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

         3. Condition to Employment Continuation Payment. The employment continuation payment under this Agreement by Suncoast to the Executive will be paid only in the event of the Closing. In the event the Closing does not occur prior to January 2, 1997, the employment continuation payment will not be made until the date of the Closing.

         4. Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of Suncoast and its successors, and this Agreement shall inure to the benefit of and be enforceable by the Executive, her successors, heirs, executors, administrators, and beneficiaries. The Payment is in lieu of those severance payments the Executive would otherwise be eligible for under Suncoast's senior officer severance pay policy. Nothing contained in this Agreement shall be construed to affect the rights the Executive may have in any other benefits for which the Executive may qualify, including payment upon termination for vacation time earned but not taken.

         5. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding whether written or oral.

         6. Assignment of Suncoast's Obligations. Suncoast agrees to provide in the Merger documents that BankUnited shall be obligated to expressly assume this Agreement and make the Payment to the same extent as Suncoast would be required to perform.

         7. Assignment or Transfer. The right of the Executive to receive the Payment is assignable and may be alienated, pledged, or otherwise encumbered. The Executive's heirs, executors, administrators, successors, personal representatives, or assigns shall have all of the rights, title, and interests of the Executive in and to the Payment.

         8. Arbitration and Attorneys' Fees. Any dispute with respect to this Agreement shall be decided by a confidential arbitration, in the City of Ft. Lauderdale, Florida, pursuant to the rules of the American Arbitration Association then in effect. The prevailing party in such proceedings shall be entitled to an award of reasonable attorneys' fees and costs.

         9. Governing Law. Florida law shall apply to every aspect of this Agreement, including but not limited to the interpretation, application, and enforcement of the terms of this Agreement, except to the extent the laws of the United States may apply.

         10. Withholding. All payments made pursuant to this Agreement shall be subject to withholding taxes to the extent required by applicable law.

         11.     Certain Regulatory Considerations.

                 (a) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                 (b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Suncoast's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the "FDIA"), Suncoast's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Suncoast may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                 (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of Suncoast's affairs by an order issued under section 8(e)(4) or (g)(1) of the FDIA, all obligations of Suncoast under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

                 (d) If Suncoast is in default (as defined in section 3(x)(1) of the FDIA) all obligations under this Agreement shall terminate as of the date of default, but this Section 11(d) shall not affect any vested rights of the parties hereto.

                 (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Suncoast (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of Suncoast under the authority contained in section 13(c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Suncoast or when Suncoast is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties hereto that have already vested, however, shall not be affected by such action.

                 (f) The provisions of this Section 11 shall be deemed to be modified or deleted in whole or in part, as appropriate, to conform to the applicable provisions of the FDIA, as such provisions may be amended or rescinded at any time during the term of this Agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


EXECUTIVE                                  SUNCOAST SAVINGS AND LOAN
                                           ASSOCIATION, FSA

/s/ Wendy Mitchler                         By /s/ Albert J. Finch
--------------------------                   -----------------------------
      Wendy Mitchler                         Title:

                               EXHIBIT 10.13.3


             AMENDMENT TO EMPLOYMENT CONTINUATION AND SEVERANCE
               AGREEMENT BETWEEN SUNCOAST AND ALBERT J. FINCH
                          DATED SEPTEMBER 26, 1996

                                  AMENDMENT TO
                EMPLOYMENT CONTINUATION AND SEVERANCE AGREEMENT


         This Amendment to Employment Continuation and Severance Agreement (the "Amendment") by and between SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA, a federal stock savings association ("Suncoast"), and ALBERT J. FINCH (the "Executive") is made and entered into at Hollywood, Florida on the 26th day of September, 1996.


                                    Recitals


         WHEREAS, on August 28, 1996, the Executive and Suncoast entered into an Employment Continuation and Severance Agreement (the "Agreement") in connection with the merger of Suncoast with and into a subsidiary of BankUnited Financial Corporation, a Florida corporation (the "Merger");

         WHEREAS, Section 4 of the Agreement provides that the Agreement may be amended by a written instrument signed by the parties thereto;

         WHEREAS, Suncoast and the Executive have determined that it is in their best interests to amend the terms of the Agreement in the respects hereinafter set forth, among other things, to change the time of payment of the employment continuation and severance payments pursuant to the Agreement, because the date of the consummation of the Merger (the "Closing") will occur earlier than originally anticipated;

         NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Executive and Suncoast hereby agree that the terms of the Agreement shall be amended and that the Agreement shall be administered as follows:

         1. Employment Continuation Payment. Suncoast agrees to pay the amount of the employment continuation payment to the Executive pursuant to
Section 1 of the Agreement on the date of the Closing.

         2. Severance Payment. Suncoast agrees to make the severance payment to the Executive pursuant to Section 2 of the Agreement on the date of the Closing.

         3. Additional Payment. In the event that the Closing occurs prior to November 30, 1996, Suncoast agrees to make an additional payment to the Executive on the date of the Closing in an amount equal to the amount of compensation that Suncoast otherwise would have paid to the Executive for his services as an officer and employee of Suncoast for the period from the date of the Closing through the end of November 1996. This additional payment to the Executive is in addition to the payment of compensation that Suncoast will make to the Executive for his services up to the date of the Closing and is also in addition to the employment continuation and severance payments otherwise made by Suncoast to the Executive pursuant to the Agreement as amended by the Amendment.

         4. Effect of Amendment. This Amendment shall amend the Agreement only in the respects set forth herein and the terms and provisions of the Agreement, as amended by this Amendment, shall continue to be binding upon and inure to the benefit of Suncoast and its successors and the Executive, his successors, heirs, executors, administrators, and beneficiaries.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.




EXECUTIVE                                  SUNCOAST SAVINGS AND LOAN
                                           ASSOCIATION, FSA



/s/ Albert J. Finch                        By /s/ ?
-------------------------                    ----------------------------
    Albert J. Finch                          Title:

                                EXHIBIT 10.15


          FEDERAL HOME LOAN BANK OF ATLANTA (THE "BANK") AGREEMENT FOR
           ADVANCES AND SECURITY AGREEMENT WITH BLANKET FLOATING LIEN
              BETWEEN SUNCOAST AND THE BANK DATED JANUARY 18, 1996

                      FEDERAL HOME LOAN BANK OF ATLANTA

                AGREEMENT FOR ADVANCES AND SECURITY AGREEMENT
                          WITH BLANKET FLOATING LIEN


        AGREEMENT, dated as of January 18, 1996, between Suncoast Savings & Loan Association, FSA having its principal place of business at 4000 Hollywood Blvd., Suite 400N, Hollywood, FL. 33021-6733 (Member") and the Federal Home Loan Bank of Atlanta, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309 ("Bank").

        WHEREAS, the Member desires from time to time to participate in the Bank's credit programs under the terms of this Agreement, and the Bank is authorized to extend credit to the Member pursuant to the provisions of the Federal Home Loan Bank Act, as now and hereafter amended (the "Act"), and the regulations and guidelines of the Federal Housing Finance Board (the "Board") or any successor entity now and hereafter in effect (collectively, the "Regulations"); and

        WHEREAS, the Bank requires that advances by the Bank be secured pursuant to this Agreement, and the Member agrees to provide the security the Bank in accordance with this Agreement.

        NOW THEREFORE, the Member and the Bank agree as follows:

                           ARTICLE I:  DEFINITIONS

SECTION 1.01 DEFINITIONS. As used herein, the following terms shall have the following meanings:

        (A) "Advance" or "Advances" means any and all loans or other extensions of credit, including all Commitments, heretofore, now or hereafter granted by the Bank to, on behalf of, or for the account of, the Member.

        (B) "Application" means a writing, signed by the Member, and in such form or forms as shall be specified by the Bank from time to time, by which the Member requests, and which if executed by the Bank shall together with this Agreement evidence the terms of, an Advance or a commitment for an Advance.

        (C) "Capital Stock" means all of the capital stock of the Bank held by the Member and all payments which have been or hereafter are made on account of subscriptions to and all unpaid dividends on such capital stock.

        (D) "Collateral" means all property, including the proceeds thereof, heretofore assigned, transferred or pledged to the Bank by the Member as collateral for Advances or other extensions of credit prior to the date hereof, all Capital Stock, and First Mortgage Collateral, including the proceeds thereof, which is now or hereafter pledged to the Bank pursuant to Section 3.01 hereof.

        (E) "Collateral Maintenance Level" means the aggregate dollar amount equal to such percentage(s) as the Bank may specify from time to time of (1) the outstanding amounts of all Advances; (2) with respect to each outstanding Swap Transaction, the amount for which the Member is required to maintain Collateral; and (3) any additional obligations and liabilities of the Member to the Bank. The Bank may increase or decrease the Collateral Maintenance Level at any time.

        (F) "Commitment" or "Commitments" means any and all agreements under which the Bank is contractually obligated to make a loan to, or to make a future payment on behalf or for the account of, the Member (but excluding any obligations that the Bank may now or hereafter have to honor items or transfer orders under a depository or similar agreement between the Bank and the Member), regardless of whether such obligation is contingent in whole or in part, including, without limitation, letters of credit issued for the account of the Member.

        (G) "Confirmation of Advance" means a writing or machine readable electronic transmission in such form or forms as the Bank may generate from time to time, by which the Bank agrees to and confirms the Member's request for an advance or a commitment for an Advance and which, together with this Agreement, shall evidence the terms of such Advance or commitment.

        (H) "First Mortgage Collateral" means First Mortgage Documents (excluding securitized loans and participation or other fractional interests therein) and all ancillary security agreements, policies and certificates of insurance or guarantees, evidences of recordation, applications, underwriting materials, surveys, appraisals, approvals, permits, notices, opinions of counsel and loan servicing data and all other electronically stored and written records or materials relating to the loans evidenced or secured by the First Mortgage Documents.

        (I) "First Mortgage Documents" mean mortgages and deeds of trust (herein "mortgages") secured by a first lien on one-to-four unit single family dwellings, and all notes, bonds or other instruments (herein "mortgage notes") evidencing fully disbursed loans secured by such mortgages and any endorsements or assignments thereof to the Member.

        (J) "Indebtedness" means all indebtedness, now or hereafter outstanding, of the Member to the Bank, including, without limitation, all Advances and all other obligations to pay and liabilities of the Member to the Bank.

        (K) "Lendable Collateral Value" means an amount equal to such percentage as the Bank shall from time to time, in its sole discretion, ascribe to the market value or unpaid principal balances of items of Qualifying Collateral.

        (L)  "Qualifying Collateral" means First Mortgage Collateral which:
        (i) is eligible as collateral that can be used to support the origination of Advances under the terms and conditions of the Act and the Regulations, and satisfies such other requirements as may be established by the Bank; (ii) is owned by the Member free and clear of any liens, encumbrances or other interests other than the assignment to the Bank hereunder, (iii) has not been in default within the most recent 12-month period excepting only payments which are not past due except as permitted by the Bank's Credit Policy; (iv) relates to residential real property on which is located a one-to-four unit single family dwelling that is covered by fire and hazard insurance in an amount at least sufficient to discharge the mortgage loan in full in case of loss and as to which all real estate taxes are current; (v) has not been classified as substandard, doubtful, or loss by the Member's regulatory authority or its management; and (vi) does not secure an indebtedness on which any director, officer, employee, attorney or agent of the Member of any Federal Home Loan Bank is personally liable unless the acceptance of such Collateral by the Bank has been specifically approved by formal resolution of the Board.

        (M) "Swap Transaction" means an interest rate swap, interest rate cap, floor or collar, currency exchange transaction or similar transaction entered into between the Bank and the Member.

                       ARTICLE II:  ADVANCES AGREEMENT

SECTION 2.01 ADVANCE DOCUMENTATION. The Member may apply for Advances and commitments for Advances by completing and submitting an Application to the Bank or by telephone or other unsigned communication. The Bank may suspend the use of telephonic applications at any time. The terms of each Advance or commitment shall be conclusively established by this Agreement and by either
(i) the Member's Application when such Application is executed by the Bank without any change, or (ii) in the case of an Application received, completed or modified by the Bank pursuant to a telephonic or other unsigned communication from the Member ("telephonic application"), by a Confirmation of Advance generated by the Bank. The Member shall be estopped from asserting any claim or defense with respect to the terms applicable to an Advance or a commitment for an Advance entered into pursuant to a telephonic applicator unless, within two
(2) business days of receipt of the Bank's Confirmation of Advance, the Member delivers to the Bank a written notice specifying the disputed term(s) or condition(s) of the Advance or commitment. Within three (3) business days of the date of the Member's receipt of the Bank's Confirmation of Advance, the Member shall prepare, sign and submit to the Bank a completed Application conforming to such Confirmation of Advance. Upon the request of the Bank, the Member shall sign and deliver to the Bank a promissory note or notes in such form as the Bank may reasonably require evidencing any Advance. Unless otherwise agreed to by the Bank in writing, each Advance shall be made by crediting the Member's demand deposit account(s) with the Bank.

SECTION 2.02 REPAYMENT OF ADVANCES. The Member agrees to repay each Advance in accordance with this Agreement and the terms and conditions of the Application or Confirmation of Advance evidencing such Advance. Interest shall be paid on each Advance at the times specified by the Bank in writing and shall be charged for each day that an Advance is outstanding at the rate applicable to the Advance. The Member shall pay to the Bank, immediately and without demand, interest on any past due principal of and interest on any Advance at an interest rate which is the greater of (i) the rate applicable to such Advance plus one percent (1%) or (ii) the rate in effect and being charged by the Bank from time to time on overdrafts on demand deposit accounts of its Members, but in no event more than any applicable limit set by the Regulations. The Member shall ensure that, on any day on which any payment is due to the Bank with respect to Advances or other Indebtedness, the Member's demand deposit account(s) with the Bank has an available balance in an amount at least equal to the amounts then due and payable to the Bank, and the Member hereby authorizes the Bank to debit the Member's demand deposit account(s) with the Bank for all amounts due and payable with respect to any Advance and for all other amounts due and payable hereunder. In the event that the available balance in the Member's demand deposit account(s) is insufficient to pay such due and payable amounts, the Bank may, without notice to or request from the Member, apply any other deposits, credits, or monies of the Member then in the possession of the Bank to the payment of amounts due and payable. All payments with respect to Advances shall be applied first to any fees or charges applicable thereto and to interest due thereon, in such order as the Bank may determine, and then to any principal amount thereof that is then due and payable.

SECTION 12.03 RIGHT OF BANK TO MAKE ADVANCES WITH RESPECT TO OUTSTANDING COMMITMENTS. In the event that there are one or more outstanding Commitments at the time of an Event of Default under Section 4.01 hereof, the Bank may at its option, and without notice to or request from the Member, make an Advance by crediting a special account of the Member with the Bank in an amount equal to the outstanding Commitments. Amounts credited to such special account shall be utilized by the Bank for the purpose of satisfying the Bank's obligations under such Commitments. When all such obligations have expired or have been satisfied, the Bank shall disburse the balance, if any, in such special account first to the satisfaction of any amounts then due and owing by the Member to the Bank and then to the Member or its successors in interest. Advances made pursuant to this Section 2.03 shall be payable on demand and shall bear interest from the date the same shall be made until paid at the rate in effect and being charged by the Bank from time to time on overdrafts on demand deposit accounts of its members, but in no event more than any applicable limit set by the Regulations.

SECTION 2.04 AMORTIZATION OF ADVANCES. In the event that the Bank determines that the creditworthiness of the Member, as determined from time to time by the Bank, does not meet the requirements of the Bank, the Bank may, without limitation of the Bank's rights upon the occurrence of an Event of Default hereunder, require amortization by means of monthly payments of principal on all or part of the Member's Advances. The Member agrees to begin making such monthly amortization payments, upon thirty (30) days written notice from the Bank, in such monthly amounts as the Bank shall specify in writing. No monthly payment shall exceed ten percent (10%) of the original principal balance of the Advance being amortized. Unless otherwise specified by the Bank in writing to the Member, such monthly amortizing payments shall not extend or modify the maturity date or other scheduled payment dates applicable to the Advance being amortized.

SECTION 3.01 CREATION OF SECURITY INTEREST. As security for all indebtedness, the Member hereby assigns, transfers, and pledges to the Bank, and grants to the Bank a security interest in all of the Capital Stock and First Mortgage Collateral now or hereafter owned by the Member, and all proceeds thereof, provided, however, the First Mortgage Collateral that is encumbered or disposed of by the Member in conformity with the requirements of Section 3.04 (A) hereof shall not be subject to the security interest created hereunder. Without limitation of the foregoing, all property heretofore assigned, transferred or pledged by the Member to the Bank as collateral securing Indebtedness and other obligations of the Member prior to the date hereof is hereby assigned, transferred and pledged to the Bank as Collateral hereunder.

SECTION 3.02 ADDITIONAL COLLATERAL AND DOCUMENTATION; REQUIRED SUBSTITUTION OF "ADVANCES, SPECIFIC COLLATERAL PLEDGE AND SECURITY AGREEMENT". The Member agrees to assign, transfer and pledge Collateral in conformity with the Bank's "Advances, Specific Collateral Pledge and Security Agreement" (i) at any time the Member shall not have assigned, transferred, or pledged to the Bank under this Agreement First Mortgage Collateral which is Qualifying Collateral and which has a Lendable Collateral Value at least equal to the Collateral Maintenance Level or (ii) at any time the Member does not qualify under the Bank's criteria for member eligibility to secure Advances under this Agreement or (iii) if the Bank determines in good faith that the value of the Member's Qualifying Collateral may not be adequately ascertained, or (iv) at any time the Bank deems itself insecure. In addition, the Member agrees to maintain such additional amounts of Collateral (which may be Collateral that is not Qualifying Collateral) as may be required by the Bank in order to protect its security position with respect to outstanding Indebtedness. If the Bank requires the Member to substitute for this Agreement the Bank's "Advances, Specific Collateral Pledge and Security Agreement," the Member must execute that agreement and comply with the requirements of that agreement in all respects. To assure that the Member provides to the Bank Qualifying Collateral with a Lendable Collateral Value at least equal to the Collateral Maintenance Level at all times, the Bank may require, in connection with the substitution of agreements, that the Member make, execute, record, and deliver to the Bank additional agreements, financing statements, notices, assignments, listings, powers, and other documents with respect to such Collateral and the Bank's security interest therein.

SECTION 3.03 MEMBER'S REPRESENTATION AND WARRANTIES CONCERNING COLLATERAL. The Member represents and warrants to the Bank, as of the date hereof and the date of each Advance hereunder, as follows:

        (A) The Member owns and has marketable title to the Collateral and has the right and authority to grant a security interest in the Collateral and to subject all of the Collateral to this Agreement;

        (B) The information given from time to time by the Member as to each item of Collateral is true, accurate and complete in all material respects;

        (C) All the Collateral meets the standards and requirements with respect thereto from time to time established by the Act, the Regulations and the Bank;

        (D) The lien of each mortgage pledged as Collateral hereunder is a first, prior and perfected lien under applicable law;

        (E) The Member has not conveyed or otherwise created, and there does not otherwise exist, any participation interest or other direct, indirect, legal, or beneficial interest in any Collateral on the part of anyone other than the Bank and the Member;

        (F) Except as may be approved in writing by the Bank, no account debtor or other obligor owing any obligation to the Member with respect to any item of First Mortgage Collateral has or will have any defenses, offsetting claims, or other rights affecting the right of the Member or the Bank to enforce such mortgage, mortgage note or promissory obligation, and no defaults (or conditions that, with the passage of time or the giving of notice or both, would constitute a default) exist under any such writings; and

        (G) No part of any real property or interest in real property that is the subject of First Mortgage Collateral which is Qualifying Collateral contains or is subject to the effects of toxic or hazardous materials or other hazardous substances (including those defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601. et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said law(s) the presence of which could subject the Bank to any liability under applicable state or Federal law or local ordinance either at any time that such property is pledged to the Bank or upon the enforcement by the Bank of its security interest therein. The Member hereby agrees to indemnify and hold the Bank harmless against all costs, claims, expenses, damages, and liabilities resulting in any way from the presence or effects of any such toxic or hazardous substances or materials in, on, or under any real property or interest in real property that is subject to or included in the Collateral.

SECTION 3.04  COLLATERAL MAINTENANCE REQUIREMENT.

        (A) The Member shall at all times maintain as Collateral an amount of Qualifying Collateral which has a Lendable Collateral Value that is at least equal to the then current required Collateral Maintenance Level. The Member shall not assign, pledge, transfer, create any security interest in, sell, or otherwise dispose of any Collateral if: (i) such Collateral has been specified or identified pursuant to Section 3.05 hereof or is held by or on behalf of the Bank pursuant to Section 3.06 hereof, or the Bank has otherwise perfected its security interest in such Collateral; or (ii) at the time of or immediately after such action, the Member is not or would not be in compliance with the collateral maintenance requirements of the first sentence of this Section 3.04 (A) or is otherwise in default under this Agreement.

        (B) Except for Collateral delivered pursuant to Section 3.06 hereof, Collateral shall be held by the Member in trust for the benefit of, and subject to the direction and control of, the Bank and will be physically safeguarded by the Member with at least the same degree of care as the Member uses in physically safeguarding its other property. Without limitation of the foregoing, the Member shall take all action necessary or desirable to protect and preserve the Collateral and the Bank's interest therein, including without limitation the maintaining of insurance on property securing First Mortgage Collateral (such policies and certificates of insurance or guaranty relating to such mortgages are herein called "insurance"), the collection of payments under all mortgages and under all insurance, and otherwise assuring that all mortgages are serviced in accordance with the standards of a reasonable and prudent mortgagee.

        (C) If any Collateral that was Qualifying Collateral ceases to be Qualifying Collateral and, after such event, the Member is not or would not be in compliance with the collateral maintenance requirements of the first sentence of this Section 3.04(A), the Member shall promptly notify the Bank in writing of that fact and, if so requested by the Bank, of the reason that the Collateral has ceased to be Qualifying Collateral. If such Collateral was specified or identified pursuant to
        Section 3.05 hereof, or delivered to the Bank pursuant to Section 3.06 hereof, the Member shall promptly specify, identify, or deliver, as the case may be, other Qualifying Collateral having at least the same Lendable Collateral Value as the Collateral so requested to be withdrawn.

        (D) The Bank may review the form and sufficiency of all documents pertaining to the Collateral. Such documents must be satisfactory to the Bank and, if not, such Collateral may not be acceptable as Qualifying Collateral or may have a Lendable Collateral Value applied thereto that is less than the Lendable Collateral Value otherwise applicable under the Bank's Credit Policy, as the Bank may specify. The Bank may require that the Member make any or all documents pertaining to the Collateral available to the Bank for its inspection and approval.

SECTION 3.05 SPECIFICATION AND IDENTIFICATION OF COLLATERAL.



     (A) Upon the Bank's written or oral request, or at such times as shall be necessary to satisfy the requirements of the Bank, or promptly, at any time that the Member becomes subject to any mandatory collateral specification requirements that may be established in writing by the Bank and in any case from time to time thereafter until such time as may be agreed upon by the Bank in writing, the Member shall deliver to the Bank a status report and accompanying schedules, all in the form(s) prescribed by the Bank, specifying and describing the First Mortgage Collateral that is certified by the Member to be Qualifying Collateral.

     (B) The Member shall hold each set of First Mortgage Documents which is a part of such specified Collateral in a separate file folder with each file folder clearly labeled with the loan identification number and the name of the borrower(s). Each such file folder shall be clearly marked or stamped with the statement: "The Deed of Trust/Mortgage and Note Relating to This Loan Have Been Assigned to the Federal Home Loan Bank of Atlanta." If so requested by the Bank, the Member shall physically segregate any First Mortgage Collateral specified in each status report delivered pursuant to subsection (A) of this Section 3.05 from all other property of the Member in a manner satisfactory to the Bank.


SECTION 3.06 DELIVERY OF COLLATERAL.


     (A) Upon the Bank's written or oral request, or promptly at any time that the Member becomes subject to any mandatory collateral delivery requirements that may be established in writing by the Bank, and until such time as may be agreed upon by the Bank in writing, the Member shall deliver to the Bank, or to a custodian designated by the Bank, such First Mortgage Collateral as may be necessary so that the Lendable Collateral Value of Qualifying Collateral held by the Bank, or such custodian, meets or exceeds the Collateral Maintenance Level at all times. Collateral delivered to the Bank shall be endorsed or assigned, as appropriate, in recordable form by the Member of the Bank, as specified by the Bank. Unless otherwise indicated by the Bank, such endorsements or assignments may be in blanket form provided that there shall be separate endorsements and assignments for each county or recording district in which the real property covered by an item of First Mortgage Collateral is located. The Member need only deliver the First Mortgage Documents relating to the First Mortgage Collateral delivered hereunder together with recordable assignments of the mortgages, unless otherwise directed by the Bank. Concurrently with the initial delivery of Collateral, the Member shall deliver to the Bank a status report and accompanying schedules, all in the form(s) prescribed by the Bank, specifying and described the Collateral held by the Bank or its custodian and certifying that such Collateral is Qualifying Collateral.

     (B) The Member agrees to pay to the Bank such reasonable fees and charges as may be assessed by the Bank to cover the Bank's overhead and other costs relating to the receipt, holding, redelivery and reassignment of Collateral and to reimburse the Bank upon request for all recording fees and other reasonable expenses, disbursements and advances incurred or made by the Bank in connection therewith (including the reasonable compensation and the expenses and disbursements of any custodian, consultant or appraiser that may be appointed by the Bank hereunder, and the agents and legal counsel of the Bank and of such custodian).

     (C) The Member shall, upon request of the Bank, immediately take such other actions as the Bank shall deem necessary or appropriate to perfect the Bank's security interest in the Collateral or otherwise to obtain, preserve, protect, enforce or collect the Collateral or the proceeds thereof.

SECTION 3.07 WITHDRAW OF COLLATERAL. Upon receipt by the Bank of writings in the form specified by the Bank constituting (i) a request from the Member for the withdrawal of Collateral which has been specified of identified pursuant to
Section 3.05 hereof or has been delivered pursuant to Section 3.06 hereof, or as to which the Bank has otherwise perfected its security interest, (ii) a detailed listing of the Collateral to be withdrawn, and (iii) a certificate of a responsible officer of the Member certifying as to the Qualifying Collateral that is specified and identified by the Member or held be the Bank, as appropriate, after such withdrawal, and upon the Bank's determination that the Lendable Collateral Value of the remaining Qualifying Collateral is not less than the current required Collateral Maintenance Level, the Bank shall promptly redeliver, release or reassign to the Member the Collateral specified in the Member's listing of the Collateral to be withdrawn, provided that the Collateral requested to be withdrawn is not required by the Bank to be maintained as additional Collateral. Notwithstanding anything to the contrary herein contained, while an Event of Default hereunder shall have occurred and be continuing, or at any time that the Bank reasonably and in good faith deems itself insecure, the Member may not obtain any such withdrawal.


SECTION 3.08 REPORTS; COLLATERAL AUDITS; ACCESS.

        (A) The Member shall furnish to the Bank annually, and at such other times as the Bank may request, an audit report with respect to the Member's Collateral and Qualifying Collateral, prepared by the Member's external auditor and in form and substance acceptable to the Bank, and such financial reports and other information relating to the Member's financial condition as the Bank may reasonably request.

        (B) The Member shall furnish to the Bank at such times as the Bank may request, or as necessary to satisfy the requirements of the Bank, a status report to the Member's Collateral prepared by the Member in form and substance acceptable to the Bank, and as of a date within two weeks of the report due date. The status report shall be a written report covering such matters regarding the Collateral as the Bank may require, including listings of mortgages and unpaid principal balances thereof and certifications concerning the status of payments on mortgages and of taxes and insurance on property securing mortgages.

        (C) If so requested by the Bank, the Member shall promptly report to the Bank any event which reduces the principal balance of any mortgage or other item of Collateral by five percent (5%) or more, whether by prepayment, foreclosure sale, insurance or guaranty payment or otherwise.

        (D) The Member shall give the Bank access at all reasonable times to Collateral in the Member's possession and to the Member's books and records of account relating to such Collateral, for the purpose of the Bank's examining, verifying or reconciling the Collateral and the Member's reports to the Bank thereon.

        (E) If the Member becomes aware or has reason to believe that the Lendable Collateral Value of the Member's Qualifying Collateral has fallen below the Collateral Maintenance Level, or that a contingency exists which with the lapse of time could result in the Member failing to meet the Collateral Maintenance Level, the Member shall immediately notify the Bank.

        (F) All Collateral and any matters relating thereto shall be subject to audit and verification by or on behalf of the Bank. Such audits and verifications may occur without notice during the Member's normal business hours or upon reasonable notice at such other times as the Bank may reasonably request. The Member shall provide access to, and shall make adequate working facilities available to, the representatives or agents of the Bank for purposes of such audits. Reasonable fees and charges may be assessed to the Member by the Bank to cover overhead and other costs relating to such audit and verification.

        (G) Notwithstanding anything to the contrary, the Member shall be solely responsible for the accuracy and adequacy of all information and data in such audit or status report (or other writing specifying and describing any Collateral) submitted to the Bank, regardless of the form in which submitted. The Bank shall have no duty to make any independent examination of or calculation with respect to the information submitted in an audit or status report (or in any written schedule that may be submitted by the Member) and, without limiting the generality of the foregoing, the Bank makes no representation or warranty as to the validity, accuracy, or completeness of any information contained in any written records of the Bank concerning, or of any response to, such audit or status report.

SECTION 3.09 ADDITIONAL DOCUMENTATION. The Member shall make, execute, record and deliver to the Bank such financing statements, notices, assignments, listings, powers, and other documents with respect to the Collateral and the Bank's security interest therein and in such form as the Bank may reasonable require.

SECTION 3.10 BANK'S RESPONSIBILITIES AS TO COLLATERAL. The Bank's duty as to the Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral in its possession, which shall not include any steps necessary to preserve rights against prior parties nor the duty to send notices, perform services, or take any action in connection with the management of the Collateral. The Bank shall not have any responsibility or liability for the form, sufficiency, correctness, genuineness or legal effect of any instrument or document constituting a part of the Collateral, or any signature thereon or the description or misdescription, or value of property represented, or purported to be represented, by any such document or instrument. The Member agrees that any and all Collateral may be removed by the Bank from the state or location where situated, and may be subsequently dealt with by the Bank as provided in this Agreement.

SECTION 3.11 BANK'S RIGHTS AS TO COLLATERAL; POWER OF ATTORNEY. At any time or times, at the expense of the Member, the Bank may in its discretion, before or after the occurrence of an Event of Default as defined in Section 4.01 hereof, in its own name or in the name of its nominee or of the Member, do any or all things and take any and all actions that are pertinent to the protection of the Bank's interest hereunder and are lawful under the laws of the State of Georgia, including, but not limited to, the following:

        (A) Terminate any consent given hereunder;

        (B) Notify obligors on any Collateral to make payments thereon directly to the Bank;

        (C) Endorse any Collateral in the Member's name;

        (D) Enter into any extension, compromise, settlement, or other agreement relating to or affecting any Collateral;

        (E) Take any action the Member is required to take or which is otherwise reasonably necessary to (1) sign and record a financing statement or otherwise perfect a security interest in any or all of the Collateral or
        (2) to obtain, preserve, enforce or collect the Collateral;

        (F) Take control of any funds or other proceeds generated by the Collateral and use the same to reduce indebtedness as it becomes due; and

        (g) Cause the Collateral to be transferred to its name or the name of its nominee.

The Member hereby appoints the Bank as its true and lawful attorney, for and on behalf of the Member and in its name, place and stead, to prepare, execute and record endorsements and assignments to the Bank of all or any item of Collateral, giving or granting to the Bank, as such attorney, full power and authority to do or perform every lawful act necessary or proper in connection therewith as fully as the Member might or could do. The Member hereby ratifies and confirms all that the Bank shall lawfully do or cause to be done by virtue of this special power of attorney. This special power of attorney is granted for a period commencing on the date hereof and continuing until the discharge of all indebtedness and all obligations of the Member hereunder regardless of any default by the Member, is coupled with an interest, and is irrevocable for the period granted.

SECTION 3.12 SUBORDINATION OF OTHER LOANS TO FIRST MORTGAGE COLLATERAL. The Member hereby agrees that all mortgage notes which are part of the First Mortgage Collateral ("pledged notes") shall have priority in right and remedy over any other loans, whenever made, and, however evidenced, which are also secured by the mortgages or security agreements securing the pledged notes.
The pledged notes shall be satisfied out of the property (or proceeds thereof) covered by such mortgages or security agreements before any payment is made on the loans which are not part of the Collateral. To this end, the Member hereby subordinates the lien of such mortgages and security agreements with respect to such other loans to the lien of such mortgages and security agreements with respect to the pledged notes. The Member further agrees to retain possession of all notes or other instruments evidencing such other loans and not to pledge, assign, or transfer the same, except insofar as such other loans may be pledged to the Bank as part of the Collateral.

SECTION 3.13 PROCEEDS OF COLLATERAL. The Member, as the Bank's agent, shall collect all payments when due on all Collateral. If the Bank so requires, the Member shall hold such collections separate from its other monies in on or more designated cash collateral accounts maintained at the Bank and apply them to the reduction of indebtedness as it becomes due; otherwise, the Bank consents to the Member's use and disposition of all such collections.

                       ARTICLE IV:  DEFAULT; REMEDIES

SECTION 4.01 EVENTS OF DEFAULT; ACCELERATION. Upon the occurrence of any of the following events or conditions of default ("Event of Default"), the Bank may at its option, by a notice to the Member, declare all or any part(s) of the indebtedness and accrued interest thereon, including any prepayment fees or charges which are applicable to any Advance, to be immediately due and payable without presentment, demand, protest, or any further notice:

        (A) Failure of the Member to pay when due any interest on or principal of any Advance; or

        (B) Failure of the Member to perform any promise or obligation or to satisfy any condition or liability contained herein, in any Application, in any Confirmation of Advance or in any other agreement to which the Member and the Bank are parties; or

        (C) Evidence coming to the attention of the Bank that any representations, statements, or warranties made or furnished in any manner to the Bank by or on behalf of the Member in connection with any Advance or Swap Transaction, any specification or description of Qualifying Collateral or any report or certification concerning the status, value, or principal balance of any item of Collateral was false in any material respect when made or furnished; or

        (D) Failure of the Member to maintain adequate Qualifying Collateral free of any encumbrances or claims as required herein; or

     (E) The issuance of any tax, levy, seizure, attachment, garnishments, levy of execution, or other process with respect to the Collateral; or

     (F) Any suspension of payment by the Member to any creditor of sums due or the occurrence of any event which results in another creditor having the right to accelerate the maturity of any indebtedness of the Member under any security agreement, indenture, loan agreement, or comparable undertaking; or

     (G) Appointment of a conservator, receiver, or similar official for the Member or any subsidiary of the Member, of the Member's property, entry of a judgment or decree adjudicating the Member or any subsidiary of the Member's insolvent or bankrupt or any assignment by the Member or any subsidiary of the Member for benefit of creditors; or

     (H) Sale by the Member of all or a material part of the Member's assets or the taking of any other action by the Member to liquidate or dissolve; or

     (I) Termination for any reason of the Member's membership in the Bank, or the Member's ceasing to be a type of entity that is eligible under the Act to become a member of the Bank; or

     (J) Merger, consolidation or other combination of the Member with an entity which is not a member of the Bank if the nonmember entity is the surviving entity; or

     (K) With respect to Advances made pursuant to Section 11(g)(4) of the Act, if the creditor liabilities of the Member, excepting liabilities to the Bank, are increased in any manner to an amount exceeding five percent (5%) of the Member's net assets; or

     (L) The Bank reasonably and in good faith determines that a material adverse change has occurred in the financial condition of the Member from that disclosed at the time of the making of any Advance or from the condition of the Member as theretofore most recently disclosed to the Bank.

SECTION 4.02 REMEDIES. Upon the occurrence of any Event of Default, the Bank shall have all of the rights and remedies provided by applicable law which shall include, but not be limited to, all of the remedies of a secured party under the Uniform Commercial Code as in effect in the State of Georgia. In addition, the Bank may take immediate possession of any of the Collateral or any part thereof wherever the same may be found. The Bank may sell, assign and deliver the Collateral or any part thereof at public or private sale for such price as the Bank deems appropriate without any liability for any loss due to
decrease in the market value of the Collateral during the period held.   The
Bank shall have the right to purchase all or part of the Collateral at such sale. If the Collateral includes insurance or securities which will be redeemed by the issuer upon surrender, or any accounts or deposits in the possession of the Bank, the Bank may realize upon such Collateral without notice to the Member. If any notification of intended disposition of any of the Collateral is required by applicable law, such notification shall be deemed reasonable and properly given if given as provided by applicable law or in accordance with Section 5.06 hereof at least 5 days before any such disposition. The proceeds of any sale shall be applied in the order that the Bank, in its sole discretion, may choose. The Member agrees to pay all the costs and expenses of the Bank in the collection of the indebtedness and enforcement of the Bank's rights and remedies in case of default, including, without limitation, reasonable attorney's fees. The Bank shall, to the extent required by law apply, any surplus, after (i) payment of the Indebtedness, (ii) provision for repayment to the Bank of any amounts to be paid or advanced under Outstanding Commitments, and (iii) payment of all costs of collection and enforcement, to the claims of the person(s) legally entitled thereto, with any remaining surplus paid to the Member. The Member shall be liable to the Bank for any deficiency remaining.

SECTION 4.03 PAYMENT OF PREPAYMENT CHARGES. Any prepayment fees or charges applicable to an Advance shall be payable at the time of any voluntary payment or involuntary payment of all or part of the principal of such Advance prior to the originally scheduled maturity thereof, including without limitation payments that are made as a part of a liquidation of the Member or that become due by operation of law or as a result of an acceleration pursuant to Section
4.01 hereof, whether such payment is made by the Member, by a conservator, receiver, liquidator or trustee of or for the Member, or by any successor to or any assignee of the Member.


                           ARTICLE V: MISCELLANEOUS


SECTION 5.01 GENERAL REPRESENTATIONS AND WARRANTIES BY THE MEMBER. The Member hereby represents and warrants that, as of the date hereof and the date of each Advance hereunder:

     (A) The Member is not, and neither the execution of nor the performance of any of the transactions or obligations of the Member under this Agreement shall, with the passage of time, the giving of notice or otherwise, cause the Member to be: (i) in violation of its charter or articles of incorporation, by-laws, the Act or the Regulations, any other law or administrative regulation, or any court decree; or (ii) in default under or in breach of any material indenture, contract or other instrument or agreement to which the Member is a party of or by which it or any of its property is bound.

     (B) The Member has full corporate power and authority and has received all corporate and governmental authorizations and approvals (including without limitation those required under the Act and the Regulations) as may be required to enter into and perform its obligations under this Agreement, to borrow each Advance and to obtain each commitment for Advance.

     (C) The information given by the Member in any document provided, or in any oral statement made, in connection with an application or request for an Advance or commitment for Advance, is true, accurate and complete in all material aspects.


SECTION 5.02 ASSIGNMENT. The Bank may assign or negotiate to any other Federal Home Loan Bank or to any other person or entity, with or without recourse, any Indebtedness of the Member or participations therein, and the Bank may assign or transfer all or any part of the Bank's right, title, and interest in and to this Agreement and may assign and deliver the whole or any part of the Collateral to the transferee, which shall succeed to all the powers and rights of the Bank in respect thereof, and the Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility with respect to the transferred Collateral. The Member may not assign or transfer any of its rights or obligations hereunder without the express prior written consent of the Bank.


SECTION 5.03 DISCRETION OF THE BANK TO GRANT OR DENY ADVANCES. Nothing contained herein or in any documents describing or setting forth the Bank's credit program and credit policies shall be construed as an agreement or commitment on the part of the Bank to grant Advances or extend commitments for Advances hereunder, the right and power of the Bank in its discretion to either grant or deny an Advance or commitment for an Advance requested hereunder being expressly reserved. The determination by the Bank of Lendable Collateral Value shall not constitute a determination by the Bank that the Member may obtain Advances or commitments for Advances in amounts up to such Lendable Collateral Value.

SECTION 5.04 AMENDMENT; WAIVERS. No modification, amendment or waiver of any provision of this Agreement or consent to any departure therefrom shall be effective unless in a writing executed by a responsible officer of the party against whom such change is asserted and shall be effective only in the specific instance and for the purpose of which given. No notice to or demand on the Member in any case shall entitle the Member to any other or further notice or demand in the same, or similar or other circumstances. Any forbearance, failure or delay by the Bank in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by the Bank of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of the Bank shall continue in full force and effect until specifically waived by the Bank in writing.

SECTION 5.05 JURISDICTION; LEGAL FEES. In any action or proceeding brought by the Bank or the Member in order to enforce any right or remedy under this Agreement, the parties hereby consent to, and agree that they will submit to, the jurisdiction of the United Stated District Court for the Northern District of Georgia or, if such action or proceeding may not be brought in Federal court, the jurisdiction of the courts of the State of Georgia located in the City of Atlanta. The Member agrees that if any action or proceeding is brought by the Member seeking to obtain any legal or equitable relief against the Bank under or arising out of this Agreement or any transaction contemplated hereby and such relief is not granted by the final decision, after any and all appeals, of a court of competent jurisdiction, the Member will pay all attorney's fees and other costs incurred by the Bank in connection therewith.

SECTION 5.06 NOTICES. Except as provided in the last sentence of this Section, any written notice, advice, request, consent or direction given, made or withdrawn pursuant to this Agreement shall be either in writing or transmitted electronically and reproduced mechanically by the addressee, and shall be given by first class mail, postage prepaid, by telecopy or other facsimile transmission, or by private courier or delivery service. All non-oral notices shall be deemed given when actually received at the principal office of the Bank or the Member, as appropriate. All notices shall be designated to the attention of an office or section of the Bank or of the Member if the Bank or the Member has made a request for the notice to be so addressed. Any notice by the Bank to the Member pursuant to Sections 3.05 or 3.06 hereof may be oral and shall be deemed to have been duly given to and received by the Member at the time of the oral communication.

SECTION 5.07 SIGNATURES OF MEMBER. For purposes of this Agreement, documents shall be deemed signed by the Member when a signature of an authorized signatory or any authorized facsimile thereof appears on the document. The Bank may rely on any signature or facsimile thereof which reasonably appears to the Bank to be the signature of an authorized person, including signatures appearing on documents transmitted electronically to and reproduced mechanically at the Bank. The Secretary or an Assistant Secretary of the Member shall from time to time certify to the Bank on forms provided by the Bank the names and specimen signatures of the persons authorized to apply on behalf of the Member to the Bank for Advances and commitments for Advances and otherwise act for and on behalf of the Member in accordance with this Agreement. Such certifications are incorporated herein and made a part of this Agreement and shall continue in effect until expressly revoked in writing by the Member notwithstanding that subsequent certifications may authorize additional persons to act for and on behalf of the Member.

SECTION 5.08 APPLICABLE LAW; SEVERABILITY. In addition to the terms and conditions specifically set forth herein and in any application or confirmation of Advance between the Bank and the Member, this Agreement and all Advances and all commitments for Advances shall be governed by the statutory and common law of the United States and, to the extent Federal law incorporates or defers to state law, the laws (exclusive of the choice of law provisions) of the State of Georgia. Notwithstanding the foregoing, the Uniform Commercial Code as in effect in the State of Georgia shall be deemed applicable to this Agreement and to any Advance hereunder and shall govern the attachment and perfection of any security interest granted hereunder. In the event that any portion of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of this Agreement which can be given effect without the conflicting provision, and to this end the provisions of this Agreement are declared to be severable.

SECTION 5.09 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Member and the Bank.

SECTION 5.10 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior agreements between such parties which relate to such subject matter. Notwithstanding the above, rates of interest, repayment schedules, and fees and other charges applicable to Advances and commitments for Advances made by the Bank to the Member prior to the execution of this Agreement shall continue to be governed exclusively by the terms of the prior agreements pursuant to which such Advances and commitments for Advances were made, provided, however, Section 4.03 hereof shall apply to all Advances.

        WITNESS WHEREOF, Member and Bank have caused this Agreement to be signed in their names by their duly authorized officers as of the date first above mentioned.

Suncoast Savings and Loan Association, FSA
-------------------------------------------------------------------------------
                       (Full Corporate Name of Member)




By: /s/ Richard L. Browdy          Richard L. Browdy, Exec. Vice President/CFO
    ----------------------------   -------------------------------------
       (Authorized Signature)         (Typed Name and Title of Signer)


By: /s/ Edward T. Kirchmier        Edward T. Kirchmier, Sr. Vice President
    ----------------------------   -------------------------------------
       (Authorized Signature)         (Typed Name and Title of Signer)







             (SEAL)







FEDERAL HOME LOAN BANK OF ATLANTA
                                           SENIOR VICE PRESIDENT
                                          AND CHIEF CREDIT OFFICER


By: /s/ Carol Jackson
    -----------------------------        -------------------------------
        (Authorized Officer)                       (Title)


                                              VICE PRESIDENT AND
By: /s/ William C. B???                  DIRECTOR OF COLLATERAL SERVICES
    -----------------------------        -------------------------------
        (Authorized Officer)                       (Title)

                      FEDERAL HOME LOAN BANK OF ATLANTA

                            MEMBER ACKNOWLEDGEMENT
                               AND NOTARIZATION





STATE OF Florida                }
                                }  ss:
County of Broward               }


        On this 18th day of January, 1996, before me personally came Richard L. Browdy and Edward T. Kirchmier, to me known, who, being by me duly sworn, did depose and state that they are the Exec. Vice president/CFO and Sr. Vice President/Controller of said Member; the Member described in and which executed the above instrument; that they know the seal of said Member; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors or other governing body of said Member; and that they signed their names thereto by order of the Board of Directors or other governing body of said Member and that said Richard L. Browdy and Edward
T. Kirchmier acknowledged the execution of said instrument to be the voluntary act and deed of said Member.





/s/ Rita O. Occhionero                                  (SEAL)
--------------------------------------
      Notary Public Signatures

Notary Public in and
for the State of Florida

My commission expires:  12/18/97
                        ------------

                                EXHIBIT 11.1

            SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
      COMPUTATION OF SHARES USED FOR EARNINGS PER SHARE CALCULATION


                                                                                    Years Ended June 30,
                                                                  -----------------------------------------------------
                                                                     1996                  1995                 1994
                                                                  ----------            ----------           ----------
Primary:

Average shares outstanding                                         1,989,616            1,940,275             1,903,571
Net effect of dilutive stock options                                 147,711                  -                 201,787
                                                                  ----------           ----------            ----------

Total                                                              2,137,327            1,940,275             2,105,358
                                                                  ==========           ==========            ==========

Net income                                                        $2,402,252           $  601,437            $2,102,502
Preferred stock dividends                                          1,104,000            1,104,000               779,976
                                                                  ----------           ----------            ----------

Earnings (loss) available to common stockholders                  $1,298,252           $ (502,563)           $1,322,526
                                                                  ==========           ==========            ==========

Per share amount                                                  $     0.61           $    (0.26)           $     0.63
                                                                  ==========           ==========            ==========



Fully Diluted:

Average shares outstanding                                         1,989,616            1,940,275             1,903,571
Net effect of dilutive stock options                                 148,714              175,782               211,789
Conversion of convertible preferred stock                          1,536,400            1,536,400             1,473,260
                                                                  ----------           ----------            ----------

Total                                                              3,674,730            3,652,457             3,588,620
                                                                  ==========           ==========            ==========

Net income                                                        $2,402,252           $  601,437            $2,102,502
                                                                  ==========           ==========            ==========

Per share amount                                                  $     0.61                  *              $     0.59
                                                                  ==========           ==========            ==========




*  Ommitted due to anit-dilution.




















                              EXHIBIT 11.1

                                 EXHIBIT 21.1

                        Subsidiaries of the Registrant
                        ------------------------------

                             SCG Mortgage Corporation
                             4000 Hollywood Boulevard
                             Hollywood, Florida 33021
                             Incorporated in the State of Delaware

                             Suncoast Finance Corporation
                             Corporation Trust Center
                             4000 Hollywood Boulevard
                             Hollywood, Florida
                             Incorporated in the State of Delaware

                             Suncoast Management Corporation
                             Corporation Trust Center
                             4000 Hollywood Boulevard
                             Hollywood, Florida
                             Incorporated in the State of Delaware

                             SCS Ventures, Incorporated
                             4000 Hollywood Boulevard
                             Hollywood, Florida
                             Incorporated in the State of Florida

                             SCG Holdings, Inc.
                             4000 Hollywood Boulevard
                             Hollywood, Florida
                             Incorporated in the State of Florida